                                                                    EXHIBIT 99.1
                     IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                              FORT WORTH DIVISION


--------------------------------------------------------
                                                         )
In re                                                    )     Chapter 11 Case
                                                         )
MIRANT CORPORATION, et al.,                              )     Case No. 03-46590 (DML)
                                                         )     Jointly Administered
                        Debtors.                         )
                                                         )
                                                         )
--------------------------------------------------------

--------------------------------------------------------------------------------

               FIRST AMENDED DISCLOSURE STATEMENT RELATING TO THE
         DEBTORS' FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

--------------------------------------------------------------------------------

Dated: March 25, 2005                           WHITE & CASE LLP
                                                Thomas E Lauria
                                                Wachovia Financial Center
                                                200 South Biscayne Blvd., Suite 4900
                                                Miami, FL 33131
                                                (305) 371-2700

                                                HAYNES AND BOONE
                                                Robin Phelan
                                                901 Main Street, Suite 3100
                                                Dallas, TX 75202
                                                (214) 651-5000

                                                ATTORNEYS FOR THE DEBTORS AND
                                                DEBTORS-IN-POSSESSION

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
I.     INTRODUCTION..........................................................    2
II.    NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS......................    2
III.   EXPLANATION OF CHAPTER 11.............................................    4
       A.   Overview of Chapter 11...........................................    4
       B.   Plan of Reorganization...........................................    5
       C.   Confirmation of a Plan of Reorganization.........................    5
IV.    OVERVIEW OF THE PLAN..................................................    6
       A.   Summary of the Terms of the Plan.................................    6
       B.   Summary of Distributions Under the Plan..........................    9
V.     GENERAL INFORMATION...................................................   14
       A.   The Businesses of Mirant.........................................   15
            1.   The North American Business.................................   15
            2.   The International Business..................................   31
       B.   Employees........................................................   35
       C.   Existing Financing Transactions of the Debtors...................   36
            1.   Mirant......................................................   36
            2.   MAG.........................................................   37
            3.   MAEM........................................................   37
            4.   Mirant Americas Development Capital, LLC....................   37
            5.   West Georgia................................................   38
            6.   MIRMA.......................................................   38
       D.   History of Mirant Corporation and Events Precipitating the          38
            Reorganization Cases.............................................
            1.   Formation, Initial Public Offering and Spin-Off.............   38
            2.   Financial Crisis in the U.S. Power Industry.................   39
            3.   Credit Rating Downgrades, Financing Issues and Accounting
                 Issues......................................................   40
            4.   Unsuccessful Out-of-Court Restructuring and Exchange
                 Offers......................................................   42
VI.    CERTAIN AFFILIATE TRANSACTIONS........................................   42
       A.   Overview.........................................................   42
       B.   Material Intercompany Transactions and Relationships Among the      43
            Debtors..........................................................
            1.   Intercompany Relationships Involving Mirant Services........   43
            2.   Intercompany Relationships Involving MAEM...................   44
            3.   Consolidated Cash Management System.........................   45
            4.   Credit and Capital Support..................................   45
            5.   Dividends and Capital Transactions..........................   46
            6.   Intercompany Loans and Advances.............................   46
            7.   Intercompany Loans by MAG...................................   47
            8.   Purchase of Mid-Atlantic Generation Assets..................   47
            9.   Recapitalization of Intercompany Debt.......................   48
            10.  MAI/New England Note........................................   48
            11.  Common Asset Management.....................................   48

                                                                               PAGE
                                                                               ----
       C.   Potential Claims and Remedies....................................   49
            1.   Substantive Consolidation...................................   49
            2.   Fraudulent Conveyances and Preferences......................   49
            3.   Equitable Subordination and Recharacterization..............   50
            4.   Treatment of Intercompany Claims under the Plan.............   50
VII.   SELECTED FINANCIAL INFORMATION........................................   51
       A.   Annual Financial Information for Mirant..........................   51
       B.   Financial Statements for Mirant..................................   51
VIII.  FINANCIAL PROJECTIONS AND ASSUMPTIONS.................................   55
       A.   Purpose and Objectives...........................................   55
       B.   Projected Consolidated Financial Statements......................   55
       C.   Summary of Significant Assumptions...............................   56
            1.   Effective Date and Plan Terms...............................   56
            2.   North America...............................................   56
            3.   Philippines.................................................   59
            4.   Caribbean...................................................   60
            5.   Corporate Overhead..........................................   60
            6.   Operating Expenses..........................................   61
            7.   Operating Performance Initiative............................   61
            8.   Collateral and Liquidity Needs..............................   61
            9.   Income Taxes................................................   62
            10.  Capital Expenditures and Depreciation.......................   62
            11.  Reorganization Costs........................................   62
            12.  Interest Expense............................................   62
            13.  Financing Activities........................................   62
            14.  Reinstated MAG Debt.........................................   62
            15.  No Dividend Assumption......................................   63
            16.  Credit Support..............................................   63
            17.  2001 MAG Long-Term Notes Refinancing........................   63
       D.   Consolidated Pro Forma Statement of Financial Position...........   63
            1.   Discussion..................................................   63
            2.   Notes to Consolidated Pro Forma Statement of Financial
                 Position....................................................   64
IX.    VALUATION.............................................................   64
       A.   Valuations Performed.............................................   64
       B.   Methodology -- Reorganization Value..............................   64
       C.   Methodology -- Equity Value......................................   65
X.     THE REORGANIZATION CASES..............................................   66
       A.   Commencement of the Chapter 11 Cases.............................   66
       B.   Continuation of Business after the Petition Date.................   66
            1.   Counterparty Assurance Program..............................   66
            2.   DIP Credit Facility.........................................   66
            3.   Employee-Related Matters....................................   67
            4.   Maintenance of Utility Services.............................   67
            5.   Joint Administration........................................   68

                                                                               PAGE
                                                                               ----
            6.   Notice......................................................   68
            7.   Extension of Time to File Schedules.........................   68
            8.   Cash Management.............................................   68
            9.   Payment of Prepetition Trust Fund Taxes and Governmental
                 Fees........................................................   68
            10.  Critical Vendors............................................   69
            11.  Retention of Ordinary Course Professionals..................   69
            12.  Interim Compensation and Reimbursement of Professionals and
                 Committee Members...........................................   69
            13.  Procedures for Release of Firm Capacity.....................   69
            14.  Complex Chapter 11 Bankruptcy Case Treatment................   70
            15.  Continued Trading Order.....................................   70
            16.  Trading Contract Settlement Protocol........................   70
       C.   Representation of the Debtors....................................   70
       D.   Formation and Representation of the Creditors' Committee.........   71
            1.   Committee of Unsecured Creditors for Mirant Corporation.....   71
            2.   Committee of Unsecured Creditors for Mirant Americas
                 Generation..................................................   71
            3.   Committee of Equity Securities Holders of Mirant
                 Corporation.................................................   72
       E.   Matters Relating to Unexpired Leases and Executory Contracts.....   72
            1.   Procedures for the Rejection of Executory Contracts.........   72
            2.   Contract Review Process and Actions to Compel Assumption or
                 Rejection of Executory Contracts or Unexpired Leases........   72
       F.   Exclusivity Periods..............................................   73
       G.   Schedules........................................................   74
       H.   The Automatic Stay...............................................   74
       I.   Risk Management Policy...........................................   74
       J.   Appointment of Examiner..........................................   74
       K.   Professional Fee Committee.......................................   74
       L.   Intercompany Issues..............................................   75
       M.   Material Asset Sales.............................................   75
            1.   Coyote Springs..............................................   75
            2.   Turbine Sales...............................................   75
            3.   Wrightsville................................................   75
            4.   Birchwood...................................................   76
       N.   Letter of Credit Extensions......................................   76
       O.   Canadian Filing..................................................   77
       P.   Key Employee Retention Plan......................................   77
       Q.   Global Resolution of Employee Issues.............................   77
       R.   Claims Objection Procedures......................................   78
       S.   Claims Estimation Procedures.....................................   78
       T.   MIRMA Leases.....................................................   78
       U.   Equity Committee Motion and Complaint to Compel a Shareholders'     78
            Meeting..........................................................

                                                                               PAGE
                                                                               ----
XI.    MATERIAL CLAIMS, LITIGATION AND INVESTIGATIONS........................   78
       A.   Overview Of Estate Claims And Liabilities........................   78
       B.   Procedures for Resolving Claims..................................   79
            1.   Claims Objection Procedures.................................   79
            2.   Claims Estimation Procedures................................   79
       C.   Description of Claims............................................   80
            1.   Status of Aggregate Summary of Disputed, Material Claims....   80
            2.   Resolved Disputed Material Claims...........................   80
       D.   Detailed Description Of Material Claims..........................   83
            1.   Resolved Disputed Material Claims...........................   83
            2.   Unresolved Disputed Material Claims.........................   94
            3.   Environmental Liabilities...................................  100
            4.   Western Ratepayer Litigation................................  103
            5.   Shareholder-Bondholder Litigation...........................  106
       E.   Disputed Claims With Associated Estate Causes of Action..........  109
            1.   NY Tax -- New York Real Property Tax Litigation.............  109
            2.   Southern Company Investigation..............................  110
            3.   MIRMA Leases/Litigation.....................................  111
            4.   Pepco Litigation............................................  116
            5.   SMECO -- Southern Maryland Electric Cooperative.............  119
       F.   Other Estate Claims..............................................  120
XII.   THE CHAPTER 11 PLAN...................................................  120
       A.   Introduction.....................................................  120
       B.   Substantive Consolidation of the Debtors.........................  120
            1.   Consolidated Debtor Groups..................................  120
            2.   Substantive Consolidation in General........................  120
            3.   The Debtors Meet the Criteria for Substantive
                 Consolidation...............................................  121
       C.   General Description of the Treatment of Claims and Equity          123
            Interests........................................................
            1.   Administrative Claims and Priority Tax Claims...............  123
            2.   Treatment of Administrative Claims..........................  123
            3.   Allowed Tax Claims..........................................  124
            4.   Classified Claims and Equity Interests......................  124
            5.   Separate Classification of Certain Claims...................  125
            6.   Separate Classification of Certain MAG Claims...............  125
       D.   Provisions for Treatment of Consolidated Mirant Debtor Claims and  126
            Equity Interests.................................................
            1.   Consolidated Mirant Debtor Class 1 -- Priority Claims.......  126
            2.   Consolidated Mirant Debtor Class 2 -- Secured Claims........  126
            3.   Consolidated Mirant Debtor Class 3 -- California Party
                 Secured Claims..............................................  127
            4.   Consolidated Mirant Debtor Class 4 -- Unsecured Claims......  127
            5.   Consolidated Mirant Debtor Class 5 -- Convenience Claims....  128
            6.   Consolidated Mirant Debtor Class 6 -- Equity Interests......  128
       E.   Treatment of Consolidated MAG Debtor Claims and Equity             128
            Interests........................................................
            1.   Consolidated MAG Debtor Class 1 -- Priority Claims..........  128
            2.   Consolidated MAG Debtor Class 2 -- Secured Claims...........  128

                                                                               PAGE
                                                                               ----
            3.   Consolidated MAG Debtor Class 3 -- MIRMA Owner/Lessor
                 Secured Claims..............................................  129
            4.   Consolidated MAG Debtor Class 4 -- New York Taxing
                 Authorities Secured Claims..................................  129
            5.   Consolidated MAG Debtor Class 5 -- PG&E/RMR Claims..........  130
            6.   Consolidated MAG Debtor Class 6 -- Unsecured Claims.........  130
            7.   Consolidated MAG Debtor Class 7 -- MAG Long-term Note
                 Claims......................................................  130
            8.   Consolidated MAG Debtor Class 8 -- Convenience Claims.......  131
            9.   Consolidated MAG Debtor Class 9 -- Equity Interests.........  131
       F.   Transfers and Restructuring to Implement the Plan................  131
            1.   General.....................................................  131
            2.   Organization of Non-U.S. Parent Company.....................  131
            3.   Transfers to New Mirant and MET.............................  131
            4.   Transfer of Mirant and the Trading Debtors to the Plan
                 Trust.......................................................  132
            5.   Formation of New MAG Holdco.................................  132
            6.   Certain Intercompany Restructuring Transactions.............  132
            7.   Mirant Conversion to Limited Liability Company..............  133
            8.   Effect of Transfers and Restructuring to Implement the
                 Plan........................................................  133
       G.   Description of Certain Securities to be Issued Pursuant to the     134
            Plan.............................................................
            1.   New Mirant Common Stock.....................................  134
            2.   Description of New Mirant Warrants..........................  134
            3.   Description of the Plan Secured Notes.......................  135
            4.   Description of the West Georgia Plan Secured Notes..........  135
            5.   MIRMA Lease New Secured Notes...............................  135
            6.   New MAG Holdco Notes........................................  136
            7.   MAI Series A Preferred Shares...............................  136
            8.   The MAI Series B Preferred Shares...........................  137
            9.   The MET Preferred Shares....................................  139
       H.   Resolution of Intercompany Claims and Claims Against Insiders....  139
            1.   Intercompany Claims.........................................  139
            2.   Claims Against Insiders.....................................  139
       I.   Settlements and Compromises......................................  140
            1.   California Settlement.......................................  140
            2.   Proposed New York Tax Settlement............................  144
       J.   Acceptance or Rejection of the Plan; Effect of Rejection by One
            or More Classes of Claims or Equity Interests....................  145
            1.   Classes Entitled to Vote....................................  145
            2.   Class Acceptance Requirement................................  146
            3.   Tabulation of Votes on a Non-Consolidated Basis.............  146
            4.   Cramdown....................................................  146
            5.   Confirmation of All Cases...................................  146
       K.   Means of Implementation of the Plan..............................  146
            1.   Operations between the Confirmation Date and the Effective
                 Date........................................................  146
            2.   Corporate Action............................................  146
            3.   Termination of Mirant and MAG Note Obligations..............  147

                                                                               PAGE
                                                                               ----
            4.   Continued Corporate Existence of the Debtors................  147
            5.   Re-vesting of Assets........................................  147
            6.   Management..................................................  147
            7.   Initial Boards of Directors.................................  148
            8.   Officers....................................................  148
            9.   Causes of Action............................................  148
            10.  Appointment of the Disbursing Agent.........................  149
            11.  Sources of Cash for Plan Distributions......................  149
            12.  New Mirant Employee Stock Programs..........................  149
            13.  Investment of Funds Held by the Disbursing Agent; Tax
                 Reporting by the Disbursing Agent...........................  149
            14.  Releases by the Debtors.....................................  149
       L.   Transfers of Property to and Assumption of Certain Liabilities by  150
            the Plan Trust...................................................
            1.   Creation of Plan Trust and Appointment of Plan Trustees.....  150
            2.   Transfers of Certain Property of the Debtor to the Plan
                 Trust.......................................................  150
            3.   Distribution of Trust Proceeds..............................  150
            4.   Powers and Duties of the Plan Trustees......................  151
       M.   Distribution Provisions..........................................  151
            1.   Plan Distributions..........................................  151
            2.   Timing of Plan Distributions................................  151
            3.   Address for Delivery of Plan Distributions..................  151
            4.   Plan Distributions under $25.00.............................  152
            5.   Time Bar to Cash Payments...................................  152
            6.   Manner of Payment under the Plan............................  152
            7.   Expenses Incurred on or after the Effective Date and Claims of the Disbursing Agent.....................................  152
            8.   Fractional Plan Distributions...............................  152
            9.   Special Distribution Provisions for MAG Short-term Debt
                 Claims, MAG Long-term Note Claims and Mirant Debt Claims....  152
            10.  Special Distribution Provisions for Equity Securities.......  154
            11.  Surrender and Cancellation of Instruments...................  154
       N.   Procedures for Resolving and Treating Contested Claims...........  155
            1.   Objection Deadline..........................................  155
            2.   Prosecution of Contested Claims.............................  155
            3.   Claims Settlement...........................................  155
            4.   No Plan Distributions Pending Allowance.....................  155
            5.   Estimation of Claims........................................  155
       O.   Conditions Precedent to Confirmation of the Plan.................  155
       P.   Conditions Precedent to Consummation of the Plan.................  157
            1.   Effective Date..............................................  157
            2.   Waiver of Conditions Precedent..............................  157
       Q.   The Disbursing Agent.............................................  157
            1.   Powers and Duties...........................................  157
            2.   Plan Distributions..........................................  157
            3.   Exculpation.................................................  157

                                                                               PAGE
                                                                               ----
       R.   Executory Contracts and Unexpired Leases.........................  158
            1.   Executory Contracts and Unexpired Leases....................  158
            2.   Assumption and Rejection of Executory Contracts and
                 Unexpired Leases............................................  158
            3.   Cure........................................................  158
            4.   Claims Arising from Rejection or Termination................  159
            5.   Special Provisions Relating to the BEWAG Contract...........  159
            6.   Special Provisions Related to the MIRMA Leases..............  160
            7.   Special Provisions Relating to the Back-to-Back Agreement
                 and APSA....................................................  160
       S.   Retention of Jurisdiction........................................  160
       T.   Other Material Provisions of the Plan............................  162
            1.   Payment of Statutory Fees...................................  162
            2.   Satisfaction of Claims......................................  162
            3.   Third Party Agreements; Subordination.......................  162
            4.   Exculpation.................................................  162
            5.   Discharge of Liabilities....................................  163
            6.   Governing Law...............................................  163
            7.   Expedited Determination.....................................  163
            8.   Exemption from Transfer Taxes...............................  163
            9.   Retiree Benefits............................................  163
            10.  Modification of the Plan....................................  163
            11.  Revocation of the Plan......................................  163
            12.  Setoff Rights...............................................  164
            13.  Rates.......................................................  164
            14.  Injunctions.................................................  164
            15.  Binding Effect..............................................  164
            16.  Severability................................................  165
            17.  Plan Controls...............................................  165
            18.  Reorganized Debtors' Charter and Bylaws.....................  165
XIII.  RISK FACTORS..........................................................  165
XIV.   CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES..........................  175
       A.   U.S. Federal Income Tax Consequences to the Debtors; Certain U.S.
            Federal Income Tax Consequences to the Debtors...................  175
            1.   COD Income..................................................  175
            2.   Limitation on Net Operating Loss Carryforwards and Other Tax
                 Attributes..................................................  176
            3.   Intercompany Restructuring Transactions.....................  178
            4.   Transfer of Assets to New Mirant............................  179
            5.   Section 269.................................................  179
            6.   Certain Material Tax Issues Relating to the Operations of
                 New Mirant as a Non-U.S. Corporation........................  180
            7.   Alternative Minimum Tax.....................................  181
       B.   U.S. Federal Income Tax Consequences to Holders of Allowed         181
            Claims...........................................................
            1.   Definition of Securities for Tax Purposes...................  181
            2.   Holders of Allowed Claims Constituting Securities for Tax
                 Purposes....................................................  182
            3.   Holders of Allowed Claims Not Constituting Tax Securities
                 for Tax Purposes............................................  182

                                                                               PAGE
                                                                               ----
       C.   Certain Other Tax Considerations for Holders of Allowed Claims...  182
            1.   Pre-Effective Date Interest.................................  182
            2.   Reinstatement of Allowed Claims.............................  183
            3.   Bad Debt Deduction..........................................  183
       D.   U.S. Federal Income Tax Consequences to Holders of Equity          183
            Interests........................................................
       E.   U.S. Federal Income Tax Consequences of Ownership of New Mirant
            Common Stock and Notes...........................................  183
            1.   U.S. Holders................................................  183
            2.   U.S. Federal Income Tax Consequences of Ownership of New
                 Mirant Common Stock.........................................  184
            3.   U.S. Federal Income Tax Consequences of Ownership of
                 Notes.......................................................  185
            4.   U.S. Federal Income Tax Consequences of Ownership of New
                 Mirant Warrants.............................................  185
       F.   Tax Treatment of the Plan Trust..................................  186
       G.   Backup Withholding Tax and Information Reporting Requirements....  186
XV.    CERTAIN SECURITIES LAW MATTERS........................................  187
       A.   Issuance of New Debtor Securities................................  187
       B.   FERC Approval....................................................  187
       C.   Subsequent Transfers of New Debtor Securities....................  188
XVI.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.............  189
       A.   Liquidation Under Chapter 7 of the Bankruptcy Code...............  189
       B.   Alternative Plans of Reorganization..............................  189
XVII.  CONCLUSION............................................................  190

                             SCHEDULES AND EXHIBITS

List of Defined Terms.......................................  Schedule 1
List of the Debtors.........................................  Schedule 2
Group Structure Chart.......................................  Schedule 3
Parties Which Have Obtained Relief From the Automatic
  Stay......................................................  Schedule 4
Petition Date Net Intercompany Payables.....................  Schedule 5
Tier IV Claim Objections....................................  Schedule 6
Parties Against Whom Avoidance Actions and Other Causes of
  Action Are Being Investigated by the Debtors..............  Schedule 7
Terms of New MAG Holdco Indenture...........................  Schedule 8
Schedule of Rejected Executory Contracts and Unexpired
  Leases....................................................  Schedule 9
Chapter 11 Plan of Reorganization...........................   Exhibit A
Disclosure Statement Order and Notice of the Confirmation
  Hearing...................................................   Exhibit B
Liquidation Analysis........................................   Exhibit C
Projections.................................................   Exhibit D
Pro forma Financial Statements..............................   Exhibit E

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF TEXAS (THE "BANKRUPTCY COURT") UNDER SECTION 1125(b) OF THE BANKRUPTCY CODE FOR USE IN THE SOLICITATION OF ACCEPTANCES OF THE PLAN DESCRIBED HEREIN. ACCORDINGLY, THE FILING AND DISTRIBUTION OF THIS DISCLOSURE STATEMENT IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS A SOLICITATION OF ACCEPTANCES OF SUCH PLAN. THE INFORMATION CONTAINED HEREIN SHOULD NOT BE RELIED UPON FOR ANY PURPOSE BEFORE A DETERMINATION BY THE BANKRUPTCY COURT THAT THIS DISCLOSURE STATEMENT CONTAINS "ADEQUATE INFORMATION" WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.*

---------------

     * Legend to be removed upon entry by the Clerk of the Bankruptcy Court of Order of the Bankruptcy Court approving this Disclosure Statement.

                                       I.

                                  INTRODUCTION

     THIS FIRST AMENDED DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") INCLUDES AND DESCRIBES THE FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION, DATED MARCH 25, 2005 (THE "PLAN"), A COPY OF WHICH IS ATTACHED AS EXHIBIT "A," FILED BY AND WITH RESPECT TO THE CHAPTER 11 DEBTORS LISTED IN
SCHEDULE 2 (THE "DEBTORS"). OTHER THAN CONSOLIDATED MIRANT DEBTOR CLASS
1 -- PRIORITY CLAIMS, CONSOLIDATED MAG DEBTOR CLASS 1 -- PRIORITY CLAIMS, CONSOLIDATED MAG DEBTOR CLASS 7 -- MAG LONG-TERM NOTE CLAIMS AND CONSOLIDATED MAG DEBTOR CLASS 9 -- EQUITY INTERESTS, WHICH ARE UNIMPAIRED UNDER THE PLAN AND ARE THEREFORE DEEMED TO HAVE ACCEPTED THE PLAN, ALL CLASSES ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN. ACCORDINGLY, THE DEBTORS ARE SOLICITING ACCEPTANCES OF THE PLAN FROM THE HOLDERS OF ALL CLAIMS AND INTERESTS, OTHER THAN THOSE HOLDING CONSOLIDATED MIRANT DEBTOR CLASS 1 -- PRIORITY CLAIMS, CONSOLIDATED MAG DEBTOR CLASS 1 -- PRIORITY CLAIMS, CONSOLIDATED MAG DEBTOR CLASS 7 -- MAG LONG-TERM NOTE CLAIMS AND CONSOLIDATED MAG DEBTOR CLASS
9 -- EQUITY INTERESTS.

     THE DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTEREST OF AND PROVIDES THE HIGHEST AND MOST EXPEDITIOUS RECOVERIES TO HOLDERS OF ALL CLASSES OF CLAIMS AND EQUITY INTERESTS. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE URGED TO VOTE IN FAVOR OF THE PLAN. VOTING INSTRUCTIONS ARE CONTAINED IN THE DISCLOSURE STATEMENT ORDER ATTACHED HERETO AS EXHIBIT "B" TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 4:00 P.M., PREVAILING CENTRAL TIME, ON MAY 27, 2005 (THE "VOTING DEADLINE").

     FOR YOUR ESTIMATED PERCENTAGE RECOVERY UNDER THE PLAN, PLEASE SEE THE CHART SET OUT IN "OVERVIEW OF THE PLAN -- SUMMARY OF DISTRIBUTIONS UNDER THE PLAN."

     ALL CAPITALIZED TERMS USED IN THIS DISCLOSURE STATEMENT AND NOT DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPHS SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PLAN (SEE EXHIBIT "A" OF THE PLAN ENTITLED "DEFINITIONS AND INTERPRETATION") OR SCHEDULE 1 OF THIS DISCLOSURE STATEMENT. UNLESS OTHERWISE STATED, ALL REFERENCES TO "SCHEDULES" AND "EXHIBITS" ARE REFERENCES TO SCHEDULES AND EXHIBITS TO THIS DISCLOSURE STATEMENT, RESPECTIVELY.

                                      II.

                NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

     The purpose of this Disclosure Statement is to enable you, as a creditor whose Claim is impaired under the Plan or as a stockholder whose Equity Interest is impaired under the Plan, to make an informed decision in exercising your right to accept or reject the Plan.

     THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PLEASE READ THIS DOCUMENT WITH CARE.

     PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND TO THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. IN THE EVENT OF

ANY CONFLICT BETWEEN THE DESCRIPTION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.

     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(B) OF THE BANKRUPTCY RULES AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAW OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF MIRANT OR ANY OF ITS SUBSIDIARIES AND AFFILIATES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, AND OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, MIRANT OR ANY OF ITS SUBSIDIARIES AND AFFILIATES, DEBTORS AND
DEBTORS-IN-POSSESSION IN THESE CASES.

     On [ DATE ], after notice and a hearing, the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court") issued an order pursuant to section 1125 of the Bankruptcy Code approving this Disclosure Statement (the "Disclosure Statement Order") as containing information of a kind, in sufficient detail, and adequate to enable a hypothetical, reasonable investor typical of the solicited classes of Claims and Equity Interests of the Debtors to make an informed judgment with respect to the acceptance or rejection of the Plan (a true and correct copy of the Disclosure Statement Order is attached hereto as Exhibit "B," and should be referred to for details regarding the procedures for the solicitation of votes on the Plan). APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

     Each holder of a Claim or Equity Interest entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting. No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. Except for the Debtors and certain of the professionals they have retained, no person has been authorized to use or promulgate any information concerning the Debtors, their businesses, or the Plan other than the information contained in this Disclosure Statement and if given or made by any such person, such information may not be relied upon as having been authorized by the Debtors. You should not rely on any information relating to the Debtors, their businesses, or the Plan other than that contained in this Disclosure Statement and the exhibits hereto.

     After carefully reviewing this Disclosure Statement, including the attached exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot and return the executed ballot in the enclosed, postage prepaid, return envelope so that it will be received by BSI or Financial Balloting Group LLC (as applicable), the Debtors' solicitation agent (the "Solicitation Agent"), no later than the Voting Deadline. For detailed voting instructions and the name, address and phone number of the person you may contact if you have questions regarding the voting procedures, see the Disclosure Statement Order attached hereto as Exhibit "B".

              DO NOT RETURN ANY OTHER DOCUMENTS WITH YOUR BALLOT.

     You may be bound by the Plan if it is accepted by the requisite holders of Claims and Equity Interests, even if you do not vote to accept the Plan, or if you are the holder of an unimpaired Claim. See "The Chapter 11
Plan -- Acceptance or Rejection of the Plan; Effect of Rejection by One or More Classes of Claims or Equity Interests -- Cramdown."

     Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the "Confirmation Hearing") on June 8, 2005, at 9:30 a.m., Prevailing Central Time, before the Honorable D. Michael Lynn, United States Bankruptcy Judge. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed and served by 4:00 p.m., Prevailing Central Time, on May 27, 2005, in the manner described in the Disclosure Statement Order attached hereto as "Exhibit B.".

     THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF IMPAIRED CLAIMS AND EQUITY INTERESTS TO ACCEPT THE PLAN.

                                      III.

                           EXPLANATION OF CHAPTER 11

A.  OVERVIEW OF CHAPTER 11

     Chapter 11 is the principal reorganization chapter of the Bankruptcy Code, pursuant to which a debtor-in-possession may reorganize its business for the benefit of its creditors, stockholders, and other parties in interest. The Debtors commenced chapter 11 cases (the "Chapter 11 Cases") with the filing by the Debtors for voluntary protection under chapter 11 of the Bankruptcy Code on July 14, 2003 (the "Petition Date") and various dates thereafter. The Chapter 11 Cases have been consolidated for administrative purposes and are jointly administered under Case No. 03-46590 (DML) by order of the Bankruptcy Court.

     The commencement of a chapter 11 case creates an estate comprising all the legal and equitable interests of the debtor-in-possession as of the date the petition is filed. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession" unless the bankruptcy court orders the appointment of a trustee. In the Chapter 11 Cases, each Debtor remains in possession of its property and continues to operate its businesses as a debtor-in-possession. See "The Reorganization Cases -- Continuation of Business after the Petition Date."

     The filing of a chapter 11 petition triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts by creditors or other third parties to collect prepetition claims from the debtor or otherwise interfere with its property or business. Exempted from the automatic stay are governmental authorities seeking to exercise regulatory or policing powers. Except as otherwise ordered by the Bankruptcy Court, the automatic stay remains in full force and effect until the effective date of a confirmed plan of reorganization. In the Chapter 11 Cases, no creditor or party in interest has obtained relief from the automatic stay, except for the third parties and entities listed in
Schedule 4. See "The Reorganization Cases -- The Automatic Stay."

     The formulation of a plan of reorganization is the principal purpose of a chapter 11 case. The plan sets forth the means for satisfying the holders of claims against and interests in the debtor's estate. Unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a chapter 11 case (the "Filing Period"). However, section 1121(d) of the Bankruptcy Code permits the bankruptcy court to extend or reduce the Filing Period upon a showing of "cause." Following the filing of a plan, a debtor must solicit acceptances of the plan within a certain time period (the "Solicitation Period"). The Solicitation Period may also be extended or reduced by the bankruptcy court upon a showing of "cause." In the Chapter 11 Cases, the Debtors' Filing Period was extended to January 31, 2005. Subject to certain conditions, the Debtor's Solicitation Period has been extended to the date of the Confirmation Hearing. As the Debtors filed their original plan during the Filing Period, no other creditor or party in interest may file a plan until the expiration of the Solicitation Period unless the Bankruptcy Court shortens or extends the Solicitation Period for cause. See "The Reorganization
Cases -- Exclusivity Periods."

B.  PLAN OF REORGANIZATION

     Although referred to as a plan of reorganization, a plan may provide for anything from a complex restructuring of a debtor's business and its related obligations to a simple liquidation of the debtor's assets. In either event, upon confirmation of the plan, it becomes binding on the debtor and all of its creditors and equity holders, and the obligations owed by the debtor to such parties are compromised and exchanged for the obligations specified in the plan. For a description of key components of the Plan, see "Overview of the Plan."

     After a plan of reorganization has been filed, the holders of impaired claims against and interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires the debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. THIS DISCLOSURE STATEMENT IS PRESENTED TO HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO SATISFY THE REQUIREMENTS OF SECTION 1125 OF THE BANKRUPTCY CODE IN CONNECTION WITH THE DEBTORS' SOLICITATION OF VOTES ON THE PLAN.

C.  CONFIRMATION OF A PLAN OF REORGANIZATION

     If all classes of claims and equity interests accept a plan of reorganization, the bankruptcy court may confirm the plan if the bankruptcy court independently determines that the requirements of section 1129(a) of the Bankruptcy Code have been satisfied. See "The Chapter 11 Plan -- Conditions Precedent to Confirmation of the Plan." THE DEBTORS BELIEVE THAT THE PLAN SATISFIES ALL THE APPLICABLE REQUIREMENTS OF SECTION 1129(A) OF THE BANKRUPTCY CODE.

     Chapter 11 of the Bankruptcy Code does not require that each holder of a claim or interest in a particular class vote in favor of a plan of reorganization for the bankruptcy court to determine that the class has accepted the plan. See "The Chapter 11 Plan -- Acceptance or Rejection of the Plan; Effect of Rejection by One or More Classes of Claims or Equity Interests."

     In addition, classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote. Furthermore, classes that are to receive no distribution under the plan are conclusively deemed to have rejected the plan. Accordingly, acceptances of a plan generally will be solicited only from those persons who hold claims or equity interests in an impaired class. See "The Chapter 11 Plan -- Acceptance or Rejection of the Plan; Effect of Rejection by One or More Classes of Claims or Equity Interests -- Classes Entitled to Vote." EXCEPT FOR CONSOLIDATED MIRANT DEBTOR CLASS 1 - PRIORITY CLAIMS, CONSOLIDATED MAG DEBTOR CLASS 1 - PRIORITY CLAIMS, CONSOLIDATED MAG DEBTOR CLASS 7 - MAG LONG-TERM NOTE CLAIMS AND CONSOLIDATED MAG DEBTOR CLASS 9 - EQUITY INTERESTS, WHICH ARE UNIMPAIRED, ALL CLASSES OF CLAIMS AND EQUITY INTERESTS ARE IMPAIRED UNDER THE PLAN AND ENTITLED TO VOTE ON THE PLAN. NOTWITHSTANDING THE FOREGOING, THE MAG COMMITTEE BELIEVES THAT HOLDERS OF MAG DEBTOR CLASS 7 - MAG LONG-TERM NOTE CLAIMS ARE IMPAIRED AND SHOULD BE ENTITLED TO VOTE. THE BANKRUPTCY COURT HAS INDICATED THAT IT WILL DETERMINE WHETHER OR NOT SUCH HOLDERS ARE IMPAIRED PRIOR TO THE APPROVAL OF THIS DISCLOSURE STATEMENT.

     The Plan contemplates the substantive consolidation of the Debtors into two Debtor groups. For each Debtor that is able to satisfy the requirements of sections 1129(a)(8) and/or (10) of the Bankruptcy Code on a stand alone basis, provided that all other requirements to confirmation of the Plan are met, the substantive consolidation of such Debtor into the applicable Debtor group will be deemed to occur by operation of the Plan. If a Debtor is unable to satisfy the requirements of sections 1129(a)(8) and/or (10) of the Bankruptcy Code on a stand alone basis, the substantive consolidation of such Debtor into the applicable Debtor group will be subject to a determination of the Bankruptcy Court that substantive consolidation is appropriate pursuant to section 105(a) of the Bankruptcy Code, which determination may be made at the Confirmation Hearing. Accordingly, for purposes of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code with respect to each Debtor, the Debtors will tabulate votes on a non-consolidated basis.

     The bankruptcy court also may confirm a plan of reorganization even though fewer than all the classes of impaired claims and equity interests accept such plan. For a plan of reorganization to be confirmed, despite its rejection by a class of impaired claims or equity interests, the plan must be accepted by at least one class of impaired claims (determined without counting the votes of insiders) and the proponent of the plan must show, among other things, that the plan does not "discriminate unfairly" and that the plan is "fair and equitable" with respect to each impaired class of claims or equity interests that has not accepted the plan. See "The Chapter 11
Plan -- Acceptance or Rejection of the Plan; Effect of Rejection by One or More Classes of Claims or Equity Interests -- Cramdown." THE PLAN HAS BEEN STRUCTURED SO THAT IT WILL SATISFY THE FOREGOING REQUIREMENTS AS TO ANY REJECTING CLASS OF CLAIMS OR EQUITY INTERESTS, AND CAN THEREFORE BE CONFIRMED, IF NECESSARY, OVER THE OBJECTION OF ANY (BUT NOT ALL) CLASSES OF CLAIMS OR EQUITY INTERESTS.

                                      IV.

                              OVERVIEW OF THE PLAN

     The Plan provides for the treatment of Claims against and Equity Interests in all of the Debtors in Jointly Administered Case Nos. 03-46590 (DML) through 03-46663 (DML).

A.  SUMMARY OF THE TERMS OF THE PLAN

     The Plan implements and is built around the following key elements:

     - the Debtors' business will continue to be operated in substantially its current form, subject to (i) certain internal structural changes that the Debtors believe will improve operational efficiency, facilitate and optimize the ability to meet financing requirements and accommodate the enterprise's debt structure as contemplated at emergence and (ii) potentially organizing the new parent entity for the Debtors' ongoing business operations ("New Mirant") in a jurisdiction outside the United States (the projections included herewith as Exhibit "D" assume a non-U.S. parent company; however, such an organizational structure creates specific risk factors that the Debtors are considering as part of the evaluation discussed in "The Chapter 11 Plan -- Transfers and Restructuring to Implement the Plan -- Organization of Non-U.S. Parent Company");

     - the Estates of Mirant, Mirant Americas Energy Marketing, LP ("MAEM"), Mirant Americas, Inc. ("MAI") and the other Debtor-subsidiaries of Mirant (excluding Mirant Americas Generation, LLC ("MAG") and its Debtor-subsidiaries) (collectively, the "Consolidated Mirant Debtors") will be substantively consolidated for purposes of determining treatment of and making distributions in respect of Claims against and Equity Interests in the Consolidated Mirant Debtors under the Plan;

     - the Estates of MAG and its Debtor-subsidiaries (collectively, the "Consolidated MAG Debtors") will be substantively consolidated for purposes of determining treatment of and making distributions in respect of Claims against and Equity Interests in the Consolidated MAG Debtors under the Plan;

     - the holders of unsecured claims against the Consolidated Mirant Debtors will receive a pro rata share of 100% of the shares of New Mirant Common Stock, except for: (1) certain shares to be issued to the holders of certain MAG Claims as described herein, and (2) the shares reserved for issuance pursuant to the New Mirant Employee Stock Programs;

     - the unsecured claims against the Consolidated MAG Debtors will be paid in full through: (1) the issuance to general unsecured creditors and holders of MAG's revolving credit facility and MAG's senior notes maturing in 2006 and 2008 of: (a) new debt securities of a newly formed intermediate holding company under MAG ("New MAG Holdco") or, at the option of the Debtors, cash proceeds from third-party financing transactions, in an amount equal to 90% of the full amount owed to such creditors (as determined by the Bankruptcy Court), and (b) common stock in the new corporate parent of the Debtors having a value equal to 10% of such amount owed, and (2) the reinstatement of MAG's senior notes maturing in 2011, 2021 and 2031;

     - the Intercompany Claims between and among the Consolidated Mirant Debtors and the Consolidated MAG Debtors will be resolved as part of a global settlement under the Plan whereby Intercompany Claims will not receive a distribution under the Plan;

     - the consolidated business will have approximately $4.33 billion of debt (as compared to approximately $8.63 billion of debt at the commencement of the Chapter 11 Cases), comprised of: (1) $1.14 billion of debt obligations associated with non-debtor international subsidiaries of Mirant; (2) $169 million of miscellaneous domestic indebtedness including, in particular, the $109 million of West Georgia Plan

       Secured Notes; (3) $1.7 billion of reinstated debt at MAG; and (4) $1.32 billion of new debt issued by New MAG Holdco in partial satisfaction of certain existing MAG debt, which amount does not include the obligations under numerous agreements between Mirant Mid-Atlantic, LLC ("MIRMA") and various special purpose entities referred to as the "Owner Lessors" (which agreements are sometimes referred to as the "MIRMA Leases") which relate to two power stations, the Morgantown Station and the Dickerson Station;

     - to help ensure the feasibility of the Plan with respect to the Consolidated MAG Debtors, Mirant shall contribute value to MAG, including the trading and marketing business (subject to an obligation to return a portion of the imbedded cash collateral in the trading and marketing business to Mirant; provided that, under certain circumstances, the Debtors may elect to satisfy this obligation by transferring $250 million to MAI from New MAG Holdco), the Mirant Peaker, Mirant Potomac and Zeeland generating facilities and commitments to make prospective capital contributions of $150 million for refinancing and, under certain circumstances, up to $265 million for sulfur dioxide ("SO(2)") capital expenditures;

     - MAG's prospective working capital requirements will be met with the proceeds of a new senior secured credit facility in the amount of at least $750 million;

     - substantially all of the contingent liabilities of the Debtors associated with the California energy crisis and certain related matters will be resolved pursuant to a global settlement as set forth in Exhibit "B" to the Plan;

     - the disputes regarding the Debtors' ad valorem real property taxes for the Bowline and Lovett facilities will be settled and resolved on terms that permit the feasible operation of these assets, or the Debtors that own such assets will remain in chapter 11 until such matters are resolved by settlement or through litigation;

     - substantially all of the assets of Mirant will be transferred to New Mirant, which will serve as the corporate parent of the Debtors' business enterprise on and after the Effective Date and which shall have no successor liability for any unassumed obligations of Mirant; similarly, the trading and marketing business of the Trading Debtors shall be transferred to MET, which shall have no successor liability for any unassumed obligations of the Trading Debtors; and

     - the outstanding common stock in Mirant will be cancelled and the holders thereof will receive any surplus value after creditors are paid in full, plus the right to receive a pro rata share of warrants issued by New Mirant if they vote to accept the Plan.

     THE PLAN, AS ORIGINALLY FILED ON JANUARY 19, 2005, WAS THE PRODUCT OF EXTENSIVE, BUT INCOMPLETE, NEGOTIATIONS BETWEEN THE DEBTORS AND REPRESENTATIVES OF CERTAIN OF THEIR CONSTITUENCIES, INCLUDING THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF MIRANT CORPORATION (THE "CORP COMMITTEE") AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF MIRANT AMERICAS GENERATING LLC (THE "MAG COMMITTEE"). ALTHOUGH NOT SUPPORTED BY EITHER COMMITTEE, THE PLAN REFLECTED THE BASIC CONSTRUCT AROUND WHICH THE PARTIES HAD NEGOTIATED TO THAT POINT AND OTHERWISE REPRESENTED, IN THE DEBTORS' VIEW, A REASONABLE AND APPROPRIATE COMPROMISE THAT PERMITTED THE VALUE OF THE DEBTORS' BUSINESS TO BE MAXIMIZED AND PROVIDED A FAIR ALLOCATION BETWEEN THE DEBTORS' ESTATES.

     Negotiations regarding the terms upon which the Debtors will emerge from chapter 11 protection have continued since the Plan's original filing in January. The Disclosure Statement and Plan, as hereby modified, reflect the current status of the Debtors' discussions with various parties. In that regard, the Debtors believe they have reached an agreement in principal with the Corp Committee regarding the Debtors' emergence from chapter 11, and anticipate, that upon the resolution of a limited number of open issues in the Plan, the Corp Committee will formally support confirmation of the Plan. The Debtors also believe that, given the current state of negotiations, there is a reasonable prospect of obtaining the support of the MAG Committee prior to the commencement of the Disclosure Statement hearing (although there can be no assurance of support of either the Corp Committee and/or the MAG Committee).

     The Debtors' ongoing efforts to achieve a largely consensual plan have been facilitated by the currently favorable status of the capital markets and certain of the key power markets in which the Debtors participate.

Most notably, preliminary expressions of interest from potential exit lenders, though not binding, suggest that financing will be available to the Debtors not only in an amount sufficient to fund the Plan (and to permit the Debtors to exchange the $1.3 billion of New MAG Holdco Notes for a cash payment), but also on terms that provide substantial flexibility to the Debtors and their constituencies in their negotiations. It is important to note, however, that the Debtors' exit financing is not currently committed, and that even after being committed, will remain subject to contingencies until the Plan is consummated. As such, because material changes in the capital and power markets can occur at any time, any delay in the confirmation process as currently fixed by the Bankruptcy Court exposes the Debtors to an increased risk of adverse changes to developments in such markets. If this were to occur, renegotiation or, in the worst case, reformulation of the Plan may be required.

     The Plan does not reflect material input from the Official Committee of Equity Security Holders of Mirant Corporation (the "Equity Committee"). This is primarily attributable to the Debtors' beliefs that: (1) it is unlikely that the Debtors' enterprise has sufficient value to provide a full recovery to all creditors, and (2) under such circumstances, it is impractical to engage in discussions with the Equity Committee absent an agreement in principal with the creditors' committees regarding the terms of a plan. The Equity Committee has indicated that it believes the holders of Equity Interests in Mirant are entitled to a recovery because the enterprise value of the Debtors' business exceeds the amount necessary to provide a full recovery to creditors. To resolve this dispute, the enterprise value of the Debtors' business will be determined by the Bankruptcy Court at a hearing to be commenced on April 11, 2005.

     Over the course of the Chapter 11 Cases, each of the creditors' committees has expressed to the Debtors and each other its expectations regarding, among other things, treatment and recoveries under any plan or plans of reorganization.

     The Debtors have worked to develop a plan of reorganization that, on the one hand, substantially balanced the different expectations of the two creditors' committees, and, on the other hand, in the Debtors' opinion, was feasible, consistent with the Debtors' fiduciary duties and otherwise met the requirements for confirmation under the Bankruptcy Code. The Debtors believe the Plan achieves these goals.

     The Plan contemplates that the holders of Allowed Claims against the Consolidated MAG Debtors will receive postpetition accrued interest to the extent the Bankruptcy Court determines by final order that such holders are entitled to receive postpetition interest. The Plan also allows for the payment of postpetition accrued interest to creditors of the Consolidated Mirant Debtors to the extent ordered by the Bankruptcy Court. However, subject to the Bankruptcy Court's determination of the Debtors' overall enterprise value (which is currently scheduled to occur in mid-April), the Debtors currently anticipate that there will be insufficient distributable value to satisfy in full Allowed Claims against the Consolidated Mirant Debtors. Therefore, the Debtors believe that the holders of Equity Interests in Mirant will not be entitled to any recovery. Nevertheless, the Plan provides that the holders of Equity Interests in Mirant will receive any remaining distributable value after the Allowed Claims against the Consolidated Mirant Debtors have been paid in full, in part, through the issuance of junior interests in a trust created under the Plan for the purpose of liquidating certain litigation rights of the Debtors, including their claims against the Southern Company and its Affiliates. In addition, each holder of an Allowed Equity Interest in Mirant who votes in favor of the Plan will receive a ratable share of warrants to purchase shares of common stock in New Mirant with an exercise price that reflects a full recovery by creditors before such warrant becomes in the money.

     One of the principal disputes remaining between the two creditors' committees is the amount of financial support that MAG will require from its corporate parent to meet its ongoing obligations. The Debtors believe that the up-front contribution to New MAG Holdco of the trading and marketing business (subject to an obligation to return a portion of the imbedded cash collateral in the trading and marketing business to Mirant; provided that, under certain circumstances, the Debtors may elect to satisfy this obligation by transferring $250 million to MAI from New MAG Holdco), the entities which own the Peaker, Potomac and Zeeland generating plants, together with the commitment to make $415 million of additional capital contributions to MAG having a present value of approximately $250 million, represents adequate and appropriate financial support to satisfy feasibility.

B.  SUMMARY OF DISTRIBUTIONS UNDER THE PLAN

     The following is a summary of the distributions under the Plan. It is qualified in its entirety by reference to the full text of the Plan, which is attached to this Disclosure Statement as Exhibit "A." In addition, for a more detailed description of the terms and provisions of the Plan, see "The Chapter 11 Plan."

     The claim amounts set forth below are based on information contained in the Schedules and reflect what the Debtors believe to be reasonable estimates of the likely resolution of outstanding disputed Claims. The amounts utilized differ materially from the outstanding filed claims amounts. The Estimated Claim amounts do not represent the filed claim amounts. The filed claim amount for the Consolidated Mirant Debtors is in excess of $12 billion and the filed claim amount for the Consolidated MAG Debtors is in excess of $8 billion.

     The following chart summarizes the estimated distribution to each class under the Plan. For purposes of determining percentage recoveries, the Debtors have assumed that there is insufficient distributable value to pay Allowed Consolidated Mirant Class 4 -- Unsecured Claims in full and, as a result, holders of such claims will not receive a distribution of Postpetition Accrued Interest under the Plan. Accordingly, although the Debtors have indicated their estimate of the aggregate amount of interest owing to the holders of such Claims in the event that the Bankruptcy Court determines that sufficient value is available to pay Postpetition Accrued Interest to such holders, percentage recoveries indicated herein are based solely upon the pro rata share of each holder's Allowed Claim without giving effect to Postpetition Accrued Interest.

                              UNCLASSIFIED CLAIMS

CLASSES OF CLAIMS                                      TREATMENT OF CLASSES OF CLAIMS
-----------------                                      ------------------------------
Administrative Claims (includes costs of the    On the Distribution Date, each holder of an
chapter 11 proceedings for the Debtors and      Allowed Administrative Claim shall receive:
expenses of operation as specified in section   (a) the amount of such holder's Allowed Claim
503(b) and 507(a)(1) of the Bankruptcy Code,    in one Cash payment, or (b) such other
including Fee Claims, Claims arising after      treatment as may be agreed upon in writing by
the Petition Date, DIP Claims, obligations      the Debtors and such holders; provided, that
with respect to assumed executory contracts     an Administrative Claim representing a
and leases, and any outstanding statutory       liability incurred in the ordinary course of
fees).                                          business of the Debtors may be paid at the
                                                Debtors' election in the ordinary course of
Estimated Allowed Claims: $64.1 million         business. The estimate for Administrative
                                                Claims includes estimates for earned but
                                                unpaid fees as of June 30, 2005 for certain
                                                professionals providing restructuring
                                                services to the Debtor, the Corp Committee,
                                                the MAG Committee, and the Equity Committee.
                                                These estimates include a $19M provision for
                                                success fees as originally requested by
                                                certain professionals in their applications
                                                for retention.

                                                Estimated Recovery: 100% of Allowed Claim.

Priority Tax Claims (includes all Claims        At the election of the Debtors, each holder
entitled to priority under section 507(a)(8)    of an Allowed Tax Claim shall receive in full
of the Bankruptcy Code).                        satisfaction of such holder's Allowed Tax
                                                Claim: (a) the amount of such holder's
Estimated Allowed Claims: $12.7 million         Allowed Tax Claim, with Post- Confirmation
                                                Interest thereon, in equal annual Cash
                                                payments on each anniversary of the Effective
                                                Date, until the sixth anniversary of the date
                                                of assessment of such Tax Claim (provided
                                                that the Disbursing Agent may prepay the
                                                balance of any such Allowed Tax Claim at any
                                                time without penalty); (b) a lesser amount in
                                                one Cash payment as may be agreed upon in
                                                writing by such holder, or (c) such other
                                                treatment as may be agreed upon in writing by
                                                such holder; provided, that such agreed-upon
                                                treatment may not provide such holder with a
                                                return having a present value as of the
                                                Effective Date that is greater than the
                                                amount of such holder's Allowed Tax Claim.

                                                Estimated Recovery: 100% of Allowed Claim.

                        CLASSIFIED CLAIMS AND INTERESTS

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS
-------------------------------                 --------------------------------------------
                                 CONSOLIDATED MIRANT DEBTORS

Class 1 -- Priority Claims                      Unimpaired.

Estimated Allowed Claims: $ 0                   Pursuant to section 1124 of the Bankruptcy
                                                Code, all of the legal, equitable and
                                                contractual rights to which a holder of an
                                                Allowed Priority Claim is entitled shall be
                                                fully reinstated and retained, and such
                                                Allowed Priority Claim shall be paid in full
                                                in accordance with such reinstated rights.

                                                Estimated Recovery: 100% of Allowed Claim.

Class 2 -- Secured Claims                       Impaired.

Estimated Allowed Claims: $154 million          Except as otherwise agreed, each holder of an
                                                Allowed Secured Claim against any of the
                                                Consolidated Mirant Debtors shall, at the
                                                sole option of the Debtors, receive on the
                                                Distribution Date on account of its Allowed
                                                Secured Claim, (a) a Plan Secured Note; (b)
                                                the collateral that secures payment of such
                                                Secured Claim; (c) a single Cash payment in
                                                an amount equal to the amount of such Allowed
                                                Secured Claim; or (d) if applicable, the
                                                implementation of any valid right of setoff
                                                permitted under section 553 of the Bankruptcy
                                                Code. If the holder of an Allowed Secured
                                                Claim receives treatment as provided in (a)
                                                above, such holder shall retain the liens
                                                securing the Allowed Secured Claim (or, at
                                                the Debtors' election, receive alternative
                                                collateral having a value at least equivalent
                                                to the existing collateral) until paid in
                                                full. Any deficiency amount related to a
                                                Secured Claim against any of the Consolidated
                                                Mirant Debtors shall be treated as a
                                                Consolidated Mirant Debtor Class
                                                4 -- Unsecured Claim.

                                                Deutsche Bank, A.G. New York Branch, as agent
                                                for the lenders under the credit agreement
                                                with West Georgia, as borrower, shall receive
                                                on account of its Allowed Secured Claim: (a)
                                                cash in the amount of approximately $30
                                                million, and (b) a West Georgia Plan Secured
                                                Note in an amount equal to $109 million which
                                                shall be secured by all of West Georgia's
                                                assets and shall have such terms as are set
                                                forth under "The Chapter 11
                                                Plan -- Provisions for Treatment of
                                                Consolidated Mirant Debtor Claims and Equity
                                                Interests -- Consolidated Mirant Debtors
                                                Class 2 -- Secured Claims."

                                                Estimated Recovery: 100% of Allowed Claim.

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS
-------------------------------                 --------------------------------------------
Class 3 -- California Party Secured Claims      Impaired.

Estimated Allowed Claims: $283-$320 million     Upon the occurrence of the Effective Date,
                                                unless the effective date of the California
                                                Settlement has already occurred, the
                                                California Party Secured Claims shall be
                                                Allowed Claims as set forth in the California
                                                Settlement and shall effectively be setoff
                                                against MAEM Receivables which are assigned
                                                to the California Settling Parties in
                                                accordance with the terms of the California
                                                Settlement Agreement, and thereby irrevocably
                                                satisfied in full. If the effective date of
                                                the California Settlement occurs prior to the
                                                Effective Date, the California Party Secured
                                                Claims shall not receive a distribution under
                                                the Plan.

                                                Estimated Recovery: 100% of Allowed Claim.

Class 4 -- Unsecured Claims                     Impaired.

Estimated Claims: $6.4 billion of Allowed       Each holder of an Allowed Consolidated Mirant
  Claims plus $530 million of Postpetition      Debtor Class 4 -- Unsecured Claim shall
  Accrued Interest                              receive a Pro Rata Share of 100% of the
                                                shares of New Mirant Common Stock to be
                                                issued pursuant to the Plan, except for: (a)
                                                the shares to be issued to the holders of
                                                Allowed Consolidated MAG Debtor Class 5 --
                                                PG&E/RMR Claims and Class 6 -- General
                                                Unsecured Claims pursuant to sections 5.2(e)
                                                and 5.2(f) of the Plan, respectively, and (b)
                                                the shares reserved for issuance pursuant to
                                                the New Mirant Employee Stock Ownership
                                                Plans; provided, such Plan Distribution shall
                                                have a value (as determined by the Bankruptcy
                                                Court at or prior to the Confirmation
                                                Hearing) not in excess of such holder's Full
                                                Recovery Amount. In addition, if the
                                                foregoing Plan Distribution has a value that
                                                is less than the holder's Full Recovery
                                                Amount, such holder shall receive a Pro Rata
                                                Share of the Senior Trust Interests.(1)

                                                Estimated Recovery: 60% of Allowed Claim.(2)

Class 5 -- Convenience Claims                   Impaired.

Estimated Allowed Claims: $3.7 million          Each holder of an Allowed Consolidated Mirant
                                                Debtor Class 5 -- Convenience Claim (being
                                                Unsecured Claims up to $25,000 in amount,
                                                excluding Mirant Debt Claims and Claims of
                                                current and former directors and employees)
                                                shall receive a single Cash payment in an
                                                amount equal to the amount of such holder's
                                                Allowed Convenience Claim.

                                                Estimated Recovery: 100% of Allowed Claim

---------------

(1) All subordination rights and any agreements relating thereto shall remain in full force and effect as set forth in "The Chapter 11 Plan -- Other Material Provisions of the
    Plan -- Third Party Agreements; Subordination."

(2) This recovery percentage represents the recovery on Allowed Consolidated Mirant Debtor
    Class 4 -- Unsecured Claims excluding Postpetition Accrued Interest.

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS
-------------------------------                 --------------------------------------------
Class 6 -- Equity Interests                     Impaired.

Estimated Allowed Equity Interests: N/A         On the Effective Date, all Equity Interests
                                                in Mirant shall be cancelled, and each holder
                                                of an Allowed Consolidated Mirant Debtor
                                                Class 6 -- Equity Interest shall receive a
                                                Pro Rata Share of: (a) the Junior Trust
                                                Interests, and (b) any shares of New Mirant
                                                Common Stock remaining after the holders of
                                                Allowed Consolidated Mirant Debtor Class 4 --
                                                Unsecured Claims have received their Full
                                                Recovery Amount. In addition, each holder of
                                                Allowed Equity Interests in Mirant who votes
                                                to accept the Plan shall receive a Pro Rata
                                                Share of the New Mirant Warrants.

                                                Estimated Recovery: Undetermined

                                  CONSOLIDATED MAG DEBTORS

Class 1 -- Priority Claims                      Unimpaired.

Estimated Allowed Claims: $0                    Pursuant to section 1124 of the Bankruptcy
                                                Code, all of the legal, equitable and
                                                contractual rights to which such Claim
                                                entitles such holder in respect of such Claim
                                                shall be fully reinstated and retained, and
                                                such Allowed Priority Claims shall be paid in
                                                full in accordance with such reinstated
                                                rights.

                                                Estimated Recovery: 100% of Allowed Claims.

Class 2 -- Secured Claims                       Impaired.

Estimated Allowed Claims: $42.4 million         Except as otherwise agreed, each holder of an
                                                Allowed Secured Claim against any of the
                                                Consolidated MAG Debtors shall, at the sole
                                                option of the Debtors, receive on the
                                                Distribution Date on account of its Allowed
                                                Secured Claim: (a) a Plan Secured Note; (b)
                                                the collateral that secures payment of such
                                                Secured Claim; (c) a single Cash payment in
                                                an amount equal to the amount of such Allowed
                                                Secured Claim, or (d) if applicable, the
                                                implementation of any valid right of setoff
                                                permitted under section 553 of the Bankruptcy
                                                Code. If the holder of an Allowed Secured
                                                Claim against the Debtors receives treatment
                                                as provided in (a) above, such holder shall
                                                retain the liens securing the Allowed Secured
                                                Claim (or at the Debtors' election, receive
                                                alternative collateral having a value at
                                                least equivalent to the existing collateral)
                                                until paid in full. Any deficiency amount
                                                related to a Secured Claim against any of the
                                                Consolidated MAG Debtors shall be treated as
                                                a Class 6 -- General Unsecured Claim.

                                                Estimated Recovery: 100% of Allowed Claim.

Class 3 -- MIRMA Owner/Lessor Secured Claims    Undetermined.

Estimated Allowed Claims: Undetermined          In the event the Bankruptcy Court determines
                                                by Final Order that the MIRMA Leases should
                                                be recharacterized as financings pursuant to
                                                the MIRMA Lease Litigation, each holder of an
                                                Allowed MIRMA Owner/Lessor Secured Claim
                                                shall receive its Pro Rata Share of MIRMA
                                                Lease New Secured Notes. Any MIRMA
                                                Owner/Lessor Lease Deficiency Claims shall be
                                                treated as Class 6 -- MAG Debtor Unsecured
                                                Claims.

                                                Estimated Recovery: 100% of Allowed Claim.

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS
-------------------------------                 --------------------------------------------
Class 4 -- New York Taxing Authority Secured    Undetermined.
  Claims

Estimated Allowed Claims: Undetermined          On the Effective Date, each holder of New
                                                York Taxing Authority Secured Claims shall
                                                receive the treatment specified in the
                                                Proposed New York Tax Settlement set forth in
                                                section 15.2 of the Plan.

                                                Estimated Recovery: 100% of Allowed Claim.

Class 5 -- PG&E/RMR Claims                      Impaired.

Estimated Allowed Claims: $148 million          On the Effective Date, the holder of the
                                                PG&E/RMR Claims shall receive the treatment
                                                specified in the California Settlement as set
                                                forth in section 15.1 of the Plan.

                                                Estimated Recovery: 100% of Allowed Claim.

Class 6 -- General Unsecured Claims             Impaired.

Estimated Claims: $1.2 billion Allowed Claims   Each holder of an Allowed Unsecured Claim
  plus $154 million Postpetition Accrued        against the Consolidated MAG Debtors (which
  Interest                                      includes general Unsecured Claims, MAG
                                                Revolver Claims and Claims arising under
                                                MAG's senior notes due 2006 and 2008) shall
                                                receive a Pro Rata Share of: (a) at the
                                                option of the Company, either cash or New MAG
                                                Holdco Notes in a face amount equal to 90% of
                                                such holder's Full Recovery Amount, and (b)
                                                shares of New Mirant Common Stock having a
                                                value, as determined by the Bankruptcy Court
                                                at or before the Confirmation hearing, equal
                                                to 10% of such holder's Full Recovery Amount.

                                                Estimated Recovery: 100% of Allowed Claim
                                                plus Postpetition Accrued Interest (as
                                                determined by the Bankruptcy Court).

Class 7 -- MAG Long-term Note Claims            Unimpaired.

Estimated Allowed Claims: $2.0 billion          Each holder of an Allowed MAG Long-term Note
  inclusive of Postpetition Accrued Interest    Claim against MAG (which includes Claims
  of approximately $309 million required to     arising under MAG's senior notes due 2011,
  be paid pursuant to section 1124 of the       2021 and 2031) shall be unimpaired under the
  Bankruptcy Code                               Plan, and, pursuant to section 1124 of the
                                                Bankruptcy Code: (a) all of the legal,
                                                equitable and contractual rights to which
                                                such Claim entitles such holder against MAG
                                                in respect of such Claim shall be fully
                                                reinstated and retained; (b) all defaults,
                                                other than a default of a kind specified in
                                                section 365(b)(2) of the Bankruptcy Code,
                                                shall be cured; (c) the maturity of such MAG
                                                Long-term Note Claim shall be reinstated, and
                                                (d) all amounts owed to such holders
                                                (including any amounts to which such holder
                                                is entitled pursuant to sections 1124(2)(C)
                                                and (D) of the Bankruptcy Code) shall be paid
                                                in full on the later of the Effective Date
                                                and the date such amount otherwise becomes
                                                due and payable under the MAG Indenture and
                                                the MAG Long-term Notes, as reinstated.

                                                Estimated Recovery: 100% of Allowed Claim.

CLASSES OF CLAIMS AND INTERESTS                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS
-------------------------------                 --------------------------------------------
Class 8 -- Convenience Claims                   Impaired.

Estimated Allowed Claims: $5.2 million          Each holder of an Allowed Convenience Claim
                                                (being Unsecured Claims up to $25,000 in
                                                amount, excluding MAG Short-term Debt Claims,
                                                MAG Long-term Note Claims and Claims of
                                                current and former directors and employees)
                                                against any of the Consolidated MAG Debtors
                                                shall receive a single Cash payment in an
                                                amount equal to the amount of such holder's
                                                Allowed Convenience Claim.

                                                Estimated Recovery: 100% of Allowed Claim.

Class 9 -- Equity Interests                     Unimpaired

Estimated Allowed Equity Interests: N/A         The holder of the Allowed Equity Interests in
                                                MAG shall be unimpaired under the Plan, and,
                                                pursuant to section 1124 of the Bankruptcy
                                                Code, all of the legal, equitable and
                                                contractual rights to which such Equity
                                                Interests entitle such holder in respect of
                                                such Equity Interests shall be fully
                                                reinstated and retained.

                                       V.

                              GENERAL INFORMATION

     The Debtors consist of Mirant and most of its direct and indirect U.S. subsidiaries. The chart below depicts the corporate structure of Mirant and its principal subsidiaries as at the date of the Disclosure Statement.(3) The Plan attached hereto as Exhibit "A", the pro forma financial statements attached hereto as Exhibit "E" and the Projections attached hereto as Exhibit "D" (and the assumptions with respect thereto described in "Financial Projections and Assumptions") contemplate the formation of New Mirant in a jurisdiction outside the United States and certain changes in the organizational structure of the Debtors as discussed in "The Chapter 11 Plan -- Means of Implementation of the Plan." The description in "General Information" of the Company, its subsidiaries and their respective businesses does not give effect to any such changes in the corporate structure of the Debtors in connection with or under the Plan.

---------------

3 A comprehensive corporate structure chart is set out in Schedule 3.

                              (ORGANIZATION CHART)

      MIRANT CORP. ASSET OWNERSHIP:(B)          COMMERCIAL OPERATION OF ASSETS:    MAG FACILITIES:
      --------------------------------          -------------------------------    ---------------
Potomac River (DC)     West Georgia (GA)        Plant Dispatch                     MID-ATLANTIC      NEW ENGLAND
Peaker (MD)            Apex (NV)                Fuel Procurement                     Morgantown        Kendall
Zeeland (MI)           Wrightsville (AR)(c)     Bidding                              Dickerson         Canal
Sugar Creek (IN)       Wichita Falls (TX)       Delivery of Fuel and Power           Chalk Point     CALIFORNIA
Shady Hills (FL)                                Hedging -- Physical and            NEW YORK            Delta
                                                Financial
                                                Longer-term Marketing Deals          Bowline           Potrero
                                                Asset Optimization                   Lovett          TEXAS
                                                                                     NY-Gen            Bosque

---------------

(a) None of Mirant's non-US subsidiaries are in chapter 11.

(b) Represents Company's domestic power assets, excluding assets owned directly or indirectly by MAG.

(c) See "Regional Markets -- Mid-Continent Region" for information on the expected sale of this facility.
begun exerting more control over market prices.

A.  THE BUSINESSES OF MIRANT

     As of December 31, 2004, Mirant, through its direct or indirect subsidiaries, owned or leased approximately 18,000 megawatts ("MW") of electric generating capacity. Mirant manages its business through two principal operating segments: North America and International. The North America segment consists of the ownership and operation of power generation facilities, including those owned by MAG and MIRMA, and energy trading and marketing operations, principally conducted through MAEM. The Company's International segment includes power generation businesses in the Philippines, Curacao and Trinidad and Tobago, and integrated utilities in the Bahamas and Jamaica.

     1. THE NORTH AMERICAN BUSINESS

     The power industry is one of the largest industries in the United States and has an influence on practically every aspect of the U.S. economy. Historically, the power generation industry in the United States was characterized by electric utility monopolies selling to franchised customer bases. In response to increasing customer demand for access to low-cost electricity and enhanced services, regulatory initiatives were adopted, primarily to increase wholesale and retail competition in the power industry. Following the resulting industry restructuring, merchant companies purchased plants from regulated utilities, built new capacity and began marketing to customers. At the same time, Independent System Operators ("ISOs") and/or Regional Transmission Organizations ("RTOs") were created to administer the new markets while maintaining system reliability. In recent years, state and federal restructuring efforts have stalled, primarily in response to the California energy crisis and financial troubles of many merchant energy companies. In addition, ISOs have the result is a blend of competitive and regulatory constructs, often different by state, under which merchant generators must compete with regulated utilities.

     In the United States, the Debtors serve four primary geographic areas: (a) the Mid-Atlantic Region; (b) the Northeast Region; (c) the Mid-Continent Region; and (d) the West Region. The core business of the Debtors centers on the production and sale of electrical energy, electrical capacity (essentially the ability to produce electricity on demand) and ancillary services. The Debtors' customers in the United States are utilities, municipal systems, aggregators, electric-cooperative utilities, producers, generators, marketers and large industrial customers.

          a. Ownership and Operation of Electricity Generation Assets.

          Through Mirant and MAI and its wholly-owned subsidiaries, MAEM, MAG and MIRMA, the Debtors own or lease generation facilities in the United States with an aggregate generation capacity of 14,500 MW (including the Wrightsville facility, which is expected to be sold during 2005, as described further in "The Reorganization Cases -- Material Asset Sales"). MAG owns or controls over two-thirds of the Debtors' North American generating capacity. The domestic generating portfolio of the Debtors is diversified across fuel types, power markets, and dispatch types and serves customers located near many major metropolitan load centers. The following North America properties were owned or leased as of March 1, 2005:

                                                                                      MIRANT'S %            NET EQUITY
                                                                                      LEASEHOLD/            INTEREST/
                                                                                      OWNERSHIP    TOTAL     LEASE IN
POWER GENERATION BUSINESS      LOCATION             PLANT TYPE         PRIMARY FUEL    INTEREST      MW      TOTAL MW
-------------------------      --------             ----------         ------------   ----------   ------   ----------
NORTH AMERICA
WEST REGION:
Mirant California(4)....   California          Peaking/Intermediate    Natural Gas       100        2,347      2,347
Apex....................   Nevada              Intermediate            Natural Gas       100          500        500
Mirant Wichita Falls....   Texas               Peaking                 Natural Gas       100           77         77
Mirant Texas............   Texas               Peaking/Baseload        Natural Gas       100          538        538
                                                                                                   ------     ------
  Subtotal..............                                                                            3,462      3,462
                                                                                                   ------     ------
NORTHEAST REGION:
Mirant New York.........   New York            Intermediate/Peaking/   Natural Gas/      100        1,675      1,675
                                               Baseload                Hydro/Coal/
                                                                       Oil
Mirant New England(5)...   Massachusetts       Intermediate/Peaking    Natural           100        1,993      1,388
                                                                       Gas/Oil
                                                                                                   ------     ------
  Subtotal..............                                                                            3,668      3,063
                                                                                                   ------     ------
MID-ATLANTIC REGION:
Mirant Peaker and Mirant
  Potomac River.........   Maryland/Virginia   Intermediate/Peaking/   Natural Gas/      100        1,004      1,004
                                               Baseload                Coal/Oil
Mirant Mid-Atlantic.....   Maryland            Intermediate/Peaking/   Natural Gas/      100        4,252      4,252
                                               Baseload                Coal/Oil
                                                                                                   ------     ------
  Subtotal..............                                                                            5,256      5,256
                                                                                                   ------     ------

                                                                                      MIRANT'S %            NET EQUITY
                                                                                      LEASEHOLD/            INTEREST/
                                                                                      OWNERSHIP    TOTAL     LEASE IN
POWER GENERATION BUSINESS      LOCATION             PLANT TYPE         PRIMARY FUEL    INTEREST      MW      TOTAL MW
-------------------------      --------             ----------         ------------   ----------   ------   ----------
MID-CONTINENT REGION:
Mirant Zeeland..........   Michigan            Peaking/Intermediate    Natural Gas       100          837        837
Wrightsville(6).........   Arkansas            Peaking/Intermediate    Natural Gas        51          438        223
Sugar Creek.............   Indiana             Peaking                 Natural Gas       100          535        535
West Georgia............   Georgia             Peaking                 Natural Gas/      100          605        605
                                                                       Oil
Shady Hills.............   Florida             Peaking                 Natural Gas       100          468        468
                                                                                                   ------     ------
  Subtotal..............                                                                            2,883      2,668
                                                                                                   ------     ------
NORTH AMERICA TOTAL.....                                                                           15,169     14,449

---------------

(4) See "Regional Markets -- West Region" for details on the impending retirement of Pittsburg Unit 7.

(5) Mirant's ownership interest in the facilities in this region is 100%, except for the 614 MW Wyman plant in which Mirant has a 1.4% ownership interest, or
    8.8 MW. See "Regional Markets -- Northeast Region -- New England" for details regarding current plans to mothball the Kendall facility.

(6) See "Regional Markets -- Mid-Continent Region -- Southeast" for details on the planned sale of the mothballed Wrightsville facility.

          b. Commercial Operations.

          The Debtors conduct their commercial activities through MAEM. These activities consist of fuel procurement, power dispatch, logistics, asset hedging and risk management, and optimization trading. MAEM conducts its business in the markets in which the Debtors have an asset presence. This asset presence enhances the ability of MAEM to deliver additional value as compared to only buying fuel and selling power in the spot market.

          Pursuant to agreements with the Debtors that own generation facilities, MAEM enters into transactions for the benefit of such Debtors pursuant to which MAEM procures the appropriate fuel, formulates the daily dispatch decisions and sells the electricity generated in the wholesale market for the generation facilities. MAEM uses dispatch models to make daily decisions regarding the quantity and the price of the power it will sell into the markets. In markets governed by ISOs/RTOs, MAEM bids the energy from the Debtors' generation facilities into the ISO-run day-ahead energy market. MAEM also sells ancillary services through the ISO markets. In real-time, MAEM works with the ISOs/RTOs to ensure the generation facilities of the Debtors are dispatched economically to meet the reliability needs of the market. In non-ISO markets, MAEM conducts business through bi-lateral transactions, on a day-ahead basis, pursuant to which MAEM provides the generation facilities firm schedules to follow.

          MAEM enters into contracts of varying terms to secure appropriate quantities of fuel that meet the varying specifications of the Debtors' generating facilities. For the Debtors' coal fired generation facilities, MAEM purchases coal from a variety of suppliers under both short-term and multi-year contracts. For the Debtors' oil fired units, fuel is typically purchased under short-term contracts usually linked to a transparent oil index price. For the Debtors' gas fired units, MAEM typically purchases natural gas under short-term contracts with a variety of suppliers on a day-ahead basis.

          MAEM enters into transactions to economically hedge the power price exposure of the Debtors by selling power into the wholesale market over a variety of tenors through over-the-counter transactions, exchanges and structured transactions. MAEM sells both energy and energy-linked commodities, including capacity and ancillary services. MAEM economically hedges the energy component of gross margin through futures, forwards, swaps and options. All of MAEM's commercial activities are governed by the Debtors' Risk Management Policy ("RMP"). The RMP requires that MAEM engage only in risk reducing activities with respect to hedging the Debtors' assets.

          While over-the-counter transactions make up a substantial portion of the Debtors' economic hedge portfolio, MAEM also has a marketing function that serves as the interface between the Debtors' generation facilities and customers. The marketing organization is focused on selling non-standard, structured products to customers. In addition to energy, these products typically include capacity, ancillary services, transmission losses and other energy products. MAEM views these transactions as a method of mitigating the risk of certain portions of the Debtors' business that are not easy to economically hedge in the over-the-counter market. Typically, MAEM is able to sell these products at a higher premium than standard products. For certain generation facilities, MAEM has sought to enter into longer-term transactions to provide certainty of cash flows over an extended period. These transactions are typically tolling transactions whereby a Debtor receives a fixed capacity payment and, in return, grants an exclusive right for the counterparty to procure the fuel for the generation facility and take title to the power generated. For example, in August 2004, the Debtors entered into a tolling transaction for the Bosque units in Texas. The Chapter 11 Cases have adversely affected MAEM's ability to enter into marketing transactions, including tolling transactions.

          In addition to the risk management services that MAEM provides to the Debtors that own generation facilities, MAEM engages in optimization trading for its own account. MAEM generates gross margin by taking market positions based, in part, on market and other information gathered from its relationship with the Debtors' generation facilities. The optimization trading activities also are governed by the RMP, which sets forth limits on the size of trading positions and value-at-risk that MAEM can bear at any given time. By participating in the markets in this way, MAEM is better able to avoid disclosing to the markets the direction of its trading and hedging activity -- to the benefit of the Debtors that own generation facilities. The Debtors that own generation facilities also benefit from tighter bid/offer spreads because MAEM is active in the markets as both a buyer and a seller.

          c. Regional Markets.

             i. Mid-Atlantic Region.

             Mirant owns (directly and indirectly) or leases four generation facilities comprising 5,256 MW of generation capacity in the Mid-Atlantic region: Chalk Point, Morgantown, Dickerson and Potomac River Station. These Mid-Atlantic facilities were acquired from Potomac Electric Power Company ("Pepco") in December 2000. These facilities consist of coal and oil fired baseload units as well as coal, gas and oil fired intermediate and peaking units in Maryland and Virginia. Mid-Atlantic's largest facility in the region, the Chalk Point facility, has two coal fired baseload units, two oil and gas fired intermediate units and seven either oil fired or oil and gas fired peaking units totaling 2,429 MW of capacity. The next largest facility, the Morgantown facility, consists of two coal and oil fired baseload units and six oil fired peaking units, totaling 1,492 MW of capacity. The Dickerson facility has three coal fired baseload units and three peaking units, totaling 853 MW of capacity, and the Potomac River Station, a coal fired facility, has three baseload and two intermediate units, totaling 482 MW of capacity.

             Power generated by Mirant's facilities in the Mid-Atlantic region is sold into the Pennsylvania-New Jersey-Maryland Interconnection, LLC ("PJM") market. In connection with the acquisition of the Mid-Atlantic facilities from Pepco in 2000, Mirant, through MAEM, agreed to supply Pepco its full load requirement in the District of Columbia under a transition power agreement ("TPA"), which expired in January 2005 (the "DC TPA"). MAEM also had a similar TPA in place to supply Pepco's load in Maryland, which expired in June 2004 (the "Maryland TPA"). On October 29, 2003, the Debtors filed a motion with the Bankruptcy Court for approval of a settlement ("Pepco TPA Settlement") between the Debtors and Pepco regarding the TPAs, which were out-of-market. Under the Pepco TPA Settlement, the per megawatt hour ("MWh") prices for power delivered under the TPAs were increased by $6.40 and the TPAs were assumed. In addition, the Pepco TPA Settlement grants Pepco an allowed prepetition general unsecured claim against Mirant and MAEM related to the amendment of these agreements in the amount of $105 million. On November 19, 2003, the Bankruptcy Court approved the Pepco TPA Settlement and the assumption of the

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

        amended TPAs. See "Material Claims, Litigation and
        Investigations -- Disputed Claims with Associated Estate Causes of Action -- Pepco Litigation -- Pepco TPA Settlement."

             Also, in connection with the Debtors' acquisition of the Mid-Atlantic facilities from Pepco in 2000, Mirant agreed to purchase from Pepco all power it received under long-term power purchase agreements ("PPA") with Ohio Edison Company ("Ohio Edison") and Panda-Brandywine L.P. ("Panda") that expire in 2005 and 2021, respectively. Mirant and Pepco entered into a contractual arrangement (the "Back-to-Back Agreement"), with respect to Pepco's agreements with Panda and Ohio Edison under which: (A) Pepco agreed to resell to Mirant all "capacity, energy, ancillary services and other benefits" to which it is entitled under those agreements, and (B) Mirant agreed to pay Pepco each month all amounts due from Pepco to Panda or Ohio Edison for the immediately preceding month associated with such capacity, energy, ancillary services and other benefits. Under the Back-to-Back Agreement, Mirant is obligated to purchase power from Pepco at prices that are significantly higher than existing market prices for power in the PJM market. Since August 2003, the Debtors sought to reject the Back-to-Back Agreement. For more details concerning the current status of the Debtors' efforts to reject the Back-to-Back Agreement, see "Material Claims, Litigation and Investigations -- Disputed Claims with Associated Estate Causes of Action -- Pepco Litigation."

             Since the expiration of the Maryland TPA in June 2004 and the DC TPA in January 2005, MAEM has been hedging the output of the Mid-Atlantic generation facilities in the bilateral market as described in the previous section. The terms for these transactions extend into 2006. In addition, MAEM enters into structured transactions with entities serving load in the greater Washington, D.C. area. Structured transactions are inherently more complicated than bilateral transactions and MAEM looks to extract value over the mid-point of the market for such deals. The terms for these transactions extend into 2006 as well.

             MAEM has also participated in standard offer service auctions in Maryland and Washington, D.C. Power sales, made either directly through these auctions or indirectly through subsequent market transactions that are a result of the auction process, serve as economic hedges for the Mid-Atlantic assets.

             ii. Northeast Region.

             The Debtors own or operate generating facilities in the Northeast region consisting of approximately 3,063 MW of capacity. The Northeast region is comprised of the New York and New England sub-regions. Generation is sold from the Debtors' Northeast assets through a combination of bilateral contracts and spot market transactions, as well as structured transactions.

                (A) New York.

                The Mirant New York facilities were acquired from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York, Inc. in June 1999. The New York generating facilities consist of the Bowline and Lovett facilities and various smaller generating facilities comprising a total of 1,675 MW of capacity. The Bowline facility is a 1,133 MW dual fueled (natural gas and oil) facility comprised of two intermediate units. The Lovett facility consists of two baseload units capable of burning coal and gas comprising a total of 348 MW and a peaking unit capable of burning gas or oil comprising 63 MW. The smaller Mirant New York plant operations include two peaking units (the Hillburn gas turbine station and the Shoemaker gas turbine station), three hydroelectric stations (Mongaup 1-4, Swinging Bridge 1-2 and Rio 1-2) and an operational interest in the Grahamsville Hydroelectric Station comprising a total of 132 MW. An expansion at the Bowline facility, a 750 MW natural gas and distillate oil fired combined cycle unit, is currently suspended.

                The Mirant New York plants participate in a market operated by the ISO of New York ("NYISO"). Market fundamentals in the NYISO do not permit the Debtors to operate the Lovett facility on an economic basis as a merchant generation facility because of upcoming required environmental capital expenditures and property taxes associated with the facility. The current plan of the Debtors is to retire the Lovett facility starting with Unit 5 in 2007 and Units 3 and 4 in 2008. While the Debtors are pursuing a number of options to lower the property taxes at Lovett, including settlement discussions with the appropriate local governments, the current view of the Debtors is that even with property tax relief, the Lovett facility will not be economic because of the required capital expenditures. While the Debtors are actively exploring alternatives to a shutdown, the current plan of the Debtors does not anticipate Lovett operating past 2008.

                (B) New England.

                The Mirant New England generating facilities, with a total capacity of 1,388 MW, were acquired from subsidiaries of Commonwealth Energy System and Eastern Utilities Associates in December 1998. The New England generating facilities consist of the Kendall station, the Canal station, the Martha's Vineyard diesels and the Wyman Unit 4 interest. The Canal and Kendall facilities, consisting of approximately 1,109 MW and 256 MW of generating capacity, respectively, are designed to operate during periods of intermediate and peak demand, and are located in close proximity to Boston. The Kendall facility has been repowered since its acquisition and is now a natural gas combined cycle facility capable of producing both steam and electricity for sale. Both the Canal and Kendall facilities possess the ability to burn both natural gas and fuel oil. The Martha's Vineyard diesels, with 14 MW of capacity, supply electricity on the island of Martha's Vineyard during periods of high demand or in the event of a transmission interruption. The Wyman Unit 4 interest is an approximate 1.4% ownership interest (equivalent to 8.8
           MW) in the 614 MW Wyman Unit 4 located on Cousin's Island, Yarmouth, Maine. It is primarily owned and operated by the Florida Power and Light Group.

                The capacity, energy and ancillary services from the Mirant New England generating units are sold into the New England Power Pool ("NEPOOL") through MAEM. NEPOOL is administered by the ISO of New England ("ISO-NE"). Market fundamentals in NEPOOL do not permit the Debtors to operate the Kendall facility on an economic basis as a merchant facility. The current plan of the Debtors is to shutdown, at least temporarily, the Kendall facility from January 2006 through December 2007, with the possibility of restarting operations as early as January 2008. However, the ISO-NE has determined that a small part of the capacity of the Kendall facility, namely steam units 1 and 2 and jet unit 1, is needed for reliability and has negotiated a reliability-must-run ("RMR") agreement ("Kendall RMR") with respect to the Kendall facility with an expected term of approximately one year. As a result of such determination, the Debtors deactivated the facilities that are not needed, namely, the combustion turbine and steam unit 3. The Debtors filed the Kendall RMR with the Federal Energy Regulatory Commission ("FERC") on October 7, 2004 for RMR status under the existing tariff ("Kendall RMR Case") and are currently waiting for FERC approval or acceptance of the Kendall RMR and the revenue requirements contained within it. The Debtors and other parties in this proceeding are currently in settlement negotiations. The Debtors have reached a preliminary agreement with Nstar Electric & Gas Corp., the local contracting utility, that, once finalized and accepted or approved by FERC, will resolve virtually all the issues in the Kendall RMR Case and includes the reactivation of the combustion turbine and steam unit 3.

             iii. Mid-Continent Region.

             The Mirant Mid-Continent facilities, consisting of an equity interest in roughly 2,668 MW, are located in the Midwest and Southeast markets.

                  (A) Midwest.

                  The Debtors' facilities in the Midwest, which include Sugar Creek and Zeeland, consist of over 1,372 MW of generating capacity and are all natural gas fired peaking and/or intermediate units.

                  The Sugar Creek facility is a combined cycle facility with the capability to produce 535 MW. Located in West Terre Haute, Indiana, the Sugar Creek facility has the physical capability to be interconnected with either the Cinergy or American Electric Power, Inc. ("AEP") systems. Cinergy is a member of the Midwest Independent System Operators, Inc. (the "MISO") and AEP is a member of the PJM. The facility is eligible to deliver energy and participate in the energy, capacity and ancillary markets of PJM. From June through September 2005, the unit will be tolled. During the remainder of the year, the facility sells energy into either PJM or MISO (whichever is the best available market). When the unit runs in PJM, it receives a price comparable to the AEP/ Dayton Hub.

                  The Zeeland facility, a combined cycle facility in Zeeland, Michigan, has generating capacity of 837 MW. The Zeeland facility is interconnected with the International Transmission Company, which is a member of the MISO.

                  Mirant Zeeland has a five-year tolling agreement with MAEM for the electrical energy output (306 MW, simple cycle) from the Zeeland plant, Phase I Units 1A and 1B. MAEM has a counterparty agreement to sell simple cycle capacity output from Mirant Zeeland Units 1A and 1B through May 31, 2006. Mirant Zeeland receives from MAEM, and MAEM receives from its counterparty, a monthly capacity payment, a variable operating and maintenance payment on a per MWh basis and a start up payment. The counterparty provides to Mirant Zeeland, through MAEM, all the fuel required to operate the contractual portion of the plant. Mirant Zeeland indirectly provides a heat rate and availability guarantee. There are bonus and penalty provisions in the agreement for availability outside allowable limits. Mirant Zeeland Phase 2 (530 MW combined cycle output) has a tolling contract for 100% of the output through February 2006. As with Phase 1, the toll is with MAEM who in turn has an agreement with a counterparty. Mirant Zeeland receives from MAEM, and MAEM receives from its counterparty, a monthly capacity payment, variable operations and maintenance payments on a per MWh basis and a start charge. As with the Phase 1 toll, there are heat rate and availability guarantees with associated bonuses and penalties for being outside of tolerance bands. The fuel required to operate the facility during the term of the toll is provided to Mirant Zeeland through the MAEM agreement with its counterparty. Both the Zeeland and Sugar Creek facilities operate under the East Central Area Reliability Coordination Agreement ("ECAR") market.

                  (B) Southeast.

                  The Debtors have three facilities in the Southeast with a net equity interest of 1,296 MW. The West Georgia facility in Thomaston, Georgia and the Shady Hills facility in Pasco County, Florida consist of gas and oil fired combustion turbines serving peak loads of approximately 605 MW and 468 MW, respectively. Additionally, the Debtors developed, in partnership with Kinder-Morgan, the Wrightsville facility in Wrightsville, Arkansas, which consists of gas fired intermediate/peaking units with generating capacity of 438 MW. The Wrightsville facility is jointly owned with Kinder Morgan, and MAI holds a $180 million senior unsecured loan to the special purpose entity that holds a senior secured interest in the Wrightsville facility. In 2004, the Debtors mothballed this facility, pending regional recovery of power prices. In February 2005, the Debtors entered into an agreement to sell the Wrightsville facility to Arkansas Electric Cooperative Corporation ("AECC"), subject to Bankruptcy Court approval and certain other regulatory and third-party consents and approvals. The Debtors expect the sale of the Wrightsville facility to close in 2005.

                  West Georgia has two PPAs for the output of the West Georgia facility. The first West Georgia PPA is for 205 MW and will expire in May 2005. West Georgia receives a capacity payment, an index-based fuel payment and a start charge (for more than one start per day). The fuel payment is structured as a blend of gas and oil prices regardless of the actual fuel used. The PPA allows West Georgia to provide replacement energy from the market to meet contractual obligations. West Georgia may incur penalties for less than allowable availability. There are no provisions for renewal or extension of the contract.

                  The second West Georgia PPA will expire in May 2009. The annual capacity amount is nominated by West Georgia and is currently 297 MW. For the period from June 2004 until May 2005, the counterparty has exercised its option to purchase an additional 100 MW of capacity, thereby bringing the total current nomination to the counterparty to 397 MW. Beginning June 2005 through the end of the contract, the total nomination increases to approximately 450 MW. West Georgia receives a capacity payment, start-up payments, and variable operating and maintenance payments on a per MWh basis and an index-based fuel payment. The PPA allows West Georgia to provide replacement energy from the market to meet contractual obligations. West Georgia may receive bonuses or incur penalties for availability outside allowable limits. There are no provisions for renewal or extension of the contract.

                  West Georgia has a fuel supply contract, which expires in May 2009. West Georgia has also purchased firm gas transportation for 22,500 MMbtu/day for the months June through September under an agreement that expires in May 2009.

                  Shady Hills Power Company, L.L.C. ("Shady Hills"), a Debtor, has a tolling agreement through March 2007 for the output of its 468 MW facility. The counterparty tolls 100% of the output of the facility and the annual capacity amount is determined by a performance test conducted each spring. Shady Hills receives a monthly capacity payment, a variable operating and maintenance payment on a per MWh basis and a start up-payment each time a unit is turned on. The counterparty schedules and delivers all fuel. Shady Hills generates electricity and provides a heat rate guarantee and receives bonuses and pays penalties outside the guarantee values. Shady Hills is required to meet minimum availability requirements and may incur penalties for availability outside allowable limits. The counterparty has a right of first refusal on the output of any expansion at the site during the contract term. There are no renewal provisions in the agreement.

                  Once the existing tolling agreement expires, another tolling arrangement will begin. Under this agreement, which was executed in August 2004, FPC will toll 100% of the Shady Hills power facility from April 2007 to April 2014. The general terms of the FPC agreement are similar to the arrangement, except there is no right of first refusal granted to FPC related to expansion at the facility.

             iv. West Region.

             The Debtors' West region facilities consist of a net equity interest in 3,462 MW of gas fired generating capacity in California, Nevada and Texas.

                  (A) California.

                  In April 1999, Mirant California, LLC ("Mirant California"), through its wholly-owned subsidiaries, Mirant Delta, LLC ("Mirant Delta") and Mirant Potrero, LLC ("Mirant Potrero"), acquired various generating assets in California with a total capacity of 2,948 MW from Pacific Gas and Electric Company ("PG&E"). As of December 31, 2004, the Debtors had retired around 600 MW of that total capacity. The assets acquired consist of the Pittsburg plant and the Contra Costa plant (the "Delta Plants") owned by Mirant Delta and the Potrero plant owned by Mirant Potrero. These generating assets, which include facilities operating at both intermediate and peak demand levels, are located in, or in close proximity to, San Francisco. The Delta Plants consist of five intermediate natural gas fired steam generating units with approximately 1,985 MW of generating capacity located approximately ten miles apart along the Sacramento/San Joaquin River Delta. The Potrero plant has one baseload natural gas fired conventional steam generating unit and three peaking distillate fueled combustion turbines with a combined capacity of 362 MW.

                  The majority of the Debtors' assets in California are subject to RMR agreements with the California Independent System Operator Corporation (the "CAISO"). The Mirant California subsidiaries currently have the largest portfolio of units that operate under RMR agreements, reflecting the fact that the location of these units is key to system reliability. Contra Costa Unit 6 is not a party to an RMR agreement and, thus, functions solely as a merchant facility in the CAISO.

        MAEM sells the output of Contra Costa Unit 6 into the market through bilateral transactions with utilities and other merchant energy companies.

                  In October 2004, the CAISO notified the Debtors that the RMR agreement for Pittsburgh Unit 7 would not be renewed for 2005. On January 3, 2005, MAEM announced that it was seeking proposals for a one-, two- or three-year tolling arrangement for Pittsburg Unit 7 and Contra Costa Unit 6. Bids were received on January 28, 2005 and the Debtors currently are evaluating these bids. If this request for proposals does not result in an acceptable contract for Pittsburgh Unit 7, the Debtors plan to retire Pittsburg Unit 7, consisting of 682 MW, by the middle of 2005, due to new nitrogen oxide ("NOx"), emission standards that would require significant capital and operating and maintenance expenditures.

                  As part of the California Settlement, PG&E will enter into two power purchase agreements with Mirant Delta and Mirant Potrero that will allow PG&E to dispatch and purchase the power output of all units of the generating plants owned by those entities that have been designated by the CAISO as RMR units under the RMR agreements. For more information concerning these agreements, see "The Chapter 11 Plan -- Settlements and Compromises -- California Settlement."

                  (B) Nevada.

                  The Apex generating facility, a 500 MW intermediate gas combined-cycle facility located near Las Vegas, Nevada was developed by Mirant and began commercial operations in May 2003. MAEM has signed contracts with Nevada Power for 225 MW of capacity and energy from the Apex facility for the period from May 2003 to April 2008. In October 2004, MAEM and Nevada Power reached agreement on additional power sales out of the Apex facility. MAEM has agreed to sell a market-based heat rate call option representing 175 MW of the Apex facility from June 2005 through September 2005.

                  (C) Texas.

                  The Debtors operate two facilities in Texas, the Bosque facility and the Wichita Falls facility. The Bosque facility consists of a gas fired combustion turbine with a corresponding steam turbine (combined cycle unit) with a capacity of 230 MW that is available to serve baseload and intermediate. In addition, Bosque Units 1 and 2 are gas-fired peakers with a capacity of 154 MW each. The Wichita Falls facility is a combined cycle facility and consists of three gas turbines and a steam turbine with a total capacity of 77 MW. The Wichita Falls facility primarily sells its electrical output to the merchant market.

                  In August 2004, Mirant Texas commenced a tolling agreement pursuant to which the counterparty has exclusive rights to the power and ancillary services generated by the Bosque facility through December 2006. Mirant Texas guarantees certain availability requirements to the counterparty and may receive a bonus for availability above the guaranteed level and may incur penalties for availability below allowable limits. The counterparty is responsible for procuring all fuel and for selling the power to retail customers and into the Texas wholesale power market.

                  Both the Bosque and Wichita Falls facilities operate in the Electric Reliability Council of Texas ("ERCOT") market.

          d. Regulatory Environment.

             i. U.S. Public Utility Regulation.

             The U.S. electricity industry is subject to comprehensive regulation at the federal, state, and local levels. At the federal level, FERC has exclusive jurisdiction under the Federal Power Act (the "Federal Power Act") over sales of electricity at wholesale and the transmission of electricity in interstate commerce. The Debtors that own generating facilities selling at wholesale or that market electricity at wholesale outside of ERCOT are "public utilities" subject to FERC's jurisdiction under the Federal Power Act. These Debtors must comply with certain FERC reporting require-ments and FERC-approved market rules and are subject to FERC oversight of mergers and acquisitions, the disposition of FERC-jurisdictional facilities, and the issuance of securities, for which blanket authority has been granted. In addition, under the Natural Gas Act, FERC has limited jurisdiction over certain sales for resale of natural gas, but does not regulate the prices received by the Debtors that market natural gas.

             FERC has authorized the public utility Debtors to sell energy and capacity at wholesale market-based rates and has authorized some of the public utility Debtors to sell certain ancillary services at wholesale market-based rates. The majority of the output of the public utility Debtors in the United States is sold pursuant to this authorization, although certain of the Debtors' facilities sell their output under cost-based RMR agreements, as explained below. FERC may revoke or limit a Debtor's market-based rate authority if it determines that the Debtor possesses market power. FERC requires that Debtors with market-based rate authority, as well as those with blanket certificate authorization permitting market-based sales of natural gas, adhere to certain market behavior rules and codes of conduct, respectively. If a Debtor violates the market behavior rules or codes of conduct, FERC may require a disgorgement of profits or revoke the Debtor's market-based rate authority or blanket certificate authority. If FERC were to revoke a Debtor's market-based rate authority, the Debtor would have to file a cost-based rate schedule for all or some of its sales of electricity at wholesale. If FERC revoked the blanket certificate authority of a Debtor, it would no longer be able to make certain sales of natural gas.

             In an effort to promote greater competition in wholesale electricity markets, FERC has encouraged the formation of ISOs and RTOs. In those areas where ISOs or RTOs control the regional transmission systems, market participants have expanded access to transmission service. ISOs and RTOs also may operate real-time and day-ahead energy and ancillary services markets, which are governed by FERC-approved tariffs and market rules. Some RTOs and ISOs also operate capacity markets. Changes to the applicable tariffs and market rules may be requested by market participants, state regulatory agencies and the system operator, and such proposed changes, if approved by FERC, could have an impact on the Debtors' operations and business plan. While participation by transmission-owning public utilities in ISOs and RTOs has been and is expected to continue to be voluntary, the majority of such public utilities in New England, New York, the Mid-Atlantic, the Midwest and California have joined the existing ISO/RTO for their respective region. The majority of Debtors' facilities operate in these ISO/RTO regions.

             The Debtors are not currently subject to the Public Utility Holding Company Act ("PUHCA") and do not anticipate becoming so. They would become subject to PUHCA if, for example, they acquired the securities of a public utility company or a public utility facility that does not qualify as an exempt wholesale generator, a foreign utility company, or a qualifying small power production or cogeneration facility. Currently, however, all of the Debtors and their subsidiaries owning generation in the United States are exempt wholesale generators under PUHCA and all of the Debtors' subsidiaries owning generation outside the United States are either foreign utility companies or exempt wholesale generators.

             At the state and local levels, regulatory authorities have historically overseen the distribution and sale of retail electricity to the ultimate end user, as well as the siting, permitting, and construction of generating and transmission facilities. The Debtors' existing generation may be subject to a variety of state and local regulations, including regulations regarding the environment, health and safety, maintenance, and expansion of generation facilities. The Debtors that sell at the retail level in states that have a retail access program may be subject to state certification requirements and to bidding rules to provide default service to customers who choose to remain with their regulated utility distribution companies.

                  (A) Mid-Atlantic.

                  The Debtors' Mid-Atlantic assets sell power into the markets operated by PJM, which FERC approved to operate as an ISO in 1997 and as an RTO in 2002. The Debtors have access to the PJM transmission system pursuant to PJM's Open Access Transmission Tariff. PJM operates the PJM Interchange Energy Market, which is the region's spot market for wholesale electricity, provides ancillary services for its transmission customers, and performs transmission planning for the region. To account for transmission congestion and losses, PJM calculates electricity prices using a locational marginal pricing model and dispatches electricity on a security constrained least cost basis. On January 24, 2005, FERC issued an order changing PJM's mitigation rules for frequently mitigated units (those mitigated in excess of 80% of annual running hours), as well as the retirement policy rules. The revised policy provides some opportunity for increased compensation for frequently mitigated units. Under the old rules, such units were restricted to bidding variable costs plus 10% when a transmission constraint caused the unit to be selected out of economic merit order. Under the new rules, the restriction is variable costs plus $40 per MWh. Generally, units mitigated less than 80% of the time remain under the old "cost plus 10%" policy. However, certain units deemed "sister" units, including certain Mirant units, are permitted to bid in accordance with the new rules. PJM also proposed a revised generation retirement policy that sets forth a process by which PJM will address a request by a generation owner to deactivate a unit, determine whether established reliability criteria would be violated if the unit were deactivated, and provide compensation to the generation owner when a unit proposed for deactivation is required to continue operating for reliability. This proposal was also approved. Both changes are currently effective, although possibly subject to revision via requests for rehearing. PJM is also developing a redesign of its capacity obligations, referred to as a Reliability Pricing Model ("RPM"). The PJM Board is currently seeking comments in anticipation of a vote in May 2005. If ultimately filed at FERC in a form resembling stakeholder discussions to date, and ultimately approved by FERC, this proposal also would provide some opportunity for an improved revenue stream for Mirant-owned capacity. However, FERC's response to these issues and the final impact, if any, on Mirant's facilities cannot be determined at this time.

                  PJM has greatly expanded its system over the last two years with the addition of the service areas of Allegheny Power, Commonwealth Edison, AEP-East, Duquesne Light and Dayton Power & Light (DP&L). The addition of Dominion-Virginia Power is anticipated sometime in 2005. In the fall of 2004, PJM completed its integration of AEP and DP&L into the PJM RTO. For purposes of determining deliverability to the unforced capacity market ("UCAP market"), AEP and DP&L were deemed to be capable of providing capacity to all areas of PJM. This effectively provided the same comparability of delivery for a generator in western Ohio to deliver capacity to the Pepco zone where the Debtors' assets are located. The deliverability standard and the additional capacity that the new entrants are now capable of providing to the UCAP market in PJM has severely depressed forward pricing for capacity. PJM has proposed a new RPM that will provide for recognition of locational deliverability zones. The model proposes a phase-in to locational zones over a four-year period. In addition, PJM and MISO have been directed by FERC to establish a common and seamless market, an effort that is largely dependent upon MISO's ability to first establish and operate its markets.

                  (B) Northeast.

                  The Debtors' New York plants participate in a market controlled by NYISO, which replaced the New York Power Pool. NYISO provides statewide transmission service under a single tariff and interfaces with neighboring market control areas. To account for transmission congestion and losses, NYISO calculates energy prices using a locational marginal pricing model that is similar to that used in the PJM and ISO-NE. NYISO also administers a spot market for energy, as well as markets for installed capacity, operating reserves, and regulation service. NYISO employs an Automated Mitigation Procedure ("AMP") in its day-ahead market that automatically caps energy bids when certain established bid screens indicate a bidder may have market power. On January 14, 2005, the United States Court of Appeals for the D.C. Circuit vacated and remanded FERC's orders approving the AMP. The AMP provisions of the NYISO's tariff remain in effect pending further proceedings. In addition, the NYISO's locational capacity market rules use a "demand curve" mechanism to determine for every month the required amount of installed capacity as well as installed capacity prices for three locational zones: New York City, Long Island, and the rest of New York. The Debtors' facilities operate outside of New York City and Long Island. The demand curve is derived for each of the three zones by setting the price of installed capacity for 118% of peak load (peak load plus an 18% reserve margin) at the assumed price for a new generating plant to serve peak demand ("new entrant") and then sloping the "demand curve" for installed capacity downward to reflect additional amounts of capacity beyond the 118%. FERC approved the new entrant price for use from the summer of 2003 to the spring of 2005 and required NYISO to file three proposed new entrant prices that would be applicable from the summer of 2005 through the spring of 2008. On January 7, 2005, NYISO filed revisions to its services tariff to define the demand curves for capability years 2005/2006, 2006/2007 and 2007/2008. On March 2, 2005,
        FERC issued an interim order allowing the filed rates to go into effect subject to refund. On March 21, 2005, FERC held a technical conference to investigate numerous issues related to the "demand curve" filing. This conference will be used to inform FERC's final decision. It is not known when this order should be expected. The FERC's 2003 order approving the existing demand curves has been appealed by a trade association to the United States Court of Appeals for the D.C. Circuit.

                  The Debtors' New England plants also participate in a market administered by ISO-NE, under contract to NEPOOL. NEPOOL is a voluntary association of electric utilities and other market participants in Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont. FERC has approved an RTO for the New England region, which assumed responsibility for the operation of transmission systems and administration and settlement of the wholesale electric energy, capacity and ancillary services markets on February 1, 2005. ISO-NE utilizes a locational marginal pricing model, with a price mitigation method similar to NYISO's AMP. In 2004, FERC approved a locational installed capacity market for ISO-NE based on the "demand curve" concept also used by NYISO, to be implemented in January 2006. A hearing on the demand curve parameters was held in late February and early March, and a FERC order on these proposals is expected in mid to late-2005.

                  (C) Mid-Continent.

                  The Debtors' Mid-Continent plants are located in the Midwest and Southeast markets. In the Midwest markets, the Debtors' plants participate in a market to be administered by MISO. FERC approved the formation of MISO in 2001. MISO currently administers transmission operations. MISO intends to operate energy markets similar to those operated by PJM and has received FERC approval to commence operating energy markets on March 1, 2005. However, due to a desire to test thoroughly before implementation, MISO has voluntarily elected to delay actual implementation until April 1. MISO plans to use locational marginal pricing for energy and associated financial transmission rights, so that market participants may manage the risks associated with moving energy from generation sources to load. The market plan also includes both a day-ahead energy market based on firm financial commitments to provide energy and a real-time market for physical supply and demand. MISO proposes to implement a capacity market by June 1, 2006, but has not yet identified a specific capacity market design. MISO also proposes to implement mitigation rules similar to those of the NYISO, but will likely not implement an automatic price cap. While tangible progress continues to be made toward actual implementation, the Debtors still cannot provide assurance regarding whether or when MISO will commence operation of its new market or what the impact on the earnings of the Debtors could be. The Debtors' Sugar Creek facility is interconnected to both MISO and PJM, through Cinergy and AEP's transmission system, and can sell into either market (although not into both simultaneously). Sugar Creek is eligible to participate in the PJM capacity and energy markets.

                  In the Southeast, the Debtors currently sell electric energy and capacity from their facilities under bilateral contracts that contain terms and conditions that are not standardized and that have been negotiated on an individual basis. Customers in this region include investor-owned, vertically integrated utilities, municipalities, and electric cooperatives.

                  (D) West.

                  The Debtors' West region plants are located in the Western Interconnection and the ERCOT market in Texas. California accounts for roughly 40% of the energy consumption in the Western Interconnection. Approximately 75% of California's demand is served from facilities in the CAISO control area, which includes California facilities of the Debtors. The CAISO schedules transmission transactions, arranges for necessary ancillary services, and administers a real-time balancing energy market. The CAISO has proposed changes to its market design to more closely mirror the eastern RTO markets. The market redesign has been delayed several times, with full implementation now expected in 2007 or 2008. The California Public Utility Commission ("CPUC") has taken the lead role for establishing capacity requirements in California and has ordered California's load-serving entities to meet specific load and reserve requirements beginning in the summer of 2006. The CAISO has not proposed a capacity market mechanism in its market redesign.

                  The majority of the Debtors' assets in California are subject to RMR agreements with the CAISO. These agreements require certain of the Debtors' facilities, under certain conditions and at the CAISO's request, to operate at specified levels in order to support grid reliability. Under these RMR agreements, the Debtors recover, through fixed charges, either a portion ("RMR Contract Condition 1") or all ("RMR Contract Condition 2") of the annual fixed revenue requirement of the generation assets as approved by FERC (the "Annual Requirement"). The Debtors' California generation assets operating under RMR Contract Condition 1 depend on revenue from sales of the output of the plants at market prices to recover the portion of the plant's fixed costs not recovered in RMR payments. For these generation assets, only a percentage of the Annual Requirement, as approved by FERC, can be recovered through RMR payments, whereas RMR Contract Condition 2 Units recover 100%. The Debtors must file annually for FERC approval of the Annual Requirement for the following calendar year.

                  The CAISO imposes a $250/MWh cap on prices for energy and capacity and has implemented an AMP similar to that used by NYISO. Owners of non-hydroelectric generation in California, including certain of the Debtors' facilities, must offer power in the CAISO's spot markets if the output is not scheduled for delivery within the hour. For the remainder of the Debtors' units that are located outside of California but within the Western Interconnection, there is no single entity responsible for a centralized bid-based market for sales in the West. Outside of California, the primary markets in the West today are bilateral and adhere to the reliability standards of the Western Electricity Coordinating Council. Although the Debtors are involved in initiatives to establish new ISOs or RTOs in the West, the Debtors cannot predict when, or if, such entities will emerge, nor if market developments will have a positive or negative impact on future earnings from their Western assets.

                  The Debtors' Texas plants participate in a market administered by the ERCOT ISO, which manages a major portion of the state's electric power grid. ERCOT ISO oversees competitive wholesale and retail markets resulting from electricity restructuring in Texas and protects the overall reliability of the ERCOT grid. ERCOT ISO, the only ISO that manages both wholesale and retail market operations, is regulated by the Public Utility Commission of Texas (the "PUCT"). The PUCT conducts market monitoring within ERCOT. Price mitigation measures in ERCOT include a $1,000 per MWh price cap and RMR-type contracts for congested areas. To improve congestion management, the PUCT recently established a rulemaking proceeding on wholesale market design issues that will focus on adding a congestion management mechanism based on locational pricing, similar to that used in PJM, and a day-ahead market. A revised market design is expected to be in place by 2005 but, as with other evolving market structures, the Debtors cannot provide assurance as to when the enhancements will be completed and implemented, or what the impact on the Debtors' earnings in the ERCOT market will be.

             ii. Environmental Regulation.

                  (A) Air Emissions Regulations.

                  The business of the Debtors is subject to extensive environmental regulation by federal, state and local authorities, which requires continuous compliance with regulations and conditions established by their operating permits. The Debtors most significant environmental requirements in the United States arise under the federal Clean Air Act (the "Clean Air Act"), and similar state laws. Under the Clean Air Act, the Debtors are required to comply with a broad range of requirements and restrictions concerning air emissions, operating practices and pollution control equipment. Several of the Debtors' facilities are located in or near metropolitan areas, such as New York City, Boston, San Francisco and Washington, D.C., which are classified by the United States Environmental Protection Agency (the "EPA") as not achieving certain federal ambient air quality standards. The regulatory classification of these areas subjects the Debtors' operations in these areas to more stringent air regulation requirements, potentially including, in some cases, required emission reductions. Also, states are required by section 185 of the Clean Air Act to impose additional fees for air emissions from major sources in areas classified as severe non-attainment for ozone and that fail to meet the attainment deadline. For example, the Virginia and Maryland suburbs of Washington, D.C. are part of the Washington, D.C. non-attainment area and currently are classified as severe non-attainment for ozone, applying a one-hour ozone standard. The EPA has designated this area as moderate non-attainment applying a new eight-hour standard and has indicated that it will rescind the one-hour ozone standard in June 2005. If it does not rescind the one-hour standard and the November 2005 deadline under the one-hour standard is not met, section 185 of the Clean Air Act would require Virginia and Maryland to begin imposing additional fees on major sources beginning in 2006. The formula for determining this fee has not been finally established, but is likely to be a significant cost for the Mid-Atlantic plants. On September 27, 2004, the Debtors entered into a conditional consent decree resolving an enforcement proceeding with the state of Virginia and the EPA. The consent decree was also entered in to by the state of Maryland and the United States Department of Justice (the "DOJ") on behalf of the EPA. The consent decree creates annual and ozone season caps on NOx emissions, provides for certain additional pollution controls, supplemental environmental projects to be done at the Potomac River plant and a $500,000 fine. Approvals of the consent decree by the Federal District Court in Alexandria and the Bankruptcy Court are being sought.

                  In the future, the Debtors anticipate increased regulation of generation facilities under the Clean Air Act and applicable state laws and regulations concerning air quality. The EPA and several states in which the Debtors operate are in the process of enacting more stringent air quality regulatory requirements.

                  For example, the EPA promulgated regulations (referred to as the "NOx SIP Call"), which establish emission cap and trade programs for NOx emissions from electric generating units in most of the Eastern states. These programs were implemented beginning May 2003 in the Northeast and May 2004 in the rest of the region. Under these regulations, a plant receives an allocation of NOx emission allowances. If a plant exceeds its allocated allowances, the plant must purchase additional, unused allowances from other regulated plants or reduce emissions, which could require the installation of emission controls. The Debtors' plants in Maryland, New York and Massachusetts complied with similar state and regional NOx emission cap and trade programs from 1999 to 2002, which have been superseded by the EPA NOx cap and trade program. Some of the Debtors' plants in these states are required to purchase additional NOx allowances to cover their emissions and maintain compliance. The cost of these allowances may increase in future years and may result in some of the Debtors' plants reducing NOx emissions through additional controls, the cost of which could be significant but would be offset in part by the avoided cost of purchasing NOx allowances to operate the plant.

                  The EPA promulgated the Clean Air Mercury Rule ("CAMR") on March 15, 2005, which utilizes a market-based cap-and-trade approach under Section III of the Clean Air Act ("CAA"). It requires emission reductions in two phases, with the first phase going into effect in 2010 and the more stringent cap going into effect in 2018. The EPA has stated that regulation of nickel emissions from oil fired plants is not appropriate and necessary at this time. The cost to comply with such requirements could be significant.

                  During the course of this decade, the EPA will be implementing new, more stringent ozone and particulate matter ambient air quality standards. It also will address regional haze visibility issues, which will result in new regulations that will likely require further emission reductions from power plants, along with other emission sources such as vehicles. To implement these air quality standards, the EPA promulgated the Clean Air Interstate Rule (the "CAIR") on March 10, 2005. The CAIR establishes in the eastern United States a more stringent SO(2) cap and allowance-trading program and a year round NOx cap and allowance-trading program applicable to power plants. These cap and trade programs will be implemented in two phases, with the first phase going into effect in 2009 and more stringent caps going into effect in 2015.

                  The mercury regulations and the CAIR will increase compliance costs for the Debtors' operations and will likely require emission reductions from some of the Debtors' power plants, which will necessitate significant expenditures on emission controls or have other impacts on operations. The Debtors expect to incur additional compliance costs as a result of these additional requirements, which could include significant expenditures on emission controls or have other impacts on the Debtors' operations.

                  In addition to implementation of statutes already in existence, there are additional environmental requirements under strong consideration by the federal and various state legislatures. The Bush Administration has submitted Clean Air Act multi-emission reform legislation to Congress, which would promulgate a new emissions cap and trade program for NOx, SO(2) and mercury emissions from power plants. This legislation would require overall reductions in these pollutants from national power plant emissions of approximately 50-75% phased in during the 2008-2018 timeframe, which is similar to the types of overall reductions likely to be required under the future EPA regulations discussed above. Other more stringent multi-emission reform legislation also has been proposed in Congress by some lawmakers. There are many political challenges to the passage of multi-emission reform legislation through Congress, and it is unclear whether any of this legislation ultimately will be enacted into law.

                  Various states where the Debtors do business also have other air quality laws and regulations with increasingly stringent limitations and requirements that will become applicable in future years to the Debtors' plants and operations. The Debtors expect to incur additional compliance costs as a result of these additional state requirements, which could include significant expenditures on emission controls or have other impacts on the Debtors' operations.

                  For example, the Commonwealth of Massachusetts has finalized regulations to further reduce NOx and SO(2) emissions from certain power plants and to regulate carbon dioxide ("CO(2)") and mercury emissions for the first time. Mercury emission reductions will be required exclusively from coal fired facilities. These regulations, which become effective in the 2004-2008 timeframe, will apply to the Debtors' oil fired Canal plant in the state, will increase the Debtors' operating costs and will likely necessitate the installation of additional emission control technology.

                  Another example is in the San Francisco Bay area, where the Debtors own power plants. NOx emission standards have become increasingly stringent on a specified schedule over a period of several years, culminating in 2005. The Debtors will continue to apply the Debtors' NOx implementation plan for these plants, which includes the installation of emission controls as well as the gradual curtailment and phasing out of one or more of the Debtors' higher NOx emitting units.

                  Additionally, in 2003, the State of New York finalized air regulations that significantly reduced NOx and SO(2) emissions from power plants through a state emissions cap and allowance-trading program, which will become effective during the 2004-2008 timeframe. This regulation will necessitate that the Debtors act on one, or a combination, of the following options: (1) install emission controls at some of the Debtors' units to reduce emissions; (2) purchase additional state NOx and SO(2) allowances under the regulatory program, or (3) reduce the number of hours that units operate. The Debtors expect to incur additional compliance costs as a result of these additional state requirements, which could include significant expenditures on emission controls or have other impacts on the Debtors' operations.

                  These examples are illustrative but not a complete discussion of the additional federal and state air quality laws and regulations which the Debtors expect to become applicable to the Debtors' plants and operations in the coming years. The Debtors will continue to evaluate these requirements and develop compliance plans that ensure the Debtors appropriately manage the costs and impacts.

                  (B) Other Environmental Regulations.

                  There are other environmental laws in the United States, in addition to air quality laws, that also affect the Debtors' operations. The Debtors are required under the Clean Water Act to comply with effluent and intake requirements, technological controls and operating practices. The Debtors' wastewater discharges are permitted under the Clean Water Act, and the Debtors' permits under the Clean Water Act are subject to review every five years. As with air quality regulations, federal and state water regulations are expected to increase and impose additional and more stringent requirements or limitations in the future. For example, in 2004, the EPA issued a new rule that imposes more stringent standards on the cooling water intakes for power plants. The Debtors expect to incur additional compliance costs to comply with this new rule.

                  The Debtors' facilities also are subject to several waste management laws and regulations in the United States. The Resource Conservation and Recycling Act sets forth very comprehensive requirements for handling of solid and hazardous wastes. The generation of electricity produces non-hazardous and hazardous materials, and the Debtors incur substantial costs to store and dispose of waste materials from the Debtors' facilities. The EPA may develop new regulations that impose additional requirements on facilities that store or dispose of fossil fuel combustion materials, including types of coal ash. If so, the Debtors may be required to change the Debtors' current waste management practices at some facilities and incur additional costs for increased waste management requirements.

                  Additionally, the Federal Comprehensive Environmental Response, Compensation and Liability Act, known as the Superfund, establishes a framework for dealing with the cleanup of contaminated sites. Many states have enacted state superfund statutes. Some of the landfills that are used for the disposal of ash may be subject to these regulations.

                  (C) Current Enforcement Issues.

                  In 1999, the DOJ on behalf of the EPA commenced an enforcement action against the power generation industry for alleged violations of the New Source Review Regulations promulgated under the Clean Air Act ("NSRR"), which require permitting and other requirements for maintenance, repairs and replacement work on plants. This action ultimately came to encompass the vast majority of coal fired plants, with litigation against many of the largest utilities. These enforcement actions concern maintenance, repair and replacement work ("MRR Work") at power plants that the EPA alleges violated permitting and other requirements under the NSRR law, which, among other things, could require the installation of emission controls at a significant cost. As a general proposition, the power generation industry disagrees with the EPA's positions in the lawsuits and contends that this work was "routine" and exempt from the permit requirement. In 2003, there were two trial court decisions that most directly addressed the issue of whether certain MRR Work triggers permitting and other NSRR requirements. The courts are split on the issue.

                  To date, no lawsuits or administrative actions alleging similar NSRR violations have been brought by the EPA against the Debtors or any of the Debtors' power plants. However, in 2001 the EPA requested information concerning some of the Mid-Atlantic plants covering a time period that predates the Debtors' ownership and leases.

                  In addition, there were two regulatory developments concerning NSRR in 2003 that will affect the EPA's future application of NSRR and potentially the NSRR enforcement actions. In a new NSRR rule, the EPA promulgated an exemption from NSRR for MRR Work that does not exceed 20% of the replacement value of a unit, which is generally consistent with power plant MRR Work practices. In the rulemaking, the EPA also announced a policy of interpreting NSRR in a way that seems generally consistent with reasonable industry practices. The new rule is being challenged in federal court and has been stayed pending judicial review, and, most recently, the EPA has announced that it is reconsidering the rule. It is unclear whether this rule will be changed or what effect these developments will have on the EPA's NSRR enforcement action.

                  In 2000, the State of New York issued a notice of violation ("NOV") to the previous owner of the Lovett facility alleging NSRR violations associated with the operation of that plant prior to its acquisition by Mirant New York, Inc. ("Mirant New York"). On June 11, 2003, Mirant New York, Mirant Lovett and the State of New York entered into a consent decree that released Mirant Lovett from all potential liability for matters addressed in the NOV previously issued by the State to the prior owner. The consent decree also releases Mirant Lovett for any other potential violation of NSRR or related New York air laws prior to and through the date of entry of the consent decree by the court.

                  Under the decree, Mirant Lovett committed to install on Lovett's two coal-fired units by 2007 through 2008: (i) emission control technology consisting of selective catalytic reduction technology to reduce NOx emissions, (ii) alkaline in-duct injection technology to reduce SO(2) emissions and (iii) a baghouse. The cost of the emission controls prescribed by the consent decree could exceed $100 million. The consent decree allows Mirant New York to shut down or convert one of the units to burning natural gas only rather than install the prescribed emission controls on the unit. For one of the units, Mirant New York also has the option to convert the unit to operate exclusively as a gas fired boiler and limit the hours of operation rather than install the prescribed emission controls.

                  The Debtors cannot provide assurance that lawsuits or other administrative actions against the Debtors' power plants under NSRR will not be filed or taken in the future. If an action is filed against the Debtors or the Debtors' power plants and the Debtors are judged not to be in compliance, this determination could require substantial expenditures to bring the Debtors' power plants into compliance. Such expenditure could have a material adverse effect on the Debtors' financial condition, results of operations or cash flows.

     2. THE INTERNATIONAL BUSINESS

     Through various subsidiaries, Mirant owns or controls, under operating agreements, various generation, transmission and distribution operations in the Philippines and the Caribbean. None of these international subsidiaries are in bankruptcy. The following international interests or properties were owned or controlled as of March 1, 2005:

                                                                                     MIRANT'S %              NET EQUITY
                                                                                     LEASEHOLD/              INTEREST/
                                                                                     OWNERSHIP    TOTAL MW    LEASE IN
POWER GENERATION BUSINESS     LOCATION           PLANT TYPE          PRIMARY FUEL     INTEREST     (NET)      TOTAL MW
-------------------------     --------           ----------          ------------    ----------   --------   ----------
PHILIPPINES:
Sual...................    Sual,            Baseload                Coal                94.9       1,218       1,155
                           Pangasinan
Pagbilao...............    Pagbilao,        Baseload                Coal                95.7         735         704
                           Quezon
Navotas II.............    Manila           Standby                 Diesel               100          95          95

                                                                                     MIRANT'S %              NET EQUITY
                                                                                     LEASEHOLD/              INTEREST/
                                                                                     OWNERSHIP    TOTAL MW    LEASE IN
POWER GENERATION BUSINESS     LOCATION           PLANT TYPE          PRIMARY FUEL     INTEREST     (NET)      TOTAL MW
-------------------------     --------           ----------          ------------    ----------   --------   ----------
Mindoro................    Pinamalayan,     Peaking/Intermediate/   Heavy Fuel Oil        50           6           3
                           Oriental         Baseload
                           Mindoro
Ilijan.................    Batangas         Baseload                Natural Gas           20       1,200         240
Nabas*.................    Nabas, Aklan     Baseload                Oil                   50          11           6
New Washington*........    New              Baseload                Oil                   50           5           2
                           Washington,
                           Aklan
Sangi..................    Toledo, Cebu     Baseload/Peaking/       Coal/Oil              50          75          38
                                            Standby
Carmen.................    Toledo, Cebu     Peaking/Standby         Heavy Fuel Oil        50          37          19
Panay..................    Iloilo City,     Peaking/Intermediate/   Oil                   50          71          35
                           Panay            Baseload
Avon River.............    Iloilo City,     Peaking/Intermediate/   Oil                   50          18           9
                           Panay            Baseload
                                                                                                   -----       -----
  Subtotal.............                                                                            3,471       2,308
                                                                                                   -----       -----
CARIBBEAN:
Grand Bahama Power.....    Bahamas          Peaking/Intermediate/   Oil                 55.4         133          74
                                            Baseload
PowerGen...............    Trinidad &       Intermediate/Peaking/   Natural Gas           39       1,157         451
                           Tobago           Baseload
JPS....................    Jamaica          Intermediate/Baseload/  Oil/Hydro             80         600         480
                                            Peaking
CUC....................    Netherlands      Baseload/Peaking        Pitch/Refinery      25.5         133          34
                           Antilles                                 Gas
                                                                                                   -----       -----
  Subtotal.............                                                                            2,044       1,038
                                                                                                   -----       -----
INTERNATIONAL TOTAL....                                                                            5,515       3,345
                                                                                                   -----       -----

---------------

 * The Nabas and New Washington facilities are scheduled to become operational in mid-2005. The Actual Net MWs for these facilities will be adjusted after plant start-up.

          a. Philippines.

             i. Overview

             Mirant, indirectly through its Philippine subsidiaries, has ownership, leasehold or similar interests in nine generating facilities in the Philippines. As of December 31, 2004, the net ownership interest of Mirant in the generating capacity of these facilities was approximately 2,300 MW. Over 80% of the generation capacity of the Philippines facilities is sold under long-term energy conversion agreements with the Philippine government-owned National Power Corporation ("NPC"). NPC acts as both the fuel supplier and the energy off-taker under the energy conversion agreements for the Pagbilao, Sual, Navotas II and Ilijan facilities. NPC procures all of the fuel necessary for generation under an energy conversion agreement, at no cost to the respective subsidiary or associate, and has substantially all fuel risks and fuel related obligations other than those relating to the fuel burning efficiency of the facility. In addition to the energy conversion agreements with NPC, the respective Sual and Pagbilao subsidiaries have joint marketing agreements with NPC for excess capacity of 218 MW and 35 MW, respectively. Currently, electricity from the excess capacity of the Sual facility is provided to select markets such as economic zones, industries and private electric distribution companies and cooperatives.

             Under the energy conversion agreements, the respective subsidiaries receive both fixed capacity fees and variable energy fees. Currently, over 90% of the revenues with respect to Mirant's Philippine operations come from fixed capacity charges under long-term contracts that are paid without regard to the dispatch level of the facility. Nearly all of the capacity fees are denominated in U.S. dollars. Energy fees have both U.S. dollar and Philippine peso components that are indexed to inflation. The majority of the obligations of NPC under the energy conversion agreements are guaranteed by the full faith and credit of the Philippine government. The energy conversion agreements are executed under the Philippine government's build-operate-transfer program. At the end of the term of each energy conversion agreement, the facility is to be transferred to NPC, free from any lien or payment of compensation. The energy conversion agreements for the Navotas II, Sual, Pagbilao and Ilijan facilities expire in July 2005, October 2024, August 2025 and January 2022, respectively.

             The larger of the projects in the Philippines have been granted preferred or pioneer status that, among other things, has qualified them for income tax holiday incentives of three to six years. The income tax holiday incentive expired in June 2002 for the Pagbilao facility and will expire in October 2005 and January 2008 for the Sual facility and Ilijan facility, respectively. The amounts of benefit from these holiday incentives are $54 million, $50 million and $69 million for 2004, 2003, and 2002 respectively.

             ii. Deregulation and Privatization.

             In June 2001, the Philippine Congress approved and passed into law the Electric Power Industry Reform Act ("EPIRA"), providing the mandate and the framework to introduce competition in the Philippine electricity market. EPIRA also provides for the privatization of the assets of NPC, including its generation and transmission assets, as well as its contracts with independent power producers ("IPPs"). The deregulation of the Philippine electricity industry and the privatization of NPC have been long anticipated, and EPIRA is not expected to have a material impact on the existing Philippine assets and operations of Mirant.

             EPIRA provides that competition in the retail supply of electricity and open access to the transmission and distribution systems would occur within three years from its effective date. Prior to June 2002, concerned government agencies were to establish a wholesale electricity spot market, ensure the unbundling of transmission and distribution wheeling rates and remove existing cross-subsidies provided by industrial and commercial users to residential customers. As of December 2004, most of these changes have started but are considerably behind the schedule set by the Philippine Department of Energy.

             Under EPIRA, NPC's generation assets are to be sold through transparent, competitive public bidding, while all transmission assets are to be transferred to the Transmission Company, initially a government-owned entity that is to eventually be privatized. The privatization of these NPC assets has been delayed and is considerably behind the schedule set by the Philippine Department of Energy.

             EPIRA also created the Power Sector Assets and Liabilities Management Corporation ("PSALM"), which is to accept transfers of all assets and assume all outstanding obligations of NPC, including its obligations to IPPs. One of PSALM's responsibilities is to manage these contracts with IPPs after NPC's privatization. PSALM also is responsible for privatizing at least 70% of all the transferred generating assets and IPP contracts no later than three years from the effective date of the law. As of December 2004, the work related to the planned privatization has commenced but is considerably behind schedule.

             Consistent with the announced policy of the Philippine government, EPIRA contemplates continued payments of NPC's obligations under its energy conversion agreements. The energy conversion agreements of Mirant's Philippine subsidiaries are not assignable without consent. Mirant Philippines is in continuing discussions with NPC and PSALM on a proposal to add PSALM as an additional obligor under its existing IPP contracts. Additionally, the Philippines issued performance undertakings to guarantee the performance of NPC's obligations under the energy conversion agreements.

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             iii. Philippines IPP Contract Review.

             Pursuant to EPIRA, a governmental inter-agency committee reviewed all IPP contracts and reported that some contracts had legal or financial issues requiring further review or action, including contracts with Mirant subsidiaries. Subsequently, Mirant Philippines, PSALM, the Department of Energy and the Department of Justice entered into a letter of agreement establishing a general framework (the "Framework Agreement") for resolving all outstanding issues raised by the committee about IPP contracts with Mirant subsidiaries.

             In March 2003, the conditions precedent for the Sual and the Pagbilao components of the Framework Agreement were satisfied and the implementation agreements relating to both became effective. As a result of the Framework Agreement, the original energy conversion agreements for the Sual and the Pagbilao facilities remain intact and are reaffirmed with no resultant material financial impact.

          b. Caribbean.

             i. Grand Bahama Power Company Limited ("Grand Bahama Power").

             Mirant owns a 55.4% interest in Grand Bahama Power, an integrated electric utility company that generates, transmits, distributes and sells electricity on Grand Bahama Island. Grand Bahama Power has the exclusive right and obligation to supply electric power to the residential, commercial and industrial customers on Grand Bahama Island. Grand Bahama Power's rates are approved by the Grand Bahama Port Authority.

             ii. The Power Generation Company of Trinidad and Tobago
        ("PowerGen").

             Mirant owns a 39% interest in PowerGen, a power generation company that owns and operates three plants located on the island of Trinidad. The electricity produced by PowerGen is provided to the Trinidad and Tobago Electricity Commission ("T&T EC"), the state-owned transmission and distribution monopoly, which serves approximately 347,000 customers on the islands of Trinidad and Tobago and holds a 51% interest in PowerGen. PowerGen has a power purchase agreement for approximately 820 MW of capacity and spinning reserve with the T&T EC, which expires in 2009 and is unconditionally guaranteed by the government of Trinidad and Tobago. Under this contract, the fuel is provided by the T&T EC.

             In response to a September 3, 2004 request for proposals issued by National Gas Company of Trinidad and Tobago Limited ("NGC"), on November 30, 2004, PowerGen submitted a bid to build new generation and provide electric generation capacity under a long-term power purchase agreement to National Energy Corporation ("NEC") and T&T EC. The request for proposals contemplates a need for between 200 MW and 250 MW for T&T EC and possibly a further need of between 400 MW and 500 MW for NEC with commercial operations dates between the third quarter of 2006 and March 2008. PowerGen will likely have a definitive resolution to this bid by mid-2005. The capital expenditures, revenues and costs associated with this potential new generation project are not included in the Projections.

             iii. Jamaica Public Service Company Limited ("JPS").

             Mirant owns an 80% interest in JPS, a fully integrated electric utility company that generates, transmits, distributes and sells electricity on the island of Jamaica. JPS operates under a 20-year All-Island Electric License that expires in 2021 and provides JPS with the exclusive right to sell power in Jamaica. JPS has installed generation capacity of 600 MW, and it purchases an additional 146 MW of firm capacity from three IPPs under long-term purchase agreements and additional energy from a 20 MW wind farm on an as-available basis. JPS supplies electric power to approximately 540,000 residential, commercial and industrial customers in Jamaica. At present, JPS is regulated by the Office of Utilities and Regulation under a price cap model with rate cases held every five years and with interim adjustments indexed to inflation and foreign exchange movements.

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

             iv. Curacao Utilities Company ("CUC").

             Mirant owns a 25.5% interest in CUC at the Isla Refinery in Curacao, Netherlands Antilles. The 133 MW facility provides electricity, steam, desalinated water and compressed air to the refinery, and up to 45 MW of electricity to the Curacao national grid.

             v. Aqualectra.

             Mirant owns a $40 million convertible preferred equity interest in Aqualectra, an integrated water and electric company in Curacao, Netherlands Antilles, which is owned and operated by the government. Aqualectra has electric generating capacity of 235 MW and drinking water production capability of 69,000 cubic meters per day. Aqualectra serves approximately 65,000 electricity and water customers. Mirant receives 16.75% preferred dividends on its $40 million investment on a quarterly basis. Aqualectra has a call option and Mirant has a put option, both of which became exercisable for the three-year period beginning December 19, 2004. Mirant also has an option to convert its convertible preferred equity interest in Aqualectra to common shares during the same three-year period.

          c. Environmental Regulation.

          Some of the international operations of Mirant are subject to comprehensive environmental regulation similar to that in the United States and these regulations are expected to become more stringent in the future. Additionally, other countries in which subsidiaries of the Debtors have operations, such as Trinidad and Jamaica, are developing increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management.

          Over the past several years, federal, state and foreign governments and international organizations have debated the issue of global climate change and policies regarding the regulation of greenhouse gases ("GHGs"), one of which is CO(2) emitted from the combustion of fossil fuels by sources such as vehicles and power plants. Recently, the European Union and certain developed countries ratified the Kyoto Protocol, an international treaty regulating GHGs, and it became effective on February 16, 2005. The current U.S. administration is opposed to the treaty and the United States has not ratified, and is not expected to ratify, the treaty. Therefore, the treaty does not bind the United States. None of the countries in which the Debtors or their subsidiaries presently own or operate power plants has any binding obligations under the treaty. The Commonwealth of Massachusetts has promulgated CO(2) emission standards for certain power plants, as discussed above in this section. The Debtors cannot provide assurances that such laws or regulations will not be enacted in the future in a state or country in which the Debtors own or operate power plants. In such event, the impact on the Debtors' business would be uncertain but could be material.

B.  EMPLOYEES

     At December 31, 2004, Mirant's corporate offices and majority-owned or controlled subsidiaries employed approximately 4,700 persons. This number includes approximately 550 employees in the corporate and North America headquarters in Atlanta, approximately 1,350 employees at operating facilities in the United States and approximately 2,800 international employees. Substantially all of the Debtors' U.S. employees are employed centrally at Mirant Services, LLC ("Mirant Services").

     Approximately 900 of the domestic employees are subject to collective bargaining agreements with one of the following unions: the International Brotherhood of Electrical Workers, the Utilities Workers of America or the United Steel Workers.

     Approximately 1,800 employees in international business units belong to unions. These unions include: in Jamaica, the Public Service Managers' Association, the Union of Clerical, Administrative and Supervisory Employees, the National Workers' Union and the Bustamante Industrial Trade Union; in Grand Bahama, the Bahamas Industrial Engineers, Managerial and Supervisory Union and the Commonwealth Electrical Workers Union; and, in Trinidad, the Oilfield Workers Trade Union and Senior Staff Association.

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

     Mirant provides compensation and benefits consistent with competitive practices, enabling the attraction, retention, and motivation of qualified employees. Mirant's compensation philosophy endeavors to create linkage between pay and the achievement of strategic, financial, and individual goals, as well as the creation of long-term value.

C.  EXISTING FINANCING TRANSACTIONS OF THE DEBTORS

     1. MIRANT

          a. Mirant Credit Facilities.

          Prior to the Petition Date, Mirant maintained three corporate credit facilities. The facilities included: (i) a $1.125 billion 364-day senior unsecured revolving credit facility for general corporate purposes, that was converted into a term loan facility that matured in July 2003 (the "Mirant Prepetition Facility"); (ii) a $1.125 billion four-year senior unsecured revolving credit facility for general corporate purposes, that was to mature in July 2005 (the "Mirant 4-Year Revolver"), and (iii) a $450 million five-year senior unsecured revolving credit facility for general corporate purposes, that matured in April 2004.

          b. Mirant Debt Securities.

          As set forth on the Schedules, Mirant issued the following senior unsecured debt securities: (i) $200 million of 7.4% Senior Notes due 2004;
     (ii) $500 million of 7.9% Senior Notes due 2009; (iii) $750 million of 2.5% Convertible Senior Debentures due June 2021, but subject to put options in June of 2004, 2006, 2011 and 2016, and (iv) $370 million of 5.75%
     Convertible Senior Notes due July 2007. In addition, Mirant Corporation issued $356 million of 6 1/4% Junior Convertible Subordinated Debentures, Series A due 2030 (the "Junior Debentures"), to Mirant Trust I. The Junior Debentures are unsecured obligations of Mirant and are junior to its senior debt.

          c. Mirant Trust I Convertible Trust Preferred Securities.

          Mirant Trust I, a Delaware business trust, issued $345 million of 6 1/4% Convertible Trust Preferred Securities, Series A (the "Trust Preferred Securities"), the proceeds of which were used to purchase the Junior Debentures. The Trust Preferred Securities had substantially the same financial terms as the Junior Debentures. The Trust Preferred Securities had the right to convert into common stock of Mirant at any time after October 2, 2001 at a conversion rate equal to a conversion price of $27.50 per share. Because these Trust Preferred Securities are not direct obligations of Mirant, they are not addressed specifically as part of the Plan. As discussed above, Mirant Trust I has agreed that the Junior Debentures, the principal and interest on which are pledged to the payment of the Trust Preferred Securities, are subordinated to certain senior indebtedness of Mirant, including indebtedness under certain credit facilities and debt securities of Mirant. Only if all such contractually senior indebtedness is paid in full would the Junior Debentures and, consequently, the Trust Preferred Securities, receive any distribution under the Plan.

     2. MAG

          a. MAG Credit Facilities.

          Prior to the Petition Date, MAG maintained two corporate credit facilities: (i) a $250 million senior unsecured revolving credit facility that matured in October 2004, and (ii) a $50 million senior unsecured revolving credit facility that matured in October 2004.

          b. MAG Debt Securities.

          As set forth on the Schedules, MAG issued the following senior unsecured debt securities: (i) $500 million of 7.625% Senior Notes due 2006; (ii) $300 million of 7.20% Senior Notes due 2008; (iii) $850 million of 8.300% Senior Notes due 2011; (iv) $450 million of 8.50% Senior Notes due 2021, and (v) $400 million of 9.125% Senior Notes due 2031.

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

     3. MAEM

     As of the Petition Date, MAEM was party to a forward sale of natural gas and a swap transaction (the "Commodity Prepay Facility") with Scarlett Resource Merchant LLC and HVB Risk Management Products, Inc. ("HVB"). Pursuant to the Commodity Prepay Facility, MAEM received $250 million, which was the discounted present value of the notional value of future deliveries of natural gas (10% of such deliveries were scheduled for each of October 2002 and October 2003, and 80% for October 2004). The Commodity Prepay Facility had a 15% collar on the notional natural gas price and was to settle financially. The Commodity Prepay Facility also included a swap transaction with HVB as the fixed price payor at the same prices and amounts as the forward sale. Mirant guaranteed the obligations of MAEM under the Commodity Prepay Facility.

     4. MIRANT AMERICAS DEVELOPMENT CAPITAL, LLC

     As of the Petition Date, Mirant Americas Development Capital, LLC ("MADCI") was party to a warehouse operating lease facility (the "Equipment Warehouse Facility"). The Equipment Warehouse Facility initially consisted of a $700 million "true-funding" tranche and a $1.1 billion "treasury-backed" tranche. Pursuant to the transaction, MC Equipment Revolver Statutory Trust (the "MC Trust Lessor") was established for the purpose of owning certain gas turbines, steam turbines, heat recovery generators and other equipment (the "Turbine Facility Equipment"). The Equipment Warehouse Facility provided that, upon completion of Turbine Facility Equipment, MADCI could purchase the Turbine Facility Equipment or the MC Trust Lessor would lease the Turbine Facility Equipment to MADCI under a master triple-net lease (the "Triple-Net Lease"). The transaction was structured to provide that equipment would be added to the Triple-Net Lease on the date of its completion and delivery, and the lease term with respect to such equipment would commence on such date and would expire seven and one half years from the closing. The lease was intended to qualify as an operating lease for MADCI.

     The Equipment Warehouse Facility provided for the MC Trust Lessor to fund the acquisition of the Turbine Facility Equipment by issuing: (a) Series A1 and A2 Notes (collectively, the "A-Notes") and Series B1 and B2 Notes (collectively, the "B-Notes"), and (b) Series C1 and C2 certificates (collectively, the "Certificates") in respect of the investments in the MC Trust Lessor (in an amount equal to approximately 3% of equipment cost). The $700 million "true funding" tranche was to be funded with Series A1 and B1 Notes and C1 Certificates. The $1.l billion "treasury-backed" tranche was to be funded with Series A2 and B2 Notes and C2 Certificates, which were to be collateralized by a posting of collateral in an amount of 105% of amounts outstanding thereunder in the form of cash or short-term United States treasury securities acceptable to the MC Trust Lessor and the holders thereof as and when drawn. The commitment to fund the "true-funding" tranche was reduced to $500 million on December 20, 2002 and further reduced to $231 million on May 29, 2003. The commitment to fund the "treasury-backed" tranche was terminated on April 18, 2003. At the Petition Date, the amount outstanding under the Series A1 Notes, the Series B1 Notes and the Series C1 Certificates was $214 million, of which approximately $192 million was recourse to Mirant pursuant to its guarantee of certain obligations of MADCI. The obligations of Mirant under the guarantee were senior unsecured obligations of Mirant.

     5. WEST GEORGIA

     West Georgia is party to a senior secured term loan facility which, as of the Petition Date, had a principal balance of $139.5 million. The facility had an initial maturity date of December 1, 2003 and, if not repaid at such time, the facility was deemed refinanced and the remaining amounts were to be repaid with cash available after maintenance and operating expenses, with the final maturity date of June 1, 2009.

     6. MIRMA

     MIRMA is named as the "Facility Lessee" under eleven separate "Facility Lease Agreements," four of which pertain to the four undivided interests created in the Dickerson baseload Units 1, 2, and 3 and seven of which pertain to the seven undivided interests created in the Morgantown baseload Units 1 and 2. The eleven "Owner Lessors" under the separate Facility Lease Agreements issued promissory notes (the "Lessor Notes") which were acquired by three "Pass Through Trusts" which raised the funds needed to acquire the

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

Lessor Notes through sales of three series of "Pass-Through Certificates" issued by MIRMA: (a) $454 million in 8.625% Series A Pass-Through Certificates; (b) $435 million in 9.125% Series B Pass-Through Certificates, and (c) $335 million in 10.060% Series C Pass-Through Certificates. The monies raised by the Owner Lessors in selling the Lessor Notes to the Pass Through Trusts were used to fund approximately 80% of the purchase price for the purchase from Pepco of the assets described in the Facility Lease Agreements as the "Facilities." The payment obligations under the Facility Lease Agreements referred to as "Rent" are unsecured and exclusive obligations of MIRMA. The obligations of the Owner Lessors under the Lessor Notes are secured by the Facility Lease Agreements, the Rents payable by MIRMA thereunder, and certain other assets, including the Facilities. Concurrently with the execution of the Facility Lease Agreements, approximately 200 other agreements were executed, including a "Capital Contribution Agreement" between MIRMA and Mirant dated as of December 19, 2000, as to which the Owner Lessors and the trustee of the Pass Through Trusts (among others) are intended third party beneficiaries. Under the Capital Contribution Agreement, Mirant agreed to contribute cash received from Mirant's subsidiaries, Mirant Peaker, LLC ("Mirant Peaker") and Mirant Potomac River, LLC ("Mirant Potomac"), to MIRMA as required in the Capital Contribution Agreement. See also "Material Claims, Litigation and Investigations -- Disputed Claims with Associated Estate Causes of Action -- MIRMA Leases/Litigation."

D.  HISTORY OF MIRANT CORPORATION AND EVENTS PRECIPITATING THE REORGANIZATION
    CASES

     1. FORMATION, INITIAL PUBLIC OFFERING AND SPIN-OFF

     Mirant was incorporated in Delaware on April 20, 1993 as SEI Holdings, Inc. From the date of its incorporation until September 27, 2000, Mirant was a wholly-owned subsidiary of Southern Company ("Southern"). Mirant was later spun-off from Southern as an independent, publicly traded company. This transition was accomplished in two steps. First, Mirant issued approximately 20% of its stock to the public in an "initial public offering" (the "IPO") on October 3, 2000. Second, Southern "spun off" the remaining 80% of Mirant's stock as a tax-free stock dividend to its shareholders (the "Spin-Off") on April 2, 2001. At the same time that preparations were underway for Mirant's IPO and Spin-Off, Mirant was also in the process of negotiating (and implementing) a $2.65 billion asset acquisition (plus approximately $2.4 billion in future contract performance liabilities) from Pepco. Until its delisting in July 2003, the common stock of Mirant was listed and traded on the New York Stock Exchange.

          a. Separation Agreements.

          In connection with the Mirant IPO and Spin-Off, Mirant and Southern entered into a number of separation agreements, including: (i) a master separation and distribution agreement; (ii) transitional services agreements (the "Transitional Service Agreements"); (iii) an indemnification and insurance matters agreement; (iv) a technology and intellectual property ownership and license agreement; (v) a confidential disclosure agreement; (vi) an employee matters agreement; (vii) a tax indemnification agreement (the "Tax Indemnification Agreement"), and (viii) agreements providing for the transfer of two Mirant subsidiaries, SE Finance Capital Corporation ("SE Finance"), a leasing subsidiary, and Southern Company Capital Funding, Inc ("Capital Funding") to Southern. The Transitional Services Agreements were with Southern Company Services, Inc. ("SCS") and various operating subsidiaries of Southern. These agreements generally provided for a fee equal to the greater of the cost (including actual direct and indirect costs) of providing the services or the market value for such services. During 2001, SCS provided primarily administrative services to Mirant at cost. During 2000, SCS and various of Southern's operating subsidiaries provided the following services to Mirant at cost: general engineering, design engineering, accounting and budgeting, business promotion and public relations, systems and procedures, training, and administrative and financial services. Such costs amounted to approximately $21 million in 2000 and $4 million in 2001. Included in these costs were both directly-incurred costs and allocated costs prior to Mirant's separation from Southern. The allocated costs related to SCS's corporate general and administrative overhead were approximately $7 million in 2000 and less than $1 million in 2001.

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

          Until the distribution of the Mirant shares pursuant to the Spin-Off, these agreements, including the pricing of services provided to Mirant by Southern, were subject to the jurisdiction of the SEC pursuant to the provisions of PUHCA. The SEC has informed the Debtors that they did not, and have not, passed upon the accuracy, adequacy, or propriety of such agreements.

          b. Payment of Cash Dividends to Southern Prior to the IPO.

          On May 24, 2000, Mirant's board of directors approved a cash dividend of $450 million, and on June 22, 2000, it approved an additional cash dividend of $53 million. Mirant's payment of the $503 million in cash dividends (the "2000 Dividends") was funded by short-term borrowing. On May 16, 2000, Mirant's board of directors approved a corporate credit facility of up to $1.25 billion. Thereafter, Mirant entered into a revolving credit agreement with Bank of America, as agent, with commitments totaling $550 million. In June of 2000, this facility was syndicated among a group of lending banks and increased to $1 billion, to be used for general corporate purposes. Mirant used the proceeds from the Mirant IPO and the sale of the Trust Preferred Securities by Mirant Trust I to repay $900 million of short-term debt from credit lines and $581 million of commercial paper. This amount included $503 million of short-term debt and commercial paper obligations that were incurred to pay the May 24 and June 22 dividends to Southern. As a result of the stock offering, Southern recorded a $560 million increase in paid in capital with no gain or loss being recognized.

          c. Transfer of Two Mirant Subsidiaries to Southern.

          In conjunction with the Mirant IPO and Spin-Off, Mirant transferred SE Finance and Capital Funding, two of its subsidiaries, to Southern. The transfer was effectuated by means of a redemption of a single share of Mirant's Series B preferred stock that Mirant issued to Southern on August 30, 2000, and redeemed on March 5, 2001, in exchange for the transfer of the subsidiaries. The issuance of the preferred share to Southern on August 30 was accounted for as a non-cash transaction at the book value of the subsidiaries, resulting in a reduction of shareholders' equity during 2000. No gain or loss to Mirant was recognized as a result of the disposition of these subsidiaries because the transfer was accounted for at book value. To implement this transaction, following the Mirant IPO and prior to the Spin-Off from Southern, Mirant formed a joint venture corporation with Southern Company Energy Solutions, Inc. ("SCES"), a wholly-owned subsidiary of Southern. Mirant then contributed the stock of SE Finance and Capital Funding to this venture in return for 80% of the stock; SCES, in turn, contributed its energy services assets to a limited liability company owned by the venture in exchange for a 20% interest in the venture. In March of 2001, prior to the Spin-Off, Mirant redeemed the single share of preferred stock it had issued to Southern in exchange for Mirant's interest in the subsidiaries. Following the transfer, Southern assumed responsibility for all obligations of SE Finance and Capital Funding.

          d. Capital Contributions from Southern to Mirant and Intercompany
     Loans.

          From January 1, 1997 through March 31, 2000, Mirant's financing activities provided cash in the amount of approximately $6.346 billion. This amount included, among other things, $3.985 billion of proceeds from the issuance of short-term and long-term debt (net of repayments) and $2.029 billion in capital contributions from Southern. In addition, prior to the IPO, Mirant periodically borrowed funds from Southern to finance acquisitions and for working capital needs. Mirant paid interest on intercompany loans based upon Southern's short-term borrowing rate. As of December 31, 1999, all amounts due from Mirant to Southern with respect to intercompany loans had been repaid, and no further sums were borrowed after that time. Accordingly, as of the Mirant IPO date, there were no intercompany loans outstanding between Southern and Mirant.

     2. FINANCIAL CRISIS IN THE U.S. POWER INDUSTRY

     In the summer and fall of 2000, significant volatility existed in the California wholesale electricity markets. This market volatility substantially impaired the ability of PG&E and Southern California Edison Company ("SCE") to meet obligations owed to many power generators, including certain of the Debtors. As a result, the Cal PX and PG&E each filed petitions for relief under Chapter 11 of the Bankruptcy Code. In addition, SCE issued a moratorium on all payments to various power generators. As of September 30, 2004,

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

MAEM had outstanding receivables for power sales made in 2000 and 2001 in California totaling $283 million, although these amounts are still subject to dispute.

     In addition, certain of the Debtors are named as defendants in a number of lawsuits and are the subject of a number of investigations arising out of the California utility crisis. Specifically, investigations and litigation commenced by FERC, the California Attorney General, California public utilities and various other public and private interests, beginning in late 2001, have: (a) questioned the efficacy of the California power markets; (b) challenged the right of energy marketers, including certain of the Debtors, to receive and hold payment for energy deliveries in 2000 and 2001, and (c) sought affirmative remedies against participants in the market, including the Debtors. See "Material Claims, Litigation and Investigations" for further details on pending cases.

     On December 2, 2001, Enron Corporation ("Enron") and certain of its affiliates filed petitions for relief under chapter 11 (the "Enron Bankruptcy") in the United States Bankruptcy Court for the Southern District of New York (the "Enron Bankruptcy Court"). Enron, at the time of its chapter 11 filings, was the world's largest energy trader. The collapse of Enron had two important negative consequences for the Debtors. First, it eliminated significant liquidity in certain energy-related markets where the Debtors had actively participated. Second, the capital markets, credit ratings agencies and state and federal regulators and politicians began to take a harsher view of the energy industry as a whole, adversely affecting the Debtors' credit capacity, liquidity and prospects.

     3. CREDIT RATING DOWNGRADES, FINANCING ISSUES AND ACCOUNTING ISSUES

     These changing conditions culminated in Moody's Investor Services ("Moody's) unexpectedly downgrading the credit ratings of Mirant, MAG and MAEM to below investment grade on December 19, 2001. Immediately following the downgrades, Mirant executed an "overnight" sale of 60 million shares of common stock. The net proceeds were approximately $759 million. As a result of the Moody's downgrade, counterparties began exercising collateral and margin call rights. As a result of the increased collateral requirements, the significant indebtedness of the Debtors and the changing market conditions, including constrained access to capital, the Debtors adopted a plan to restructure their business operations in March 2002 by exiting certain activities (including the European trading and marketing business), canceling and suspending planned power plant developments, closing business development offices and severing employees. The Debtors modified the Mirant business strategy to concentrate on two principal operating segments, the North America segment, consisting of the North American generation and commodity trading operations managed as a combined business, and the international segment, consisting of a power generation business in the Philippines and power generation and integrated utility businesses in the Caribbean. The Debtors determined to focus in the following areas: (a) the development, construction, ownership and operation of power plants; (b) the ownership of electric utilities with generation transmission and distribution capabilities and electricity distribution companies; (c) the use of the risk management capabilities of the Debtors to optimize the value of their generating and gas assets and offer risk management services to others; (d) the marketing and trading of energy and energy-linked commodities, including electricity, gas, coal, oil, weather derivatives and emission allowances; and
(e) the development of unique energy solutions to help customers improve their businesses. As a result of the restructuring, Mirant recorded restructuring charges in 2002 of $600 million and asset impairment charges of $373 million for costs relating to certain turbine purchases and development projects that were to be cancelled, sold, abandoned or placed in storage. Notwithstanding the reduced scope of the Debtors' business, the Debtors continued to have significant liquidity and capital needs as a result of ongoing collateral demands, existing equipment purchase and construction commitments, and maturing indebtedness.

     During this period, the financial markets were largely unavailable to meet the liquidity and capital needs of the Debtors. Although in July 2002, Mirant successfully issued $370 million of convertible senior notes for net proceeds of $361 million, it was unable to refinance its $1.125 billion revolving credit facility in July 2002 and elected to exercise the "term-out" option to extend the facility as a term loan through July 2003. Similarly, there were other examples in 2002 of the financial markets pulling back from the energy industry and the Debtors. In January 2002, Mirant Asia-Pacific Ventures, Inc., the holding company for Mirant's Asian businesses, was able to refinance only $254 million of its $792 million bank facility and the balance of

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

the repayment had to be funded by Mirant. Throughout 2002, Mirant sought but was unable to complete a construction and term financing for a portfolio of domestic generation projects. After the term-out of the $1.125 billion 364-Day revolving credit facility of Mirant, the Debtors began evaluating how to address, either with a refinancing transaction and/or asset sales, the July 2003 maturity of the termed out revolver, as well as the April 2004 maturity of the $450 million Mirant five-year senior unsecured revolving credit facility, the July 2004 maturity of $200 million of Mirant Senior Notes, the potential June 2004 put of $750 million of 2.5% Convertible Debentures to Mirant, and the July 2005 maturity of the Mirant 4-Year Revolver.

     In July 2002, Mirant identified and disclosed several accounting errors affecting its previously issued financial statements. In connection with reviewing the accounting errors, the Audit Committee of the board of directors of Mirant engaged the law firm of King & Spalding, LLP ("King & Spalding") to conduct an independent review. The independent review by King & Spalding found no fraudulent conduct associated with the previously disclosed accounting issues. The Debtors are unaware of any other party-in-interest that has conducted an investigation who holds a different or contrary view. During an interim review of the second quarter of 2002, Mirant's independent auditors assessed internal controls of the Debtors' North American energy marketing and risk management operations and advised the Debtors that certain deficiencies identified in that review constituted a material control weakness. As a result, in part, of the identified errors and control weakness, Mirant engaged its independent auditors to reaudit its 2000 and 2001 consolidated financial statements, which reaudit was not completed until April 2003. Ultimately, the reaudit resulted in Mirant restating, in April 2003, its 2000 and 2001 consolidated financial statements.

     With the overhang of the 2003 and 2004 refinancing risk, the additional pressures posed by the reaudit and the various litigation matters and investigations then underway, the business environment in which the Debtors operated in 2002 and early 2003 became increasingly difficult. The significant factors affecting the Debtors in 2002 and early 2003 included:

          - Impairments and adjustments resulting from the combination of external factors discussed above and changes in the strategic focus of the Debtors that reduced the future estimated cash flows and adversely impacted the value of the assets of the Debtors. In its 2002 consolidated financial statements issued in April 2003, Mirant recognized goodwill impairment charges of $697 million; restructuring and long-lived asset impairment charges of $973 million; deferred income tax valuation adjustments of $1,088 million; provisions for income taxes that were previously unrecognized on accumulated foreign earnings of $468 million, and other impairment charges of $467 million.

          - In October 2002, Moody's downgraded the credit ratings of Mirant, MAG and MAEM even further below investment grade, and Standard & Poor's downgraded the credit ratings of these entities to below investment grade. The downgrades triggered rights of additional parties to, among other things, demand from the Debtors' collateral and margin in connection with the commodity and financial product trading activity of the Debtors and certain other key vendor and trade relationships. As a result of the increasing collateral requirements, the Debtors began scaling back the scope of their commodity trading activities, primarily physical gas.

          - To reduce outstanding debt and align the business with its strategic focus, the Debtors sold certain European, Chinese and U.S. investments and operations. Net proceeds from sales of assets and minority owned investments in 2002, net of the repayment of related debt, were $1.8 billion, including $1.1 billion in net proceeds from the sale of Mirant's interest in Bewag AG in February 2002.

          - Limited access to capital caused Mirant to draw down its credit facilities and maintain substantially higher cash balances throughout the year, resulting in increased interest expense.

          - Lower power prices and higher natural gas prices resulted in reduced "spark spreads" (the difference between the price at which electricity is sold and the cost of the fuel used to generate it) and lower gross margins in 2002, compared to unusually high spark spreads in 2001 and 2000.

          - Overall market liquidity declined. Trading volumes decreased in forward markets for both power and gas and trading volumes were projected to decline further as market participants continued to exit the trading business.

          - When completed in April 2003, the reaudit of the Debtors' 2001 and 2000 consolidated financial statements resulted in a restatement of such financial statements and the audit opinion from its independent auditors included a going concern qualification.

     4. UNSUCCESSFUL OUT-OF-COURT RESTRUCTURING AND EXCHANGE OFFERS

     Following the conversion of the Mirant Prepetition Facility in July 2002 to a term loan, the Debtors began to evaluate alternatives to refinance their short-term and medium-term debt maturities. In October 2002, Mirant engaged The Blackstone Group L.P. ("Blackstone") as its financial advisor to help evaluate the financial situation of the Debtors and formulate a financial restructuring plan.

     On June 2, 2003, Mirant made an offer (the "Mirant Exchange Offer") pursuant to an Offering Circular and Disclosure Statement and Solicitation of Acceptances of a Pre-packaged Plan of Reorganization dated June 2, 2003 (as such document was amended on June 20, 2003, further amended on June 30, 2003 and supplemented on July 9, 2003, the "Offering Circular and Disclosure Statement"). Pursuant to the Offering Circular and Disclosure Statement, it offered to exchange its 7.4% Senior Notes due 2004 and its 2.5% Convertible Debentures due 2021 (collectively, the "Mirant Exchange Offer Securities') for new 8.25% Senior Secured Notes due 2008, cash and warrants to acquire the common stock of Mirant.

     Concurrently therewith, MAG made an offer (the "MAG Exchange Offer" and together with the Mirant Exchange Offer, the "Exchange Offers") to certain of its creditors by way of a separate offering circular pursuant to which it offered to exchange its 7.625% Senior Notes due 2006 for new 8.25% Senior Secured Notes due 2008 and cash.

     On July 14, 2003, Mirant's board of directors determined that the commencement of cases under chapter 11 of the Bankruptcy Code of Mirant and substantially all of its U.S. subsidiaries was the best way to address the Company's financial restructuring issues, maximize the value of Mirant's business enterprise and protect the assets of Mirant and its subsidiaries pending the implementation of restructuring.

                                      VI.

                         CERTAIN AFFILIATE TRANSACTIONS

A.  OVERVIEW

     Since its formation, Mirant has operated its business through various operating subsidiaries and holding companies that carried out certain activities (i.e., trading and marketing through MAEM) or owned and operated specific assets (i.e., the assets held by MAG and MIRMA and their respective subsidiaries). As part of the business of the Debtors, Mirant and its subsidiaries entered into a variety of intercompany relationships and transactions. The six primary types of intercompany relationships identified are:

PRIMARY INTERCOMPANY RELATIONSHIPS                      MAJOR TRANSACTION TYPES
----------------------------------                      -----------------------
Relationships with MAEM......................   - Fuel purchases
                                                - Power sales
                                                - Administrative services fees and margin
                                                  sharing
                                                - Hedging activities
Relationships with Mirant Services and          - Procurement and services activity,
  MADI.......................................     including:
                                                - Third-party goods and services
                                                - Allocation of corporate overhead
                                                - Payroll and benefits
Capital Support Activity.....................   - Guarantees/make-whole arrangements
                                                - Letters of credit
Intercompany Indebtedness....................   - Cash-sweep arrangement
                                                - Intercompany notes/advances
Dividend/Capital Contribution Activity.......   - Intercompany dividends/distributions
                                                - Capital contributions
Tax Sharing Arrangements.....................   - Tax sharing payments

     The following discussion provides an overview of certain material intercompany relationships and transactions that exist or have occurred between and among the Debtors, and a discussion of certain potential claims and remedies which may be assertable in connection with these intercompany relationships and transactions.

B.  MATERIAL INTERCOMPANY TRANSACTIONS AND RELATIONSHIPS AMONG THE DEBTORS

     Although comprised of numerous separate legal entities, the Debtors have operated their business as a single integrated enterprise. As a consequence, the day-to-day operation and financing of the Debtors' business requires numerous intercompany relationships and transactions, giving rise in turn to substantial intercompany claims both in terms of amount and number. The Debtors utilize a centralized cash management system. In addition, certain essential functions, such as providing capital, personnel, human resources and administrative functions, and performing commercial activities (procurement of fuel, sale of energy, marketing, plant dispatch, risk management and asset optimization activities), are performed or provided by particular Debtors for the benefit of other members of the enterprise, rather than an entity-by-entity basis. These roles are discussed in more detail below.

     1. INTERCOMPANY RELATIONSHIPS INVOLVING MIRANT SERVICES

     Mirant Services provides various administrative and other services to the other Debtors pursuant to a series of administrative services agreements. These services include finance, treasury, accounting, legal, procurement and human resources services. Nearly all of the Debtors' domestic personnel are employees of Mirant Services. MADI also provided some administrative services to certain Debtors under similar agreements. Mirant Services pays the state taxes of the Debtors, for which it is reimbursed.

     The Debtors entered into various administrative services agreements to provide for the reimbursement of Mirant Services through the allocation of costs to the other Debtors. From January 1, 1999 to May 1, 2002, the administrative services agreements provided that the other Debtors would reimburse Mirant Services for the actual amount incurred by Mirant Services. Beginning on May 1, 2002, however, new administrative service agreements were entered into pursuant to which a new "fixed charge" allocation method was implemented. Under this system, monthly allocation amounts were calculated (based off of Mirant Services' budgeted expenses) using headcount or assets depending on the expense category. This methodology resulted in approximately 50% of costs being allocated. In January 2004, the Debtors implemented a new overhead allocation system. Under this new system, all costs on Mirant Services' books are allocated to certain other Debtors and non-Debtors.

     2. INTERCOMPANY RELATIONSHIPS INVOLVING MAEM

     As described above in "General Information -- The Businesses of
Mirant -- The North American Business -- Commercial Operations," the Debtors conduct their commercial activities through MAEM. In this capacity, MAEM procures fuel and sells output, manages risks, enters into hedging arrangements, and manages emissions accounts for the other Debtors. As a result, MAEM has entered into numerous intercompany transactions and agreements with the other Debtors resulting in significant intercompany claims and activity between MAEM and certain of the other Debtors. Of particular note are the following transactions, each of which is described in more detail below: (a) the profit sharing agreements between MAEM, Mirant Delta and Mirant Potrero; (b) the Make-Whole Agreement, and (c) the ECSA arrangements.

          a. Profit Sharing Agreements.

          From 1999 to 2001, MAEM and each of Mirant Delta and Mirant Potrero operated under an Energy Services Agreement and, thereafter, a Services and Risk Management Agreement. These agreements were superceded in 2002 by a Power Sale, Fuel Supply and Services Agreement, in which MAEM procured fuel for Mirant Delta and Mirant Potrero and Mirant Delta and Mirant Potrero, in turn, sold energy to MAEM. Under the first two agreements, MAEM shared in the profits of the California energy sales. For instance, Mirant Delta and Mirant Potrero paid MAEM a bonus equal to a specified bonus percentage of the amount by which net market revenues in a year exceeded a threshold amount. The bonus percentage and threshold amount were adjusted during the term of these agreements. Although MAEM has retained its share of certain profits, Mirant Delta and Mirant Potrero have not yet received payment from MAEM for energy sold in November and December of 2000 and January of 2001 because MAEM has not yet received payment from buyers in the California energy markets to which it resold the energy. See "Material Claims, Litigation and Investigations -- Detailed Description of Material
     Claims -- Resolved Disputed Material Claims -- California Litigation by Governmental Units and Certain Other Parties."

          b. Make-Whole Agreement.

          In December 2000, Mirant transferred its rights and obligations under the TPAs and the Back-to-Back Agreements with Pepco to MAEM. These agreements were out-of-market, thus creating significant liabilities for MAEM. To offset this liability to MAEM, concurrently with the transfers of these TPAs and the Back-to-Back Agreements to MAEM, MAEM and Mirant entered into a make-whole agreement under which Mirant agreed to pay MAEM the difference between: (i) the market value of the energy products used by MAEM to meet the TPA and the obligations under the Back-to-Back Agreements, and (ii) the price actually received or paid by MAEM, thereby making MAEM whole. In September 2001, MAI assumed the make-whole payment obligations by entering into a Make-Whole Agreement with MAEM after Mirant assigned its obligations to MAI.

          (c) ECSA Arrangements.

          In August 2001, MAEM entered into separate Energy Capacity and Sales Agreements ("ECSA") with Mirant Peaker, Mirant Potomac, MIRMA and Mirant Chalk Point LLC ("Mirant Chalk Point"). The ECSAs were structured to provide favorable pricing to the generating subsidiaries and did not reflect market prices. Due to pricing determined by rates set in the ECSAs and in various hedging arrangements, there was limited exposure of the generating subsidiaries to market fluctuations. This favorable pricing was accounted for as capital contributions to the generating subsidiaries. In May 2003, the ECSAs were cancelled and replaced with Power, Sale, Fuel Supply and Services Agreements with MAEM pursuant to which energy was sold to MAEM at market prices. As a result of the termination of the ECSAs, a capital contribution receivable of approximately $82.3 million, that was previously due to MIRMA and Mirant Chalk Point as a result of the favorable pricing, was reversed on MAG's and MIRMA's books.

     3. CONSOLIDATED CASH MANAGEMENT SYSTEM

     In late 2001, the Debtors implemented a centralized cash management system that provides for the collection, concentration and disbursement of funds among the Debtors. As part of this cash management system, excess cash is automatically swept into Mirant bank accounts on a daily basis. Similarly, to the extent that any Debtor requires funds, cash is transferred to such Debtor. To the extent a participating Debtor is a net supplier of funds, such amounts are generally recorded as an unsecured loan to Mirant by such Debtor and, to the extent a Debtor is a net user of funds, such amounts are generally treated as an unsecured loan to such Debtor by Mirant. However, depending on various transaction-specific factors, including any applicable commercial or legal restrictions and tax considerations, funds are also transferred between Debtors as dividends and capital contributions. During the fourth quarter of 2002, the respective subsidiaries of MAG and MIRMA were removed from the Mirant cash management system and any outstanding balances were paid and each of MAG (excluding MIRMA) and MIRMA put in place separate cash management systems with their respective subsidiaries.

     4. CREDIT AND CAPITAL SUPPORT

     Most of the Debtors did not have separate access to third-party capital and financing. Thus, historically, Mirant provided credit and capital support to affiliate Debtors, in the form of guarantees and letters of credit issued by, or pursuant to credit facilities of, Mirant, and in certain limited circumstances, certain subsidiaries of Mirant. The exposure under these guarantees and letters of credit was managed and measured under three categories: trading and marketing, asset support and other. As of June 30, 2003, the following exposures existed on guarantees issued by Mirant, MAI, MAG, MAEM and certain other subsidiaries to or for the benefit of other Mirant subsidiaries (in millions):

GUARANTOR                                               T&M    ASSET   OTHER    TOTAL
---------                                               ----   -----   ------   ------
Mirant................................................  $871   $207    $1,004   $2,082
MAI...................................................    --    303       171      473
MAG...................................................    --     25        --       25
MAEM..................................................     1     --         3        4
  TOTAL...............................................  $872   $534    $1,178   $2,584

     As of June 30, 2003, Mirant had provided letters of credit issued under its credit facilities for the benefit of its subsidiaries in the following amounts:
(in millions):

DEBTOR                                                         AMOUNT
------                                                        --------
Mirant Birchwood............................................  $   19.1
MAEM........................................................     584.6
MD Ash Mgmt.................................................       0.2
Mirant......................................................       2.3
Mirant Curacao..............................................      15.2
Mirant Trinidad.............................................       3.7
Mirant Delta................................................       0.0
Mirant Las Vegas............................................      46.3
Mirant Lovett...............................................       4.3
Mirant Oregon...............................................       1.5
Mirant Services.............................................       0.4
Shady Hills Power...........................................      15.0
Mirant DCOM.................................................       0.1
MIRMA.......................................................     102.7
Perryville..................................................      35.0
KEPCO Ilijan Corp...........................................      72.0
Mirant (Philippines)........................................       4.4
Mirant Sual.................................................     115.9
Mirant Pagbilao.............................................      83.5
West Georgia................................................      32.2
TOTAL.......................................................  $1,138.4

     5. DIVIDENDS AND CAPITAL TRANSACTIONS

     As discussed above, the Debtors treated some intercompany transfers as dividends and capital contributions. The aggregate dividends paid by MAG, a Debtor in the MAG Consolidated Debtor group, to MAI, a Debtor in the Mirant Consolidated Debtor group, for the years ended December 31, 2001 and December 31, 2002 and the 6-month period ended June 30, 2003 were $221 million, $797 million and $150 million, respectively. In addition, during these same time periods, the capital contributions by MAI to MAG were $38 million, $884 million and $2 million, respectively. The dividend and capital contribution activity between MAI and MAG during each quarter of the above periods is set forth on
Schedule 5-A.

     MAI's ownership of MAG represents the only direct equity interest between the Mirant Consolidated Debtors and the MAG Consolidated Debtors. Thus, the above amounts represent the only dividend and capital contribution activity between the two groups during the periods described above. There were also substantial dividends and capital contributions between the Debtors within each of the two Consolidated Debtor groups during these periods; however, the Debtors have not prepared an analysis of the dividend and capital contribution activity for each separate Debtor.

     6. INTERCOMPANY LOANS AND ADVANCES

     As discussed above, the Debtors' intercompany funding transactions were generally treated as unsecured loans. In some instances these transactions were evidenced by promissory notes and in other instances these transactions were reflected only on the Debtors' books and records as a receivable and corresponding payable. Schedule 5-B shows the Petition Date amount of intercompany funding which is evidenced by a promissory note. Schedule 5-C shows the Debtors' Petition Date intercompany loans, including those also listed on
Schedule 5-B, on a net basis.

     7. INTERCOMPANY LOANS BY MAG

     In October 1999, MAG obtained approximately $1.45 billion of financing from a consortium of banks under three credit facilities. Of this amount, MAG lent approximately $1.32 billion to certain of its operating subsidiaries. These amounts were used by the operating subsidiaries to repay intercompany notes owed to Mirant by such subsidiaries which, in certain instances, arose out of the acquisition of certain of the generating facilities by the Debtors. In particular, MAG loaned approximately: (a) $645 million to Mirant California; (b) $138.2 million to Mirant Bowline; (c) $158.5 million to Mirant Lovett; (d) $13.3 million to Mirant NY-Gen; (e) $290 million to Mirant Canal, and (f) $80 million to State Line Energy, which was sold in June 2002.

     In the fourth quarter of 1999, Mirant used a portion of the amounts received from the subsidiaries on account of the intercompany loans to repay $734 million of intercompany loans that Mirant owed to Southern and to pay down short-term borrowings under its commercial paper program.

     8. PURCHASE OF MID-ATLANTIC GENERATION ASSETS

     In June 2000, Mirant agreed to purchase Pepco's generation business in Maryland and Virginia for approximately $2.65 billion in cash and the assumption of approximately $2.4 billion in net liabilities. As part of this transaction, MIRMA, Mirant Peaker, Mirant Chalk Point, Mirant Potomac were formed by Mirant and entered into a series of assumption and assignment agreements. In particular, prior to the acquisition from Pepco, Mirant entered into an assignment and assumption agreement with, among others, MIRMA, Mirant Chalk Point, Mirant Peaker and Mirant Potomac pursuant to which Mirant assigned to these entities its rights and obligations under the purchase agreement with Pepco. In addition, Mirant and MAEM entered into an assignment and assumption agreement pursuant to which Mirant assigned to MAEM, and MAEM assumed, Mirant's rights and obligations under the PPAs and TPAs assumed from Pepco, and Mirant agreed to make certain payments to MAEM.

     The funding for this transaction was obtained through the lease-financing transaction (described in "Material Claims, Litigation and
Investigations -- Disputed Claims with Associated Estate Causes of
Action -- MIRMA Leases/Litigation" below) and through intercompany funding. In addition to the third party financing, the facilities purchased by Mirant Peaker and Mirant Potomac were funded by a cash capital contribution of $101 million from Mirant and two unsecured loans totaling $223 million from MIRMA. The first loan was to Mirant Peaker and was evidenced by a promissory note in the amount of $71,110,000 payable to MIRMA (the "Peaker Note"). The second loan was to Mirant Potomac and was evidenced by a promissory note in the amount of $152,165,000 payable to MIRMA (the "Potomac Note"). The terms of Peaker Note and Potomac Note limit the pre-payment thereof and may not be amended except as permitted under the so-called MIRMA Agreements. Both the Peaker Note and the Potomac Note are due and payable in 2028.

     Under the Capital Contribution Agreement, referred to above in "General Information -- Existing Financing Transactions -- MIRMA," that Mirant and MIRMA entered into as part of the Pepco acquisition, Mirant Potomac and Mirant Peaker, as directed by Mirant, are to make distributions to Mirant at least once per quarter, if funds are available. Distributions are equal to cash available after taking into account projected cash requirements, including mandatory debt service, prepayments under (and as limited by) the Peaker Note and Potomac Note and maintenance reserves, as reasonably determined by Mirant. Mirant contributed or caused these amounts to be contributed to MIRMA. For the years ended December 31, 2002 and 2001, total capital contributions received by MIRMA under this agreement totaled $39 million and $25 million, respectively.

     Finally, MIRMA issued a note in favor of MAG for $150 million and, in 2002, MAG transferred, as a capital contribution, $130 million of that debt, as noted below in paragraph (h) under "Recapitalization of Intercompany Debt" below.

     9. RECAPITALIZATION OF INTERCOMPANY DEBT

     In the first quarter of 2002, MAI, MAG and certain Debtors entered into a series of agreements pursuant to which intercompany indebtedness was transferred to the respective obligors as contributions of capital.

     In January 2002, MAG converted to equity approximately $1.7 billion of debt owed to MAG by various of its subsidiaries, thereby extinguishing such indebtedness. The promissory notes executed by such subsidiaries were contributed to capital through the ownership chain pursuant to contribution agreements among the holder, the maker and the other intermediate entities in the following amounts:

          (a) $668.1 million owed from Mirant California;

          (b) $2.4 million owed from Mirant Delta;

          (c) $3.5 million owed from Mirant Potrero;

          (d) $310.9 million owed from Mirant Canal;

          (e) $158.5 million owed from Mirant Lovett;

          (f) $13.3 million owed from Mirant NY-Gen;

          (g) $138.2 million owed from Mirant Bowline;

          (h) $130 million owed from MIRMA;

          (i) $63 million owed from Mirant Neenah;

          (j) $132 million owed from Mirant Texas; and

          (k) $80 million owed from State Line Energy.

     Similarly, in February 2002, $216.6 million in intercompany indebtedness owed to Mirant or MAI by subsidiaries of MAG was extinguished as part of the $1.1 billion of debt that was contributed to capital pursuant to various contribution agreements in the following amounts:

          (a) $107.4 million owed from Mirant Bowline;

          (b) $68.4 million owed from Mirant Delta;

          (c) $4.8 million owed from Mirant Potrero; and

          (d) $35.9 million owed from Mirant Bay Area Procurement.

     10. MAI/NEW ENGLAND NOTE

     Mirant New England sold to MAI its membership interests in Mirant Canal and Mirant Kendall. Immediately following this acquisition, MAI contributed its interests in Mirant Canal and Mirant Kendall to Mirant New England, Inc. In consideration for the purchase, MAI executed a promissory note to Mirant New England for $255 million. As of the Petition Date, this amount remained due in full. The note receivable is Mirant New England's largest asset. In January 2002, MAI contributed its interest in Mirant New England to MAG. Mirant New England was then merged into Mirant New England, Inc. in February 2003 with the amount due from MAI owed to Mirant New England, Inc. and still outstanding as of June 2004.

     11. COMMON ASSET MANAGEMENT

     MAEM enters into certain hedging arrangements involving the forward sale of power and purchase of fuel on behalf of the other Debtors in order to protect against fluctuations in market commodity prices. This activity serves to reduce the volatility and risk around the expected gross margins and cash flows from the Debtors' generation assets and is part of the integrated operations of Mirant. This information should be read in conjunction with the above discussion "General Information -- The Business of Mirant -- The North American
Business -- Commercial Operations." The Debtors that own generation facilities bear the risk and reward of the respective asset hedging transactions conducted on their behalf by MAEM. Prior to the Petition Date, MAEM was paid a service fee under intercompany agreements for providing a variety of services to the

Debtors that own generation facilities, including asset hedging services, but did not apportion the costs associated with providing trade credit and collateral to counterparties in support of asset hedge positions. Subsequent to the Petition Date, MAEM allocates, through various overhead allocations and intercompany charges, all the costs associated with providing services to asset-holding Debtors, including the cost of trade credit and collateral required to support asset-hedging activities. MAEM no longer receives defined service fees under the intercompany agreements with the asset-holding Debtors.

C.  POTENTIAL CLAIMS AND REMEDIES

     As a consequence of the Debtors' filing for chapter 11 relief, certain claims and remedies may be assertable as a result of the various intercompany relationships and transactions described above. These include substantive consolidation, avoidance actions such as fraudulent conveyances and preferences, equitable subordination and recharacterization. A brief overview of each of these potential causes of action is set forth below. Furthermore, as discussed in more detail in "The Chapter 11 Plan," the Plan is based on the substantive consolidation of various Debtors.

     1. SUBSTANTIVE CONSOLIDATION

     Substantive consolidation is a judicially-created equitable remedy whereby the assets and liabilities of two or more entities in bankruptcy are aggregated for the purpose of determining creditor recoveries. Typically, substantive consolidation eliminates intercompany claims and any issues concerning ownership of assets among the consolidated entities, as well as guaranty claims against any consolidated entity that guaranteed the obligations of another consolidated entity.

     2. FRAUDULENT CONVEYANCES AND PREFERENCES

     Parties-in-interest may attempt to assert claims to invalidate certain of the intercompany transactions described above. In particular, they may attempt to assert that these transactions should be avoidable either as fraudulent conveyances or preferences.

     Both state law and federal bankruptcy law recognize the ability to avoid transfers if fraudulently conveyed. Under section 548 of the Bankruptcy Code, a transfer of a debtor's property that occurs within one year of the commencement of a bankruptcy case may be avoided either: (a) if it was made with actual intent to hinder, delay or defraud any creditor of the debtor, or (b) if the debtor received less than reasonably equivalent value in exchange for a transfer or an obligation and: (i) was insolvent at the time of the transfer or obligation or became insolvent as a result of the transfer or obligation; (ii) was engaged in business or a transaction, or about to engage in business or a transaction, for which any property remaining with the debtor was an unreasonably small capital, or (iii) intended to incur, or believed it would incur, debts beyond the debtor's ability to pay as they matured. While state fraudulent conveyance laws may vary, they are generally similar to the Bankruptcy Code in that both actual and constructive fraud are considered, although the statutory language may vary from that in the Bankruptcy Code. Under section 546(a) of the Bankruptcy Code, a fraudulent transfer action must be commenced within two years of the commencement of a bankruptcy case, provided that the applicable statute of limitations has not expired prior to the commencement of the bankruptcy case. The deadline for commencing a state law fraudulent conveyance action varies from state to state and, therefore, depends on the applicable state law.

     Another form of avoidance action is a preference action pursuant to section 547 of the Bankruptcy Code. In general, a transfer is preferential if: (a) the transfer was to or for the benefit of a creditor, (b) the transfer was on account of an antecedent debt (i.e., a debt owed before the time of the transfer), (c) the debtor was balance sheet insolvent at the time of the transfer (there is a rebuttable presumption that a debtor was insolvent during the ninety days prior to the filing date), (d) the transfer was made to an insider within one year prior to the date of the commencement of the bankruptcy case or to a third party within ninety days prior to the filing date, and (e) the transfer had the effect of giving the creditor more than it would have received in a distribution under a chapter 7 liquidation of the debtor. There are, however, certain defenses to preference actions under the Bankruptcy Code. To the extent a transfer is covered by one of these defenses, it cannot be invalidated, even if all of the elements of a preference action can be proven. As with fraudulent conveyance actions under the Bankruptcy Code, preference actions must be commenced within two years of the commencement of a bankruptcy case.

     3. EQUITABLE SUBORDINATION AND RECHARACTERIZATION

     Two other causes of action that may potentially arise in connection with the intercompany relationships and transactions described above are equitable subordination and recharacterization.

     Bankruptcy courts have equitable power to subordinate claims. Such a remedy is considered when a claimant may have engaged in inequitable conduct which has resulted in an injury to creditors of a debtor or conferred an unfair advantage on the claimant. Subordination sometimes may be warranted by inequitable conduct not specifically related to the claim in question. Further, a claim only may be subordinated to the extent necessary to offset the harm to other creditors due to the claimant-defendant's inequitable conduct. There is no presumption against insider or affiliate transactions, however such transactions tend to come under scrutiny.

     It also has generally been recognized that bankruptcy courts, pursuant to their equitable powers under the Bankruptcy Code, have the right to recharacterize claims as equity. Unlike equitable subordination, recharacterization involves an examination by the court of the substance of a transaction to determine its true nature and character, rather than whether there was any inequitable conduct justifying subordination of a claim. Courts normally consider numerous factors in determining whether to recharacterize a claim and generally will not recharacterize claims unless they have more indicia of equity than of debt or they do not appear to be the result of an arm's length transaction. If a court decides to recharacterize a claim, such claim will be treated as an equity interest for all purposes in a bankruptcy proceeding.

     4. TREATMENT OF INTERCOMPANY CLAIMS UNDER THE PLAN

     As is discussed in more detail in "The Chapter 11 Plan -- Resolution of Intercompany Claims and Claims Against Insiders," the Intercompany Claims between and among the Consolidated Mirant Debtors and the Consolidated MAG Debtors are resolved as part of a global settlement whereby Intercompany Claims will not receive a distribution under the Plan, including net books and records obligations between the Consolidated MAG Debtors and the Consolidated Mirant Debtors.

                                      VII.

                         SELECTED FINANCIAL INFORMATION

A.  ANNUAL FINANCIAL INFORMATION FOR MIRANT

     For the year ended December 31, 2004, Mirant reported a $476 million net loss on a consolidated basis. The results for the year ended December 31, 2004, include a $582 million impairment of goodwill related to Mirant's Asia business. The total cash and cash equivalents of Mirant and its subsidiaries, on a consolidated basis, as of December 31, 2004 was approximately $1.5 billion, approximately $274 million of which was cash required for operating, working capital or other purposes or restricted by subsidiary debt agreements.

     For the year ended December 31, 2003, Mirant reported a $3.8 billion net loss on a consolidated basis. The results for the year ended December 31, 2003, include a $2.1 billion impairment of goodwill and, a $1.3 billion impairment related to long-lived assets. The total cash and cash equivalents of Mirant and its subsidiaries, on a consolidated basis, as of December 31, 2003 was approximately $1.6 billion, approximately $351 million of which was cash required for operating, working capital or other purposes or restricted by subsidiary debt agreements.

     For the year ended December 31, 2002, Mirant reported a $2.4 billion net loss on a consolidated basis.

B.  FINANCIAL STATEMENTS FOR MIRANT

     The following financial statements should be read in conjunction with the financial statements and notes thereto included in Mirant's Annual Report on Form 10-K for the year ended December 31, 2004 that was filed on March 15, 2005. This filing is available at the SEC's website at www.sec.gov and on Mirant's website at www.mirant.com.

                      MIRANT CORPORATION AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2004       2003        2002
                                                              --------   ---------   ---------
                                                                       (IN MILLIONS)
OPERATING REVENUES:
  Generation................................................   $3,963     $ 4,640     $ 3,877
  Integrated utilities and distribution.....................      573         523         485
  Net trading revenue.......................................       36          (1)        341
                                                               ------     -------     -------
  Total operating revenues..................................    4,572       5,162       4,703
COST OF FUEL, ELECTRICITY AND OTHER PRODUCTS................    2,620       3,184       2,482
                                                               ------     -------     -------
GROSS MARGIN................................................    1,952       1,978       2,221
                                                               ------     -------     -------
OPERATING EXPENSES:
Operations and maintenance..................................    1,004       1,085       1,209
Depreciation and amortization...............................      308         340         282
Goodwill impairment losses..................................      582       2,067         697
Long-lived asset impairment losses..........................       --       1,339         610
Other impairment losses and restructuring charges...........       23          57         363
Loss (gain) on sales of assets, net.........................       53         (46)        (41)
                                                               ------     -------     -------
  Total operating expenses..................................    1,970       4,842       3,120
                                                               ------     -------     -------
OPERATING LOSS..............................................      (18)     (2,864)       (899)
                                                               ------     -------     -------
OTHER (EXPENSE) INCOME, NET:
Interest expense............................................     (130)       (379)       (495)
Interest rate hedging losses................................       --        (110)         --
Gain on sales of investments, net...........................       --          67         329
Equity in income of affiliates..............................       26          33         168
Impairment losses on minority owned affiliates..............       --          --        (467)
Interest income.............................................       11          24          38
Other, net..................................................       68          48          10
                                                               ------     -------     -------
  Total other expense, net..................................      (25)       (317)       (417)
                                                               ------     -------     -------
LOSS FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS,
  INCOME TAXES AND MINORITY INTEREST........................      (43)     (3,181)     (1,316)
Reorganization items, net...................................      259         290          --
Provision for income taxes..................................       87         126         949
Minority interest...........................................       21          35          75
                                                               ------     -------     -------
LOSS FROM CONTINUING OPERATIONS.............................     (410)     (3,632)     (2,340)
                                                               ------     -------     -------
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX BENEFIT OF $1
  AND $55 IN 2003 AND 2002, RESPECTIVELY....................      (66)       (174)        (98)
                                                               ------     -------     -------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING
  PRINCIPLES................................................     (476)     (3,806)     (2,438)
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES, NET
  OF TAXES OF $1 IN 2003....................................       --         (29)         --
                                                               ------     -------     -------
NET LOSS....................................................   $ (476)    $(3,835)    $(2,438)
                                                               ------     -------     -------

                      MIRANT CORPORATION AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               2004      2003
                                                              -------   -------
                                                                (IN MILLIONS)
                                    ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $ 1,485   $ 1,587
Funds on deposit............................................      275       150
Receivables, net............................................      986     1,326
Price risk management assets................................      209       104
Inventories.................................................      351       286
Assets held for sale........................................      161       312
Other.......................................................      386       335
                                                              -------   -------
  Total current assets......................................    3,853     4,100
                                                              -------   -------
PROPERTY, PLANT AND EQUIPMENT, NET..........................    6,245     6,475
                                                              -------   -------
NONCURRENT ASSETS:
Goodwill, net...............................................        5       587
Other intangible assets, net................................      271       293
Investments.................................................      248       267
Price risk management assets................................      112       135
Funds on deposit                                                  210        49
Deferred income taxes.......................................      185       203
Other.......................................................      295       224
                                                              -------   -------
  Total noncurrent assets...................................    1,326     1,758
                                                              -------   -------
  TOTAL ASSETS..............................................  $11,424   $12,333
                                                              -------   -------

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Short-term debt.............................................  $    15   $    28
Current portion of long-term liabilities....................      206       256
Accounts payable and accrued liabilities....................      725       764
Price risk management liabilities...........................      286       151
Transition power agreements and other obligations...........       14       353
Accrued taxes and other.....................................      166       227
                                                              -------   -------
  Total current liabilities.................................    1,412     1,779
                                                              -------   -------
NONCURRENT LIABILITIES:
Long-term debt..............................................    1,169     1,282
Price risk management liabilities...........................       62        96
Transition power agreements and other obligations...........        5        54
Deferred income taxes.......................................      346       174
Other.......................................................      373       525
                                                              -------   -------
  Total noncurrent liabilities..............................    1,955     2,131
                                                              -------   -------

LIABILITIES SUBJECT TO COMPROMISE...........................    9,211     9,077
MINORITY INTEREST IN SUBSIDIARY COMPANIES...................      164       169
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.01 par value, per share.....................        4         4
  Authorized -- 2,000,000,000 shares
  Issued -- December 31, 2004: 405,568,084 shares
        -- December 31, 2003: 405,568,084 shares
  Treasury -- December 31, 2004: 100,000 shares
          -- December 31, 2003: 100,000 shares
Additional paid-in capital..................................    4,918     4,918
Accumulated deficit.........................................   (6,155)   (5,679)
Accumulated other comprehensive loss........................      (83)      (64)
Treasury stock, at cost.....................................       (2)       (2)
                                                              -------   -------
Total stockholders' deficit.................................   (1,318)     (823)
                                                              -------   -------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.................  $11,424   $12,333
                                                              -------   -------

                      MIRANT CORPORATION AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               2004     2003      2002
                                                              ------   -------   -------
                                                                    (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $ (476)  $(3,835)  $(2,438)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Amortization of transition power agreements and other
    obligations (non-cash revenue)..........................    (349)     (449)     (430)
  Depreciation and amortization.............................     320       359       339
  Impairment losses and restructuring charges...............     639     3,640     2,222
  Loss (Gain) on sales of assets and investments............      53       (92)     (362)
  Interest rate hedging losses..............................      --       110        --
  Equity in income of affiliates, net of dividends..........      (7)      (12)     (133)
  Non-cash charges for reorganization items.................     168       260        --
  Minority interest.........................................      21       (70)       56
  Cumulative effect of changes in accounting principles.....      --        29        --
  Price risk management activities, net.....................    (148)      126      (135)
  Deferred income taxes.....................................      50        46       974
  Other, net................................................       6       (23)      148
  Changes in operating assets and liabilities:
    Receivables, net........................................     160       809       558
    Other current assets....................................    (164)       49        23
    Other assets............................................      23       (84)      (18)
    Accounts payable and accrued liabilities................    (194)     (787)     (281)
    Taxes accrued...........................................     (22)      (10)      119
    Other liabilities.......................................      (9)      (85)      (64)
                                                              ------   -------   -------
      Total adjustments.....................................     547     3,816     3,016
                                                              ------   -------   -------
      Net cash provided by (used in) operating activities...      71       (19)      578
                                                              ------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................    (159)     (493)   (1,512)
Cash paid for acquisitions..................................     (21)      (61)     (111)
Issuance of notes receivable................................      --       (29)     (378)
Repayments on notes receivable..............................       1        98       209
Proceeds from the sale of assets and minority owned
  investments...............................................      45       398     2,677
Cash paid related to disposition............................     (12)       --        --
Other.......................................................      --        (1)      (11)
                                                              ------   -------   -------
      Net cash (used in) provided by investing activities...    (146)      (88)      874
                                                              ------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments on) proceeds from short-term debt, net............     (14)      (36)        6
Proceeds from issuance of long-term debt....................     376       355     2,598
Repayment of long-term debt.................................    (218)     (300)   (3,100)
Repayment of commodity prepay transaction...................      --        --       (25)
Purchase of TIERS Certificates..............................      --       (51)       --
Payment of debt related derivatives.........................      --        --       (60)
Proceeds from issuance of common stock......................      --         2        17
Change in debt service reserve fund.........................    (154)        9         7
Other.......................................................     (17)        3         9
                                                              ------   -------   -------
      Net cash used in financing activities.................     (27)      (18)     (548)
                                                              ------   -------   -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................      --         6         9
                                                              ------   -------   -------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........    (102)     (119)      913
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................   1,587     1,706       793
                                                              ------   -------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $1,485   $ 1,587   $ 1,706
                                                              ------   -------   -------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest, net of amounts capitalized..........  $  117   $   372   $   398
Cash paid (refunds received) for income taxes...............  $   42   $    (7)  $  (254)
Cash paid for reorganization items..........................  $  107   $    56   $    --
BUSINESS ACQUISITIONS:
Fair value of assets acquired...............................  $   21   $    61   $   114
Less cash paid..............................................      21        61       111
                                                              ------   -------   -------
      Liabilities assumed...................................  $   --   $    --   $     3
                                                              ======   =======   =======

                                     VIII.

                     FINANCIAL PROJECTIONS AND ASSUMPTIONS

A.  PURPOSE AND OBJECTIVES

     The value of the securities to be issued pursuant to the Plan, and the estimated recoveries by holders of Allowed Claims who receive such securities, depend in part upon the ability of the Debtors to achieve the financial results projected on the basis of certain assumptions.

     To maximize creditor recoveries, the Debtors must seek to maximize the value of their businesses. Additionally, for the Plan to meet the feasibility test of section 1129(a)(11) of the Bankruptcy Code, the Bankruptcy Court must conclude that confirmation of the Plan is not reasonably likely to lead to the liquidation or further reorganization of the Debtors.

     With these considerations in mind, the Debtors formulated their projections and assumptions, which in turn served as the basis for the Plan. The Debtors believe that the assumptions that serve as the basis for the projections are reasonable under the circumstances and that achieving the projections set forth herein will maximize the value of the businesses of the Debtors.

B.  PROJECTED CONSOLIDATED FINANCIAL STATEMENTS

     The Debtors have prepared the projected operating and financial results (the "Projections") for New Mirant, MAG, New MAG Holdco, MIRMA and West Georgia for the period ending December 31, 2011 (the "Projections Period"). The Projections are attached to this Disclosure Statement as Exhibit "D."

     Since the Projections were prepared, actual results have been realized and new information has become available to the Debtors, including twenty-six week cash flow forecasts that vary materially from the Projections. These variances between the Projections and more recently prepared cash flow forecasts are due in part to the timing of intercompany and third party payments and receipts and other disbursements. The Debtors currently expect some variances related to North America gross margin performance over the short-term. However, these variances are generally expected to offset each other and not result in any material deviation from the Projections. Neither of these are expected to affect the Debtors' long term view of the expected performance of the Debtors' businesses. As a result, the Debtors believe the Projections present a reasonable representation of the expected future performance of the Debtors' businesses.

     The Projections should be read in conjunction with the assumptions, qualifications, and the footnotes to the tables containing the Projections, the historical consolidated financial information (including the notes and schedules thereto), and the information contained in "Selected Financial Information."

     THE "FRESH START" ACCOUNTING ADJUSTMENTS INCLUDED IN THE PROJECTIONS ARE BASED ON PRELIMINARY VALUATIONS.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS NOR IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. THE DEBTORS' INDEPENDENT ACCOUNTANTS, KPMG LLP ("KPMG"), HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

     THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION,
TO: (1) FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE, OR TO HOLDERS OF SECURITIES OF ANY REORGANIZED DEBTOR, OR ANY OTHER

PARTY AFTER THE EFFECTIVE DATE; (2) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (3) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

     THE ASSUMPTIONS AND RESULTANT PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE PROJECTIONS HAVE BEEN PREPARED BY THE DEBTORS' MANAGEMENT AND PROFESSIONALS. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO ASSURANCES CAN BE MADE AS TO THE ACCURACY OF THE ASSUMPTIONS AND RESULTANT PROJECTIONS OR THE ABILITY OF THE REORGANIZED DEBTORS TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

     THE ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS. THE REORGANIZED DEBTORS WILL BE REQUIRED TO DETERMINE THE REORGANIZATION VALUE, THE FAIR VALUE OF THEIR ASSETS, AND THEIR ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING COMPUTATIONS. IN ALL EVENTS, THE REORGANIZATION VALUE, AS WELL AS THE DETERMINATION OF THE FAIR VALUE OF THE REORGANIZED DEBTORS' PROPERTY, EQUIPMENT, AND INVENTORIES AND THE DETERMINATION OF THEIR ACTUAL LIABILITIES, WILL BE MADE AS OF THE EFFECTIVE DATE. ALTHOUGH THE DEBTORS EXPECT TO UTILIZE A CONSISTENT METHODOLOGY, THE CHANGES BETWEEN THE AMOUNTS OF ANY OR ALL OF THE FOREGOING ITEMS AS ASSUMED IN THE PROJECTIONS AND THE ACTUAL AMOUNTS THEREOF AS OF THE EFFECTIVE DATE MAY BE MATERIAL.

C.  SUMMARY OF SIGNIFICANT ASSUMPTIONS

     1. EFFECTIVE DATE AND PLAN TERMS

     The Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by June 30, 2005. Any significant delay in the assumed Effective Date of the Plan may have a material adverse impact on the operations and financial performance of the Debtors.

     The Projections assume the consummation of the Plan, including the organization of a non-U.S. parent company and those transactions outlined in "The Chapter 11 Plan -- Transfers and Restructuring to Implement the Plan" and "-- Means of Implementation of the Plan."

     2. NORTH AMERICA

          a. Methodology and Market Assumptions.

          The U.S. generating facilities owned or controlled by the Debtors produce gross margin, through either transactions in merchant energy markets or pursuant to contractual arrangements. Financial models of the contracts are used to project gross margin for the latter category, while market models are used for the former.

          The Debtors forecast near-term gross margins for uncontracted generation using proprietary tools that utilize fuel and power forward market curves. The Debtors forecast longer-term merchant gross margins using proprietary tools that make certain fundamental assumptions about fuel prices and simulate the fundamentals of the power markets in which the Debtors' facilities are located.

          The Projections are based on the assumption that in the short to medium term, power markets across the United States are over-built but that in the long term, an equilibrium reserve margin will be reached and prices should provide a return sufficient to attract market entry of new units. Due to current market and regulatory conditions, the Debtors assume that equilibrium does not occur in major U.S. markets until at least 2008. The following table lists the assumed equilibrium years for each major U.S. market.

REGION                                                        EQUILIBRIUM YEAR
------                                                        ----------------
PJM.........................................................        2008
NYPP........................................................        2008
NEPOOL......................................................        2010
ECAR........................................................        2008
ERCOT.......................................................        2009
WECC........................................................        2009

     The gross margin forecast of the Debtors is based on energy and capacity only and does not explicitly forecast ancillary services revenues, assuming that generators would make the best economic decision when choosing between dispatching a generating facility to the energy market or providing ancillary services.

     The Projections assume that certain regions that currently do not have a traded capacity market (ECAR, ERCOT and the West) will develop some form of a mechanism to compensate for capacity by 2006.

     The fuel cost assumptions used in the Projections are developed on a regional basis, starting from commodity forecasts for gas, oil and coal. The gas and oil commodity forecasts in the Projections are based on the June 30, 2004 forward prices and a consensus estimate of external forecasts, as well as the expectations of the Debtors (generally bounded by external forecasts) for the longer term. The coal prices used in the Projections are a combination of forecasted prices for the various production basins and transportation costs from these basins to various regions in the United States. Delivered spot coal prices are used to dispatch the generating facilities of the Debtors. A blended coal price based on spot and contracted coal prices is used to dispatch market units through 2008, with spot prices used for the balance of the Projection Period. Where applicable, the Debtors' fuel costs reflect contracts in place as of June 30, 2004.

     The emissions credit prices used in the Projections are based on the forward prices as of June 30, 2004 for 2005 and 2006 for NOx and 2005 for SO(2). Longer-term emission prices used in the Projections reflect the expectations of the Debtors of prices and the uncertainty surrounding various proposed environmental regulations.

     In addition to the gross margin for energy and capacity discussed above, the Projections also include $50 million of gross margin per year in opportunistic hedging or incremental hedging value for the year ended December 31, 2007 and each year thereafter.

     The Debtors' optimization portfolio reflects projected market opportunities and risk tolerance given the Debtors' current credit situation, and conforms to the RMP adopted by the Debtors. The Projections assume $32 million in gross margin for optimization activities in 2005 (excluding existing positions that the Debtors intend to exit or allow to roll off), escalating at approximately 3% per year.

          b. Certain Plant-Specific Assumptions.

          Certain outstanding issues in the United States may impact the decision of the Debtors to continue operating certain facilities. Given that some of these issues are not yet resolved, the Debtors have developed planning assumptions to address these issues in the Projections.

             i. New York Property Taxes.

             The Projections assume that the property tax disputes in New York were settled in December 2004 and that, starting in 2005, Mirant Bowline and Mirant Lovett tax-related payments accrue at a rate more consistent with the actual value of the facilities as opposed to the current assessed value. As they relate to the financial statements, the differences between the settlement assumptions in the Projections and the Proposed New York Tax Settlement are not material. See "The Chapter 11 Plan -- Settlements and Compromises -- Proposed New York Tax Settlement."

             ii. Kendall Mothball.

             The Projections assume that a portion of the Kendall facility is operated through October 2005 under an RMR agreement and that the Debtors will mothball the Kendall facility from January 2006 through December 2007 and restart operations in January 2008. See "General Information -- The Businesses of Mirant -- The North American Business -- Regional Markets -- Northeast Region."

             iii. Lovett Shutdown.

             The Projections assume that the Lovett Unit 5 is shut down in April 2007 and that the Lovett Units 3 & 4 are shut down in 2008. While this is the assumption in the Projections, the Debtors are currently pursuing alternatives to allow the Lovett facility to continue to operate. There can be no assurance that such efforts to allow the Lovett facility to continue to operate will be successful. See "General Information -- The Businesses of Mirant -- The North American Business -- Regional
        Markets -- Northeast Region."

             iv. Pittsburg 7 Retirement.

             The Projections assume that Pittsburg Unit 7 is retired in the first six months of 2005. The Debtors currently have a request for bids on this unit for a one-, two- or three-year tolling arrangement. If a bid with sufficient economic recovery is submitted and accepted, Pittsburg Unit 7 will continue to operate. See "General
        Information -- The Businesses of Mirant -- The North American
        Business -- Regional Markets -- West Region."

             v. California Portfolio.

             Consistent with the California Settlement, the Projections do not include any cash receipts with respect to receivables nor cash payments with respect to potential refunds, including RMR refunds. The Projections assume that the Debtors continue to operate in California for the entirety of the Projections Period. See "The Chapter 11
        Plan -- Settlement and Compromises -- California Settlement."

          c. Asset Sales.

          The Projections include approximately $35 million in December 2005 for the sale of various excess equipment.

          The Projections do not include any proceeds from the sale of the Wrightsville facility which the Debtors entered into an agreement to sell to AECC, subject to Bankruptcy Court approval and certain other regulatory and third-party consents and approvals. See "The Reorganization
     Cases -- Material Asset Sales -- Wrightsville."

          d. The Back-to-Back Agreement.

          The Projections assume that the Back-to-Back Agreement is either rejected or recharacterized as of the Petition Date. Therefore, the Projections do not include any future payments under the Back-to-Back Agreement. Furthermore, the Projections assume that postpetition payments made under the Back-to-Back Agreement form the basis of a claim against Pepco and consequently are included as a receivable on the balance sheet of New Mirant. In the event New Mirant or any of its subsidiaries were unable to reject or otherwise recharacterize the obligations under the Back-to-Back Agreement and were therefore to remain liable under the Back-to-Back Agreement, the resulting negative impact on cash from operations would be approximately $80 million in the year ended December 31, 2005 and $44 million per year thereafter.

     3. PHILIPPINES

          a. Capacity Charges.

          Over 90% of the revenues of the Pagbilao and Sual plants come from fixed capacity charges that are paid by the NPC. The Projections assume that capacity factors range from 35% to 50% for Pagbilao and 40% to 53% for Sual over the Projection Period. The Projections assume that Sual and Pagbilao meet their respective contractual obligations and therefore incur no operational penalties. In addition, the Projections assume that the NPC continues to meet its obligations related to fuel management and payment for services.

          b. Energy Supply Business.

          Mirant Philippines has access to excess capacity at the Sual, Pagbilao, and Ilijan plants for 218 MW, 35 MW, and 51 MW, respectively. The Projections assume that Mirant Philippines sells this excess capacity, ranging from 90MW in 2004 to 286 MW in 2011, with an average load factor of approximately 60% to large industrial customers, economic zone authorities, electric cooperatives and private distribution utilities.

          c. Put Options.

          International Finance Corporation ("IFC"), a minority shareholder in the Pagbilao project, holds a put option that expires in August 2008. The Projections assume that IFC will exercise its put option at the end of November 2005 for an estimated amount of $33 million. Similar to Pagbilao, IFC holds a put option in the Sual project that expires in December 2005. The Projections assume that IFC will exercise this put option at the end of November 2005 for an estimated amount of $39 million. The actual timing of the put options could vary from the assumption in the Projections.

          d. Navotas II Transfer.

          The Projections assume that the Navotas II facility will be transferred to NPC in July 2005 under the existing build-operate-transfer arrangement.

          e. Tax Holidays.

          The Sual project benefits from a tax holiday that is projected to expire in October 2005. Ilijan project benefits from a tax holiday that is expected to expire in January 2008.

          f. Pagbilao Expansion.

          The Debtors are currently exploring the possibility of expanding the Pagbilao plant by adding a new 350 MW unit to serve the growing demand on the Luzon Grid. The capacity is projected to be needed in 2008. Offtakers would include private distribution companies, cooperatives, ecozones and large industrials. No final decision has been made on this expansion project, and the impacts of such are not included in the Projections.

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     4. CARIBBEAN

          a. Jamaica Public Service Company Limited.

          The Projections assume that JPS will experience annual MWh sales growth of 4.0% from 2005 to 2009 and 3.8% in 2010 and 2011. JPS will require new generation to serve growing demand in Jamaica. The Projections assume that JPS will construct additional capacity of approximately 120 MW in each of January 2008 and January 2011, and will self fund the expansion through a combination of project or corporate financing and internally generated funds. Additionally, JPS is looking to enter into a PPA for an additional IPP project of 50 MW that is expected to come on-line for an additional capacity of 50 MW in January 2006.

          b. Grand Bahama Power Company Limited.

          Grand Bahama Power is assumed to experience 7.2% MWh sales growth over the weather and hurricane impacted 2004 projected sales estimate. MWh sales growth is assumed to gradually improve from 2.0% in 2006 to 3.5% in 2008. Growth is assumed to remain at 3.5% annually through 2011. Grand Bahama Power has begun construction of a new 18 MW generation facility to replace a 15 MW 1936 vintage unit with commercial operation expected in October 2005. An additional 18 MW of capacity is expected to come online in August 2009 to meet demand requirements. The Projections assume that the new capacity is financed with debt by Grand Bahama Power.

          c. Power Generation Company.

          PowerGen's current contract escalates payments for capacity by 95% and energy by 100% of U.S. CPI annually. The Projections assume that PowerGen will extend its PPA with the T&T EC, which expires in December 2009, under terms and conditions similar to the existing contract. No new generation is projected for the planning period. The heat rate is forecasted to average 13,269 btu/kwh over the planning period. The foreign exchange rate is forecasted to remain steady at TTD6.30/USD.

          As previously mentioned, on November 30, 2004, PowerGen submitted a bid to build new generation and provide electric generation capacity under a long-term power purchase agreement to NGC and T&T EC. PowerGen will likely have definitive resolution related to this bid by mid-2005. The capital expenditures, revenues and costs associated with this potential new generation project are not included in the Projections.

          d. Curacao Utilities Company and Aqualectra.

          The Projections assume that CUC will continue to meet its contractual obligations under its PPA with the Isla Refinery. The foreign exchange rate is forecasted to remain steady at ANG1.78/USD and local inflation is forecasted to be 2.0% per year. The CUC tax holiday is not scheduled to expire during the Projection Period. The Projections assume no exercise of the put/call rights with respect to Mirant's interest in Aqualectra.

     5. CORPORATE OVERHEAD

     The Debtors project corporate overhead expenses based on the historical costs of the current organization adjusted for known differences and changes to the organization, including projected savings. The Projections do not include any provision for Corporate overhead expenses related to the Company's organization and operation of a non-U.S. parent company in a foreign jurisdiction, but the Company does not believe that these expenses will have a material impact on the Projections. The Projections assume that a Consumer Price Index of 2.5% per year creates escalation in corporate overhead costs, but that escalation will be managed through efficiency improvements.

     The Projections assume that the Corporate Overhead Initiative, an initiative undertaken by the Company to find efficiencies and cut costs where reasonable to do so, results in a reduction to company-wide costs of $35.4 million in 2005 and $51.8 million in 2006, with similar annual savings in 2007 and beyond. These savings are projected to be achieved in both the corporate and North America segments.

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     6. OPERATING EXPENSES

     The Debtors' operating expenses include costs related to labor, operations and maintenance ("O&M"), selling, general and administrative expenses ("SG&A"), corporate overhead, property tax and other smaller expenses.

     Union labor costs are based on current labor contracts and the Projections assume that the U.S. and Philippine contracts remain in place through the Projection Period. Caribbean union contracts are renegotiated every 3 to 5 years. Therefore, the Projections assume similar terms to the existing union contracts for the Caribbean units. The Debtors forecast non-union labor costs based on headcount and fully-loaded labor costs for each employee. Labor projections include amounts for short-term incentives, which are consistent with the current incentive program and past practices.

     The Debtors project annual O&M expenses based on historical levels, anticipated run profiles, specific projects necessary to maintain plants and/or enhance efficiency, and a forward view of inflation and prices. In addition, maintenance expenditures include long-term services agreement payments associated with the new gas fired combined cycle and simple cycle plants of the Debtors. Also included in North America O&M is the "Periodic Lease Rent" expense obligation associated with the MIRMA Leases, shown as a separate line item in the Projections.

     SG&A expenses include computer-related telecommunications, and other miscellaneous expenses at the business units.

     Property taxes in the United States are calculated based on a facility's current assessment multiplied by its millage rate. With the exception of Mid-Atlantic and New York, property taxes are assumed to escalate based on schedules defined by the tax authorities. The Projections assume no escalation of property taxes at MIRMA.

     The property and casualty insurance costs reflected in the Projections represent current premiums escalating at approximately 3.5% per year.

     7. OPERATING PERFORMANCE INITIATIVE

     In an effort to reduce costs and enhance gross margins, the Debtors conducted an Operations Performance Initiative ("OPI"), which involved a review of its power plant related processes and projects in the United States and Jamaica.

     For North America, the Projections incorporate $199 million in EBITDA and capital cost improvements in 2005 and an average of approximately $176 million per year in expected operational improvements through 2011.

     For Jamaica, the Projections assume approximately $1.5 million in EBITDA improvements in 2005 and $3.5 million per year from 2006 to 2009.

     8. COLLATERAL AND LIQUIDITY NEEDS

     The Projections assume that the Debtors have outstanding collateral throughout the Projections Period ranging from approximately $600 million to $975 million. Approximately $200 million to $225 million of this amount is associated with the Debtors' assumption in the Projections that they will continue to economically hedge the output and fuel requirements of a portion of the North America generation asset portfolio. The remainder of the outstanding collateral (approximately $400 million to $750 million) is associated with postings on behalf of international businesses as well as infrastructure, gas transport, prepayments, asset direct postings, optimization activities, and legacy positions in North America.

     While not explicitly included in the Projections, the Debtors believe they will need to maintain additional liquidity of approximately $645 million to $780 million in order to have sufficient funds for price shock events, seasonal/intra-month working capital, and other contingencies.

     The Projections assume that New MAG Holdco is able to raise $750 million to fund operations and working capital.

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     9. INCOME TAXES

     The Projections assume that federal and state taxes for the Debtors' U.S. entities are paid to the extent that the applicable taxable entity has generated future taxable income sufficient to utilize its accumulated tax loss carry forwards or to the extent that the taxable entity's income exceeds the applicable annual limitation under section 382(l)(6) of the Internal Revenue Code (the "Tax Code"). The Projections also assume the formation of New Mirant as a non-U.S. entity. The earnings of non-U.S. entities are assumed to be taxed at the applicable local tax rates. The Projections assume that West Georgia, MIRMA, MAG and New MAG Holdco do not pay cash federal income taxes. In certain instances, federal tax accruals are reflected in income statements for certain entities, but cash federal income tax payments are not made by those entities. However, were they to be liable for such taxes, their tax expense would equate to their applicable effective tax rate multiplied by their taxable income. The Projections assume that the provisions of section 382(l)(6) apply with respect to the utilization by the Debtors of their NOLs and other tax attributes. The long-term exempt rate utilized for this purpose was 4.09%, the tax-exempt rate for March 2005. However, the Debtors continue to actively consider whether the alternative option of section 382(l)(5) of the Tax Code applies to the utilization of the Debtors' tax attributes. If the Debtors determine that section 382(l)(5) applies and that section 382(l)(5) optimizes the utilization of the Debtors' tax attributes, then the Debtors would choose to apply the provisions of section 382(l)(5). The Projections assume that certain merger transactions and transfers of assets New MAG Holdco will be tax-free.

     10. CAPITAL EXPENDITURES AND DEPRECIATION

     The Projections include capital expenditures associated with anticipated environmental compliance, long-term service agreements, maintenance, construction completion, and other miscellaneous expenditures. The Projections do not include construction of any new generating assets in the United States during the Projection Period, but do include construction of substations, transmission lines, and/or new generating facilities in Asia and the Caribbean.

     The Projections include adequate capital expenditures to achieve compliance with CAIR and the Clean Air Mercury Rule throughout the Projection Period.

     Depreciation expense was based on capital expenditure projections, historical book values, and estimated remaining life projections.

     11. REORGANIZATION COSTS

     Reorganization costs consist of restructuring related, non-ordinary course expenses such as professional fees, costs specific to emergence and other bankruptcy related items.

     12. INTEREST EXPENSE

     The Projections assume the debt of non-Debtor entities bears interest as described in the applicable financing documents. Debt that has been reinstated as part of the Plan also bears interest at the applicable rates. The West Georgia Secured Plan Notes bear interest at 7% per annum and all other notes issued under the Plan bear interest at 8%-8.25% per year over the Projection Period.

     13. FINANCING ACTIVITIES

     All existing international project financings were modeled using the current interest rate, amortization schedule and other principal debt terms. The Projections include certain refinancings in the Bahamas, Trinidad and Tobago and Curacao, and the issuance of new debt of $267 million to support generation projects in Jamaica.

     14. REINSTATED MAG DEBT

     For the purpose of the Projections, the MAG Long-term Notes have been included on the balance sheet of MAG at face value. "Fresh start" accounting will require that the MAG Long-term Notes are recorded at fair market value.

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     15. NO DIVIDEND ASSUMPTION

     The Projections for MAG, New MAG Holdco and MIRMA, respectively, assume that such entity does not pay dividends and that such entity holds its cash, although subsidiary cash is assumed to be available to such entity.

     16. CREDIT SUPPORT

     For purposes of the Projections for New MAG Holdco, credit support for the installation of control technology relating to SO(2) emissions has been included in the cash flow statement beginning in 2007 through 2011, in the amounts of $5 million, $31 million, $84 million, $95 million and $50 million, respectively. In addition, the cash flows of MAG include credit support for potential refinancing needs of the 2011 MAG Long-term Notes. This credit support comes due in 2010 in the amount of $150 million.

     17. 2011 MAG LONG-TERM NOTES REFINANCING

     For the purposes of the Projections, the $850 million in MAG Long-term Notes due in 2011 is assumed to be refinanced.

D.  CONSOLIDATED PRO FORMA STATEMENT OF FINANCIAL POSITION(7)

     The Debtors have prepared consolidated pro forma statements of financial position of Mirant, MAG, New MAG Holdco, MIRMA and West Georgia at June 30, 2005 (the "Pro Financial Forma Statements"). The Pro Forma Financial Statements are attached hereto as Exhibit "E" and reflect the Projections with respect to the consolidated financial position of the Reorganized Debtors assuming the effects of certain transactions that will occur in connection with and upon consummation of the Plan, including those transactions outlined in "The Chapter 11
Plan -- Means of Implementation of the Plan." The Pro Forma Financial Statements assume the effectiveness of the Plan and the intercompany transactions referred to in "The Chapter 11 Plan -- Means of Implementation of the Plan" will occur on June 30, 2005. The Pro Forma Financial Statements also assume that the Debtors meet the Projections with respect to the balance sheet for the period from June 30, 2004 to the date of consummation of the Plan.

     For the purposes of the Pro Forma Financial Statements, the Consolidated MAG Debtors intend to distribute cash at emergence. These pro forma adjustments assume cash at MIRMA will be available for such distributions. To the extent that MIRMA's cash would not be available as a result of a distribution block, MAG would be required to access its exit financing to make such payments.

     1. DISCUSSION

     On November 19, 1990, the American Institute of Certified Public Accountants issued Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). Pursuant to the guidance provided by SOP 90-7, upon emergence from chapter 11, the Reorganized Debtors will likely adopt "fresh start" accounting. Under fresh start accounting, the reorganization value of the entity is allocated to the entity's assets for transactions reported on the basis of the purchase method of accounting. If any portion of the reorganization value cannot be attributed to specific tangible or identified intangible assets of the emerging entity, such amounts shall be reported as "reorganization value in excess of amounts allocable to identifiable assets." The reorganization value of the Reorganized Debtors will be comprised of the sum of postpetition aggregate indebtedness and the value of the New Mirant Common Stock.

     UPON EMERGENCE FROM CHAPTER 11, THE REORGANIZED DEBTORS WILL SPECIFICALLY ALLOCATE REORGANIZATION VALUE TO THEIR ASSETS ON THE BASIS OF THE PURCHASE METHOD OF ACCOUNTING, AND THAT ALLOCATION MAY BE SIGNIFICANTLY DIFFERENT FROM THAT REFLECTED IN THE PRO FORMA FINANCIAL STATEMENTS.

---------------

7 The Debtors intend to adopt fresh start accounting. The data provided below represents an estimation of the impact of fresh start accounting.

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     2. NOTES TO CONSOLIDATED PRO FORMA STATEMENT OF FINANCIAL POSITION

     The unaudited consolidated pro forma statement of financial position is based upon the projected financial statements of New Mirant, MAG, New MAG Holdco, MIRMA and West Georgia and should be read in conjunction with the historical financial statements and other information contained in this Disclosure Statement.

                                      IX.

                                   VALUATION

A.  VALUATIONS PERFORMED

     In conjunction with the Plan, the Debtors determined it was necessary to estimate the post-Confirmation values for each of Mirant, MAG, and New MAG HoldCo (collectively, the "Valued Entities"). Accordingly, the Debtors directed Blackstone to prepare a valuation analysis of the Valued Entities for purposes of this Disclosure Statement.

     In preparing its analyses, Blackstone: (1) reviewed historical operating and financial results of the Debtors; (2) reviewed certain financial projections prepared by the Debtors for the operations of the Valued Entities, including the Projections in Exhibit D; (3) discussed current operations and prospects of the operating businesses with the Debtors; (4) reviewed the Debtors' assumptions underlying such projections; (5) considered the market values of publicly-traded companies that Blackstone and the Debtors believe are in businesses reasonably comparable to the operating businesses of the Valued Entities, and (6) made such other examinations and performed such other analyses as Blackstone deemed necessary and appropriate for the purposes of the valuations.

     In preparing its analyses, Blackstone assumed and relied upon the accuracy and completeness of all financial and other information that was available to it from public sources and that was provided to Blackstone by the Debtors or their representatives and has not assumed any responsibility for the independent verification of any such information. With respect to the financial projections supplied to Blackstone, Blackstone assumed the accuracy thereof and assumed that such projections were prepared reasonably in good faith and on a basis reflecting the best available estimates and judgments of the Debtors as to the future operating and financial performance of the Valued Entities. Such projections assume the Valued Entities will operate the businesses reflected in their business plans and that such businesses perform as expected in these business plans.

     Blackstone did not make or obtain any independent evaluation of the Valued Entities' assets, nor did Blackstone verify any of the information it reviewed.

B.  METHODOLOGY -- REORGANIZATION VALUE

     Blackstone utilized two methodologies to derive the reorganization values of the Valued Entities based on the Projections: (1) a comparison of the Valued Entities and their projected performance to publicly-traded comparable companies ("Comparable Company Analysis"), and (2) a calculation of the present value of the free cash flows under the Projections, including an assumption for a terminal value ("DCF Analysis").

     The Comparable Company Analysis involves identifying a group of publicly-traded companies whose businesses are comparable to those of the Debtors, and then calculating ratios of various financial results to the public market values of these companies. The ranges of ratios derived are then applied to the Valued Entities' financial results to derive a range of implied values. The discounted cash flow approach involves deriving the unlevered free cash flows (i.e., before capital structure) that the Valued Entities would generate assuming the Projections were realized. These cash flows and an estimated value of the Valued Entities at the end of the projected period (the "Terminal Value") are discounted to the present at the Debtor's estimated post-

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restructuring weighted average cost of capital to determine the enterprise values of the Valued Entities.(8) Blackstone used a range of discount rates from 11% to 13%.

     Blackstone assigned weightings of 50% to the Comparable Company Analysis and 50% to the DCF Analysis for MAG and the Caribbean.

     For other domestic assets and the Philippines, Blackstone assigned weightings of 40% to the Comparable Company Analysis and 60% to the DCF Analysis.

     Based upon the methods described above, the estimated enterprise value for Mirant at the Effective Date is between $7.0 and $8.3 billion, with a value of $7.6 billion used as the midpoint estimate. The estimated enterprise value for MAG at the Effective Date is between $3.1 and $3.7 billion, with a value of $3.4 billion used as the midpoint estimate.

     ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUE WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF THE BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.

  C.  METHODOLOGY -- EQUITY VALUE

     After estimating the enterprise values of the Valued Entities, Blackstone estimated the equity value of these entities by making the following adjustments to reorganization value:

     - Deducting the long-term indebtedness at the Effective Date.

     - Adding the estimated value of the Net Operating Losses ("NOLs").(9)

     - Adding unrestricted excess cash balances.

     - Adding or transfer other asset value that is not reflected in the Projections.(10)

     After these adjustments, the estimated total equity value of Mirant is estimated between $3.5 and $4.7 billion, with $4.1 billion used as an estimate of the total equity value at the Effective Date. The estimated total equity value of MAG is between $307 million and $935 million, with $591 million used as an estimate of the total equity value at the Effective Date. The estimated total equity value of New MAG Holdco is between $1.9 billion and $2.5 billion, with $2.2 billion used as an estimate of the total equity value at the Effective Date.

     THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS WHICH ARE NOT GUARANTEED.

     THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET

---------------

(8) The Philippine operations were not valued using a terminal value approach, but instead were projected using a constant growth rate over the period of the build-operate-transfer agreement.

( 9) The discounted cash flow analysis performed by the Debtors assumes that New
     Mirant and MAG are full taxpayers as of the Effective Date. Thus, the value of the NOLs is added incrementally to reorganization value.

(10) Includes, without limitation, (a) assets held for sale; and (b) cash collateral.

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VALUE. SUCH SALEABLE VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE
REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

                                       X.

                            THE REORGANIZATION CASES

A.  COMMENCEMENT OF THE CHAPTER 11 CASES

     On July 14, 2003 and July 15, 2003, Mirant and 74 of its wholly-owned subsidiaries in the United States (collectively, the "Original Debtors") filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court, the Honorable D. Michael Lynn presiding. On August 18, 2003, Mirant EcoElectrica Investments I, Ltd. and Puerto Rico Power Investments Ltd, two wholly-owned subsidiaries of Mirant, commenced Chapter 11 Cases under the Bankruptcy Code (the "EcoElectrica Debtors"). On October 3, 2003, four of Mirant's affiliates, Mirant Wrightsville Investments, Inc., Mirant Wrightsville Management, Inc., Wrightsville Development Funding, LLC, and Wrightsville Power Facility, LLC, who jointly own directly and indirectly the Wrightsville power plant, also commenced chapter 11 cases (the "Wrightsville Debtors"). On November 18, 2003, Mirant Americas Energy Capital, LP and Mirant Americas Energy Capital Assets, LLC, two wholly-owned subsidiaries of Mirant (collectively, the "MAEC Debtors"), commenced chapter 11 cases under the Bankruptcy Code.

B.  CONTINUATION OF BUSINESS AFTER THE PETITION DATE

     Since the Petition Date, the Debtors have continued to operate their businesses and manage their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Debtors have sought Bankruptcy Court approval for all transactions that were outside the ordinary course of their businesses. As discussed in this section, during the period immediately following the Petition Date, the Debtors sought and obtained authority from the Bankruptcy Court with respect to a number of matters deemed by the Debtors to be essential to their smooth and efficient transition into chapter 11 administration and the stabilization of their operations.

     1. COUNTERPARTY ASSURANCE PROGRAM

     The Bankruptcy Court granted the Debtors permission to implement a counterparty assurance program (the "Counterparty Assurance Program"). MAEM conducts a substantial portion of its business through the use of forward contracts and swap agreements (i.e. trading contracts) that fall within the "safe-harbor" provisions set forth in sections 556 and 560 of the Bankruptcy Code which permit non-debtor parties to, among other things, exercise certain contractual termination rights and remedies notwithstanding the commencement of a chapter 11 case. If a contract qualifies for this safe harbor protection, a non-debtor party can terminate or liquidate the contract upon a commencement of a bankruptcy proceeding and, in certain circumstances may cause automatic termination or liquidation of the contract in accordance with the contractual terms. The Counterparty Assurance Program authorized MAEM to honor all obligations under existing and future trading contracts, to perform all obligations arising from prepetition trading contracts, affirmed its ability to enter into postpetition trading activities, including new trading agreements with counterparties and granted counterparties an administrative expense priority with respect to MAEM's obligations arising from postpetition market movements under its prepetition and postpetition trading contracts, as well as the right to terminate for certain contractual defaults other than MAEM's petition for chapter 11 relief.

     2. DIP CREDIT FACILITY

     On November 5, 2003, certain of the Debtors (the "DIP Borrowers") entered into a two-year debtor-in-possession credit facility (the "DIP Facility") providing for borrowings or the issuance of letters of credit in an amount not to exceed the lesser of $500 million or the then existing "borrowing base." The borrowing base is the aggregate value assigned to specified power generation assets of the DIP Borrowers that serve as collateral

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for the DIP Facility. However, upon the occurrence of certain triggering events, including the sale of borrowing base assets or an event that has a material adverse effect on the business, operations or value of a power generation facility, the borrowing base may be revalued or reserves against the borrowing base may be imposed, thus lowering the borrowing base. The borrowing base as of December 31, 2004 was $724 million. Up to $300 million of borrowings, which amount may be increased to $500 million upon written approval of each of the Corp Committee, the MAG Committee and the Equity Committee (collectively, the "Committees") or further order of the Bankruptcy Court, are permitted. The DIP Facility also contains an option, exercisable by Mirant or MAG, to remove MAG and its subsidiaries as borrowers and obligors under the DIP Facility and reduce the DIP Facility commitment to a maximum of $200 million of borrowings. Borrowings under the DIP Facility are secured by substantially all of the assets of the DIP Borrowers, including the borrowing base facilities.

     3. EMPLOYEE-RELATED MATTERS

     Of particular importance to the Debtors' efforts to stabilize their businesses and continue their operations uninterrupted was their ability to maintain the continued support and cooperation of their employees. Accordingly, on the Petition Date, the Debtors sought and obtained Bankruptcy Court authority to: (a) meet a significant portion of their prepetition employee obligations ("Prepetition Obligations"); (b) continue to honor such employee obligations to the extent that they arise in the ordinary course of business; (c) on an interim basis, honor retention agreements (except retention agreements with highly compensated employees) with respect to amounts becoming due within 50 days after the Petition Date; (d) on an interim basis, continue to pay supplemental benefits under the supplemental benefit plan for all eligible employees, except highly compensated employees, and (e) transfer any postpetition funds necessary to replace any checks dishonored or rejected as a result of the Chapter 11 Cases (collectively, "First-Day Severance Relief"). Furthermore, the Bankruptcy Court authorized and directed each of the banks in which the Debtors maintained a bank account to honor all prepetition and postpetition checks related to such prepetition obligations to employees.

     As part of the global resolution of employee issues discussed below, certain supplemental benefits were approved for continuation for all active employees, including highly compensated employees.

     Union employees were excluded from First-Day Severance Relief (other than Prepetition Obligations) request as there were no established union severance plans in place as of the Petition Date. In October 2003, the Debtors sought and obtained authority from the Bankruptcy Court to implement a severance plan as part of the benefits package offered to each of the Debtors' eligible union employees. Also excluded from the Debtors' First-Day Severance Relief request was the authority to provide severance to highly compensated employees ("HCEs"). In October 2003, the Debtors sought and obtained authority from the Bankruptcy Court to implement a severance plan, subject to ERISA (the "HCE Basic Severance Plan"), as part of the benefits package offered to each of the Debtors' eligible HCEs, excluding management council members.

     As part of the Debtors' restructuring efforts, a number of the Debtors' senior executives were severed. In recognition of their service to the Debtors, the Debtors sought and obtained authority to pay severance to Edwin H. Adams, Roy P. McAllister, Harvey A. Wagner and John W. Ragan.

     4. MAINTENANCE OF UTILITY SERVICES

     In connection with the operation of their business and management of their properties, the Debtors obtained a wide range of utility services (collectively, the "Utility Services") from certain utility companies (the "Utility Companies"). It was essential that the Utility Services continued uninterrupted after the Petition Date. Thereafter, the Bankruptcy Court issued a final order:
(a) determining that the Debtors were administratively solvent and that such administrative solvency was sufficient evidence to support a finding that the Utility Companies were adequately assured of future payment by the provision of an administrative expense claim; and (b) prohibiting the Utility Companies from altering, refusing, or discontinuing services to the Debtors solely on the basis of the commencement of the Chapter 11 Cases or that the debt owed by the Debtors for service rendered before the Petition Date was not paid when due.

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

     5. JOINT ADMINISTRATION

     In order to expedite the administration of the Chapter 11 Cases and reduce administrative expenses without prejudicing any creditor's substantive rights, the Debtors sought the joint administration of the Chapter 11 Cases. The Bankruptcy Court issued an initial order directing the joint administration of certain Debtors' cases for procedural purposes and thereafter, issued an order adding the cases of the EcoElectrica Debtors to those of the Original Debtors. On October 20, 2003, the Bankruptcy Court issued an order approving joint administration of the cases of the Wrightsville Debtors with those of the Original Debtors and the EcoElectrica Debtors. Lastly, on November 20, 2003, the Bankruptcy Court issued an order approving joint administration of the cases of Debtors Mirant Americas Energy Capital, LP and Mirant Americas Energy Capital Assets, LLC with those of the Original Debtors, the EcoElectrica Debtors, and the Wrightsville Debtors.

     6. NOTICE

     The Debtors have identified thousands of entities and persons to which notice must be given. The Debtors prepared a single master initial service list (the "Limited Service List") that included: (a) the Office of the United States Trustee; (b) the Debtors and their counsel; (c) counsel for the DIP Facility lenders; (d) counsel for the indenture trustees; (e) parties whose interests are affected by a pleading; (f) counsel to any committee appointed in the Chapter 11 Cases; (g) counsel to the Debtors' prepetition lenders, and (h) those persons who have formally appeared and requested notice in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002.

     The Bankruptcy Court issued an order: (a) authorizing the Debtors, or their duly appointed claims agent, to send initial notices and all mailings to creditors and other parties in interest as directed by the Bankruptcy Court; requested by the United States Trustee; or as required by the Bankruptcy Code, the Bankruptcy Rules and the Local Rules; (b) authorizing the Debtors to file a consolidated list of: (i) creditors (without claim amounts), and (ii) other parties in interest in conformance with Exhibit "G" to the General Order Regarding Procedures for Complex Chapter 11 Cases, and (c) determining that, except with respect to mandatory notices under the Bankruptcy Code and applicable rules, notice of matters in the Debtors' cases would be sufficient if given to the parties on the Limited Service List and any other party, not included on the Limited Service List, but whose interest could be directly affected by a specific matter.

     7. EXTENSION OF TIME TO FILE SCHEDULES

     Completing the schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs (collectively, the "Schedules") required for each of the Debtors required the collection, review and assembly of a massive amount of information. The Bankruptcy Court extended the deadline by which the Debtors had to file their Schedules to September 12, 2003 and most of the Debtors completed the filing of the Schedules on a timely basis.

     8. CASH MANAGEMENT

     Prior to the Petition Date, the Debtors primarily utilized a consolidated cash management system for receipts and disbursements (the "Cash Management System"). Mirant also maintained excess funds in various money market accounts. The Bankruptcy Court issued an order granting the Debtors the authority: (a) to continue the use of their existing: (i) Cash Management System; (ii) certain bank accounts, and (iii) business forms and stationery, and (b) to continue to invest excess funds consistent with prior practice and certain investment guidelines. In connection with the approval of the DIP Facility, the Cash Management System was modified to provide for, among other things, (a) the grant of junior liens and junior superpriority administrative claims on account of intercompany transfers between various Debtor groups, and (b) certain limitations on the incurrence of intercompany indebtedness.

     9. PAYMENT OF PREPETITION TRUST FUND TAXES AND GOVERNMENTAL FEES

     In the ordinary course of their operations, the Debtors collected sales, use, and other trust fund type taxes ("Trust Fund Taxes") from various persons and remitted such taxes to the appropriate taxing authorities (collectively, the "Taxing Authorities"). The Bankruptcy Court authorized the Debtors to: (a) pay related tax

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

obligations and other governmental assessments due and owing to the Taxing Authorities, and (b) replace any checks or fund transfer requests regarding prepetition Trust Fund Taxes dishonored or rejected as of the commencement of the Chapter 11 Cases.

     10. CRITICAL VENDORS

     As of the Petition Date, the Debtors utilized approximately 120 vendors (other than utility companies) (collectively, the "Critical Vendors") that provided services that were essential to the Debtors' operations and could not be replaced except at exorbitant costs. The Bankruptcy Court issued an order granting the Debtors the authority to pay: (a) prepetition debt to the extent an entity claimed a lien against property of any of Debtors' estates to secure debt incurred by a Debtor prepetition and to the extent payment of such prepetition debt was, in the exercise of the Debtors' business judgment, in the best interests of the respective estate, and (b) prepetition claims: (i) to the extent an entity asserted a prepetition claim that Debtors, upon advice of their counsel, reasonably believed would be authorized, and (ii) of an entity that refused to deal with the Debtors on any basis absent payment of such claim if the Debtors reasonably believed, in the exercise of their business judgment, that such claim was required to be paid in order for the Debtors to continue their respective businesses, with certain exceptions.

     11. RETENTION OF ORDINARY COURSE PROFESSIONALS

     Prior to the Petition Date, the Debtors employed certain professionals, in the ordinary course of business, to render services to their estates (collectively, the "Ordinary Course Professionals"), which were necessary to the day-to-day continuation of the Debtors' operations. On August 1, 2003, the Bankruptcy Court granted the Debtors the authority to: (a) employ the Ordinary Course Professionals utilized by the Debtors in the ordinary course of business as of the Petition Date and thereafter; (b) supplement the list of Ordinary Course Professionals, and (c) pay compensation and reimburse expenses to each of the Ordinary Course Professionals up to $50,000 per month per each such Ordinary Course Professional, subject to the filing of a statement of disinterestedness under Bankruptcy Rule 2014 by each such Ordinary Course Professional.

     12. INTERIM COMPENSATION AND REIMBURSEMENT OF PROFESSIONALS AND COMMITTEE MEMBERS

     In connection with the Chapter 11 Cases, the Debtors anticipated that: (a) they would need to retain other professionals that fall under two categories:
(i) separately retained Chapter 11 professionals, and (ii) Ordinary Course Professionals whose fees and expenses exceed the limitations discussed in "The Reorganization Cases -- Retention of Ordinary Course Professionals" above ((i) and (ii) collectively, the "Professionals"), and (b) one or more statutory committees could be appointed in the Chapter 11 Cases, which in turn would likely retain counsel, and possibly other professionals, to represent them. In an effort to enable all parties to monitor the costs of administration, enable the maintenance of a more level cash flow availability and implement efficient cash management, the Debtors developed procedures for interim compensation and reimbursement of expenses of the Professionals and members of any statutory committee appointed in the Chapter 11 Cases. On August 1, 2003, the Bankruptcy Court issued an order establishing certain procedures by which all Professionals would be required to comply in seeking compensation and reimbursement. In addition, a procedure for reimbursement of expenses incurred by members of any statutory committee appointed in the Chapter 11 Cases was established.

     13. PROCEDURES FOR RELEASE OF FIRM CAPACITY

     Prior to the Petition Date, the Debtors were parties to firm transportation and storage agreements with operators of interstate natural gas pipelines. Pursuant to such agreements, the Debtors reserved capacity to transport natural gas to the Debtors' generation facilities and customers or capacity in storage facilities. The Debtors determined that the release of unused transportation and storage capacity in the ordinary course of business and in accordance with the regulations of FERC (the "FERC Procedures") would maximize the value of the capacity and minimize any potential claims against their estates. The Bankruptcy Court authorized the Debtors to utilize the FERC procedures for the release of natural gas transportation and storage capacity and to terminate such contracts upon the effectiveness of a permanent release of transportation or storage capacity for the full term of the contract at the contract rate.

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

     14. COMPLEX CHAPTER 11 BANKRUPTCY CASE TREATMENT

     The Bankruptcy Court determined that the Chapter 11 Cases appeared to be a complex chapter 11 case and established certain guidelines regarding notices of and hearings on motions and other matters and settlements. The Debtors, thereafter, filed a Notice of Designation As Complex Chapter 11 Bankruptcy Case.

     15. CONTINUED TRADING ORDER

     On August 18, 2003, the Bankruptcy Court issued the Order Approving Specified Information Blocking Procedures and Permitting Trading in the Debtors' Securities, Bank Debt, Purchase or Sale of Trade Debt and Issuing of Analyst Reports Upon Establishment of a Screening Wall effective July 25, 2003, amended on April 21, 2004 and September 15, 2004 (collectively, the "Screening Wall Order"). The Screening Wall Order regulates the dissemination of information about the Debtors to the members of the Committees and the continued trading of securities of the Debtors by members of the Committees.

     16. TRADING CONTRACT SETTLEMENT PROTOCOL

     On December 31, 2003, Mirant sought to establish procedures permitting the settlement of certain terminated prepetition or postpetition forward contracts, futures contracts, swap agreements, options or similar instrument contracts as defined by the Bankruptcy Code (each a "Trading Contract"). Generally, each time a Trading Contract is terminated (without regard to whether it was entered into prepetition or postpetition), a termination payment must be calculated by netting all amounts owing to the Debtors and all amounts owing to the counterparty under the Trading Contract. Mirant sought to establish specific, confidential procedures for the settlement of Trading Contracts due to the highly confidential nature of the settlement parameters to be used to calculate the termination payment.

     After extensive negotiations, Mirant, the Committees and their advisors reached an agreement regarding the procedures for settling Trading Contracts (the "Trading Contract Settlement Protocol"). Pursuant to the Trading Contract Settlement Protocol, instead of filing a motion with the Bankruptcy Court seeking approval of a settlement of a Trading Contract, Mirant submits certain information concerning the settlement to the Committees and the Committees' advisors (the "Notice Parties") for review. This information includes: (a) a copy of the settlement agreement entered into between Mirant and the counterparty and the history of the settlement negotiations; (b) a copy of the Trading Contracts that are being settled; (c) all confirmations entered into by Mirant and the counterparty pursuant to the Trading Contracts; (d) a spreadsheet listing the mark-to-market value of each Trading Contract being settled; (e) a spreadsheet describing the terms of the settlement, the amount of collateral held by either party, and the proposed amount of the settlement, and (f) the allocation of any monies paid to, or received by, the Debtors in accordance with the methodology set forth in the Trading Contract Settlement Protocol.

     The Notice Parties have a period of ten days to review the Settlement Information, with the option of requesting an additional five days. At the end of this period, if no objections to a particular settlement have been made, the settlement of the Trading Contract is approved and Mirant and the counterparty may consummate such a settlement without further order of the Bankruptcy Court. If one of the Notice Parties objects to a settlement, Mirant may seek to resolve the issue directly with the objecting party and/or file a motion with the Bankruptcy Court seeking approval of the settlement.

     Currently, Trading Contracts with approximately ten counterparties have been settled pursuant to the Trading Contract Settlement Protocol. These settlements have resulted in an aggregate payment of approximately $25.5 million to the Debtors, as well as the withdrawal of several proofs of claim filed by various counterparties to the Trading Contracts. None of the counterparties to the Trading Contracts have been granted an allowed claim against any Debtor on account of any settlement under the Trading Contract Settlement Protocol.

C.  REPRESENTATION OF THE DEBTORS

     Since late 1999, White & Case LLP ("W&C") has been retained by the Debtors to provide legal services with respect to a variety of issues, including the California energy crisis and the bankruptcy filings of Enron

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

and certain of its affiliates. In addition, W&C has provided restructuring and bankruptcy advice, performed due diligence and prepared the requisite petitions, pleadings and other documents submitted in connection with the commencement of the Chapter 11 Cases. As lead counsel to the Debtors, W&C have been coordinating the responsibilities and activities of all of the firms retained in the Chapter 11 Cases.

     In anticipation of the volume of matters that were likely to come before the Bankruptcy Court in the Chapter 11 Cases, and in order to maximize the efficiency with which all such matters were to be handled, the Debtors retained the Texas-based firm of Haynes and Boone, LLP ("H&B") to serve as Texas bankruptcy co-counsel in connection with the prosecution of the Chapter 11 Cases.

     In addition, given the size and complexity of the Chapter 11 Cases and the diverse activities and relationships of the Debtors and their non-debtor subsidiaries nationally and internationally, and recognizing the possibility that one or more matters may arise that could present potential or actual conflicts of interest for W&C and H&B, the Debtors also retained the firm of Forshey & Prostok, LLP ("F&P") to serve as special conflicts counsel to represent the Debtors in connection with any such matters.

D.  FORMATION AND REPRESENTATION OF THE CREDITORS' COMMITTEE

     1. COMMITTEE OF UNSECURED CREDITORS FOR MIRANT CORPORATION

     On or about July 25, 2003, the United States Trustee appointed the Corp Committee. The Corp Committee initially retained the law firms of Simpson Thacher & Bartlett, LLP, 425 Lexington Avenue, New York, New York 10017 and Andrews Kurth, LLP, 450 Lexington Avenue New York, New York 10017 as counsel. By order dated June 25, 2004, Simpson Thacher & Bartlett, LLP was authorized to withdraw. The Corp Committee thereafter retained Shearman & Sterling, LLP, 559 Lexington Avenue, New York, New York 10022. Accordingly, Andrews Kurth, LLP and Shearman and Sterling, LLP are co-counsel for the Corp Committee, with Paul N. Silverstein of Andrews Kurth, LLP and Fredric Sosnick of Shearman & Sterling, LLP as lead co-counsel for the Corp Committee.

     The Corp Committee is currently comprised of the following members:

John Dorans, Chairman                     Lori Ann Curnyn
Citibank, N.A.                            Hypovereins Bank
250 West Street, 8(th) Floor              150 East 42(nd) Street
New York, NY 10013                        New York, NY 10017-4679
Ronald Goldstein                          Mark B. Cohen
Appaloosa Management LP                   Deutsche Bank AG
26 Main Street, 1(st) Floor               60 Wall Street
Chatham, NJ 07928                         New York, NY 10019
Tom Bohrer                                Sandi Horwitz
Wachovia Bank Securities                  HSBC Bank USA
NC 0537                                   10 East 40(th) Street, 14(th)
                                          Floor
301 South College Street                  New York, NY 10016-0200
Charlotte, NC 28288-0537
Daniel Fisher
Law Debenture Trust Company of New York
767 Third Avenue
New York, NY 10022

     2. COMMITTEE OF UNSECURED CREDITORS FOR MIRANT AMERICAS GENERATION

     On or about July 25, 2003, the United States Trustee appointed the MAG Committee. The MAG Committee retained the law firms of Cadwalader, Wickersham and Taft, LLP, One World Financial Center, New York, NY 10281 and Cox, Smith, Matthews Inc., 112 E. Pecan St., Suite 1800, San Antonio, TX 78205 as counsel.

     The MAG Committee is currently comprised of the following members:

Don Morgan                                        Tom Baker
Mackay Shields Financial                          California Public Employees Retirement System
9 West 57(th) Street                              Lincoln Plaza
New York, NY 10019                                400 P Street
                                                  Sacramento, CA 95814
Thomas M. Korsman                                 Ivan Krsticevic
Wells Fargo Bank Minnesota, National Association  Elliott Associates, L.P.
MAC N9303-120                                     712 Fifth Avenue, 36(th) Floor
Sixth and Marquette                               New York, NY 10019
Minneapolis, MN 55479

     3. COMMITTEE OF EQUITY SECURITIES HOLDERS OF MIRANT CORPORATION

     On or about September 18, 2003, the United States Trustee appointed the Equity Committee. The Equity Committee retained the law firms of Brown, Rudnick, Berlack & Israels, LLP, 120 W. 45th St., New York, NY 10036 and Hohmann, Taube & Summers, LLP, 100 Congress Ave, 18th Floor, Austin, TX 78701 as counsel.

     The Equity Committee is currently comprised of the following members:

Morris D. Weiss, Chairman                         Roger B. Smith
Tejas Securities Group, Inc.                      301 Kemp Road
112 E. Pecan, Suite 1510                          Suwanee, GA 30024-1607
San Antonio, TX 78205
Andres Forero                                     Michael Willingham
705 E. 43(rd) Street                              9202 Meaux Drive
Austin, TX 78751                                  Houston, TX 77031

E.  MATTERS RELATING TO UNEXPIRED LEASES AND EXECUTORY CONTRACTS

     1. PROCEDURES FOR THE REJECTION OF EXECUTORY CONTRACTS

     Prior to the Petition Date, the Debtors were parties to several thousand executory contracts and unexpired leases (collectively, the "Contracts and Leases"). In an effort to conserve the resources of their estates, the Debtors developed procedures to facilitate an efficient process for rejecting many of their numerous Contracts and Leases upon a determination, in the exercise of the Debtors' business judgment, which they believe are unnecessary or burdensome.

     The Bankruptcy Court entered an order, issued on August 1, 2003 and amended on August 14, 2003, establishing certain procedures for the rejection of the Contracts and Leases, excluding: (a) any executory contract or unexpired lease between the Debtors and: (i) Pepco and any of its affiliates; (ii) Washington Gas Energy Services; (iii) Kern Oil & Refining Co.; (iv) 285 Venture LLC; (v) Unitil Energy Services, Inc., Unitil Power Co. and Unitil Corporation; (vi) Boston Edison Company, Cambridge Electric Light Company, Commonwealth Electric Company and NSTAR Gas Company, and (vii) the Cape Light Compact Agreements, including the Pilot Electric Supply Agreement by and between the Cape Light Compact and Mirant Americas Retail Energy Marketing, LP, and (b) any putative leases and lease-related contracts pertaining to the Dickerson and Morgantown facilities operated by MIRMA and its subsidiaries (in which the counterparties are certain limited liability companies directly or indirectly owned by Bank One, N.A., Union Bank of California, N.A., and Verizon Capital Corp.).

     2. CONTRACT REVIEW PROCESS AND ACTIONS TO COMPEL ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

     Section 365 of the Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is assumed, the rights of the Debtor party to such agreement continue as property of its estate.

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

A subsequent breach of an assumed lease or executory contract creates an administrative claim in favor of the non-Debtor party, entitling it to an administrative claim for prepetition obligations as well as postpetition obligations arising as a result of the breach. If an executory contract or unexpired lease is rejected, the non-Debtor counterparty to the agreement may file a claim for damages incurred by reason of the rejection, which is treated as a prepetition claim. In the case of rejection of leases of real property, such damage claims are subject to certain claim amount limitations imposed by the Bankruptcy Code.

     Shortly after the Petition Date, the Debtors formed an internal committee to analyze the Contracts and Leases (the "Contract Assessment Team"). The Contract Assessment Team reviewed and analyzed substantially all of the Debtors' contracts and leases and evaluated which should be rejected or assumed and the timing with respect thereto. The Debtors rejected in excess of 30 unnecessary and economically burdensome contracts. The Debtors have also rejected and assumed various executory contracts and unexpired leases in accordance with regular notice procedures in the Chapter 11 Cases.

     The Bankruptcy Code also allows a non-Debtor party to an executory contract or unexpired lease to file a motion with the Bankruptcy Court requesting that the Bankruptcy Court set a deadline by which the Debtor must assume or reject the particular agreement. Several parties have filed such motions in the Chapter 11 Cases and, in connection therewith, the Debtors exercised their right to either assume or reject the agreement, or simply opposed the motion.

     Generally, debtors have until the confirmation of a plan of reorganization to assume executory contracts and unexpired leases to which they are a party. An exception to the foregoing is set forth in section 365(d)(4) of the Bankruptcy Code which provides that if a debtor does not assume or reject an unexpired lease of nonresidential real property under which a debtor is the lessee within 60 days after the petition date, or within such additional time as the Bankruptcy Court, for cause, within such 60-day period, fixes, then such lease is deemed rejected. At the Debtors' request, the Bankruptcy Court has extended the time within which the Debtors must assume or reject such leases through the date of confirmation of the Debtors' Plan.

F.  EXCLUSIVITY PERIODS

     As of the Petition Date, pursuant to sections 1121(b) and (c)(3) of the Bankruptcy Code, the Debtors had: (a) the Filing Period within which to file their plans of reorganization, and (b) the Solicitation Period to solicit acceptances of these timely filed plans after filing before other parties-in-interest were permitted to file plans. The initial Filing Period and the initial Solicitation Period expired on November 11, 2003 and January 9, 2004, respectively.

     On December 9, 2003, an order was entered by the Bankruptcy Court pursuant to which: (a) the Filing Period and the Solicitation Period were extended through April 30, 2004 and June 30, 2004, respectively, and (b) the Debtors agreed to meet certain key milestones (the "Milestones") for the completion and presentation of the Debtors' business plan and an initial analysis of intercompany claims to the Committees. Each of the Milestones was timely met.

     On May 10, 2004, the Bankruptcy Court entered an order further extending the Filing Period and the Solicitation Period through December 31, 2004 and February 28, 2005, respectively (the "Second Exclusivity Order"). On or about May 13, 2004, the MAG Committee filed a Notice of Appeal (the "MAG Appeal"). The appeal was docketed before Judge McBryde of the District Court for the Northern District of Texas. On or about May 20, 2004, M.H. Davidson & Co. LLC, a MAG bondholder, filed a Notice of Appeal (the "Davidson Appeal"). This separate appeal was docketed in the District Court for the Northern District of Texas. In an order addressing both the MAG Appeal and the Davidson Appeal issued on September 30, 2004, the District Court affirmed the Second Exclusivity Order.

     On December 21, 2004, the Bankruptcy Court entered an order further extending the Filing Period and Solicitation Period through to January 31, 2005 and March 31, 2005, respectively. On March 23, 2005, the Bankruptcy Court granted an extension of the Solicitation Period until the date of the Confirmation Hearing, provided that if the Disclosure Statement is abandoned or the Disclosure Statement is not approved, upon

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

entry of the order disapproving the Disclosure Statement or such abandonment, the Debtors will have five business days to seek a further extension.

G.  SCHEDULES

     Commencing in September 2003, each of the Debtors filed its respective Schedule. The aggregate scheduled liabilities for the Debtors were approximately $9.3 billion. In addition to claims scheduled by the Debtors, numerous proofs of claim have been filed against the Debtors. The Bankruptcy Court has issued orders establishing deadlines to file timely proofs of claim in the Chapter 11 Cases. See "Material Claims, Litigation and Investigations -- Overview of Estate Claims and Liabilities."

H.  THE AUTOMATIC STAY

     As discussed in "The Reorganization Cases -- Continuation of Business after the Petition Date -- Compliance with sections 362 and 525 of the Bankruptcy Code," the automatic stay under section 362 of the Bankruptcy Code provides that, as of the Petition Date, most pending litigation is stayed and, absent further order of the Bankruptcy Court, no party, subject to certain exceptions, may take any action, again subject to certain exceptions, to recover on prepetition claims against the Debtors. On November 19, 2003, the Bankruptcy Court issued an order staying most litigation pending against current or former officers, directors and managers of the Debtors arising out of the performance of their duties and against certain potential indemnities of the Debtors. See "Material Claims, Litigation and Investigations." The third-party persons and entities listed in Schedule 4 have obtained relief from the automatic stay.

I.  RISK MANAGEMENT POLICY

     On November 5, 2003, the Bankruptcy Court issued an order requiring Mirant to conduct trading and marketing activities and further comply with the terms and provisions of the November 5, 2003 amendment to the Global Risk Management Policy (the "Amended Risk Management Policy"). The Amended Risk Management Policy establishes clear definitions and protocols for the types of commercial activities in which the Debtors may engage in (including asset hedging, marketing and optimization activities), and formalizes the creation of a legacy portfolio containing certain existing transactions that have been deemed to be non-strategic to the Company.

J.  APPOINTMENT OF EXAMINER

     On April 7, 2004, the Bankruptcy Court issued an order directing the United States Trustee to appoint an examiner in the Chapter 11 Cases to perform certain monitoring and investigating duties. On April 13, 2004, the Bankruptcy Court approved the United States Trustee's appointment of William K. Snyder (the "Examiner") as the examiner. The Bankruptcy Court authorized the employment of Corporate Revitalization Partners, LLC as financial advisors for the Examiner and the employment of Gardere Wynne Sewell LLP as counsel for the Examiner, effective as of April 13, 2004 and April 27, 2004, respectively.

     The Bankruptcy Court issued an Order Defining Role of Examiner on April 29, 2004, amended and restated on May 27, 2004 and July 7, 2004, that defined, amended and restated the duties and powers of the Examiner, which was expanded by the Bankruptcy Court under the Memorandum Order Expanding Role of Examiner issued on July 30, 2004.

K.  PROFESSIONAL FEE COMMITTEE

     On August 27, 2003, the Bankruptcy Court issued an order appointing Dean Nancy B. Rapoport ("Dean Rapoport") of the University of Houston School of Law as the Bankruptcy Court's expert with respect to professional fees and expenses in the Chapter 11 Cases. Dean Rapoport was empowered to serve as chairperson of a fee review committee which is also comprised of representatives of the Debtors, the Committees, the Examiner and the United States Trustee.

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

L.  INTERCOMPANY ISSUES

     On the Petition Date, substantial intercompany account balances existed between Mirant and various of its subsidiaries. These arose as a result of the manner in which Mirant conducted its activities and channeled cash through its subsidiaries for these activities and otherwise. These are described in more detail in "Certain Affiliate Transactions."

M.  MATERIAL ASSET SALES

     Section 363 of the Bankruptcy Code grants the Debtors the power, subject to approval of the Bankruptcy Court, to use, sell or lease property of the Debtors' estates outside of the ordinary course of their business.

     The Bankruptcy Court approved an order providing certain procedures governing the sale of certain miscellaneous assets. In addition to selling assets in accordance with these approved procedures, the Debtors have also sold certain assets outside of the ordinary course of business by filing a formal motion and obtaining authorization of the Bankruptcy Court. Certain material assets and sales are described below.

     1. COYOTE SPRINGS

     The Coyote Springs facility is a gas-fired facility located in Boardman, Oregon. The facility was owned by Mirant Oregon, LLC, a non-Debtor, wholly-owned subsidiary of MAI, and Avista Corporation, as tenants-in-common, each with an undivided 50% interest. The Debtors initiated an active marketing process for the interest in Coyote Springs with the assistance of their financial advisors to ensure the highest price would be obtained at any auction. On October 13, 2004, Mirant Oregon, LLC entered into an agreement to sell its 50% interest in the Coyote Springs facility to Avista Corporation for $62.5 million which received Bankruptcy Court approval and which closed during January 2005.

     2. TURBINE SALES

     On October 13, 2004, the Debtors sought authorization from the Bankruptcy Court for the sale of three turbines and all appurtenances, modules, equipment and certain other services related thereto (collectively, the "Turbines") by Mirant Bowline to Invenergy Turbine Company LLC ("Invenergy") (the "Turbine Sale Motion"). The Turbine Sale Motion provided a bid procedure mechanism by which parties other than Invenergy were permitted to submit competing bids to purchase one or more of three Turbines, while Invenergy served as a stalking horse. Since no other party submitted a bid for the Turbines, Invenergy was selected as the successful bidder and purchased the Turbines for $46,500,000 and the Bankruptcy Court approved the sale.

     3. WRIGHTSVILLE

     The Wrightsville facility consists of gas fired intermediate/peaking units with generating capacity of 438 MW. Wrightsville Power Facility, L.L.C. ("WPF") leases the facility from Pulaski County, Arkansas (the "County"). The County financed the costs of acquiring and constructing the facility by issuing $300 million of industrial revenue bonds to Wrightsville Development Funding, L.L.C. ("WDF"). The bonds are secured by a mortgage encumbering the County's interests in the facility and the lease. In connection with the foregoing agreements, WPF and the County entered into a payment-in-lieu-of-taxes agreement ("PILOT Agreement") reducing real property taxes associated with the facility for an 11-year period. WDF raised the $300 million necessary to purchase the bonds by obtaining approximately $120 million in capital contributions from its members, and borrowing $180 million (the "Loan") from Mirant Americas Generating, LLC on an unsecured basis, which Loan was subsequently assigned to Mirant Americas, Inc. ("MAI"). In 2004, the Debtors mothballed the Wrightsville facility pending recovery of regional power prices.

     On March 17, 2005, the Debtors filed a motion to sell the Wrightsville facility to Arkansas Electric Cooperative Corporation for $85 million. The hearing on the Debtors' motion to approve bidding procedures is scheduled for April 6, 2005 and the hearing on the Debtor's motion to approve the sale is scheduled for May 25, 2005. The sale of the Wrightsville facility will be subject to higher and otherwise better offers at an auction to be held in connection with the proposed sale. At the closing of the proposed sale, the County will transfer the facility to the purchaser, the respective parties will cancel the lease, the mortgage and the PILOT

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

Agreement WDF will surrender the outstanding bonds in consideration of payment from the net proceeds of the proposed sale remaining after payment of closing costs and the costs of funding certain associated settlement agreements with the County, the Pulaski County Special School District and the City of Wrightsville, Arkansas. As the net proceeds of the proposed sale likely will be insufficient to satisfy the bonds in full, WPF likely will realize no net cash proceeds from the sale. Notwithstanding anything herein to the contrary, MAI's Claims on account of the Loan (defined as the "MAI/WDF Note Claim") does not constitute an Intercompany Claim that is deemed resolved under the Plan, but shall remain a valid and enforceable Claim against WDF after the Effective Date. Consequently, payments received by WDF on account of the bonds in connection with the proposed sale of the Wrightsville facility will be held for or distributed to MAI after the Effective Date upon the closing of the sale.

     4. BIRCHWOOD

     The Birchwood facility is a 242 MW coal-fired electric cogeneration facility in Virginia. In May 2003, Mirant Birchwood, Inc. contracted to sell to General Electric Capital Corporation its joint venture partnership interests in the Birchwood facility and related joint venture assets for a purchase price of approximately $71 million. That sale was consummated pursuant to an order of the Bankruptcy Court entered on October 8, 2003.

N.  LETTER OF CREDIT EXTENSIONS

     Mirant is the borrower under a four-year facility agreement, dated as of July 17, 2001 (the "4-Year Revolver"), among Mirant, Credit Suisse First Boston, as administrative agent (the "4-Year Agent"), and the banks and other financial institutions party thereto as lenders (the "4-Year Lenders"), pursuant to which the 4-Year Lenders agreed to make available to Mirant a working capital and letter of credit facility of up to $1.125 billion in aggregate principal amount. Pursuant to the terms of the 4-Year Revolver, Mirant also entered into a letter of credit agreement, dated September 4, 2001 (the "L/C Agreement"), between Mirant and Wachovia Bank N.A. (the "L/C Issuing Bank") pursuant to which, at the request of Mirant, the L/C Issuing Bank agreed to issue letters of credit ("L/Cs") to beneficiaries designated by Mirant, subject to and in accordance with the terms of the L/C Agreement. The beneficiaries of the L/Cs include trading counterparties under "safe harbor" contracts, counterparties under PPAs and transportation agreements, lenders under project financing debt, ISOs and other vendors and suppliers.

     Following is a summary of L/Cs issued as of December 31, 2004 and December 31, 2003 (in millions):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2004           2003
                                                              ------------   ------------
Energy trading and marketing L/Cs...........................       160            270
Debt service reserves, operating and other L/Cs.............        82            331
  TOTAL.....................................................      $242           $601

     The Bankruptcy Court authorized the Debtors to amend the 4-Year Revolver to set out the terms and conditions upon which the L/Cs that were issued and outstanding as of the date of the first amendment agreement (the "Existing L/Cs") could be further extended after the Petition Date. Thereafter, the Bankruptcy Court entered additional orders allowing further extensions of the Existing L/Cs.

     Pursuant to these L/C extension orders, the reimbursement obligations with respect to any draw under any Existing L/Cs extended pursuant to an amendment agreement (including any evergreen L/C renewed pursuant to its terms or otherwise) constitute prepetition unsecured claims against Mirant, without waiver or prejudice to any objection by a party in interest to the allowance of such claims. Notwithstanding the extension of many of the L/Cs, the Debtors expect that many of the L/Cs will continue to be drawn. Furthermore, despite the order allowing the extension of the Existing L/Cs, the 4-Year Agent and 4-Year Lenders filed amended proofs of claim asserting, among other things, the right of subrogation and the return of excess proceeds from L/C draws. The Debtors objected to these amended proofs of claim on various grounds, which objections remain subject to resolution by the Bankruptcy Court. The Debtors are also currently negotiating with the 4-Year Agent and 4-Year Lenders in an attempt to resolve the Lender's claims and certain other issues between the parties.

O.  CANADIAN FILING

     On July 15, 2003 in Calgary, Alberta, certain of the Debtors' Canadian subsidiaries, Mirant Canada Energy Marketing, Ltd. ("MCEM") and Mirant Canada Marketing Investments, Inc. (together the "Canadian Filers"), filed an application for creditor protection under the Companies Creditors' Arrangement Act, which, like chapter 11, allows for reorganization under the protection of the court system (the "CCAA Proceedings").

     As part of the CCAA Proceedings, the Canadian Filers liquidated all of their assets. Pursuant to a Plan of Compromise and Arrangement approved by the Canadian court on April 22, 2004, the Canadian Filers paid their third-party creditors 80% of their allowed claims, which totaled CDN43.6 million. It is anticipated that the Canadian Filers will return approximately $45 million (USD) to the Debtors. The CCAA Proceedings are no longer pending; the Canadian Filers emerged from creditor protection on May 21, 2004.

P.  KEY EMPLOYEE RETENTION PLAN

     To minimize the risk of potential departures of the Debtors' key executives and managers (the "Key Employees") during the Chapter 11 Cases, the Debtors proposed a comprehensive key employee retention plan (the "KERP"), seeking to retain approximately 90 of the Key Employees, that consisted of two phases:
Phase I and Phase II. The Bankruptcy Court authorized the Debtors to make the first stay bonus payment of approximately $1.2 million on or after June 30, 2004 to certain eligible Key Employees (i.e., non-management council employees), reserved judgment on the remaining payments under Phase I of the KERP, and instructed the Debtors to deposit $8 million into a segregated, interest-bearing account from which the anticipated stay and performance-based payments under both phases of the KERP are to be paid. Thereafter, at the request of the Examiner, the Debtors developed a global resolution of a number of outstanding employee compensation and benefit issues, including the KERP. As a result, the Bankruptcy Court authorized the Debtors to make the remaining stay bonus payments under Phase I of the KERP. The Bankruptcy Court also authorized the Debtors to make performance-based bonuses based upon progress toward completion of certain reorganization milestones under Phase II of the KERP to each eligible Key Employee. The Bankruptcy Court also authorized the implementation of a KERP severance plan for four key employees, pursuant to which, until one year after the Debtors' emergence from chapter 11, certain Key Employees are entitled, upon termination without cause (including a constructive termination), to a severance payment equal to 24 months' base salary plus target short-term incentive and 24 months of medical benefits.

Q.  GLOBAL RESOLUTION OF EMPLOYEE ISSUES

     A global resolution with the Examiner resolved a number of outstanding employment and compensation issues: (a) the Debtors were authorized to provide for the continuation of the general severance plan for all employees, excluding the four covered by the KERP severance plan discussed above, until one year after the Debtors' emergence from chapter 11; (b) payments to a severed employee under the previously approved general severance plan or the KERP severance plan reduce any distribution that such employee is otherwise entitled to receive on account of an allowed claim under any employment and/or severance agreement, including claims arising under retention agreements (provided however, the receipt of enhanced severance is in lieu of entitlement to treatment as an administrative claim, or any claim a severed employee may have on account of any retention agreements, employment agreements, severance agreements and/or employee benefit plans); (c) the Debtors were authorized to waive claims against active employees arising from the funding, in part, of certain non-qualified benefits in the Fall of 2002; (d) the Debtors were authorized to pay a severance payment to John W. Ragan; (e) the Debtors were authorized to continue certain prepetition non-qualified benefit plans and honor any prepetition claims arising under the non-qualified benefit plans to current employees as they become due in the ordinary course, and (f) the Debtors were: (i) required to terminate certain change in control severance plans and policies and otherwise eliminate any change in control provisions contained in any of the Debtors' employee benefit plans, and (ii) prohibited from making any payments to any employee of the Debtor by reason of such terminations.

R.  CLAIMS OBJECTION PROCEDURES

     Approximately 8,300 proofs of claim were filed by claimants asserting claims against the Debtors in excess of $268 billion. See "Material Claims, Litigation and Investigations -- Procedures for Resolving Claims -- Claims Objection Procedures."

S.  CLAIMS ESTIMATION PROCEDURES.

     On October 21, 2004 and October 26, 2004, the Bankruptcy Court issued orders (collectively, the "Estimation Order") authorizing the Debtors to estimate certain contingent and unliquidated proofs of claim for purposes of feasibility of, voting on, and distribution under the Plan and providing procedures for the estimation of such contingent and unliquidated proofs of claim. See "Material Claims, Litigation and Investigations -- Procedures for Resolving Claims -- Claims Estimation Procedures."

T.  MIRMA LEASES

     During the Chapter 11 Cases, significant disputes have arisen between certain of the Debtors and the parties to the leveraged lease financing transaction in connection with MIRMA's acquisition from Pepco of four power generating stations and related assets in 2000. The dispute concerns whether or not the lease-financing arrangements, or some component aspects thereof, constitute a "lease" within the meaning of section 365 of the Bankruptcy Code. See "Material Claims, Litigation and Investigations -- Disputed Claims With Associated Estate Causes of Action -- MIRMA Leases/Litigation."

U.  EQUITY COMMITTEE MOTION AND COMPLAINT TO COMPEL A SHAREHOLDERS' MEETING

     On November 22, 2004, the Equity Committee filed a motion in the Bankruptcy Court (the "Motion to Compel") seeking an injunction compelling the Debtors to convene a shareholders' meeting, purportedly for the purpose of replacing Mirant's board of directors. On the same day, the Equity Committee commenced an adversary proceeding in the Bankruptcy Court seeking identical relief. The complaint in the adversary proceeding names Mirant as the sole defendant. In each of the Motion to Compel and the adversary proceeding, the Equity Committee alleges entitlement to the relief it seeks under Delaware law, Mirant's bylaws, and Mirant's certificate of incorporation. On December 23, 2004, the Debtors filed a cross motion (the "Motion to Dismiss or Consolidate") to dismiss the Motion to Compel or, in the alternative, to consolidate the Motion to Compel into the adversary proceeding. The parties subsequently agreed to schedule a valuation hearing to determine whether the equity holders are entitled to any distribution from Mirant's estate. This agreement resulted in the resolution of the Motion to Compel.

                                      XI.

                 MATERIAL CLAIMS, LITIGATION AND INVESTIGATIONS

A.  OVERVIEW OF ESTATE CLAIMS AND LIABILITIES

     Commencing in September 2003, each of the Debtors filed its respective Schedules and Statements. The aggregate scheduled liabilities for the Debtors were approximately $9.3 billion. In addition to the claims scheduled by the Debtors, numerous proofs of claim have been filed against the Debtors. On August 21, 2003, the Bankruptcy Court issued an order (the "Initial Bar Date Order") applying to the Original Debtors that established: (1) December 16, 2003 at 5:00 p.m. (EST) as the last day to file a timely proof of claim in the Chapter 11 Cases of the Original Debtors with the Debtors' claim agent, BSI (the "Claims Agent"), and (2) January 12, 2004 at 5:00 p.m. (EST) as the last day for governmental units to file a timely proof of claim in the Chapter 11 Cases of the Original Debtors with the Claims Agent. Notice of the Initial Bar Date Order was provided in the Wall Street Journal (National Edition) and USA Today (National Edition), on or about

October 17, 2003. The Initial Bar Date Order was made applicable to the EcoElectrica Debtors and the Wrightsville Debtors by orders entered September 8, 2003 and October 9, 2003, respectively.

     On January 8, 2004, the Bankruptcy Court issued an order (the "MAEC Bar Date Order") applying to the MAEC Debtors that established: (1) March 12, 2004 at 5:00 p.m. (EST) as the last day to file a timely proof of claim in the Chapter 11 Cases of the MAEC Debtors with the Claims Agent, and (2) May 17, 2004 at 5:00 p.m. (EST) as the last day for governmental units to file a timely proof of claim in the Chapter 11 Cases of the MAEC Debtors with the Claims Agent.

B.  PROCEDURES FOR RESOLVING CLAIMS

     1. CLAIMS OBJECTION PROCEDURES

     On June 8, 2004, the Bankruptcy Court entered an order establishing procedures for objections to proofs of claims (the "Claims Objection Procedures"). The Claims Objection Procedures divide omnibus objections into four "Tiers," and provide specific procedures for each type of objection.

     The Debtors have filed numerous "Tier I" claims objections to claims that were either: (a) identical to a proof of claim filed multiple times, asserting the same liability against the same Debtor, or (b) a proof of claim that was amended or superseded by a later-filed proof of claim. On August 12, 2004 and January 11, 2005, the Bankruptcy Court sustained certain objections and amounts exceeding $3 billion and approximately $13.1 million, respectively, were expunged from the Debtors' claims register. Additionally, on February 22, 2005, the Bankruptcy Court expunged $1.4 million in claims from the Debtors' claims register.

     The Debtors also filed a "Tier II" claims objection seeking the disallowance and expungement of claims that were filed based upon equity interests. On October 5, 2004, the Bankruptcy Court issued an order sustaining the Debtors' objection, and expunging approximately 5,000 proofs of claim, in the aggregate amount of approximately $34 million, from the Debtors' claims register.

     The Debtors also filed numerous "Tier III" claims objections to certain proofs of claim. On September 29, 2004 and January 13, 2005, the Bankruptcy Court issued orders expunging over 200 proofs of claim from the Debtor's claims register, in amounts exceeding $100 million. Additionally, on February 1 and February 22, 2005, the Bankruptcy Court expunged an aggregate of over $8 million in claims from the Debtors' claims register.

     With respect to "Tier IV" claim objections to material claims, as of October 18, 2004, the Debtors had filed objections to the claims of the parties identified on Schedule 6. As discussed in more detail below, a substantial portion of those objections have been resolved.

     The Debtors have utilized orders of the Bankruptcy Court to significantly reduce the unliquidated and disputed claims against the estates. To date, there have been over 8,300 claims filed against the Mirant entities, totaling approximately $268 billion. The majority of these claims, with a cumulative value of $213 billion, were expunged from the claims register as a result of settlements and Bankruptcy Court orders. The Debtors expect that the claims register will be reduced by an additional $17.8 billion upon receipt of Bankruptcy Court approval of pending settlement agreements, including the California Settlement. In addition, there are $1.9 billion of estimated liabilities for claims that were filed on an unliquidated basis.

     2. CLAIMS ESTIMATION PROCEDURES

     To assist the Debtors' ability to resolve material claims that could unduly delay the administration of the Debtors' cases, on October 21, 2004 and October 26, 2004, the Bankruptcy Court issued orders (collectively, the "Estimation Order") authorizing the Debtors to estimate certain contingent and unliquidated proofs of claim for purposes of feasibility of, voting on, and distribution under the Plan and providing procedures for the estimation of such contingent and unliquidated proofs of claim (the "Estimation Procedures").

C.  DESCRIPTION OF CLAIMS

     1. STATUS OF AGGREGATE SUMMARY OF DISPUTED, MATERIAL CLAIMS

     The following chart is an estimate of the status of the disputed claims against the Debtors' estates as of March 18, 2005. Note that the amounts reflected in the following chart: (a) do not include reductions for numerous claims settlement agreements that are awaiting Bankruptcy Court approval, including the California Settlement and other settlements identified in "Material Claims, Litigation and Investigations -- Detailed Description of Material Claims -- Resolved Disputed Material Claims -- California Litigation by Governmental Units and Certain Other Parties," and (b) reflect the amount of claims that would remain on the claims register under a confirmed Plan, as proposed (i.e., the "Disputed and Unresolved" claims below do not include the duplicative proofs of claims that were filed against multiple Debtor entities that would be expunged if the Plan is confirmed, which total, in the aggregate, $38.2 billion).

STATUS                                                  MIRANT CORPORATION        MAG
------                                                  ------------------   -------------
Disputed and Resolved.................................    $150.4 million     $19.5 million
Disputed and Unresolved...............................    $  9.2 billion     $ 6.2 billion

     2. RESOLVED DISPUTED MATERIAL CLAIMS

          a. Summary of Settled Material Claims(11)

CLAIMANT                                                TOTAL FILED AMOUNT   SETTLED AMOUNT
--------                                                ------------------   --------------
Californians for Renewable Energy.....................    $  469,854,000      $         --
Egger, Jerry..........................................    $  800,000,000      $      5,000
Oregon Department of Justice..........................      Unliquidated      $    250,000
Brown, James and Waller, Greg.........................    $  100,000,000      $         --
Wisniak, Gil..........................................    $  700,000,000      $  2,000,000(12)
Alstom Power, Inc. ...................................    $    6,827,849      $  3,755,849
Burns and McDonnell...................................    $   12,718,525      $  3,750,000(13)
Cascade Natural Gas Corporation.......................    $    1,032,938      $    592,709
Commodity Futures Trading Commission (CFTC)...........      Unliquidated      $ 12,500,000(14)
Enbridge Midcoast Energy..............................    $   25,412,958      $    750,000
Entergy Arkansas and Entergy Services.................    $    9,095,304      $         --
NSTAR Gas Company, Cambridge Electric Light Company,
  Commonwealth Electric Light.........................    $    7,865,149      $     48,274
Predator Development Company..........................    $   65,000,000      $  1,200,000
California Department of Toxic Substances.............    $      400,034      $     51,197
Dynegy Marketing and Trade............................    $    5,484,741      $         --
Massachusetts Department of Environmental
  Protection..........................................      Unliquidated      $     41,400
Metropolitan Water District of Southern California,
  Portland General Electric Company and Salt River
  Project Agricultural Imp. & Power District..........      Unliquidated      $         --

---------------

11 The Summary includes settlements of some claims for which Bankruptcy Court approval has not yet been obtained. The Debtors, however, expect to receive Bankruptcy Court approval of these settlements prior to confirmation of the Plan.

(12) The Wisniak claim is subordinated to other general unsecured claims.

(13) The Burns and McDonnell claims are allowed, fully secured claims and will be treated solely as set forth in the settlement agreement approved by the Bankruptcy Court on January 19, 2005.

(14) The CFTC claim is subordinated to the general unsecured claims of MAEM.

CLAIMANT                                                TOTAL FILED AMOUNT   SETTLED AMOUNT
--------                                                ------------------   --------------
Pericen Limited Partnership...........................    $    7,556,606      $  2,003,000
San Francisco Bay Regional Water Quality Control
  Board...............................................    $   15,000,000      $         --
Southern California Water Company.....................    $           --      $         --
Unitil Power Corp. and Unitil Energy Systems..........    $   40,000,000      $         --
Virginia Electric and Power Company...................    $    8,682,606      $         --
Brazos Electric Cooperative...........................    $    8,639,046      $  3,543,088
Powerex Corp. ........................................      Unliquidated      $         --
Gas Transmission Northwest............................    $   53,123,400      $ 25,000,000
Mirant Securities Plaintiffs..........................    $  100,000,000      $         --
Gunderboom, Inc. and Gunderboom Shareholders..........    $   90,000,000      $    206,676
Enron/EME.............................................    $1,375,931,028      $ 19,250,000
Dick Corp./St. Paul...................................    $   49,700,108      $ 11,500,000
                                                          --------------      ------------
                                                          $3,952,324,292      $ 86,447,193
                                                          ==============      ============

          b. SUMMARY OF DISALLOWED MATERIAL CLAIMS(15)

CLAIMANT                                              TOTAL FILED AMOUNT   REMAINING CLAIM
--------                                              ------------------   ---------------
Cruz Bustamante (filed by Paul Kiesel)..............    $2,500,000,000      $       5,000(est.)
Oscar's Photo Lab...................................      Unliquidated      $       5,000(est.)
Banc of America Securities..........................    $   25,633,135      $          --
Bank of America.....................................    $  215,749,201      $          --
Kinder Morgan.......................................    $  153,419,000(16)   Undetermined(17)
                                                        --------------      -------------
                                                        $2,894,801,336      $      10,000
                                                        ==============      =============

---------------

(15) Cascade Natural Gas Corporation ("Cascade") has an allowed general, prepetition, unsecured claim for $592,709 solely for purposes of voting and determining feasibility of the Plan. Determination for purposes of distribution of Cascade's claim will be resolved through the Claims Objection process and will not exceed the amount of $592,709.

(16) The proofs of claim filed by Kinder Morgan are for unliquidated amounts.

(17) Kinder Morgan Power Company ("KMPC") asserts a remaining claim regarding transmission credits and sums related thereto that is disputed by the Debtors. Notably, KMPC filed fourteen separate proofs of claim alleging claims against Wrightsville Debtors, MAEM and MAI. The Debtors objected to nearly all of KMPC's claims on the basis that such alleged claims were derivative in nature and could not be pursued by KMPC without Bankruptcy Court authorization. The derivative claims included alleged claims for breach of fiduciary duty, aiding and abetting breaches of fiduciary duty, inequitable conduct, potential mismanagement of the Wrightsville facility, alleged breaches of various agreements, and intercompany claims. In a hearing on the Debtors' motion to disallow certain of KMPC's claims held on January 5, 2004, the Bankruptcy Court disallowed the derivative claims filed by KMPC and ruled that KMPC would be given at least thirty days notice of any generally applicable intercompany claims bar date and would consider at that time whether such alleged derivative claims should be investigated by the Examiner or KMPC. The Debtors have analyzed the alleged derivative claims and have determined that all such claims are meritless.

          c. Estimated Claim Amounts By Class

          The following chart provides the estimated claim amounts for both the Consolidated Mirant Debtors and the Consolidated MAG Debtors. The amounts presented in the chart below represent the Debtors' estimates of the claims and potential settlement value. THESE ESTIMATED AMOUNTS DO NOT, AND ARE NOT INTENDED TO, REPRESENT THE FULL, FINAL, AND LIQUIDATED CLAIM VALUES. As discussed below, a number of the claims are currently the subject of ongoing litigation.

                                                                 ESTIMATED CLAIMS
                                                  -----------------------------------------------
                                                  EXCLUDING POSTPETITION   INCLUDING POSTPETITION
                                                         INTEREST                 INTEREST
                                                  ----------------------   ----------------------
CONSOLIDATED MIRANT DEBTORS(18)
  Class 1 -- Priority Claims....................     $            --          $            --
  Class 2 -- Secured Claims.....................     $   154,210,685          $   154,210,685
  Class 3 -- California Party Secured Claims....     $   283,231,269          $   283,231,269
  Class 4 -- Unsecured Claims...................     $ 6,445,530,313          $ 6,975,626,877
  Class 5 -- Convenience Class..................     $     3,668,780          $     3,668,780
  Class 6 -- Equity Interests...................        Undetermined             Undetermined
                                                     ---------------          ---------------
     TOTAL......................................     $ 6,886,641,047          $ 7,416,737,610
                                                     ===============          ===============
CONSOLIDATED MAG DEBTORS(19)
  Class 1 -- Priority Claims....................     $            --          $            --
  Class 2 -- Secured Claims.....................     $    41,470,965          $    42,357,018
  Class 3 -- MIRMA Owner/Lessor Secured Claims..        Undetermined             Undetermined
  Class 4 -- New York Taxing Authorities Secured
     Claims.....................................        Undetermined             Undetermined
  Class 5 -- PG&E/RMR Claims....................     $   148,000,000          $   148,000,000
  Class 6 -- Unsecured Claims(20)...............     $ 1,167,209,045          $ 1,321,436,355
  Class 7 -- Long Term Debt Claims(21)..........     $ 1,732,395,211          $ 2,041,001,490
  Class 8 -- Convenience Claims.................     $     5,249,576          $     5,249,576
  Class 9 -- Equity Interests...................        Undetermined             Undetermined
                                                     ---------------          ---------------
     TOTAL......................................     $ 3,094,324,797          $ 3,558,044,440
                                                     ===============          ===============

---------------

(18) For the Consolidated Mirant Debtors, the Unsecured Claims include the Mirant Credit Facilities, the Mirant Debt Securities, trade debt, and lease rejection claims as discussed in "General Information -- Existing Financing Transactions of the Debtors." The character and content of the other classes of claims are also discussed in "The Chapter 11 Plan -- General Description of the Treatment of Claims and Equity Interests -- Classified Claims and Equity Interests."

(19) For the Consolidated MAG Debtors, the Unsecured Claims include the MAG Credit Facilities, the MAG Debt Securities, trade debt, and lease rejection claims discussed in detail in "General Information -- Existing Financing Transactions of the Debtors." The character and content of the other classes of claims is also discussed in detail in "The Chapter 11
     Plan -- General Description of the Treatment of Claims and Equity
     Interests -- Classified Claims and Equity Interests."

(20) For purposes of calculating Postpetition Accrued Interest on Unsecured Claims, the Debtors used non-default contract rates, and compounded interest monthly. More specifically, the Debtors used annual rates of 2.88% escalating to 7.25% as of June 30, 2005 for the MAG Revolver Claims, 7.625% for the MAG Short-term Notes due 2006 and 7.2% for the MAG Short-term Notes due 2008. For purposes of calculating Postpetition Accrued Interest on Unsecured Claims other than MAG Revolver Claims and MAG Short-term Notes, the Debtors calculated interest, compounded monthly, at the federal judgement rate in effect on the Petition Date, which was 1.03%.

(21) For purposes of calculating Postpetition Accrued Interest on the MAG Long-term Note Claims, the Debtors used non-default contract rates, compounding interest monthly. More specifically, the Debtors used annual rates of 8.3% for the MAG Long-term Notes due 2011, 8.5% for the MAG Long-term Notes due 2021 and 9.125% for the MAG Long-term Notes due 2031.

D.  DETAILED DESCRIPTION OF MATERIAL CLAIMS

     1. RESOLVED DISPUTED MATERIAL CLAIMS

          a. Claim Subordinated by Court Order or Settlement Agreement

             i. Commodity Futures Trading Commission

             On November 17, 2004, the Bankruptcy Court authorized MAEM and Mirant to make an offer of settlement and enter into a settlement agreement with CFTC. On December 3, 2004, MAEM, Mirant and CFTC announced that they reached a settlement relating to CFTC's investigations of MAEM. The terms of the settlement are embodied in the Order Instituting Proceedings Pursuant to Sections 6(c) and 6(d) of the Commodity Exchange Act, Making Findings and Imposing Remedial Sanctions (the "Order") issued by CFTC. The Order makes findings, which are neither admitted nor denied by MAEM, that, during 2000 and 2001, MAEM traders knowingly reported inaccurate price, volume and/or counterparty information regarding natural gas transactions and/or trades observed in the market to the trade press, and that from January 2000 to October 2000, certain MAEM employees who traded natural gas for the western region of the United States knowingly delivered inaccurate information to index publishers in an attempt to manipulate the price of natural gas. To resolve the inquiry by CFTC, MAEM has agreed that CFTC will have an Allowed Claim against MAEM of $12.5 million. CFTC's Allowed Claim is subordinate to the Claims of MAEM's general unsecured creditors. CFTC's Allowed Claim will be characterized as a Subordinated Claim and subject to section 17.3 of the Plan.

             ii. Wisniak

             On or after June 11, 2003, Gil Wisniak, on behalf of himself and all persons who had purchased MAG bonds issued in a $750 million offering pursuant to a Prospectus and Registration Statement dated May 7, 2002 (the "Wisniak Plaintiffs"), filed a class action against MAG, styled Gil Wisniak v. Mirant Americas Generation, LLC, et al., Civil Action No. 2003-CV-71095, in the Superior Court of Fulton County, Georgia. The Wisniak Plaintiffs alleged claims for violation of Sections 11 and 15 of the Securities Exchange Act of 1933 against MAG and certain current and former officers and managers of MAG. On July 22, 2003, this suit was removed to the United States District Court for the Northern District of Georgia, Atlanta Division and designated as Civil Action No. 1:03-CV-2049.

             On December 16, 2003, Wisniak filed proofs of claim on behalf of himself and the class. The Bankruptcy Court, on January 18, 2005, approved a settlement agreement between MAG and the Wisniak Plaintiffs that, among other things, entitles the Wisniak Plaintiffs to an Allowed Claim of $2 million against Mirant. The Wisniak Plaintiffs' Allowed Claim is subordinate to the Claims of Mirant's general unsecured creditors. The Wisniak Plaintiffs' Allowed Claim will be characterized as a Subordinated Claim and subject to section 17.3 of the Plan.

          b. California Litigation by Governmental Units and Certain Other
     Parties

             i. California Energy Markets

             In 1996, the California legislature passed a bill to restructure California's energy industry. As part of this restructuring, California created three markets for the sale of electricity at wholesale: the "day-ahead" market, the "day-of" market and the "real-time" market (the "California Energy Markets"). In addition, a "block-forward" market was created, which permitted market participants to hedge against price fluctuations in the California Energy Markets. The "day-ahead" market, the

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        "day-of" market and "block-forward" market were administered by the
        California Power Exchange Corporation ("Cal PX"). The "real-time" market was and is administered by the CAISO.

             Prior to the Petition Date, MAEM, along with many other independent energy producers or marketers, sold energy into the California Energy Markets. The California Energy Markets operated as single clearing price auction markets. Individual sellers were not matched with individual buyers, nor was the energy purchased or sold by market participants earmarked in any manner. Instead, sellers and buyers submitted bids and offers on an anonymous basis in the respective market to the Cal PX or the CAISO through computer connections. The respective computer systems of the Cal PX and the CAISO determined the market clearing price at any given time in the applicable market. Bids to sell energy at (or below) the clearing price, and offers to buy energy at (or above) the clearing price, were accepted by the Cal PX or the CAISO, as applicable. Bids to sell power at prices in excess of the clearing price and offers to buy power at prices below the clearing price were rejected.

             ii. California Investigations, Proceedings And Claims

             In 2000 and 2001, the price of energy in the western energy markets, including the California Energy Markets increased to historically high levels. Buyers of power in such markets assert that the high prices were due to market manipulation by energy wholesalers, including MAEM. In addition, civil and criminal investigations have been initiated by the FERC, DOJ, CPUC, the California Senate, the California State Auditor, California's Electricity Oversight Board ("EOB"), the General Accounting Office of the United States Congress, the San Joaquin District Attorney and the Attorney General's offices of the States of Washington, Oregon and California. These investigations include, without limitation:

                (A) General FERC Investigation and CPUC Report

                On February 13, 2002, FERC directed its staff to undertake a fact-finding investigation into whether any entity manipulated short-term prices in electric energy or natural gas markets in the West region of the United States or otherwise exercised undue influence over wholesale prices in the West region of the United States, for the period January 1, 2000 and forward. On March 26, 2003, FERC staff issued its final report regarding its investigation. Although the staff reaffirmed FERC's conclusion set forth in an order issued December 15, 2000 that significant supply shortfalls and a fatally flawed market design were the root causes of the problems that occurred in the California wholesale electricity market in 2000 and 2001, the staff also found that significant market manipulation had occurred in both the gas and electricity markets. The staff concluded that trading strategies of the type engaged in by Enron and its affiliates as described in certain Enron memos released by FERC in May 2002 violated provisions of the CAISO and the Cal PX tariffs that prohibited gaming. It identified Mirant, without being specific as to the particular Mirant entities involved, as being one of a number of entities that had engaged in one or more of those practices. FERC staff also found that bidding generation resources to the Cal PX and CAISO at prices unrelated to costs constituted economic withholding and violated the anti-gaming provisions of the CAISO and Cal PX tariffs. Mirant was one of the entities identified as engaging in that bidding practice, with FERC staff again not being specific as to the particular Mirant entities involved.

                In September 2002, the CPUC issued a report that purported to show that on days in the Fall of 2000 through the Spring of 2001 during which the CAISO had to declare a system emergency requiring interruption of interruptible load or imposition of rolling blackouts, Mirant and four other out-of-state owners of generation assets in California had generating capacity: (1) that either was not operated or was out of service due to an outage, or (2) that could have avoided the problem if operated. Mirant responded to the report pointing out a number of material inaccuracies and errors that it believes cause the CPUC's conclusions with respect to Mirant to be wrong. In January 2003, the CPUC staff issued a supplemental report in which it

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           again concluded that Mirant and the other four generators did not provide energy when it was available during the period reviewed.

                On March 26, 2003, FERC staff issued a separate report addressing the allegations of physical withholding by Mirant and four other out-of-state owners of generation assets in California made by the CPUC in its reports issued in September 2002 and January 2003. The staff concluded that the CPUC's report was not supported by the evidence. The staff also indicated, however, that FERC was continuing to investigate whether withholding by generators had occurred during 2000 and 2001.

                As discussed in "The Chapter 11 Plan -- Settlements and Compromises -- California Settlement," if the California Settlement becomes effective, it will result in the termination of FERC's investigation of potential withholding by generators as to Mirant and its subsidiaries.

                (B) FERC Investigation Relating to Bidding

                FERC, on June 25, 2003, issued an order (the "Bidding Order") initiating an investigation by its staff into bidding practices in the Cal PX and CAISO markets between May 1, 2000 and October 1, 2000 of more than 50 parties, including MAEM. The entities subject to investigation under the Bidding Order were previously identified in the report issued by the FERC staff on March 26, 2003, as having bid generation resources to the Cal PX and CAISO at prices unrelated to costs. The Bidding Order requires those entities, including MAEM, to demonstrate why bids in the Cal PX and CAISO markets from May 1, 2000 through October 1, 2000 that were in excess of $250 per MWh did not constitute a violation of the CAISO and Cal PX tariffs. While MAEM believes its bidding practices were legitimate and that it did not violate the applicable tariffs, the standards by which FERC will ultimately judge MAEM's bidding practices are unclear.

               As discussed below in "The Chapter 11 Plan -- Settlements and Compromises -- California Settlement," if the California Settlement becomes effective, it will result in the termination of FERC's investigation of MAEM's bidding practices under the Bidding Order.

                (C) FERC Show Cause Proceeding Relating to Trading Practices

                On June 25, 2003, FERC issued a show cause order (the "Trading Practices Order") to more than 50 parties, including, without limitation, MAEM and subsidiaries of MAG which the FERC staff report, issued on March 26, 2003, identified as having potentially engaged in one or more trading strategies of the type employed by Enron as described in the Enron memos released by FERC in May 2002. The Trading Practices Order identified certain specific trading practices that FERC indicated could constitute gaming or anomalous market behavior in violation of the CAISO and Cal PX Tariffs. The Trading Practices Order requires the CAISO to identify transactions between January 1, 2000 and June 20, 2001 that may involve the identified trading strategies, and then requires the applicable sellers involved in those transactions to demonstrate why such transactions were not violations of the CAISO and Cal PX Tariffs. On September 30, 2003, certain of the Debtors filed with FERC for approval of a settlement agreement dated September 25, 2003 (the "Trading Settlement Agreement") between certain of the Debtors and the FERC Trial Staff under which MAEM would pay $332,411.00 to settle the trading practices proceeding, but not admit to any wrongdoing.

                In a November 14, 2003 order in a different proceeding, FERC ruled that allegations of improper trading conduct with respect to the selling of ancillary services (a form of energy sale transaction subject to FERC jurisdiction) during 2000 should also be resolved in the show cause proceeding. On December 19, 2003, certain of the Debtors filed with FERC for approval of an amendment to the Trading Settlement Agreement reached between said Debtors and the FERC Trial Staff with respect to the sale of ancillary services. Under the proposed amendment, FERC would have an allowed unsecured claim in MAEM's bankruptcy proceedings in the

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           amount of $3.67 million to settle the allegations regarding the sale of ancillary services (the "Ancillary Amount").

                The Trading Settlement Agreement and its amendment must be approved by FERC and the Bankruptcy Court to become effective. The Debtors are in the process of obtaining FERC approval, and will seek approval from the Bankruptcy Court thereafter. On March 11, 2004, an Administrative Law Judge ("ALJ"), finding that the settlement amounts were reasonable, recommended that FERC approve the Trading Settlement Agreement. The ALJ, however, suggested that approval of the Trading Settlement Agreement be conditioned on the Ancillary Amount being treated as an administrative claim or a setoff rather than an allowed prepetition claim.

                As discussed below in "The Chapter 11 Plan -- Settlements and Compromises -- California Settlement," if the California Settlement becomes effective, it will result in the California Parties withdrawing their opposition to the Trading Settlement Agreement and supporting approval of the Trading Settlement Agreement, as proposed by the Debtors that are parties to the Trading Settlement Agreement and the FERC Trial Staff, without change or modification.

                (D) FERC Refund Proceedings

                As a result of the increase in electricity prices in 2000 and 2001, the California Parties have pursued litigation at FERC claiming that the prices charged by MAEM and other market participants in the California Energy Markets during certain periods in 2000 and 2001 were excessive (the "FERC Refund Proceedings").

                FERC has preliminarily determined or indicated in the FERC Refund Proceedings that it will "mitigate" the market prices charged by sellers in the California Energy Markets from October 2, 2000 through June 20, 2001 (the "Refund Period").(22) FERC's determination has two principal effects, both subject to rights of rehearing and appeal. First, the amounts paid by buyers for energy purchased from the California Energy Markets during the Refund Period, including, without limitation, amounts owed for energy that have not yet been paid as a result of the Defaults (the "Outstanding Amounts"), may be determined to exceed the just and reasonable prices for such energy. Second, sellers, including MAEM, will likely owe refunds to the extent that FERC determines that the prices for energy purchased on the California Energy Markets during the Refund Period exceeded the just and reasonable prices for such energy.

                On December 12, 2002, a FERC ALJ determined the preliminary amounts owed to and by each entity acting as a scheduling coordinator in the CAISO and Cal PX markets, including MAEM. Based on the ALJ's determination, the initial amounts owed to MAEM totaled approximately $122 million, which is net of refunds owed by MAEM to the CAISO and the Cal PX. The ALJ decision indicated that these amounts did not reflect the final mitigated market clearing prices, interest that would be applied under the FERC's regulations, offsets for emission costs or the effect of certain findings made by the ALJ in the initial decision. A December 2002 errata issued by the ALJ to his initial decision indicated that the amounts identified by the initial decision as being owed to MAEM and other participants in the Cal PX market failed to reflect an adjustment for January 2001 that the ALJ concluded elsewhere in his initial decision should be applied. If that adjustment is applied, the amount owed MAEM by the Cal PX, and the net amount owed MAEM by the CAISO and the Cal PX after taking into account the proposed refunds, would increase by approximately $37 million.

---------------

22 The "mitigation" will be accomplished by FERC ordering the CAISO to "re-run" the market during the Refund Period using lower energy prices based upon a methodology adopted by FERC in a March 26, 2003 order, as modified by orders issued by FERC on October 16, 2003 and May 12, 2004.

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                On March 26, 2003, the FERC largely adopted the findings the ALJ made in his December 12, 2002 order with the exception that the FERC concluded that the price of gas used in calculating the mitigated market prices used to determine refunds should not be based on published price indices. Instead, the FERC ruled that the price of gas should be based upon the price at the producing area plus transportation costs. This adjustment by the FERC to the refund methodology is expected to increase the refunds owed by MAEM and therefore to reduce the net amount that would remain owed to MAEM from the CAISO and Cal PX after taking into account any refunds.
           Based solely on the staff's formula, the amount of the reduction could be as much as approximately $110 million, which would reduce the net amount owed to MAEM by the CAISO and Cal PX to approximately $49 million. The FERC indicated that it would allow any generator that could demonstrate it actually paid a higher price for gas to recover the differential between that higher price and the proxy price for gas adopted by the FERC. MAEM has filed information with the FERC indicating that its actual cost of gas used to make spot sales of electricity was higher than the amounts calculated under the staff's formula, which, if accepted, would decrease significantly the $110 million and increase the resulting net amount owed to MAEM, although the amount of such potential decrease that will be accepted by the FERC and the resulting net amount owed to MAEM cannot at this time be determined. On October 16, 2003, the FERC issued an order addressing motions for rehearing filed with respect to its March 26, 2003 order, and in that October 16, 2003 order the FERC changed how certain power sales made to the CAISO were to be treated. MAEM estimates that the effect of the October 16, 2003 order will be to decrease the funds owed by MAEM, and therefore to increase the net amounts owed to MAEM, by $27 million. On May 12, 2004, the FERC issued an order on rehearing of the October 16, 2003 order that further modified how certain power sales made to the CAISO are to be treated and that may reduce significantly the potential benefit to MAEM of the October 16, 2003 order. In another order issued May 12, 2004, the FERC also further refined the methodology to be used to determine the costs of gas that a generator can recover where it can demonstrate that it paid a higher price for gas than the proxy price for gas previously adopted by the FERC in its March 23, 2003 order, and those changes may have the effect of reducing the costs that MAEM is able to recover. MAEM sought rehearing of the May 12, 2004 order, but the FERC denied that request for rehearing on September 24, 2004. MAEM is unable at this time to quantify further the impact of the May 12, 2004 orders.

                In the July 25, 2001 order, the FERC also ordered that a preliminary evidentiary proceeding be held to develop a factual record on whether there had been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest from December 25, 2000 through June 20, 2001. In the proceeding, the California Attorney General, the CPUC and the EOB filed to recover certain refunds from parties, including MAEM, for bilateral sales of electricity to the DWR at the California/Oregon border, claiming that such sales took place in the Pacific Northwest. The refunds sought from MAEM totaled approximately $90 million. If MAEM were required to refund such amounts, subsidiaries of MAG could be required under inter-company agreements with MAEM to refund amounts previously received from MAEM pursuant to sales made on their behalf during the refund period. In addition, those MAG subsidiaries would be owed amounts for refunds received by MAEM related to purchases made on their behalf by MAEM from other sellers in the Pacific Northwest. In an order issued June 25, 2003, the FERC ruled that no refunds were owed and terminated the proceeding. On November 10, 2003, the FERC denied requests for rehearing filed by various parties.

                The amount owed to MAEM from sales made to either the CAISO or the Cal PX, the amount of any refund that MAEM might be determined to owe the CAISO or the Cal PX, and whether MAEM may have any refund obligation to the DWR may be affected materially by the ultimate resolution of the issues described above related to which gas indices should be used in calculating the mitigated market clearing prices, allegations of market manipulation, whether

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           the Refund Period should include periods prior to October 2, 2000, and whether the sales of electricity potentially subject to refund should include sales made to the DWR or other bilateral sales. Various parties have appealed the FERC orders described above to the Ninth Circuit seeking review of a number of issues, including changing the Refund Period to include periods prior to October 2, 2000 and expanding the sales of electricity subject to potential refund to include bilateral sales made outside of the CAISO and Cal PX markets, including bilateral sales made to the DWR or in the Pacific Northwest.

                On September 9, 2004, the Ninth Circuit reversed FERC's dismissal of a complaint filed in 2002 by the California Attorney General that sought refunds for transactions conducted in markets administered by the CAISO and the Cal PX outside the Refund Period set by FERC and for bilateral transactions between the DWR and various owners of generation and power marketers, including MAEM and other Mirant entities. The Ninth Circuit remanded the proceeding to FERC for determination of what remedies, including potential refunds, are appropriate where entities, including MAEM, purportedly did not comply with certain filing requirements for transactions conducted under market-based rate tariffs. MAEM and other parties have filed a motion for rehearing of the Ninth Circuit's decision.

                As discussed above in "The Chapter 11 Plan -- Settlements and Compromises -- California Settlement," Mirant and various of its subsidiaries have agreed to the California Settlement with the California Parties. This settlement, once effective, will result in the release of most of MAEM's potential liability in the FERC Refund Proceedings and the other FERC proceedings described in this section. Under the California Settlement, the California Parties will release the Mirant Settling Parties from any liability to the California Parties related to sales of electricity and natural gas in the Western markets from January 1, 1998 through July 14, 2003, including any claims for refunds in the FERC Refund Proceedings and in any proceedings conducted by FERC as a result of the Ninth Circuit's ruling regarding the complaint filed by the California Attorney General. Also, the California Parties will assume the obligation of MAEM to pay any refunds determined by the FERC to be owed by MAEM to other parties for transactions in the CAISO and Cal PX markets during the Refund Period. Some of the consideration to be received by the California Parties under the settlement will be available to other market participants that choose to opt into the settlement. Any market participant that elects to opt into the settlement will give releases of liability to the Mirant Settling Parties identical to those given by the California Parties. Subject to applicable bankruptcy law, however, MAEM will continue to be liable for any refunds that FERC determines it to owe: (1) to participants in the California markets that are not California Parties (or that do not elect to opt into the California Settlement) for periods outside of the Refund Period, and (2) to participants in bilateral transactions with MAEM that are not California Parties (or that do not elect to opt into California Settlement).

                (E) DWR Power Purchases Proceeding

                On May 22, 2001, MAEM entered into a 19-month agreement with the DWR to provide the State of California with approximately 500 MW of electricity during peak hours through December 31, 2002 (the "DWR Contract"). On February 25, 2002, the CPUC and the EOB filed separate complaints at FERC against MAEM and other sellers of energy under long-term agreements with the DWR alleging that the terms of these contracts were unjust and unreasonable and that the contracts should be abrogated or the prices under the contracts should be reduced. The complaints allege that the prices the DWR was forced to pay pursuant to these long-term contracts were unreasonable due to dysfunctions in the California market and the alleged market power of the sellers. Under intercompany agreements, subsidiaries of MAG bear the risk of any abrogation of or revision to the terms of the May 22, 2001 contract between MAEM and the DWR. On June 26, 2003, FERC issued an order dismissing the complaints filed by the CPUC and the EOB against MAEM. On November 10, 2003, FERC

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           denied motions for rehearing filed by the CPUC and the EOB. The CPUC and EOB have appealed FERC's decision to the Ninth Circuit.

                As discussed in "The Chapter 11 Plan -- Settlements and Compromises -The California Settlement," if the California Settlement becomes effective, it will result in the release of MAEM by the DWR and the other California Parties of any liability with respect to the DWR Contract and the dismissal by the CPUC and the EOB of their appeal of FERC's decision dismissing their complaints.

                (F) Reliability-Must-Run Agreements Proceeding

                Certain of the generating facilities acquired by MAG's subsidiaries Mirant Delta and Mirant Potrero from PG&E are operated subject to RMR agreements, which those subsidiaries assumed from PG&E. These agreements allow the CAISO to require Mirant Delta and Mirant Potrero, under certain conditions, to operate these facilities to support the California electric transmission system. The rates that the MAG subsidiaries could charge the CAISO under those agreements, where they were also making sales into the market and were retaining the revenues from those sales, were the subject of an ongoing disputed rate proceeding before the FERC at the time of the acquisition of the plants from PG&E and were being collected subject to refund. For the plants that are subject to the RMR agreements and from which Mirant Delta and Mirant Potrero have exercised their rights to also make market sales, Mirant Delta and Mirant Potrero have been collecting from the CAISO since April 1999 an amount equal to 50% of the annual fixed revenue requirement (the "Annual Requirement") of those plants. The amounts Mirant Delta and Mirant Potrero collect from the CAISO are subject to refund pending final review and approval by FERC. While the CAISO is the party to the RMR agreements with the MAG subsidiaries, the CAISO's obligations under those agreements are funded by PG&E and PG&E is the real party in interest with respect to any refunds owed by the MAG subsidiaries for sales made previously under those agreements. In June 2000, an ALJ issued a decision finding that the amount Mirant Delta and Mirant Potrero should be allowed to charge the CAISO for such plants was approximately 3 1/2% on average of the Annual Requirement. In July 2000, Mirant Delta and Mirant Potrero sought review by FERC of the ALJ decision, and a decision is pending at FERC. If the ALJ decision stands, Mirant Delta and Mirant Potrero could owe refunds to the CAISO, and in effect indirectly to PG&E, that with interest exceed $300 million.

                As discussed in "The Chapter 11 Plan -- Settlements and Compromises -- California Settlement," if the California Settlement becomes effective, it will result in PG&E releasing Mirant Delta and Mirant Potrero from any potential refund liability under the RMR agreements for the period prior to September 30, 2004. In return, PG&E will receive Allowed Consolidated MAG Debtor Class 5 -- PG&E/RMR Claims that will receive a distribution of $63 million and either:
           (1) the CC8 Assets will be transferred to PG&E, or (2) PG&E will receive the CC8 Alternative Consideration.

                In addition to the claims filed by PG&E in the Chapter 11 Cases seeking to recover refunds from Mirant Delta and Mirant Potrero for sales made under the RMR agreements, the CAISO filed claims seeking to recover similar refunds. Although the California Settlement will not result in the withdrawal of the claims filed by the CAISO, FERC's approval of the California Settlement will constitute its direction to the CAISO to conform its books and records to the terms of the California Settlement and withdraw, with prejudice, all claims filed by it in the Chapter 11 Cases that seek to recover amounts related to sales made under the RMR agreements in the period prior to September 30, 2004. See "The Chapter 11 Plan -- Settlements and
           Compromises -- California Settlement." In addition, the CAISO has separately agreed with Mirant to release its claims for refunds with respect to the RMR agreements for the period through September 30, 2004 upon the effectiveness of the California Settlement.

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                (G) California Attorney General Litigation

                On March 11, 2002, the California Attorney General filed a civil suit against Mirant, MAI, MAEM and several MAG subsidiaries (the "Mirant Defendants"). The lawsuit alleges that, between 1998 and 2001, the Mirant Defendants effectively double-sold capacity by selling both ancillary services and energy from the same generating units in violation of the CAISO tariff and the California Unfair Competition Act. This suit seeks both restitution and penalties in unspecified amounts. The Mirant Defendants removed this suit from the state court in which it was originally filed to the United States District Court for the Northern District of California. The district court, on March 25, 2003, granted the Mirant Defendants' motion seeking dismissal of this suit. The California Attorney General appealed that dismissal to the Ninth Circuit. On July 6, 2004, the Ninth Circuit affirmed the dismissal of the suit by the district court. On July 27, 2004 the California Attorney General filed a petition with the Ninth Circuit seeking rehearing of the July 6, 2004 decision and the Ninth Circuit denied that request on October 29, 2004. On January 27, 2005, the California Attorney General filed a petition for writ of centiorari with the United States Supreme Court seeking to appeal the Ninth Circuit's decision.

                On March 20, 2002, the California Attorney General filed a complaint with FERC against certain power marketers and their affiliates, including MAEM and subsidiaries of MAG, alleging that market based sales of energy made by such generators to the CAISO and the Cal PX and in bilateral transactions with the DWR were in violation of the Federal Power Act, in part, because such transactions were not filed appropriately with FERC. FERC dismissed the California Attorney General's complaint and denied the California Attorney General's request for rehearing. On September 9, 2004, the Ninth Circuit reversed FERC's dismissal of the California Attorney General's complaint and remanded the case back to FERC for further proceedings. The Ninth Circuit found that while the FERC has the authority to allow market based rates, the alleged failure of certain entities selling electric energy at market-based rates, including the Mirant parties, to comply with reporting regulations established by the FERC for entities with authority to sell at market-based rates was more than a technical compliance issue as FERC had found. MAEM and other parties have filed a petition with the Ninth Circuit seeking rehearing of the September 9, 2004 ruling. This ruling could result in the expansion of the Refund Period to include dates from January 1, 2000 through June 20, 2001, and could result in refunds being ordered for transactions outside the CAISO and Cal PX markets.

                On April 9, 2002, the California Attorney General filed a second civil suit against the Mirant Defendants alleging that the Mirant Defendants violated the California Unfair Competition Act by failing to properly file their rates, prices and charges with FERC, as required by the Federal Power Act, and by charging unjust and unreasonable prices in violation of the Federal Power Act. The complaint seeks unspecified penalties, costs and attorney fees. The Mirant Defendants removed this suit from the state court in which it was originally filed to the United States District Court for the Northern District of California. The district court, on March 25, 2003, granted the Mirant Defendant's motion seeking dismissal of this suit. On October 12, 2004, the Ninth Circuit affirmed the district court's dismissal of the suit.

                On April 15, 2002, the California Attorney General filed a third civil lawsuit against the Mirant Defendants in the United States District Court for the Northern District of California. The lawsuit alleges that the Mirant Defendants' acquisition and possession of the Potrero and Delta power plants has substantially lessened, and will continue to substantially lessen, competition in violation of the Clayton Act (the "Clayton Act") and the California Unfair Competition Act. On March 25, 2003, the court dismissed the California Attorney General's state law claims and claim for damages under the Clayton Act, but did not dismiss the California Attorney General's claims for divestiture. On December 3, 2003, the district court stayed the suit during the pendency of the Company's bankruptcy proceedings. The California Attorney General appealed that ruling to the Ninth Circuit and on February 10, 2005, the Ninth Circuit vacated the stay and remanded the proceeding to the District Court.

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                On August 18, 2004, the California Attorney General filed a fourth civil suit in the Superior Court of California, San Francisco County against the Mirant Defendants. The suit asserts claims under the California Unfair Competition Act and the California Commodity Law of 1990. The Mirant Defendants have removed the suit to the United States District Court for the Northern District of California and have filed a motion seeking dismissal of the claims on the grounds that they are barred by the doctrine of preemption and the filed rate doctrine.

                As discussed in "The Chapter 11 Plan -- Settlements and Compromises -- California Settlement," if the California Settlement becomes effective, the California Attorney General will dismiss, with prejudice, all of the proceedings described above as to the Debtors who are defendants.

          c. California-Related Proofs Of Claims

          Various California entities and agencies have filed proofs of claim, in undetermined amounts, against MAEM and certain other Debtors on account of the various proceedings listed above and certain other proceedings brought by the California Attorney General in both Federal and State courts located in California. These California entities and agencies include, without limitation, SCE (Claim Nos. 5944-5947), the California Attorney General (Claim Nos. 7536-7542), the Cal PX (Claim No. 6531), the CAISO (Claim Nos. 7204 and 7806), the State of California (Claim Nos. 7543-7548), the DWR (Claim Nos. 7549-7562, 8086 and 8087), PG&E (Claim Nos. 6515, 6516,
     6518, 6724 and 6725) and the CPUC (Claim Nos. 7529-7535). In addition, FERC has filed proofs of claim concerning the FERC Refund Proceedings, the FERC Investigations and the FERC RMR Proceedings described above (Claim Nos. 7563-7567). Some of these claims also assert a right to set off the refunds owed by MAEM against unpaid amounts owed to MAEM for sales it made to the CAISO and Cal PX markets in 2000 and 2001 (the "Outstanding Amounts").

          As discussed in "The Chapter 11 Plan -- Settlements and
     Compromises -- California Settlement," if the California Settlement becomes effective, it will result in the withdrawal with prejudice of the claims identified above that were filed by SCE, the DWR, PG&E, the California Attorney General, the State of California and the CPUC. Also, although the California Settlement will not result in the withdrawal of the claims filed by the CAISO or the Cal PX, under its terms, FERC's approval of the settlement will constitute FERC's direction to the CAISO and the Cal PX to conform their books and records to the terms of the California Settlement and to withdraw with prejudice all their claims filed in the Chapter 11 Cases that seek to recover amounts or otherwise obtain relief on behalf of, or for the benefit of, any of the California Settling Parties.

          d. Adversary Proceedings

          On June 25, 2004, the Debtors initiated five separate adversary proceedings against PG&E (Adv. No. 04-04240), SCE (Adv. No. 04-04240), Cal PX (Adv. No. 04-04240), DWR (Adv. No. 04-04240) and CAISO (Adv. No. 04-04240). These Adversary Proceedings sought declaratory relief that any refunds owed by MAEM could not be offset against Outstanding Amounts. As discussed in "The Chapter 11 Plan -- Settlements and
     Compromises -- California Settlement," if the California Settlement becomes effective, it will result in the dismissal, with prejudice, of the adversary proceedings against PG&E, SCE and the DWR.

          e. The California Settlement

          On January 14, 2005, Mirant and certain other Debtors entered into the California Settlement Agreement with the California Parties and the Office of Market Oversight and Investigations of FERC. The following Debtors are parties to the California Settlement: Mirant, MAI, MAEM, MAG, Mirant California Investments, Inc., Mirant California, Mirant Delta, Mirant Potrero, Mirant Special Procurement, Inc., Mirant Services, MAEMI and MADI. See "The Chapter 11 Plan - Settlements and Compromises -- California Settlement" for a detailed description of the settlement.

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          f. Entergy Arkansas and Entergy Services

          Entergy Arkansas, Inc. ("EAI") filed a proof of claim against Wrightsville Power Facility, LLC ("WPF") in the amount of $9,095,304.48 (as amended), which is comprised of the following material components: (i) $4.5 million tax gross-up claim; (ii) $4.1 million Generator Imbalance Agreement claim, and (iii) miscellaneous claim amounts for approximately $400,000. EAI's tax gross-up claim was based upon that certain Interconnection and Operating Agreement (the "Entergy IOA") between WPF and EAI. The Generator Imbalance Agreement claim also arose out of the Entergy IOA and was based upon penalties allegedly owing on account of discrepancies (or imbalances) between amounts of energy scheduled to be transmitted by the Wrightsville Plant, and the actual output provided by the Wrightsville Plant. Under the Entergy IOA, WPF is owed transmission credits in the amount of $30,912,405.82 as of December 31, 2004, plus any accrued interest allowed by FERC ("Transmission Credits"). The Wrightsville Plant is not currently operating and is not expected to operate for the next few years, so the Transmission Credits will not be paid in the near future. The Transmission Credits are expected to be paid out over the course of many years when the Wrightsville Plant begins generating energy.

          On February 13, 2004, EAI filed a motion for relief from stay (as amended November 23, 2004), pursuant to which EAI sought Bankruptcy Court approval to offset certain amounts EAI owed to WPF (on account of prepetition energy imbalance true-ups and refunds of amounts relating to the Entergy IOA) against amounts allegedly owed by WPF to EAI. The amount EAI owed to WPF which EAI sought to offset was $1,625,252. The Debtors objected to all of the EAI claims above. On January 7, 2005, EAI and WPF entered into a Settlement Agreement with the following material terms: (i) EAI is to immediately pay $1,000,000 to WPF (EAI is permitted to retain $364,391 of the sums owing to WPF); (ii) the Transmission Credits are reduced by $7,272,648, of which, $4,272,649 (as well as certain cash) is subject to refund to WPF, with interest, pending a favorable ruling from the IRS relating to whether certain payments made by WPF to EAI in connection with the Entergy IOA constitute taxable income, thus giving rise to a tax gross-up claim (the "IRS Determination"); (iii) EAI shall have an allowed claim against WPF in the amount of $4,533,509; however, EAI is not entitled to any distribution from the WPF estate on account of such claim as such claim will be satisfied from reduction of certain Transmission Credits and other consideration received under the Settlement Agreement, as appropriate under the Settlement Agreement, and (iv) although the Settlement Agreement contains mutual releases, certain litigation before FERC and the DC Court of Appeals relating to the Entergy IOA is carved out from the release and will continue, and WPF's right to receive a refund of improperly collected tax gross-up amounts from EAI is also reserved.

          Kinder Morgan Power Company ("KMPC") has alleged an ownership interest, claim, or right to 50% of the Transmission Credits, or the proceeds thereof. The Debtors dispute KMPC's claim in the foregoing regard and this issue is currently pending before Bankruptcy Court. The Debtors are currently investigating potential claims against KMPC, which include:
     (i) potential avoidance actions for payments made to KMPC prior to the Petition Date, and (ii) breach of contract claims against KMPC for unreasonably withholding its consent to a sale of the Wrightsville Plant prior to the Petition Date.

          g. Enron/EME EcoElectrica Litigation

          In 2001, Mirant, Mirant EcoElectrica Investments I, Ltd. and Puerto Rico Investments, Ltd. (collectively, the "Mirant EE Purchasers") sought to obtain the controlling interest in a special purpose limited partnership, EcoElectrica LP, whose principal asset was a 540 MW electric generation facility in Puerto Rico (the "EcoElectrica Facility"). The acquisition was to take place pursuant to two separate, but cross-contingent, stock purchase agreements (the "SPAs") executed in July 2001. Pursuant to one SPA, subsidiaries of Edison Mission Energy (collectively, "Edison") were to sell a 50% indirect ownership interest in EcoElectrica, LP to the Mirant EE Purchasers, subject to numerous express conditions precedent and other terms. Pursuant to the other SPA, Enron Asset Holdings, LLC, a subsidiary of Enron (collectively, the "Enron Vendors"), was to sell a 47.5% indirect ownership interest in EcoElectrica, LP to the Mirant EE Purchasers, again subject to numerous express conditions precedent and other terms. Under the SPAs, the Mirant EE Purchasers were not required to close the

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     EcoElectrica transaction -- and could terminate both SPAs - if any condition precedent to closing either SPA was not satisfied, or waived in writing, prior to December 31, 2001.

          Following the Enron Bankruptcy and the failure of closing to occur by December 31, 2001, the Mirant EE Purchasers terminated the SPAs, asserting that the Enron Bankruptcy, and the absence of any approval for the proposed acquisition from the Enron Bankruptcy Court, caused the failure of several conditions precedent to closing the SPAs. The Mirant EE Purchasers also asserted, among other things, that the lenders to EcoElectrica, LP, the minority stockholder, and EcoElectrica, LP's principal customer, had each failed and/or refused to timely provide the requisite consents to the proposed acquisition.

          In March 2002, Edison filed suit alleging the Mirant EE Purchasers breached their SPA by failing to complete the acquisition. Enron and Edison also filed various proofs of claim against the Mirant EE Purchasers, alleging breach of contract and misrepresentations in connection with the Mirant EE Purchasers' decision not to close the acquisition. The Enron Vendors filed various proofs of claim against the Mirant EE Purchasers in the amount of $136,000,000 in liquidated damages (the "Enron Claims"). Edison filed various proofs of claim against the Mirant EE Purchasers requesting either $93,584,063 or $92,797,387 in damages (the "Edison Claims"). Collectively, Edison and the Enron Vendors seek in excess of $230 million in damages, plus punitive damages, against the Mirant EE Purchasers.

          On September 30, 2004, the Mirant EE Purchasers filed an objection to the Enron Claims and Edison Claims. On November 22, 2004, the Bankruptcy Court entered an Order transferring the Enron Claims and Edison Claims to the Enron Bankruptcy Court, but reserving the Bankruptcy Court's right to estimate such claims. The Enron Bankruptcy Court had set these claims for trial beginning on February 28, 2005. The Mirant EE Purchasers had also filed a motion to estimate the Enron Claims and Edison Claims pursuant to the Estimation Procedures if trial in the Enron Bankruptcy Court did not proceed as scheduled.

          On January 11, 2005, Edison and the Debtors announced that Edison and the Mirant EE Purchasers reached an agreement in principle to settle the Edison Claims for an allowed, unsecured claim against Mirant of $7 million, subject to Bankruptcy Court approval. On January 28, 2005, Enron and the Debtors announced that Enron and the Mirant EE Purchasers reached an agreement in principle to settle the Enron Claims for an allowed, unsecured claim against Mirant of $12.25 million, subject to Bankruptcy Court approval and the approval of the Enron Bankruptcy Court.

          h. Perryville Litigation

          As of September 15, 2003, the Debtors rejected the tolling agreement (the "Tolling Agreement") with Perryville Energy Partners ("Perryville"). Under the terms of the Tolling Agreement, MAEM paid a fixed capacity payment and supplied the natural gas needed to fuel the Perryville generation facility in exchange for the right to own and market the facility's output. Perryville filed claims in excess of $1 billion against MAEM as a result of the rejection. In addition, Perryville filed claims against both Mirant and MAI in the respective amounts of $175 million and $100 million based on guaranty agreements. MAEM, Mirant and MAI (as well as the Corp Committee and Equity Committee) filed objections to the Perryville claims.

          At the time of the rejection, MAI held a subordinated note receivable from Perryville in the face amount of $100 million. Under the terms of the subordinated loan, Perryville asserted that its obligations to make payments to MAI are suspended until it has recovered the damages resulting from the rejection of the tolling agreement. In addition, under the subordinated note, Perryville asserted a right to set off obligations under the subordinated note against amounts payable by MAI based on a guaranty of the Tolling Agreement executed in August 2002.

          On January 28, 2004, Perryville and its parent company, Perryville Energy Holdings, LLC, filed voluntary petitions for protection under chapter 11 in Alexandria, Louisiana ("Perryville Cases"). The Debtors filed claims in the Perryville Cases based on the unpaid subordinated loan.

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          On July 14, 2004, Perryville filed a motion for relief from the automatic stay to compel arbitration of Perryville's claim in MAEM's Chapter 11 Case. On September 29, 2004, the Bankruptcy Court denied Perryville's motion. Perryville appealed the decision to deny arbitration to the United States District Court for the Northern District of Texas.

          The Debtors and Perryville have reached an agreement in principle to settle all claims against each other. Such settlement is subject to, and conditioned upon: (a) execution of definitive settlement documents in a form acceptable to both the Debtors and Perryville, and (b) approval of the settlement by the bankruptcy courts which are presiding over both the Debtors and Perryville's chapter 11 cases.

          The material terms of the agreement in principle are as follows: (i) Perryville shall have an Allowed Unsecured Claim against MAEM in the amount of $207 million based upon MAEM's rejection of the Tolling Agreement; (ii) Perryville shall have an Allowed Unsecured Claim against Mirant in the amount of $177 million based upon Mirant's limited guarantee of MAEM's obligations under the Tolling Agreement; (iii) Perryville shall have an Allowed Claim against MAI in the amount of $98.7 million based upon MAI's limited guarantee of MAEM's obligations under the Tolling Agreement, subject to Perryville's rights of set-off described more fully below; (iv) MAI shall have an Allowed Unsecured Claim in the Perryville Cases in the amount of $98.7 million; (v) Perryville shall not oppose substantive consolidation of the Debtors; (vi) if the Debtors are substantively consolidated, Perryville's Allowed Claims against Mirant and MAI shall be subsumed within Perryville's underlying allowed $207 million claim against MAEM, and the rights of set-off described below shall be preserved; (vii) if the Debtors are not substantively consolidated, Perryville's aggregate recovery on all of its Allowed Claims will be limited to the amount of Perryville's Allowed Claim against MAEM; (viii) Perryville shall support any plan of reorganization proposed by Mirant, provided that such plan does not materially diminish Perryville's recovery as set forth in Mirant's plan of reorganization filed on January 19, 2005; (ix) upon confirmation and effectiveness of the Plan, MAI's allowed claim against Perryville of $98.7 million shall be set-off against Perryville's Allowed Claim against MAI, provided that the sale of Perryville's power plant to Entergy closes prior to confirmation and effectiveness of the Plan or Perryville elects, at its option, to effectuate the foregoing set-off notwithstanding that the sale does not close prior to confirmation and effectiveness of the Plan; provided, further that if (a) the foregoing set-off is effectuated, Perryville's Claim against MAEM shall be reduced dollar-for-dollar, Perryville's Claim against MAI shall be deemed satisfied in full and MAI's claim against Perryville shall be deemed satisfied in full, and (b) Perryville elects not to effectuate such set-off, MAI's allowed claim in Perryville's bankruptcy case shall be satisfied in accordance with the agreement of the parties, and (x) Perryville's Administrative Claim shall be deemed satisfied in full by virtue of the prior postpetition payments made by MAEM to Perryville.

     2. UNRESOLVED DISPUTED MATERIAL CLAIMS

          a. Litigation

             i. Kern River Gas Transmission

             Kern River Gas Transmission Company ("Kern River") filed a proof of claim against MAEM's estate based on damages that allegedly arose from MAEM's rejection of the Firm Transportation Service Agreement, as amended, Contract Number 1712, entered into on or about May 29, 2001, between Kern River and MAEM. The Debtors filed an objection to this proof of claim based upon, among other things, the fact that: (A) Kern River failed to mitigate and reduce the amount of the rejection damages to present value, and (B) Kern River did not hold a secured claim against the Debtors for the rejection damages. Pursuant to the Estimation Order, the Debtors served the Notice of Intent to Estimate upon Kern River thereby notifying Kern River that its proof of claim could be subject to the Estimation Procedures. Kern River amended its proof of claim (the "Amended Kern River Claim") to, among other things, reduce the amount of the Rejection Damages asserted against MAEM by: (A) discounting the damage calculation back to present value, and (B) reflecting actual dollars received by Kern River in mitigation of losses caused by the Debtors.
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             On November 23, 2004, the Bankruptcy Court approved a stipulation in which Kern River and MAEM agreed to: (A) apply the Debtors' objection to the Amended Kern River Claim as if originally filed by Debtors against this claim; (B) remove the Amended Kern River Claim from the Claims Estimation Procedures and no longer require parties to comply with the requirements of the Claims Estimation Procedures as applicable to this claim, and (C) hold a status conference to consider the Debtors' objection on February 2, 2005.

             The Debtors bifurcated the issues in the Debtors' original objection to Kern River's claim. On February 4, 2005, the Debtors filed an Amended and Restated objection to the Amended Kern River Claim on the same bases as the original objection. Concurrently, the Debtors also initiated an adversary proceeding to recover payments made by MAEM during the "stub" period. In such complaint, the Debtors seek to recover approximately $5.5 million. The objection and adversary proceeding will be tried beginning May 16, 2005.

             ii. TransCanada

             On July 9, 1997, TransCanada Gas Services, Inc. ("TransCanada") entered into a Gas Transportation Contract for Transportation Service with Portland Natural Gas Transmission System Limited ("PNGTS") for capacity for TransCanada to ship natural gas over a pipeline owned and operated by PNGTS. The contracted capacity for the relevant period was 15,000 MMBtu/day. On June 4, 1998, TransCanada entered into a transportation contract assignment and capacity release with Androscoggin Energy LLC. Under this assignment/release agreement, TransCanada released 11,000 MMBtu/day of the total capacity of 15,000 MMBtu available to Androscoggin (the "Androscoggin Capacity Release"). The term of the Androscoggin Capacity Release is from November 10, 1999 to October 31, 2018.

             On October 10, 2001, MCEM and Mirant Americas Energy Marketing Investments, Inc. ("MAEMII") and TransCanada and two of it affiliates entered into a Purchase and Sale Agreement (Margin Business) (the "PSA") under which MAEMII acquired certain assets of TransCanada. In connection with the PSA, on October 10, 2001, Mirant signed a guaranty providing, in part, for the guaranty of the obligations of MCEM and MAEMII to TransCanada under the PSA. MCEM and MAEMII agreed to accept assignment of the Androscoggin Capacity Release as a minor component of the overall transaction involving the PSA and the related obligations.

             On November 30, 2001, TransCanada Gas, MAEMII and MAEM executed an Agreement Relating to Purchase and Sale Agreement (Margin) whereby the three signatories agreed, among other things, that MAEM would assume the obligations of MAEMII under the PSA. Further, on December 1, 2001, MAEM and MAEMII entered into a Contribution, Assignment and Assumption Agreement (Margin) and General Conveyance (Margin) whereby MAEMII transferred certain assets purchased from TransCanada to MAEM.

             The Debtors rejected all liability arising from or under the assumption and guaranty of the Androscoggin Capacity Release. TransCanada filed Claim No. 8082, asserting, in relevant part, a claim in the amount of $48,376,900 under the Androscoggin Capacity Release. On the same day, TransCanada filed Claim No. 8083 against MAEM asserting an "early termination of contracts." The Debtors filed objections to the claims filed by TransCanada based on, among other things: (A) the lack of damages based on the current performance by Androscoggin; (B) TransCanada's failure to mitigate; (C) section 502(e) of the Bankruptcy Code, and (D) TransCanada's failure to discount any amounts due and owing to the present value. Androscoggin filed for relief under Chapter 11 at the end of November 2004. Accordingly, the nature, scope, and amount of TransCanada's claims are uncertain. For the purpose of voting under the Plan only, TransCanada's claim has been capped by the Bankruptcy Court at $36 million.

             iii. Lehman Commercial Paper Inc. and Wells Fargo Bank, N.A. Litigation

             On December 15, 2003, Lehman Commercial Paper Inc. ("Lehman"), as agent for various lenders under certain prepetition credit agreements, filed a claim against MAG. On December 15,
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        2003, Wells Fargo Bank, N.A. ("Wells Fargo") also filed claims as successor indenture trustee for bond indebtedness under a certain indenture against MAG. In addition to their original claims, on that same date, Lehman and Wells Fargo filed supplemental claims against MAG and a number of other Debtors (the "Supplemental Claims") seeking recovery of principal, interest, fees and costs under the MAG loan documents and bond documents, respectively. In their Supplemental Claims, Lehman and Wells Fargo essentially seek to preserve for themselves the claims previously sought to be asserted by the MAG Committee.

             On November 3, 2004, the Debtors objected to the Supplemental Claims against MAG and such other Debtors on the grounds that: (A) Lehman and Wells Fargo lack standing to pursue the Supplemental Claims which are derivative claims belonging to each respective Debtor's estate; (B) there is no factual basis for any of the "potential" causes of action against MAG and no basis whatsoever for the claims against any other Debtors, and (C) the Supplemental Claims are duplicative and contingent. In addition to the objection, the Debtors also filed a Motion to Dismiss the Supplemental Claims on the basis that the Supplemental Claims do not allege any independent harm to Lehman and Wells Fargo and assert nothing more than derivative claims belonging to the Debtors' estates which cannot be asserted by Lehman and Wells Fargo.

             On January 24, 2005, the Debtors filed an expedited motion requesting entry of an order specifying procedures to resolve the Supplemental Claims. The Bankruptcy Court held, on February 15, 2005, that: (A) the Supplemental Claims will be withdrawn; (B) the withdrawal of the Supplemental Claims, to the extent that they are not property of the estates of or derivative of a Debtor ("Withdrawn Claims"), will be without prejudice, and the Bar Date will not apply to such claims, and
        (C) the Withdrawn Claims will not be barred until confirmation of a Plan addresses or extinguishes them and Lehman or Wells Fargo can only raise these claims as issues in the confirmation process.

             iv. 4-Year Revolver and L/C Agreement Litigation

             On December 16, 2003, the 4-Year Agent filed a proof of claim in the amount of $1,016,533,070.11 against Mirant (the "CSFB Claim") seeking recovery of prepetition amounts based upon revolving credit advances and undrawn standby L/Cs issued pursuant to the Mirant 4-Year Revolver and L/Cs drawn thereunder. Mirant did not object to the CSFB Claim.

             Also on December 16, 2003, Wachovia Bank, National Association and the L/C Issuing Bank (together, "Wachovia"), as issuing bank under the Mirant 4-Year Revolver and L/C Agreement, filed 28 proofs of claim against certain of the Debtors (together, the "Wachovia Claims"). The Wachovia Claims asserted reimbursement of prepetition amounts owing under the L/Cs, along with accrued and unpaid interest, attorneys' fees and expenses and other miscellaneous expenses due owing under the 4-Year Revolver.

             On October 27, 2004, the 4-Year Agent amended the CSFB Claim (the "CSFB Amended Claims") to include the following Debtors: (A) Hudson Valley Gas Corporation; (B) MAEM; (C) Mirant Americas Retail Energy Marketing, LP; (D) Mirant; (E) Mirant Las Vegas, LLC; (F) Mirant Lovett;
        (G) Mirant MD Ash Management, LLC; (H) MIRMA; (I) Mirant Services; (J) Shady Hills Power Company, LLC, and (K) West Georgia Generating Company, L.L.C. (collectively, the "Subsidiary Obligors"). In addition, on October 27, 2004, Wachovia, styled as "Wachovia Bank, N.A., Credit Suisse First Boston, as Agent for lenders under the Four-Year Credit Agreement dated as of July 17, 2001, and on behalf of their respective subrogees," amended the Wachovia Claims (the "Wachovia Amended Claims") to include the same Debtors. In the Wachovia Amended Claims, Wachovia states that it has nominated the 4-Year Agent as its attorney-in-fact for all purposes pursuant to a revocable power of attorney to deal with Wachovia's Amended Claims.

             The CSFB Amended Claim and the Wachovia Amended Claims assert, among other things, with respect to L/C's that have been drawn, subrogation rights against the Subsidiary Obligors,

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        entitlements to Administrative Claims for L/C proceeds used to satisfy administrative claims and entitlements to the return of excess L/C proceeds not utilized to satisfy obligations to L/C beneficiaries.

             On November 1, 2004, the relevant Debtors filed objections to the foregoing Claims ("Debtors' Objections") based upon the following: (A) Wachovia has no standing to assert the Claims; (B) the Wachovia Claims are duplicative of the CSFB Claim; (C) Wachovia's assertion that the Debtors other than Mirant are liable for the Wachovia Claims is not supported by the facts; (D) the portion of the Wachovia Claims for alleged third-party costs and expenses of the L/C Issuing Bank should be disallowed as duplicative; (E) alleged amounts including postpetition accrual of interest, fees and costs and expenses should be disallowed;
        (F) the Wachovia Claims contain duplicate Claims; (G) the Wachovia Claims should be disallowed pursuant to section 502(e) of the Bankruptcy Code, and (H) the Wachovia Claims are not enforceable against the Debtors' estates or their property subject to section 502(b)(1) of the Bankruptcy Code.

             On November 9, 2004, December 17, 2004, December 21, 2004, and January 2, 2005, the Debtors filed supplemental objections, whereby the Debtors maintain that the 4-Year Agent and Wachovia are not entitled to subrogation, Administrative Claims and/or return of excess L/C proceeds as a matter of law. Further, the Debtors assert that the L/C extension orders entered by the Bankruptcy Court, see "The Reorganization
        Cases -- Letter of Credit Extensions," preclude the 4-Year Agent and Wachovia from asserting such claims.

             On February 17, 2005, the 4-Year Agent withdrew its request for Administrative Claim treatment. Also on February 17, 2005, the Bankruptcy Court heard arguments on the Debtors' motion for partial judgment in respect of the Wachovia Claims, the Wachovia Amended Claims and the CSFB Amended Claims, which motion remains subject to a ruling by the Bankruptcy Court.

             v. Other Disputed Material Claims

             The Debtors expect to resolve the following additional disputed material claims though trial or otherwise before mid-2005:

           - Freeman Mathis/Joseph Pokalsky ("Pokalsky"): Prior to the Petition Date, Mr. Pokalsky filed a state lawsuit in Georgia state court based on the alleged wrongful termination of Pokalsky's employment. Pokalsky filed a claim against Mirant, MAEM and Mirant Services for $10 to $15 million based on that lawsuit.

           - Modesto Irrigation District ("Modesto"): Modesto filed $2.8 million in claims against each of Mirant California Investments, MAEM, Mirant, MAG, Mirant California, LLC and MAI (total $16.9 million) arising out of the rejection of the transaction agreement between MAEM and Modesto that was entered into pursuant to the Western Systems Power Pool Agreement.

           - Algonquin Gas Transmission Company ("Algonquin"): Algonquin filed approximately $10 million in claims alleging damages for MAEM's rejection of a gas transportation agreement.

           - Shady Hills Holding Company, L.L.C. and Mesquite Investors, L.L.C.:
             The Debtors believe that certain of the claims filed by these entities were filed against the incorrect debtor. The claims are based on the alleged unpaid purchase price installments in the event that the rights under the underlying purchase agreements between MAI and the claimants were assigned to MAG and Mirant, respectively.

           - Pension Benefit Guaranty Corporation ("PBGC"): The Plan contemplates that the Debtors will assume the benefit plans related to the claims filed by the PBGC. Accordingly, the

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             Debtors expect that the PBGC will withdraw its proofs of claim filed against each of the Debtors' estates.(23)

          b. Government Proceedings for Which No Proof of Claim Was Filed

             i. Department of Justice Inquiries

             In 2002, Mirant was contacted by the DOJ regarding the Company's disclosure of accounting issues, energy trading matters and allegations contained, in an amended complaint filed in securities litigation pending against Mirant, that Mirant improperly destroyed certain electronic records related to its activities in California. The Company has been asked to provide copies of the same documents requested by the SEC in its investigation described below in "Securities and Exchange Commission Investigation," and the Company intends to cooperate fully. The DOJ has advised Mirant that it does not intend to take further action with respect to the allegations of improper destruction of electronic records.

             In November 2002, Mirant received a subpoena from the DOJ, acting through the United States Attorney's Office for the Northern District of California, requesting information about its activities and those of its subsidiaries for the period since January 1, 1998. The subpoena requested information related to the California energy markets and other topics, including the reporting of inaccurate information to the trade press that publish natural gas or electricity spot price data. The subpoena was issued as part of a grand jury investigation. Mirant has continued to receive additional requests for information from the United States Attorney's Office, and it intends to continue to cooperate fully with the United States Attorney's Office in this investigation.

             ii. Securities and Exchange Commission Investigation

             In August 2002, Mirant received a notice from the Division of Enforcement of the SEC that it was conducting an investigation of Mirant. The Division of Enforcement has asked for information and documents relating to various topics such as accounting issues (including accounting issues announced by Mirant on July 30, 2002 and August 14, 2002), energy trading matters (including round trip trades), Mirant's accounting for transactions involving special purpose entities, and information related to shareholder litigation. In late June 2003, the Division of Enforcement advised Mirant that its investigation of Mirant had become a formal investigation in February 2003. Mirant intends to continue to cooperate fully with the SEC.

---------------

     23Mirant Services has established and maintained two pension plans for certain of its employees: The Mirant Services Pension Plan (the "Non-Bargaining Unit Pension Plan"), and the Mirant Services Pension Plan for Bargaining Unit Employees (the "Bargaining Unit Pension Plan") (collectively, the "Pension Plans"). The Pension Plans are covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (29 U.S.C. section 1301 et seq.).

     Mirant Services, and all members of its controlled group, within the meaning of 29 U.S.C. sec. 1301(a)(14), including any other Debtors that are members of the controlled group, are obliged to contribute to the Pension Plans at least the amounts necessary to satisfy ERISA's minimum funding standards, found in ERISA section 302 and Internal Revenue Code section 412. The PBGC, a U.S. Government corporation which guarantees the payment of certain pension benefits upon termination of a pension plan has taken the position that in the event of a termination of the Pension Plans, the Debtors may be jointly and severally liable for the unfunded benefit liabilities of the Pension Plans. The Pension Plans may be terminated only under certain circumstances and in compliance with applicable law.

     The Debtors intend to continue funding and maintaining the Pension Plans and such plans will not be terminated under the Plan. The Debtors project that the minimum funding amounts related to the Pension Plans will be approximately $15 million per year, on average, through 2012. The Debtors are current in their payment obligations (including all administrative expenses and minimum funding payments) required with respect to the Pension Plans.
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             iii. Department of Labor Inquiries

             On August 21, 2003, Mirant received a notice from the Department of Labor (the "DOL") that it was commencing an investigation pursuant to which it was undertaking to review various documents and records relating to the Company's 401(k) plans. The DOL also has interviewed Mirant personnel regarding those plans. The Company will continue to cooperate fully with the DOL.

          c. Montana Attorney General Suit

          On June 30, 2003, the Montana Attorney General and Flathead Electric Cooperative, Inc. filed a suit in the First Judicial District of Montana, County of Lewis and Clark, against various owners of generating facilities and marketers of electricity and natural gas in western states, including Mirant, alleging that the defendants had engaged in unlawful and unfair business practices in 2000 and 2001 involving the sale of wholesale electricity and natural gas and had manipulated the markets for wholesale electricity and natural gas. The plaintiffs allege, among other things, that the defendants: (i) fixed prices and restricted supply into the markets operated by the Cal PX and the CAISO; (ii) gamed the power market;
     (iii) provided false information to trade publications to inflate natural gas price indices published by such publications, and (iv) engaged in other manipulative practices, including withholding generation, selling generation at inflated prices, submitting false load schedules in order to increase electricity scarcity, creating fictitious congestion and counterflows, and double selling the same generation to the CAISO. The plaintiffs contend that the defendants conspired with each other and acted in concert with each other in engaging in the alleged conduct. The plaintiffs assert claims for violation of Montana's Unfair Trade Practices and Consumer Protection Act and fraud. They seek treble damages, injunctive relief, and attorneys' fees. The suit was removed to the United States District Court for the District of Montana on July 23, 2003 and on December 5, 2003, the district court remanded the proceeding to the state court. This action is stayed with respect to Mirant by the filing of the Chapter 11 Cases.

          On February 12, 2004, the Montana Public Service Commission initiated an investigation of the Montana retail electricity market affected by transactions involving the western electricity grid. The purpose of the investigation is to determine whether there is evidence of unlawful manipulation of that market related to the high prices for electricity in the western wholesale markets that occurred in 2000 and 2001. The commission ordered this investigation in response to petitions filed by the Montana Attorney General and Flathead Electric Cooperative, Inc. making allegations similar to those asserted in their suit described above. Mirant and its subsidiaries are not engaged in the generation of electricity or the sale of electricity at retail in Montana and therefore do not believe they are subject to the regulatory jurisdiction of the Montana Public Service Commission.

          d. Utility Choice Suit

          On February 18, 2005, two providers of electricity at retail in Texas, Utility Choice, L.P. and Cirro Group, Inc., filed a suit in the United States District Court for the Southern District of Texas, entitled Utility Choice, L.P., et al. v. TXU Corp., et al., against numerous owners of generating facilities and power marketers in Texas, including MAEM, MADI, and two subsidiaries of MAG owning generating facilities in Texas. The plaintiffs allege that the defendants, including the Mirant defendants, acting individually and in collusion with each other, engaged in various types of unlawful manipulation of the short term and bilateral wholesale power markets in the Electric Reliability Council of Texas region beginning in 2001 and continuing to the period immediately prior to the filing of the suit that caused the plaintiffs to pay significantly higher prices for power they purchased and to incur other significant costs. The types of conduct that the plaintiffs allege were engaged in by the defendants, including the Mirant defendants, include submitting false schedules and bids, "hockey stick" bidding, withholding generation resources from the market and bidding generation resources at artificially high prices, in each case with the intent to create artificially high market prices. The complaint asserts various causes of action, including without limitation claims under the federal and Texas antitrust acts and the federal Racketeer Influenced and Corrupt Organizations (RICO) Act, as well as state law claims for fraud, negligent representation, and promissory estoppel. The plaintiffs seek lost profits and other compensatory damages
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     of an unspecified amount, treble damages, exemplary damages and attorneys'
     fees. On March 21, 2005, the plaintiffs filed a motion with the district court seeking to dismiss without prejudice the Mirant entities that are defendants, noting that those Mirant entities are the subject of pending bankruptcy proceedings.

     3. ENVIRONMENTAL LIABILITIES

          a. Mirant Lovett 2003 Consent Decree

          On June 11, 2003, Mirant New York, LLC ("Mirant New York"), Mirant Lovett and the State of New York entered into, and filed for approval with the United States District Court for the Southern District of New York, a consent decree that released Mirant Lovett from all potential liability for matters addressed in a notice of violation previously issued by the State of New York to Orange and Rockland Utilities, Inc. and for any other potential violation of NSRR or related New York air laws prior to and through the date of entry of the consent decree by the court. Under the decree, Mirant Lovett committed to install on Lovett's two coal-fired units, by 2007 through 2008: (i) emission control technology consisting of selective catalytic reduction technology to reduce NOx emissions; (ii) alkaline in-duct injection technology to reduce sulfur dioxide emissions, and (iii) a baghouse. The cost of the emission controls prescribed by the consent decree could exceed $100 million. Mirant Lovett did not admit to any liability, and the consent decree does not impose any penalty on Mirant Lovett for alleged past violations. The district court approved, and on October 9, 2003 entered, the consent decree which was approved by the Bankruptcy Court on October 15, 2003.

          b. EPA Information Request

          In January 2001, the EPA issued a request for information to Mirant concerning the air permitting and air emission control implications under the NSRR of past repair and maintenance activities at Mirant Potomac's plant in Virginia and MAG's Chalk Point, Dickerson and Morgantown plants in Maryland. The requested information concerns the period of operations that predates Mirant's ownership or lease of the plants. Mirant has responded fully to this request. Under the sales agreement with Pepco for those plants, Pepco is responsible for fines and penalties arising from any violation associated with historical operations prior to Mirant's acquisition or lease of the plants. If a violation is determined to have occurred at any of the plants, the Mirant entity owning or leasing the plant may be responsible for the cost of purchasing and installing emission control equipment, the cost of which may be material. If such violation is determined to have occurred after Mirant acquired or leased the plants or, if occurring prior to the acquisition, is determined to constitute a continuing violation, the Mirant entity owning or leasing the plant at issue would also be subject to fines and penalties by the state or federal government for the period subsequent to its acquisition or lease of the plant, the cost of which may be material.

          c. Potomac River Notice of Violation

          On September 10, 2003, the Virginia Department of Environmental Quality issued a NOV to Mirant Potomac alleging that it violated its Virginia Stationary Source Permit to Operate by emitting NOx in excess of the "cap" established by the permit for the 2003 summer ozone season. Mirant Potomac responded to the NOV by asserting that: (i) the cap was unenforceable; (ii) it could comply through the purchase of emissions credits, and (iii) other equitable defenses apply. Virginia's civil enforcement statute provides for injunctive relief and penalties. On January 22, 2004, the EPA issued a Notice of Violation to Mirant Potomac alleging the same violation of its Virginia Stationary Source Permit to Operate as set out in the NOV issued by the Virginia Department of Environmental Quality.

          On September 27, 2004, Mirant Potomac, MIRMA, the Virginia Department of Environmental Quality, the Maryland Department of the Environment, the DOJ and the EPA entered into, and filed for approval with the United States District Court for the Eastern District of Virginia, a consent decree that, if approved, will resolve Mirant Potomac's potential liability for matters addressed in the NOVs previously issued by the Virginia Department of Environmental Quality and the EPA. The consent decree requires Mirant Potomac and MIRMA to: (i) install pollution control equipment at Mirant Potomac's Potomac River plant and the generating plants owned or leased by MIRMA in Maryland; (ii) comply with declining system-wide ozone season NOx emissions caps from 2004 through 2010;
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     (iii) comply with system-wide annual NOx emissions caps starting in 2004;
     (iv) meet seasonal system average emissions rate targets in 2008, and (v) pay civil penalties and perform supplemental environmental projects in and around the Potomac River plant that are expected to achieve additional environmental benefits. Except for the installation of the controls planned for the Potomac River units and the installation of selective catalytic reduction ("SCR") or equivalent technology at MIRMA's Morgantown Units 1 and 2 in 2007 and 2008, the consent decree does not obligate the Mirant entities to install specifically designated technology, but rather to reduce emissions sufficiently to meet the various NOx caps. Moreover, as to the required installations of SCRs at Morgantown, MIRMA may choose not to install the technology by the applicable deadlines and leave the units off either permanently or until such time as the SCRs are installed. The aggregate amount of the civil penalties to be paid and costs to be incurred by Mirant Potomac for the supplemental environmental projects is $1.5 million. The consent decree is subject to the approval of the district court and the Bankruptcy Court.

          d. Consent Decree Regarding Downwash Modeling

          On September 23, 2004, the Virginia Department of Environmental Quality (the "DEQ") and Mirant Potomac entered into an order by consent with respect to the Potomac River plant under which Mirant Potomac agrees to perform a modeling analysis to assess the effect of "downwash" from the plant: (i) on ambient concentrations of SO(2), NO(2), carbon monoxide ("CO"), and particulate matter less than or equal to 10 micrometers ("PM10") for comparison to the applicable national ambient air quality standards ("NAAQS"), and (ii) on ambient concentrations of mercury for comparison to Virginia Standards of Performance for Toxic Pollutants. Downwash is the effect that occurs when aerodynamic turbulence induced by nearby structures causes pollutants from an elevated source, such as a smokestack, to be mixed rapidly toward the ground resulting in higher ground level concentrations of pollutants. If the modeling analysis indicates that emissions from the facility may cause exceedances of the NAAQS for SO(2), NO(2), CO or PM10, or exceedances of mercury compared to Virginia Standards of Performance for Toxic Pollutants, the consent order requires Mirant Potomac to submit to the DEQ a plan and schedule to eliminate and prevent such exceedances on a timely basis. Upon approval by the DEQ of the plan and schedule, the approved plan and schedule is to be incorporated by reference into the consent order. The financial and operational implications of the results of the downwash study are not known at this time. However, to the extent that the downwash study indicates that emissions from the Potomac River plant exceed either the NAAQS or the Virginia Standards of Performance for Toxic Pollutants, the remedial actions required could include material modifications to the plant or to its operation.

          e. New York Opacity Issue

          On October 20, 2004, the New York State Department of Environmental Affairs Region 3 Staff filed a complaint against Mirant Bowline, Mirant Lovett and Mirant New York, Inc. with the New York Department of Environmental Conservation. The complaint alleges that the generating facilities owned by Mirant Bowline and Mirant Lovett violated Article 19 of New York's Environmental Conservation Law and regulations promulgated pursuant to that law by violating opacity standards set for smoke emissions on more than 100 occasions between the second quarter of 2002 and the first quarter of 2004. The complaint seeks a cease and desist order and fines of $1,960,000 against the Mirant defendants.

          f. New York Lovett CAMF

          The New York State Department of Environmental Affairs issued a notice of violation for the improper closure techniques used on the closure of the coal ash management facility at Mirant Lovett's Lovett generating plant. This issue is being resolved with the State of New York and may require repair work to be undertaken on the cover.

          g. New York Dissolved Oxygen

          Mirant NY-Gen, LLC is working with the New York State Department of Environmental Affairs to settle a consent order that would require it to install equipment to enable it to comply with dissolved oxygen level requirements at its hydro facilities.

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          h. City of Alexandria Zoning Action

          On December 18, 2004, the City Council for the City of Alexandria, Virginia (the "City Council") adopted certain zoning ordinance amendments recommended by the City Planning Commission which result in the change of the zoning status of Mirant Potomac's generating plant from "noncomplying use" to "nonconforming use subject to abatement." Under the nonconforming use status, unless Mirant Potomac applies for and is granted a special use permit for the plant during the seven-year abatement period, the operation of the plant must be terminated within a seven-year period, and no alterations that directly prolong the life of the plant will be permitted during the seven-year period. Typically, the City Council grants special use permits with various conditions and stipulations as to the permitted use.

          During its December 18, 2004 meeting, the City Council also approved revocation of two special use permits issued in 1989 (the "1989 SUPs"), one applicable to the administrative office space at Mirant Potomac's plant and the other for the plant's transportation management plan. Under the terms of the approved action, the revocation of the 1989 SUPs will take effect 120 days after the City Council revocation, provided, however, that if Mirant Potomac files an application for a special use permit for the entire plant operations within such 120-day period, the effective date of the revocation of the 1989 SUPs will be stayed until final decision by the City Council on such applications. The approved action further provides that if such special use permit application is approved by the City Council, revocation of the 1989 SUPs will be dismissed as moot, and if the City Council does not approve the application, the revocation of the 1989 SUPs will become effective and the plant will be considered an illegal use.

          On January 18, 2005, Mirant Potomac and MIRMA filed a complaint against the City of Alexandria and the City Council in the Circuit Court for the City of Alexandria. The complaint seeks to overturn the actions taken by the City Council on December 18, 2004 changing the zoning status of Mirant Potomac's generating plant and approving revocation of the 1989 SUPs, on the grounds that those actions violated federal, state and city laws. The complaint asserts, among other things, that the actions taken by the City Council constituted unlawful spot zoning, were arbitrary and capricious, constituted an unlawful attempt by the City Council to regulate emissions from the plant, and violated Mirant Potomac's due process rights. Mirant Potomac and MIRMA request the court to enjoin the City of Alexandria and the City Council from taking any enforcement action against Mirant Potomac or from requiring it to obtain a special use permit for the continued operation of its generating plant.

          A termination of operation of Mirant Potomac's generating plant in seven years could have a material adverse effect upon the Debtors.

          Certain proceedings before the City Council in June 2004 also referred to the possible institution by the City of Alexandria of a suit against Mirant Potomac for violation of the Clean Air Act based on the allegations underlying the notices of violation issued by the Virginia Department of Environmental Quality on September 10, 2003 and the EPA on January 22, 2004. Any such suit, however, would require further approval of the City Council before being instituted. The City Council also authorized the City of Alexandria to file an objection to any plan of reorganization that the Debtors file in the Chapter 11 cases that includes the continued operation of the Mirant Potomac plant. These notices of violation were subsequently settled as described in "Material Litigation, Claims and Investigations -- Detailed Description of Material Claims -- Environmental Liabilities -- Potomac River Notice of Violation."

          i. Mirant NY-Gen Pipeline Leak

          Mirant NY-Gen, LLC discovered a leaking underground pipeline at the Hillburn generating facility in Ramapo, New York. The underground line was used for supplying kerosene fuel to the gas turbines located on site. After testing in December 2003 revealed a potential leak, the line was removed from service and plans were undertaken to excavate and sample portions of the line to determine the extent of the line damage and the possible soil contamination. In the summer of 2004, soil contamination was discovered and a subsequent testing of portions of the line revealed a small hole. Currently, investigations are continuing to determine the extent of contamination and possible remedial activities to clean up the

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     area. Due to the ongoing evaluation to determine the extent of the contamination, the cost of remediation is unknown at this time.

          j. Riverkeeper Suit Against Mirant Lovett.

          On March 11, 2005, Riverkeeper, Inc. filed suit against Mirant Lovett, LLC in the United States District Court for the Southern District of New York under the Federal Water Pollution Control Act (the "Clean Water Act"). The suit alleges that Mirant Lovett's failure to implement a marine life exclusion system at its Lovett generating plant and to perform monitoring for the exclusion of certain aquatic organisms from the plant's cooling water intake structures violated Mirant Lovett's water discharge permit issued by the State of New York. The plaintiff requests the court to enjoin Mirant Lovett from continuing to operate the Lovett generating plant in a manner that allegedly violates the Clean Water Act, to impose civil penalties of $32,500 per day of violation, and to award the plaintiff attorney's fees.

     4. WESTERN RATEPAYER LITIGATION

     Various lawsuits are pending that assert claims under California law based on allegations that certain owners of electric generation facilities in California and energy marketers, including Mirant, MAEM and several MAG subsidiaries, engaged in various unlawful and anti-competitive acts that served to manipulate the Western wholesale power markets.

          a. Prepetition Litigation For Which Claims Have Been Filed

             i. Wholesale Electricity Antitrust Cases I & II

             Six suits were filed between November 27, 2000 and May 2, 2001 in various California Superior Courts. Three of these suits seek class action status, while two of the suits are brought on behalf of all citizens of California. Those suits were coordinated in Wholesale Electricity Antitrust Cases I & II, JCCP, Nos. 4204-00005 and 4204-00006, for purposes of pretrial proceedings before the Superior Court for San Diego County. Plaintiffs filed a master complaint on March 8, 2002 (the "Master Complaint") describing the claims in all of these suits, and alleging that defendants' anticompetitive conduct damaged class members in excess of $1 billion. In the Spring of 2002, two of the defendants filed crossclaims against other market participants who were not parties to the actions. Some of these crossclaim defendants then removed the six coordinated suits to the United States District Court for the Southern District of California. On December 13, 2002, the District Court granted the plaintiffs' motion seeking to have the cases remanded to the California state court. The defendants that filed the crossclaims appealed that decision and the Ninth Circuit on December 8, 2004 affirmed the district court's order remanding the cases to the California state court. These actions are stayed with respect to the Mirant entities that are defendants by the filing of their Chapter 11 Cases, but are proceeding with respect to the other defendants.

             Two plaintiffs in these suits, Oscar's Photo Lab and Mary L. Davis, filed proofs of claim (the "Oscar Claims") on behalf of themselves and a purported class of all persons or entities in California who purchased electricity or natural gas for purposes other than resale or distribution at any time since January 1, 1999. These claimants alleged that various misconduct by Mirant and several of its subsidiaries caused inflated prices in the wholesale power markets. The claimants listed the damage amount of the Oscar Claims as "unliquidated" and attached the Master Complaint to their claims. On October 18, 2004, the Debtors filed an objection to the Oscar Claims. On November 5, 2004, the Debtors filed a motion with the Bankruptcy Court pursuant to Bankruptcy Rule 7012(f) requesting that the Bankruptcy Court strike the portions of the Oscar Claims that purported to have been filed on behalf of unnamed absent members of a purported class. On December 1, 2004, the Bankruptcy Court granted this motion, disallowing the Oscar Claims, with prejudice, to the extent they sought to recover on account of any claims other than the claims of Oscar Photo Labs and Mary L. Davis in their individual capacities. As discussed in the Memorandum Opinion issued on January 26, 2005 in In re: Noble Arnold Craft and Junell Elaine Craft, Case No. 03-48703-DML-11 and the Debtors' Chapter 11 Cases, the Bankruptcy Court declined to use its discretion to apply Bankruptcy
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        Rule 7023 to certify a class because the proposed representatives did not seek relief under Bankruptcy Rule 7023 in advance of the Bar Date for filing proofs of claim against the Debtors' estates. This ruling has substantially reduced the potential value of the Oscar Claims. The Debtors have also filed a motion pursuant to Bankruptcy Rule 7012(b) to disallow the Oscar Claims. The Bankruptcy Court continued the hearing on this motion because of its ruling on the motion to strike.

             The Debtors have entered into a stipulation with Oscar's Photo Lab and Mary L. Davis entitling each plaintiff to receive an allowed, general, prepetition unsecured claim against MAEM in the amount of $1,000.00 without the Debtors' admission of the validity of the Oscar Claims or any of the factual or legal assertions of these claimants and with a full reservation of any rights, claims, and defenses any of the Debtors may have against any person asserting the same or similar factual or legal assertions as those contained in the Oscar Claims. On March 9, 2005, the Bankruptcy Court entered the order and approved the stipulation.

             ii. Bustamante Litigation

             On November 20, 2002, California Lieutenant Governor Cruz Bustamante ("Bustamante") filed a claim against several sellers and marketers of natural gas and gas price indices publishers in a lawsuit styled Bustamante v. McGraw Hill Cos., Inc., BC285598, in the Superior Court of the State of California, County of Los Angeles. The suit alleged that defendants conspired to report false and fraudulent information regarding natural gas transactions to publishers of natural gas indices in order to manipulate those indices. After the court granted a motion to dismiss filed by defendants, Bustamante filed an amended complaint on August 13, 2003 and, thereafter, voluntarily dismissed Mirant from the litigation based upon Mirant having filed for bankruptcy under chapter 11.

             Paul R. Kiesel ("Kiesel") filed proofs of claim as attorney for Cruz Bustamante and putative class members (the "Bustamante Claims"). Bustamante listed the total amount of his claims as $500 million and attached to his claims the original and first amended complaints.

             On October 18, 2004, the Debtors filed an objection to the Bustamante Claims. On November 19, 2004, the Debtors filed a motion with the Bankruptcy Court pursuant to Bankruptcy Rule 7012(f) requesting that the Bankruptcy Court strike the portions of the Bustamante Claims that purport to have been filed on behalf of unnamed absent members of a purported class. On December 8, 2004, the Bankruptcy Court granted the motion. The Bankruptcy Court struck the portions of the Bustamante Claims to the extent they sought to recover on account of any claims other than the claim of Kiesel, in his individual capacity. As discussed in the Memorandum Opinion issued on January 26, 2005 in In re: Noble Arnold Craft and Junell Elaine Craft, Case No. 03-48703-DML-11 and the Debtors' Chapter 11 Cases, the Bankruptcy Court declined to use its discretion to apply Bankruptcy Rule 7023 to certify a class because the proposed representatives did not seek relief under Bankruptcy Rule 7023 in advance of the Bar Date for filing proofs of claim against the Debtors' estates. This ruling has substantially reduced the potential value of the Bustamante Claims. The Debtors have also filed a motion pursuant to Bankruptcy Rule 7012(b) to disallow the Bustamante Claims. The Bankruptcy Court continued the hearing on this motion because of its ruling on the motion to strike.

             iii. Egger Litigation

             On April 28, 2003, several plaintiffs filed suit against sellers and marketers of wholesale electricity in the Western markets, including Mirant, styled Egger v. Dynegy, Inc., GIC 809822, Superior Court for the State of California, County of San Diego. The complaint contains facts nearly identical to those in Wholesale Electricity Antitrust Cases I & II discussed above, but is filed on behalf of ratepayers residing in Oregon, Washington, Utah, Nevada, Idaho, New Mexico, Arizona and Montana. The defendants removed the case to federal court, where it was coordinated with Wholesale Electricity Antitrust Cases I & II in the District Court for the Southern District of California. On October 29, 2003, the plaintiffs filed a first amended complaint. The court stayed this action while considering plaintiffs' motion to remand, pending the Ninth Circuit's decision in similar cases.

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             Five plaintiffs in that litigation, Jerry Egger, Monica Sivulich,
        Karl H. Tschinderle, Sean Crotty and Lucy Crotty (the "Proposed Representatives"), filed proofs of claim (the "Egger Claims") purportedly on behalf of a class of "all persons and businesses residing in Oregon, Washington, Utah, Nevada, Idaho, New Mexico, Arizona and Montana who were purchasers of electrical energy during the period beginning January 1, 1999 to the present." Claimants alleged that various misconduct by Mirant and several of its subsidiaries caused inflated prices in wholesale power markets. These claimants listed the damage amount as "TBD/in excess of $100 million" and attached the first amended complaint to the Egger Claims.

             On October 18, 2004, the Debtors filed an objection to the Egger Claims. On November 10, 2004, the parties jointly presented to the Bankruptcy Court a Scheduling Order and Discovery Plan (the "Egger Scheduling Order") regarding the determination of the Egger Claims. In the Egger Scheduling Order, the parties agreed that the Egger Claims were sufficiently similar to the Oscar Claims so that the Bankruptcy Court's ruling on Mirant's motion to strike the Oscar Claims would bind the Debtors and the Proposed Representatives and would be dispositive as to the Egger Claims. Thus, the Egger Claims were disallowed, with prejudice, to the extent they sought to recover on account of any claims other than those of the Proposed Representatives in their individual capacities. This ruling has substantially reduced the potential value of the Egger Claims.

             On January 19, 2005, the Bankruptcy Court issued an order approving a settlement agreement between the Debtors and the Proposed Representatives (the "Egger Settlement Agreement"), pursuant to which each of the Proposed Representatives are entitled to receive an allowed, prepetition, general unsecured claim against MAEM in the amount of $1,000 in full and final satisfaction of the Egger Claims.

          b. Prepetition Litigation For Which Claims Were Not Filed

             i. T&E Pastorino Nursery Litigation

             Eight additional rate-payer lawsuits were filed between April 23, 2002 and October 18, 2002 alleging that certain owners of electric generation facilities in California, as well as certain energy marketers, including Mirant, MAEM and several MAG subsidiaries, engaged in various unlawful and fraudulent business acts that served to manipulate wholesale markets and inflate wholesale electricity prices in California during 1999 through 2002. Each of the complaints alleges violation of California's Unfair Competition Act. The actions seek, among other things, restitution, compensatory and general damages, and to enjoin the defendants from engaging in illegal conduct.

             These suits were initially filed in California state courts by the plaintiffs and removed to United States district courts. These eight cases were consolidated for purposes of pretrial proceedings with the Wholesale Electricity Antitrust Cases I & II, with the lead case styled T&E Pastorino Nursery, et al. v. Duke Trading and Marketing, L.L.C., et al., CV 02-2176-RHW. These actions are stayed with respect to the Mirant defendants by the filing of the Chapter 11 Cases, but are proceeding with respect to the other defendants. On August 28, 2003, the district court granted the motions to dismiss filed by the defendants for all but one of those cases, Kurtz v. Duke Energy Trading et al., finding that the plaintiffs' claims were barred by the filed rate doctrine and federal preemption. The plaintiffs have appealed that dismissal to the Ninth Circuit. The plaintiff in the Kurtz suit voluntarily dismissed his case without prejudice on February 18, 2004.

             ii. Snohomish

             On July 15, 2002, an additional rate-payer lawsuit, Public Utility District No. 1 of Snohomish Co. v. Dynegy Power Marketing, et al. ("Snohomish Lawsuit"), was filed in the United States District Court for the Central District of California against various owners of electric generation facilities in California, including Mirant, by Public Utility District No. 1 of Snohomish County, which is a municipal corporation in the state of Washington that provides electric and water utility service. The plaintiff alleges that: (a) the defendants violated California's antitrust statute by conspiring to raise wholesale power prices, injuring the plaintiff through higher power purchase costs, and (b) defendants acted both unfairly and unlawfully in violation of California's Unfair Competition Act through various unlawful and anticompetitive acts, including the purportedly wrongful acquisition of plants, engagement in Enron-style trading, and withholding power from the market. The plaintiff seeks restitution, disgorgement of profits, injunctive relief, treble damages, and attorneys' fees. The Snohomish Lawsuit was consolidated for purposes of pretrial proceedings with the other rate payer suits pending before the United States District Court for the Southern District of California. On January 6, 2003, the district court granted a motion to dismiss filed by the defendants, holding that that claims were barred by the filed rate doctrine and federal preemption. The plaintiff appealed the dismissal of the Snohomish Lawsuit to the Ninth Circuit. On August 13, 2003, the Bankruptcy Court issued an order granting partial relief from the stay of the claims asserted against the Mirant defendants resulting from the filing of the Chapter 11 Cases to allow the appeal to proceed with respect to those claims as well as the claims asserted against the other defendants. On September 10, 2004, the Ninth Circuit upheld the dismissal of the Snohomish Lawsuit by the district court. The court of appeals ruled that the plaintiff's claims under California's antitrust statute and Unfair Competition Act are barred by the doctrine of preemption and the filed rate doctrine, concluding that if prices in the California wholesale electricity markets were not just and reasonable or if the defendants sold electricity in violation of the applicable tariffs, the plaintiff's only option was to seek a remedy before FERC under the Federal Power Act. On November 5, 2004, the plaintiff filed a petition for writ of certiorari with the United States Supreme Court seeking to appeal the Ninth Circuit's decision.

     5. SHAREHOLDER-BONDHOLDER LITIGATION(24)

          a. Mirant Securities Consolidated Action

          Twenty lawsuits have been filed since May 29, 2002 against Mirant and four of its officers alleging, among other things, that the defendants violated sections 10(b) and 20(a) of the Securities Exchange Act (the "Exchange Act") and Rule 10b-5 promulgated thereunder by making material misrepresentations and omissions to the investing public regarding Mirant's business operations and future prospects during the period from January 19, 2001 through May 6, 2002. The suits have each been filed in the United States District Court for the Northern District of Georgia, with the exception of three suits filed in the United States District Court for the Northern District of California that have been transferred by the court to the United States District Court for the Northern District of Georgia and consolidated with the 17 consolidated suits already pending before that court. The complaints seek unspecified damages, including compensatory damages and the recovery of reasonable attorneys' fees and costs.

          In November 2002, the plaintiffs in the consolidated suits in the United States District Court for the Northern District of Georgia filed an amended complaint that added additional defendants and claims. The plaintiffs added as defendants Southern, the directors of Mirant immediately prior to its initial public offering of stock, and various firms that were underwriters for the initial public offering by Mirant.

---------------

24 Certain of the claims in this category are also asserted against certain of the directors, officers and affiliates of the Debtors. These claims are addressed in section 17.19 of the Plan. The Debtors will take actions to discontinue the actions in this category in connection with the Plan process.

          Under a master separation agreement between Mirant and Southern, Southern is entitled to be indemnified by Mirant for any losses arising out of any acts or omissions by Mirant and its subsidiaries in the conduct of the business of Mirant and its subsidiaries. The underwriting agreements between Mirant and the various firms added as defendants that were underwriters for the initial public offering by the Company also provide for Mirant to indemnify such firms against any losses arising out of any acts or omissions by Mirant and its subsidiaries.

          On December 11, 2003, the plaintiffs filed a proof of claim against Mirant's estate, which was subsequently withdrawn on or about October 10, 2004.

          b. Goldman Sachs

          On or about December 15, 2003, Goldman, Sachs & Co. ("Goldman") and Morgan Stanley & Co. Incorporated ("Morgan Stanley" and collectively with Goldman, the "Underwriters") filed proofs of claim on behalf of various underwriters (the "Underwriters' Claims") for the initial public offering of Mirant. The Underwriters are defendants in an action entitled In re Mirant Corporation Securities Litigation now pending in the United States District Court for the Southern District of Georgia, Atlanta Division ("Securities Litigation").

          The Underwriters' Claims seek recovery from Mirant for indemnity and contribution with respect to the Securities Litigation in an unknown amount and in an amount of approximately $450,000 in defense costs relating to the Securities Litigation which the Underwriters contend have been paid out-of-pocket. In the Underwriters' Claims, Goldman and Morgan Stanley state that they are acting on behalf of all of the underwriters, including Banc of America Securities, LLC, Credit Suisse First Boston, LLC, J.P. Morgan Securities, Inc., Lehman Brothers, Inc., Citigroup Global Marketing, Inc., and ABN AMRO Incorporated, pursuant to an Underwriting Agreement.

          On October 18, 2004, Mirant filed objections to the Underwriters' Claims based upon the following: (i) contingent claims for contribution and reimbursement which have not yet been fixed by payment should be disallowed; (ii) claims for reimbursement or indemnity which have been fixed for payment must be subordinated subject to section 510(b) of the Bankruptcy Code; (iii) the Underwriters assert a contractual right of indemnity against Mirant which is unenforceable as against public policy, and (iv) any claim for statutory or common law contribution must be disallowed as a contingent claim for contribution.

          Both parties filed motions for summary judgment with respect to the Underwriters' Claims seeking either disallowance or subordination of the Underwriters' Claims as described above. On March 7, 2005, the Bankruptcy Court entered an order granting partial summary judgment and agreed to by the Debtors and the Underwriters under which the Underwriters' Claims are subordinated to the claims of Mirant's other creditors to the extent (if any) they may be allowed. A hearing on the motions for summary judgement is deferred until April 21, 2005.

          c. Mirant Americas Generation Bondholder Suit

          On June 10, 2003, certain holders of senior notes of MAG maturing after 2006 filed a complaint in the Court of Chancery of the State of Delaware, California Public Employees' Retirement System, et al. v. Mirant Corporation, et al., that named as defendants Mirant, MAI, MAG, certain past and present Mirant directors, and certain past and present MAG managers. Among other claims, the plaintiffs assert that a restructuring plan pursued by the Company prior to its filing a petition for reorganization under Chapter 11 was in breach of fiduciary duties allegedly owed to them by Mirant, MAI and MAG managers. In addition, plaintiffs challenge certain dividends and distributions made by MAG. The plaintiffs seek damages in excess of $1 billion. Mirant has removed this suit to the United States District Court for the District of Delaware. This action is stayed with respect to the Mirant entities that are defendants by the filing of the Chapter 11 Cases. On November 19, 2003, the Bankruptcy Court entered an order staying this action also with respect to the individual defendants to avoid the suit impeding the ability of the Debtors to reorganize or having a negative effect upon the assets of the Debtors. The MAG Committee filed a motion in Mirant's bankruptcy proceedings seeking to pursue claims against Mirant, MAEM, certain past and present Mirant directors, and certain past and present MAG managers similar to those asserted in this suit. The Bankruptcy Court ruled that, while the MAG Committee has standing to assert claims on behalf of the estate of MAG, no such claims could be filed without the Bankruptcy Court's approval and no motions seeking such approval could be filed at least through April 2004. No such motion has been filed with the Bankruptcy Court since April 2004, and the Bankruptcy Court has not authorized any such litigation at this time.

          d. Shareholder Derivative Litigation

          Four purported shareholders' derivative suits have been filed against Mirant, its directors and certain officers of Mirant. These lawsuits allege that the directors breached their fiduciary duties by allowing the Company to engage in alleged unlawful or improper practices in the California energy market during 2000 and 2001. The Company practices complained of in the purported derivative lawsuits largely mirror those in the shareholder litigation and the rate payer litigation described above. One suit also alleges that the defendant officers engaged in insider trading. The complaints seek unspecified damages on behalf of Mirant, including attorneys' fees, costs and expenses and punitive damages. No proofs of claims were filed with respect to the shareholder derivative suits.

          e. ERISA Litigation

          On April 17, 2003 and June 3, 2003, purported class action lawsuits alleging violations of ERISA were filed in the United States District Court for the Northern District of Georgia (the "ERISA Litigation"). The ERISA Litigation names as defendants Mirant, certain of its current and former officers and directors, and Southern Company. The plaintiffs, who seek to represent a putative class of participants and beneficiaries of Mirant's 401(k) plans, allege that defendants breached their duties under ERISA by, among other things: (i) concealing information from the 401(k) plans' participants and beneficiaries; (ii) failing to ensure that the 401(k) plans' assets were invested prudently; (iii) failing to monitor the 401(k) plans' fiduciaries, and (iv) failing to engage independent fiduciaries to make judgments about the 401(k) plans' investments. The plaintiffs seek unspecified damages, injunctive relief, attorneys' fees and costs. On September 2, 2003, the district court issued an order consolidating the two suits. On September 23, 2003, the plaintiffs filed an amended and consolidated complaint. The amended and consolidated complaint asserted similar factual allegations as the previously filed lawsuits and added as defendants T. Rowe Price Trust Company and certain additional current and former officers of Mirant. The consolidated action is stayed as to Mirant by the filing of its Chapter 11 proceeding. On November 19, 2003, the Bankruptcy Court entered an order staying this action also with respect to the other defendants to avoid the suit impeding the ability of Mirant to reorganize or having a negative effect upon Mirant's assets. By agreement, however, the suit has been allowed to proceed through the filing of, and ruling by the district court upon, motions to dismiss. On January 9, 2004,
     T. Rowe Price Trust Company answered the amended and consolidated complaint and all other defendants filed motions on that date seeking dismissal of the plaintiffs' claims for failure to state a claim upon which relief can be granted. On February 19, 2004, the plaintiffs dismissed their claims against Southern without prejudice. On June 14, 2004, the plaintiffs filed a motion seeking to amend their consolidated complaint to add as defendants Mirant Services and its board of managers.

          On August 4, 2004, the United States District Court for the Northern District of Georgia entered an order staying the ERISA Litigation until the Bankruptcy Court lifts the stays resulting from the filing of Mirant's bankruptcy proceedings and the order entered by the Bankruptcy Court on November 19, 2003 staying the action with respect to the other defendants. In the order issued August 4, 2004, the district court also denied the motions to dismiss filed by various defendants, including Mirant, and the motion filed by the plaintiffs seeking to amend their consolidated complaint to add as defendants Mirant Services and its board of managers. With respect to both motions, the district court granted the party filing the motion leave to refile the motion once the stay has been lifted by the Bankruptcy Court.

          In December, 2003, attorneys purporting to act on behalf of the plaintiffs in the ERISA Litigation filed proofs of claims against the Debtors' estates, totaling approximately $50 million (the "Brown & Waller Claims"). On October 18, 2004, the Debtors objected to the Brown & Waller Claims. On

     March 11, 2005, the Debtors filed a motion for Bankruptcy Court approval of an agreement settling the Brown & Waller Claims. The motion was set for hearing on April 6, 2005. Under the proposed Settlement Agreement, the claimants agreed to limit their recovery against the Debtors and any related defendants, in the ERISA Litigation to the proceeds paid or payable under certain insurance policies issued to Southern and Mirant. The parties agreed that the Brown & Waller Claims will be amended for $0.00 and will not be further amended.

E.  DISPUTED CLAIMS WITH ASSOCIATED ESTATE CAUSES OF ACTION

     1. NY TAX -- NEW YORK REAL PROPERTY TAX LITIGATION

          a. New York Tax Proceedings

          MAG's subsidiaries that own generating plants in New York are or were (in the settled proceedings discussed below) the petitioners in 41 proceedings ("Tax Certiorari Proceedings") initially brought in various New York state courts challenging the assessed value of those generating plants determined by their respective local taxing authorities. Mirant Bowline has challenged the assessed value of the Bowline generating facility and the resulting local tax assessments paid for tax years 1995 through 2003. Mirant Bowline succeeded to rights held by Orange & Rockland Utilities, Inc. for the tax years prior to its acquisition of the Bowline Plant in 1999 under its agreement with Orange & Rockland for the purchase of that plant. Mirant Lovett has initiated proceedings challenging the assessed value of the Lovett facility for each of the years 2000 through 2003. Mirant NY-Gen, LLC ("Mirant NY-Gen" and, collectively with Mirant Bowline and Mirant Lovett, the "New York Debtors") has settled its tax certiorari proceedings with respect to the combustion turbine and hydroelectric facilities it owns for each of the years 2000 through 2003. If the remaining Tax Certiorari Proceedings result in a reduction of the assessed value of the generating facility at issue in each proceeding, the New York Debtor owning the facility would be entitled to a refund with interest of any excess taxes paid for those tax years. Following the initiation of the bankruptcy proceedings, the New York Debtors removed the Tax Certiorari Proceedings to the United States District Court for the Southern District of New York, which referred the cases to the United States Bankruptcy Court for the Southern District of New York ("New York Bankruptcy Court"). The New York Debtors filed motions pursuant to 42 U.S.C. sec. 1412 and Bankruptcy Rule 7087 for a transfer of venue of the Tax Certiorari Proceedings to the Bankruptcy Court. Certain of the taxing authorities involved in the Tax Certiorari Proceedings objected to the transfer motions and filed motions to have the New York Bankruptcy Court abstain or remand the Tax Certiorari Proceedings to their originating state courts. In December, 2003, the New York Bankruptcy Court remanded the Tax Certiorari Proceedings to the New York state courts in which they were originally filed.

          On September 30, 2003, the Debtors filed a motion (the "Tax Determination Motion") with the Bankruptcy Court requesting that a determination of the property tax liability should have been for the Bowline generating facility in each of the years 1995 through 2003. The Tax Determination Motion similarly sought to have the Bankruptcy Court determine what the property tax liability should have been for: (a) the generating facility acquired by Mirant Lovett concurrently with Mirant Bowline's acquisition of the Bowline facility in each of the years 2000 through 2003, and (b) certain generating facilities concurrently acquired by Mirant NY-Gen at the time Mirant Bowline acquired the Bowline facility in each of the years 2000 through 2003. The bases for the relief requested in the Tax Determination Motion on behalf of each of the New York Debtors were that the assessed values of generating facilities located in New York made by the relevant taxing authorities had no justifiable basis and were far in excess of their actual value. The local taxing authorities have opposed the Tax Determination Motion, arguing that the Bankruptcy Court either lacks jurisdiction over the matters addressed by the Tax Determination Motion or should abstain from addressing those issues so that they can be addressed by the state courts in which the Tax Certiorari Proceedings described in the preceding paragraph were originally filed. On December 10, 2003, the Bankruptcy Court ruled that it would retain joint jurisdiction with the New York state courts over the issues raised by the Tax Certiorari Proceedings and the Tax Determination Motion. This ruling further indicated that for any of the Tax Certiorari Proceedings in which a trial on the merits had not commenced in the New York state court before which that proceeding was pending by August 1,

     2004, the Bankruptcy Court would stay that state court proceeding and address itself the tax matters at issue in that proceeding. This ruling was incorporated in an order issued by the Bankruptcy Court on January 8, 2004. Certain of the taxing authorities moved for leave to appeal the Bankruptcy Court's January 8, 2004 order on an interlocutory basis to the United States District Court for the Northern District of Texas. On April 30, 2004, the district court denied the motions seeking leave to appeal.

          Collectively, Mirant Bowline and Mirant Lovett have not paid: (a) approximately $62 million assessed by local taxing authorities on the generating facilities for 2003, that were due on September 30, 2003 and January 30, 2004, and (b) approximately $53 million assessed by local taxing authorities on the generating facilities for 2004, that were due on September 30, 2004 and January 30, 2005, in order to preserve their respective rights to offset the overpayments of taxes made in earlier years against the sums payable on account of current taxes. The failure to pay the taxes due on September 30, 2003, January 30, 2004 and September 30, 2004 and January 30, 2005 could subject Mirant Bowline and Mirant Lovett to additional penalties and interest. Two of the local tax authorities, the County of Rockland and the Haverstraw-Stony Point Central School District, filed seven proofs of claim concerning these unpaid taxes. Mirant Bowline and Mirant Lovett have objected to these proofs of claim and, to the extent such claims are allowed, the Mirant Bowline and Mirant Lovett have sought estimates of the allowed claims based on the trial records and exhibits in the Tax Certiorari Proceedings. Moreover, in the Tax Determination Motion and subsequent filings, the Debtors requested that the Bankruptcy Court permit each of the New York Debtors to apply any previous tax overpayments made on account of their generating facilities against any postpetition tax liabilities owing to the relevant local taxing authority for current tax liabilities and be entitled to a refund of any remaining overpayments. The Tax Determination Motion also requested that the Bankruptcy Court rule that any interest or penalties that may otherwise be imposed on the New York Debtors by the relevant taxing authorities for failure to timely pay taxes be disallowed or determined to be zero. On February 11, 2004, the County of Rockland, New York, filed a motion with the Bankruptcy Court requesting that it order the New York Debtors to pay all unpaid ad valorem taxes for 2003 assessed by the taxing authorities located in Rockland County and all prospective ad valorem taxes. On March 10, 2004, the Bankruptcy Court denied this motion.

          Over the past year, all of the tax certiorari proceedings have been resolved on terms favorable to the New York Debtors, with the exception of the tax certiorari proceedings related to Mirant Bowline and Mirant Lovett.

          b. Proposed New York Tax Settlement

          During the fall of 2004, the Debtors entered into settlement discussions with the local taxing authorities related to the property taxes associated with the Mirant Bowline and Mirant Lovett facilities. Currently, the Debtors and the local taxing authorities are contemplating a long-term agreement, which would be enforceable under New York law and is consistent with the Debtors' financial projections. If the Debtors and the local taxing authorities are unable to resolve the disputes related to the taxes associated with the Mirant Bowline and Mirant Lovett facilities, the Debtors' proposed treatment of the tax claims under the Plan is contained in "The Chapter 11 Plan -- Settlements and Compromises -- Proposed New York Tax Settlement."

     2. SOUTHERN COMPANY INVESTIGATION

     In early 2004, Mirant's board of directors formed a special committee (the "Special Committee") to investigate potential claims and causes of action arising from transfers by Mirant to Southern Company ("Southern") in connection with the Mirant IPO and Spin-Off. The members of the Special Committee are Stuart E. Eizenstat, Robert F. McCullough and Ray M. Robinson. None of these directors have any affiliation with Southern. Each of these directors was appointed to the board after the Spin-Off. The Special Committee directed W&C to conduct the investigation and, upon completion, report its findings to the Special Committee. W&C did not represent Mirant in connection with any of the transfers it investigated. Alix Partners, LLC and Charles River Associates, Inc. assisted W&C in conducting the investigation regarding the solvency of Mirant at the time of the transfers identified below.

     As part of the investigation, W&C identified and investigated, among other things, the following transfers from Mirant to Southern: (a) the dividend paid in the fourth quarter of 1999 by Mirant to Southern in the amount of $165 million (the "1999 Dividend Payment"); (b) the dividends paid by Mirant to Southern in the aggregate amount of $503 million in May and July 2000 (the "2000 Dividend Payment"); (c) the dividend distribution of one share of Series B Preferred stock by Mirant to Southern on August 30, 2000 and its redemption on March 5, 2001 in exchange for Mirant's 80% interest in a holding company which owned SE Finance and Capital Funding valued at $242 million (the "Series B Issuance and Redemption"), and (d) repayments in 1999 of intercompany loans owed by Mirant to Southern in the amount of $927 million, plus payment of accrued interest expense in the amount of $108 million (collectively, the "1999 Repayments").

     W&C substantially completed the investigation and reported its findings to the Special Committee. In turn, the Special Committee has made its recommendations to the Mirant board with respect to the actions to be taken in connection with the subject matter of the investigation. Based on the Special Committee's recommendation, the board has authorized the commencement of litigation against Southern to recover the 1999 Dividend Payment, the 2000 Dividend Payment, the Series B Issuance and Redemption, and the 1999 Repayments.

     In addition, the results of the investigation have been shared with the Examiner, the Corp Committee, the MAG Committee and the Equity Committee. Pursuant to the Plan, all Southern Company Causes of Action will be transferred to the Plan Trust on the Effective Date.

     3. MIRMA LEASES/LITIGATION

          a. The "MIRMA Leases."

          MIRMA was formed in 2000 as "Southern Energy Mid-Atlantic, LLC." It was organized as a Delaware limited liability company in connection with Mirant's planned acquisition from Pepco of four power generating stations and related assets from Pepco as set forth in an "Asset Purchase and Sale Agreement" dated June 7, 2000 between Mirant and Pepco (the "APSA"). Following the "closing" of the sale under the APSA on or about December 19, 2000, MIRMA or its subsidiaries, along with two of Mirant's subsidiaries, Mirant Potomac River, LLC and Mirant Peaker, LLC, came to own or lease(25)

---------------

25 In stating that MIRMA "leases" a particular plant, and in describing various documents as "leases" or "lease documents," the Debtors make no representation or admission that any purported "lease" is a "true lease," as opposed to a financing arrangement. The lease-related nomenclature is used for convenience because certain of the documents relating to the acquisition of certain properties from Pepco are labeled "leases" as discussed below.

          approximately 5,256 MW of electric generation capacity in the Washington, DC area to be supplied by the following power stations operated by the indicated entities:


Morgantown Station:.......................  (i)     "Leased" by MIRMA as to the coal-fired
                                                    base load units 1 and 2;
                                            (ii)    Owned by MIRMA as to the 6 combustion
                                                    turbines and the balance of the plant.
Dickerson Station:........................  (i)     "Leased" by MIRMA as to the coal-fired
                                                    base load units 1, 2 and 3;
                                            (ii)    Owned by MIRMA as to the 2 combustion
                                                    turbines and the balance of the plant.
Chalk Point Station:......................  (i)     Owned by Mirant Chalk Point, LLC (as to
                                                    Units 1-4).
                                            (ii)    Owned by Mirant Peaker, LLC (as to the
                                                    combustion turbines 1-6).
                                            (iii)   Owned by Mirant Peaker, LLC as to the
                                                    combustion turbine 7 (the "SMECO
                                                    Turbine").
Potomac River Station:....................  (i)     Owned by Mirant Potomac River, LLC.

          In order to raise approximately $1.5 billion of the total $2.65 billion "Purchase Price" (excluding assumed liabilities) for the acquisition of the so-called "Auctioned Assets" in the APSA, Mirant, with the guidance of Credit Suisse First Boston, made use of a leveraged lease financing transaction (the "Lease-Financing") that involved several components. First, there was the investor component. In connection with this component, three funding sources were located which had use for tax deductions, Verizon Capital Corporation, Union Bank of California, and Bank One, N.A. These three entities provided an equity contribution of not less than 20% of the $1.5 billion in funding necessary to facilitate the closing of the APSA in order to qualify for a safe harbor under tax law to achieve desired tax benefits. This equity contribution was made through four directly or indirectly wholly-owned subsidiaries, each of which was referred to as an "Equity Investor."(26) The four Equity Investors then formed nine limited liability companies among them in December 2000, which nine entities were referred to as the "Owner Participants." The Owner Participants were named SEMA OP1 LLC, SEMA OP2 LLC, SEMA OP3 LLC, SEMA OP4 LLC, SEMA OP5 LLC, SEMA OP6 LLC, SEMA OP7 LLC, SEMA OP8 LLC, and SEMA OP9 LLC, respectively. The Owner Participants were formed to hold 100% of the membership interests in eleven other limited liability companies, also formed in December 2000, which were referred to as the "Owner Lessors." The Owner Lessors fell into two groups, four "Dickerson Owner Lessors" and seven "Morgantown Owner Lessors." The Dickerson Owner Lessors were named Dickerson OL1 LLC, Dickerson OL2 LLC, Dickerson OL3 LLC, and Dickerson OL4 LLC. The Morgantown Owner Lessors were named Morgantown OL1 LLC, Morgantown OL2 LLC, Morgantown OL3 LLC, Morgantown OL4 LLC, Morgantown OL5 LLC, Morgantown OL6 LLC, and Morgantown OL7 LLC.

          Second, there was the structural component. As part of this component, a portion of the above-ground components of each of the Morgantown Power Station and the Dickerson Power Station to be sold by Pepco pursuant to the APSA was notionally, but not physically, severed from the remainder of the Morgantown Power Station and the Dickerson Power Station. This severed portion of above-ground improvements was defined in each case as the "Facility." For purposes of this Disclosure Statement, the Facility located at the Morgantown Power Station is referred to as the "Morgantown Facility," and the

---------------

26 Two of the four Equity Investors, Steam Heat LLC and Steamed Crab Partners
   LP, were (and are) direct or indirect subsidiaries of Verizon Capital Corporation. The third Equity Investor, First Chicago Leasing Corporation, was (and is) a direct or indirect subsidiary of Bank One Corporation. The fourth Equity Investor, Banker's Commercial Corporation, was (and is) a direct or indirect subsidiary of Union Bank of California, N.A.

     Facility located at the Dickerson Power Station is referred to as the "Dickerson Facility." Seven separate, but not equal-sized, undivided interests in the Morgantown Facility (each defined as an "Undivided Interest") were then slated to be transferred, one each, by Pepco directly to the seven Morgantown Owner Lessors, each of whom would then simultaneously enter into a long-term lease with MIRMA to use and occupy the entire Morgantown Facility. Similarly, four separate, but not equal-sized, undivided interests in the Dickerson Facility (each defined as an "Undivided Interest") were then slated to be transferred, one each, by Pepco directly to the four Dickerson Owner Lessors, each of whom would then simultaneously enter into a long-term lease with MIRMA to use and occupy the entire Dickerson Facility. The leases from the Owner Lessors to MIRMA were substantially similar to one another and were each entitled "Facility Lease Agreement." The Basic Lease Term under the Facility Lease Agreements pertaining to the Undivided Interests in the Morgantown Facility (the "Morgantown Facility Lease Agreements") terminates on September 19, 2034. The Basic Lease Term under the Facility Lease Agreements pertaining to the Undivided Interests in the Dickerson Facility (the "Dickerson Facility Lease Agreements") expires on June 19, 2029. Over the Basic Lease Term, the payments of "Periodic Lease Rent" for each Facility aggregated the following:

- Dickerson Facility........................................  $     588 million
- Morgantown Facility.......................................  $   2.552 billion

          Concurrently with the execution of the eleven Facility Lease
     Agreements: (i) MIRMA as "Ground Lessor" entered into a separate ground lease with each of the 11 Owner Lessors for the land and below-ground improvements that lay directly beneath the applicable Facility (referred to in each case as the "Facility Site"), and (ii) each of the Owner Lessors entered into a sublease of the Facility Site back to MIRMA. The rents under the ground leases and subleases of the Facility Sites completely offset one another. Both the ground leases for the Facility Site and the subleases thereof terminate by their own terms on December 18, 2038 in the case of the Dickerson Facility Site, and on December 18, 2045 in the case of the Morgantown Facility Site.

          The third component of the transaction was designed to raise the remaining approximately 80% or so of the $1.5 billion that Mirant was seeking to raise to consummate the acquisitions under the APSA. To achieve this goal, three "Pass Through Trusts" were formed naming State Street Bank and Trust Company of Connecticut, National Association, as "Pass Through Trustee," which trusts would loan the needed funds to the Owner Lessors pursuant to three series of nonrecourse promissory notes referred to as the "Lessor Notes." The Pass Through Trusts were to raise the funds needed for the loans to the Owner Lessors through a private placement pursuant to exemptions from registration under the Securities Act of 1933, including Rule 144A, of three separate Series of "Pass Through Certificates" (the "Certificates"). The offering was successful and generated $1,224,000,000 from the sale of the Certificates to Credit Suisse First Boston Corporation, Banc of America Securities LLC, Chase Securities Inc. and UBS Warburg LLC (the "Initial Purchasers"). In exchange for the receipt of the proceeds from the sale of the Certificates to the Initial Purchasers, the Owner Lessors issued the Lessor Notes and entered into 11 agreements, each entitled "Indenture of Trust, Mortgage and Security Agreement" (collectively, the "Lease Indentures"). Pursuant to each of the Lease Indentures, State Street Bank and Trust Company of Connecticut, National Association was appointed as "Indenture Trustee," and an Indenture Estate was established to secure the payment and performance of the Lessor Notes issued by the Owner Lessor that was a signatory to the applicable Lease Indenture consisting of the rights of that Owner Lessor under its Facility Lease Agreement with MIRMA, its Undivided Interest in the applicable Facility, and various other assets and contract rights as set forth in the applicable Lease Indenture.

          To document the leveraged lease transaction summarized above (the "Lease-Financing"), hundreds of documents were executed in December 2000. Those documents are often referred to by the Debtors as the "MIRMA Agreements," although the Owner Lessors and their affiliates (collectively, including the Owner Participants and the Equity Investors, called the "Lessor Parties"), as well as the Lease Indenture Trustee/Pass Through Trustee often refer to them as the "MIRMA Leases." Some time after the MIRMA Agreements were executed, U.S. Bank, National Association became the successor by merger

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

     to State Street Bank and Trust Company of Connecticut, National Association both as "Pass Through Trustee" and "Lease Indenture Trustee" (in either capacity, hereinafter called the "Indenture Trustee").

             i. Dispute Regarding Whether the MIRMA "Leases" Form "True Leases."

             Significant disputes have arisen between the Debtors, on the one hand, and the Lessor Parties and the Indenture Trustee, on the other hand, regarding, among other things, whether or not the Lease-Financing constitutes a "lease" (or "leases") within the meaning of section 365 of the Bankruptcy Code, or instead evidences some other arrangement, perhaps a financing arrangement. If the Lease-Financing is one or more "true leases," then as to any such "true lease," MIRMA must: (A) either assume or reject such agreements as are found to comprise the "true lease" or "leases," (B) perform all obligations under the leases pending assumption or rejection (subject to certain exceptions), and (C) cure all defaults under any "true lease" (subject to certain exceptions) as a condition to assuming the "true lease" should MIRMA desire to assume such "lease." If the MIRMA Agreements evidence something other than a "lease" within the meaning of section 365 of the Bankruptcy Code, such as a financing arrangement, that would mean that MIRMA owns the Facilities subject to the mortgages that the Owner Lessors recorded with respect to the Facilities, and MIRMA would have greater ability to restructure the obligations under the MIRMA Agreements as part of its plan of reorganization.

             ii. The Recharacterization Complaint.

             In order to resolve these and other issues, on August 31, 2004, MIRMA, Mirant, Mirant MD Ash Management, LLC ("MD Ash"), Mirant Peaker, Mirant Potomac, and Mirant Chalk Point, LLC (collectively, the "MIRMA Plaintiffs") commenced an adversary proceeding (the "MIRMA Lease Litigation") before the Bankruptcy Court by filing a complaint (the "Complaint") against the Lessor Parties, the Indenture Trustee, and Wilmington Trust Company, the "Owner Manager" of the Owner Lessors and the Owner Participants (collectively, the "Defendants").

             iii. Response to the Complaint by the Defendants

             In response to the Complaint, on or about October 25, 2004 the Lessor Parties and the Indenture Trustee each filed: (a) a motion to dismiss all claims for relief included in the MIRMA Lease Litigation except for the request that the Court characterize the MIRMA Agreements as financing arrangements rather than leases, and (b) a motion to dismiss the Chapter 11 Case of MIRMA in its entirety based on their contention that MIRMA, considered independently of all of the other Debtors, was not in financial distress on the Petition Date and their reading of the Third Circuit's decision in In re Integrated Telecom Express, Inc., 384 F.3d 108 (3d Cir. 2004).

             iv. Judicial Response

             The hearings on all four motions took place on January 5, 2005 and January 6, 2005. The Bankruptcy Court denied the two motions to dismiss the Chapter 11 Case of MIRMA, and the Lessor Parties and Indenture Trustee sought leave to appeal, which was denied. With regard to the two motions to dismiss the Complaint, the Bankruptcy Court did not dismiss the Complaint, but ruled that it was granting the motions "in part" such that certain issues could proceed at this time, but others would be deferred "without prejudice."

             v. Amended Complaint.

             Following the Bankruptcy Court's ruling on the motions to dismiss the Complaint, MIRMA and the other plaintiffs in the action filed and served their "Amended Complaint for Declaratory Judgments Relating to MIRMA Agreements and for Related Relief" on February 9, 2005 (the "Amended Complaint"). Pursuant to the Amended Complaint, the Plaintiffs seek determinations in connection with the following four claims for relief:

                (a) declaring that based on the economic substance of the transactions evidenced by the MIRMA Agreements, none of such agreements individually or in any combination, constitutes

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

           a "lease" within the meaning of section 365 of the Bankruptcy Code or for any bankruptcy purposes (the "Recharacterization Claim");

                (b) declaring that to the extent, if any, that any of the MIRMA Agreements comprise mortgages or another type of agreement other than a lease, then:

                    (i) the Total Claims (as defined in the Amended Complaint)
               of the Defendants aggregate no more than the sum of: (A) each of the Periodic Lease Payments under the eleven Facility Lease Agreements payable over their Basic Lease Terms, each discounted back from their applicable payment due date to present value, and aggregated together, plus (B) reasonable attorneys' fees and costs (without duplication); and

                    (ii) the total of the secured claims held by the Defendants is equal to the lesser of: (A) the Total Claims, and (B) the value of any security therefor that is subject to a duly perfected, nonavoidable security interest;

                (c) declaring that none of the filing of the original Complaint, this Amended Complaint, the prosecution thereof, and/or the judicial determination that the MIRMA Agreements do not constitute a "lease" or "leases" for bankruptcy purposes, nor any present or future action taken by MIRMA that is consistent with that ruling, such as the filing of tax returns, shall give rise to any direct or indirect liability under any Tax Indemnity Agreement, any Conditional Indemnity Agreement, or any other MIRMA Agreement (as such terms are used in the Amended Complaint) for any direct or indirect income tax losses sustained by any Defendant relating thereto;(27) and

                (d) declaring that each "Section 467 Loan" from MIRMA to any given Owner Lessor under a particular Facility Lease Agreement represents true indebtedness owing by each Owner Lessor to MIRMA which MIRMA may collect, offset or recoup against any allowed claim of any Owner Lessor or Owner Participant (or other Defendant) arising in respect of any MIRMA Agreement or the breach thereof.

     The Defendants answered the Amended Complaint on February 22, 2005. In their answer, the Lessor Parties also asserted certain counterclaims alleging the right to recover damages for breach of the MIRMA Agreements.

          vi. Partial Summary Judgment Motion

          Shortly after answering the Amended Complaint, on February 25, 2005, the Lessor Parties filed a motion for partial summary judgment on the first "Claim for Relief" in the Amended Complaint referred to above as the "Recharacterization Claim." The Plaintiffs opposed that motion and cross-moved for summary judgment on the Recharacterization Claim. Argument was heard on March 23, 2005 and the Court took the matter under advisement. As of the date of this Disclosure Statement, the Court has not ruled upon the motion for partial summary judgment or the cross-motion for summary judgment. However, the Court did postpone the March 29, 2005 trial date on the Amended Complaint.

          vii. Comment by Defendants Regarding Their Intentions.

          The Defendants have also insisted that the Debtors recite in this Disclosure Statement that the Debtors have been advised by the Defendants that unless the Plan is written such that "MIRMA will assume the [MIRMA] Leases in toto and cure all defaults" the Defendants intend to "(a) vote against [the] Plan...and (b) object to confirmation of the Plan."

---------------

27 The Defendants have asserted that a recharacterization would trigger certain indemnity obligations which could impact the Debtors' ability to realize certain economic benefits in the event of recharacterization.
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

     4. PEPCO LITIGATION

     Pepco, in 2000, sought to divest itself of various assets and liabilities, including generating facilities, third party contracts and other property (the "Divestiture"). In December 2000, Mirant paid $2.65 billion to purchase certain power generating assets and certain other assets pursuant to the terms of the APSA with Pepco. By way of separate contracts, Mirant and/or MAEM entered into other transactions with Pepco, including the Back-to-Back Agreement. Under the terms of the Back-to-Back Agreement, Mirant agreed to purchase from Pepco "all capacity, energy, ancillary services and other benefits" that Pepco received from certain PPAs. The Panda and Ohio Edison PPAs run until 2021 and 2005 respectively. Mirant also agreed to pay Pepco the amount Pepco owed under the PPAs to the other parties to the PPAs. Under the Back-to-Back Agreement, Mirant is obligated to purchase power from Pepco at prices that are significantly higher than existing market prices for power.

     a. Motions to Reject

     (i) Back-to-Back Agreement

          On August 28, 2003, the Debtors filed a motion with the Bankruptcy Court to reject the Back-to-Back Agreement (the "Rejection Motion"), along with an adversary proceeding to enjoin Pepco and FERC from taking certain actions against the Debtors (the "Injunction Litigation"). The Debtors forecast that it would cost in excess of $300 million during 2004 and 2005 if the Back-to-Back Agreement were to remain in effect. These anticipated losses, as compared to what could be obtained if market rates were applied, are even greater over the entire life of the Back-to-Back Agreement, which continues until 2021. In December 2003, the District Court denied the Rejection Motion and, thereafter, dismissed the Injunction Litigation.

          The Debtors appealed the District Court's orders to the United States Court of Appeals for the Fifth Circuit (the "Fifth Circuit"). The Fifth Circuit reversed the District Court's decision, holding that the Bankruptcy Code authorizes a district court (or bankruptcy court) to reject a contract for the sale of electricity that is subject to FERC's regulation under the Federal Power Act as part of a bankruptcy proceeding and that the Federal Power Act does not preempt that authority. The Fifth Circuit remanded the proceeding to the District Court for further action on that motion. The Fifth Circuit indicated that on remand the District Court could consider applying a more rigorous standard than the business judgment standard typically applicable to contract rejection decisions by debtors in bankruptcy which would take into account the public interest in the transmission and sale of electricity.

          On December 9, 2004, the District Court held that the Back-to-Back Agreement was a part of and nonseverable from, and therefore nonrejectable apart from, the APSA. The District Court also noted that, if the Fifth Circuit overturned the District Court's ruling with respect to severability, the Back-to-Back Agreement should be rejected if: (A) Mirant can prove that the Back-to-Back Agreement burdens the Debtors' estates; (B) after scrutiny and giving significant weight to the comments of FERC relative to the effect of rejection on the public interest, the equities balance in favor of rejecting the Back-to-Back Agreement, and (C) rejection of the Back-to-Back Agreement would further the chapter 11 goal of permitting the successful rehabilitation of the Debtors.(28) The Debtors have appealed the District Court's December 9, 2004, decision to the Fifth Circuit. Their request that the Fifth Circuit hear this appeal on an expedited basis was denied.

          ii. APSA.

          On January 21, 2005, the Mirant Debtors filed a motion in the Chapter 11 cases to reject the APSA, including the Back-to-Back Agreement but not including other agreements entered into between Mirant

---------------

28 The Debtors anticipate that the foregoing standard may be applicable in connection with a request by the Debtors to reject certain other energy contracts that are subject to FERC jurisdiction. The Debtors believe that they will be able to satisfy the foregoing standard for rejecting any contracts, to the extent it is applicable, and the rejection of such contracts will be approved.
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

     and its subsidiaries and Pepco concerning the Divestiture (the "Second Rejection Motion"). Pepco has yet to file an objection to the Second Rejection Motion. However, Pepco has stated in other pleadings that the APSA incorporates all agreements entered into with respect to the Divestiture. On February 10, 2005, Pepco filed a motion requesting the district court to assert jurisdiction over and rule upon the Second Rejection Motion rather than having the Bankruptcy Court rule on that motion, arguing that the motion required the consideration of laws other than the Bankruptcy Code. On March 1, 2005, the District Court ruled that it would withdraw the reference to the Bankruptcy Court of the Mirant Debtors' January 21, 2005 motion seeking to reject the APSA and would itself hear that motion.

          On March 17, 2005, the Fifth Circuit granted a temporary stay of the District Court's March 1, 2005 order.

          b. Suspension of Pepco Back-to-Back Payments

          On December 9, 2004, in an effort to halt excessive out-of-market payments under the Back-to-Back Agreement while awaiting resolution of issues related to the potential rejection of the Back-to-Back Agreement (but prior to notice of entry of the District Court's order of December 9, 2004), Mirant filed a notice in the Bankruptcy Court that Mirant was suspending further payments to Pepco under the Back-to-Back Agreement absent further order of court (the "Suspension Notice").

          On December 10, 2004, in response to the Suspension Notice, Pepco filed a motion in the District Court seeking a temporary restraining order and injunctive relief to require Mirant to perform under the Back-to-Back Agreement (the "Injunctive Relief Motion"). On December 13, 2004, the District Court issued an order referring the Injunctive Relief Motion to the Bankruptcy Court. On December 21, 2004, the Bankruptcy Court issued an order denying the temporary restraining order sought by Pepco.

          On December 14, 2004, Pepco filed the following additional litigation:
     (i) a motion seeking relief from the automatic stay provision of Bankruptcy Code section 362(a) to permit Pepco to terminate performance under the APSA (the "Lift Stay Motion"); (ii) a motion to compel the Debtors to pay, as administrative expenses, payments that had been suspended under the Back-to-Back Agreement (the "Administrative Expense Motion"), and (iii) an adversary proceeding seeking to compel the Debtors to make payments under the Back-to-Back Agreement (the "Pepco Lawsuit"). On December 16, 2004, Pepco filed a motion requesting the District Court to withdraw the reference to the Bankruptcy Court with respect to the litigation filed by Pepco on December 14, 2004, as well as the Pepco Claims (as defined below), the Claim Objection (as defined below) and the Injunctive Relief Motion (the "Second Withdrawal Motion"). On January 4, 2005, the District Court denied the Second Withdrawal Motion in its entirety.

          c. March 1 Order and Temporary Stay

          On January 19, 2005, the Bankruptcy Court entered an order embodying a ruling made orally by the Court on January 14, 2005, in which it denied the Lift Stay Motion and the Administrative Expense Motion, but required the Mirant Debtors to pay amounts due under the Back-to-Back Agreement in January 2005 and thereafter until: (i) the Mirant Debtors filed a motion to reject the APSA; (ii) the Fifth Circuit issued an order reversing the District Court's order of December 9, 2004 denying the motion to reject the Back-to-Back Agreement, or (iii) the Mirant Debtors were successful in having the obligations under the Back-to-Back Agreement recharacterized as debt obligations. Pepco filed an appeal of the Bankruptcy Court's January 19 order. On January 21, 2005, Mirant filed the Second Rejection Motion. On March 1, 2005, the District Court ordered the Mirant Debtors to pay Pepco all past-due, unpaid obligations under the Back-to-Back Agreement by March 10, 2005, withdrew the reference to the Bankruptcy Court of the Administrative Expense Motion, and dismissed Pepco's appeal of the January 19 order denying the Administrative Expense Motion as moot. The Mirant Debtors on March 4, 2005 filed a motion requesting the District Court to reconsider its order of March 1, 2004 or alternatively to stay that order while the Mirant Debtors appeal it to the Fifth Circuit. On March 7, 2005, the District Court modified the March 1 order to require Pepco to file a response to the Mirant Debtors' motion for reconsideration by March 14 and to delay until March 18, 2005, the date by which the Mirant Debtors

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

     are to pay past-due, unpaid obligations under the Back-to-Back Agreement. On March 16, 2005 the Mirant Debtors filed a petition for writ of mandamus with the Fifth Circuit asking it to order the District Court to vacate the March 1, 2005 order, as modified, and to reinstate Pepco's appeal of the Bankruptcy Court's order of January 19, 2005 denying the Administrative Expense Motion. The petition asked the Fifth Circuit alternatively to stay the March 1, 2005 order until the Mirant Debtors appeal of that order was resolved. Also on March 16, 2005 the District Court further modified its order of March 1, 2005 to clarify that the amounts to be paid by the Mirant Debtors by March 18, 2005 did not include any amounts that became due prior to the filing of the Chapter 11 cases on July 14, 2003. On March 16, 2005, the Mirant Debtors also appealed the District Court's March 1, 2005 order, as modified, to the Fifth Circuit. On March 17, 2005, the Fifth Circuit issued a temporary stay of the March 1, 2005 order, as modified. On March 21, 2005, the Debtors filed a supplement to the petition for writ of mandamus and motion for stay pending appeal and Mandamus review addressing only the March 16 amended order.

          d. Pepco TPA Settlement

          On October 29, 2003, the Debtors filed a motion with the Bankruptcy Court for approval of a settlement (the "Pepco TPA Settlement") between the Debtors and Pepco regarding two out-of-market TPAs (the "Pepco TPAs") under which MAEM sells power to Pepco pursuant to the APSA. See "General Information -- The Businesses of Mirant -- The North American
     Business -- Regional Markets -- Mid-Atlantic Region."

          e. Asbestos Litigation

          As a part of the purchase of Pepco's generating facilities in December 2000, Mirant agreed to indemnify Pepco for certain liabilities arising in lawsuits related to the acquired assets filed after December 19, 2000, even if they relate to incidents occurring prior to that date, with certain qualifications. Under intercompany agreements, the subsidiaries of MAG that acquired those facilities assumed Mirant's indemnity obligations to Pepco. Since the acquisition, Pepco has notified Mirant of more than 100 asbestos cases, distributed among three Maryland jurisdictions (Prince George's County, Baltimore City and Baltimore County), as to which it claims a right of indemnity. Based on information and relevant circumstances known at this time, the Debtors do not believe these suits will result in significant allowed claims.

          f. Claims Litigation

          Pepco and its Affiliate, Pepco Energy Services, collectively filed 14 separate proofs of claim (the "Pepco Claims") against Mirant, MAEM and the following additional subsidiaries of Mirant that are referred to hereinafter as the "Other Mirant Parties:" Mirant Potomac River, LLC, Mirant Piney Point, LLC, Mirant Peaker, MAI, MIRMA, Mirant MD Ash Management, LLC, Mirant D.C. O&M, LLC, and Mirant Chalk Point. On December 23, 2004, Pepco amended certain of its claims for goods and services to increase the amount claimed by an additional $5 million. The Pepco Claims, as amended, seek damages ranging from $37,769.90 to approximately $136.2 million for alleged unpaid prepetition obligations. Certain of the Pepco Claims also seek to reserve claims that may arise in connection with the rejection of the Back-to-Back Agreement. Most of the Pepco Claims derive from the APSA and its ancillary agreements.

          Mirant filed an omnibus objection to the Pepco Claims (the "Pepco Claims Objection"), objecting to each one of the Pepco Claims. The Pepco Claims Objection primarily focuses on the following three objections. First, the Pepco Claims filed against the Other Mirant Parties are based upon an assertion that the Other Mirant Parties are jointly and severally liable for obligations of Mirant and MAEM of $131.2 million (amended to $136.2 million) comprised of the following: (i) approximately $105 million allegedly due under certain Transition Power Agreements; (ii) $25.5 million (amended to approximately $31.5 million) in alleged unpaid goods and services obligations, and (iii) at least $698,000 in alleged fixed and contingent indemnity obligations. The Debtors dispute that the Other Mirant Parties have any liability under the Pepco Claims. Second, the Debtors object to several of the Pepco Claims because they fail to include necessary supporting documentation or are not otherwise due and owing. Third, the

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

     Debtors object to all Pepco Claims on the basis that the Debtors have potential avoidance actions against Pepco, which actions must be paid in full before any Pepco Claims that are allowed may be satisfied, in accordance with section 502(d) of the Bankruptcy Code. On February 7, 2005, the Debtors filed an amended omnibus objection, dealing primarily with Pepco's amended claims. In the amended objection, the Debtors argue that the amended claims were not timely filed and should not be allowed at this time. The Bankruptcy Court has referred the Pepco Claims Objection to mediation with Judge Russell F. Nelms, a Judge for the United States Bankruptcy Court for the Northern District of Texas. Mediation has been suspended as a result of the March 1 order and the Debtors' petition for writ of mandamus to the Fifth Circuit. Trial on the Pepco Claims Objection is expected to occur in early 2005.

          In the Chapter 11 Cases of the Mirant Debtors, Pepco has asserted that an Assignment and Assumption Agreement dated December 19, 2000 among Pepco and various subsidiaries of Mirant, including MIRMA, Mirant Potomac, Mirant Peaker and MAEM, causes Mirant subsidiaries that are parties to the agreement to be jointly and severally liable to Pepco for various obligations, including the obligations under the Back-to-Back Agreement. Pepco also asserts that the Assignment and Assumption Agreement causes the Company's subsidiaries to be jointly and severally liable for a claim of $105 million filed by Pepco in the Chapter 11 Cases related to modifications agreed to between MAEM and Pepco related to the Transition Power Agreements in place between Pepco and MAEM through January 2005. The Company is disputing this interpretation of the Assignment and Assumption Agreement in proceedings before the Bankruptcy Court.

          The Debtors filed a motion to estimate each of the Pepco Claims at an amount of $0.00. No hearing date on this motion is currently scheduled.

          g. Potential Adjustment Related to Panda Power Purchase Agreement

          At the time of the acquisition of the MIRMA assets from Pepco, Mirant entered into a separate agreement with Pepco that, as subsequently modified, provided that the price paid by Mirant for its December 2000 acquisition of Pepco assets would be adjusted if by April 8, 2005 a binding court order has been entered finding that the Back-to-Back Agreement violates Pepco's power purchase agreement with Panda ("Panda PPA") as a prohibited assignment, transfer or delegation of the Panda PPA or because it effects a prohibited delegation or transfer of rights, duties or obligations under the Panda PPA that is not severable from the rest of the Back-to-Back Agreement. The agreement also provides that if a court order is entered that triggers the purchase price adjustment, the amount of the adjustment is to be negotiated in good faith by the parties or determined by binding arbitration so as to compensate Pepco for the termination of the benefit of the Back-to-Back Agreement while also holding Mirant economically indifferent from such court order. Panda initiated legal proceedings in 2000 asserting that the Back-to-Back Agreement violated provisions in the Panda PPA prohibiting Pepco from assigning the Panda PPA or delegating its duties under the Panda PPA to a third party without Panda's prior written consent. On June 10, 2003, the Maryland Court of Appeals, Maryland's highest court, ruled that the assignment of certain rights and delegation of certain duties by Pepco to Mirant did violate the non-assignment provision of the Panda PPA and was unenforceable. The court, however, left open the issues whether the provisions found to violate the Panda PPA could be severed and the rest of the Back-to-Back Agreement enforced and whether Panda's refusal to consent to the assignment of the Panda PPA by Pepco to Mirant was unreasonable and violated the Panda PPA.

     5. SMECO -- SOUTHERN MARYLAND ELECTRIC COOPERATIVE

     On March 15, 2004, Mirant Peaker, Mirant Chalk Point, and Mirant commenced an adversary proceeding in the Bankruptcy Court, Adversary No. 04-4073, seeking declaratory judgment finding the "Facility and Capacity Credit Agreement" ("Facility Agreement") with Southern Maryland Electric Cooperative, Inc. ("SMECO") constitutes an unexpired lease of non-residential real property and that damages from any claims arising from a potential rejection of the Facility Agreement should be limited by section 502(b)(6) of the Bankruptcy Code. This complaint names as defendants both SMECO and Pepco,

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which originally executed the Facility Agreement with SMECO. The parties have made initial disclosures, completed and filed motions for summary judgment, which motions have not been heard. A trial date has not yet been set.

F.  OTHER ESTATE CLAIMS

     As more particularly discussed in "The Chapter 11 Plan -- Transfer of Property to and Assumption of Certain Liabilities by the Plan Trust," Avoidance Actions of the Debtors will be transferred to the Plan Trust. The Debtors are currently investigating the prosecution of Avoidance Actions against the parties listed and described in Schedule 7. To the extent the Avoidance Actions are viable, those actions will be prosecuted and proceeds derived therefrom will be placed in the Plan Trust and distributed in accordance with the Plan and Plan Trust.

     In addition to the Causes of Action set forth in "Material Claims, Litigation and Investigations," the Debtors are investigating Causes of Action against parties listed and described in Schedule 7. To the extent such Causes of Action are viable, the Causes of Action will be prosecuted and the proceeds distributed in accordance with the Plan.

                                      XII.

                              THE CHAPTER 11 PLAN

A.  INTRODUCTION

     The following is a summary of certain terms and provisions of the Plan. This summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is annexed to this Disclosure Statement as Exhibit "A."

B.  SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

     1. CONSOLIDATED DEBTOR GROUPS

          a. The Plan (i) substantively consolidates the Consolidated Mirant Debtors solely for purposes of voting on the Plan (except as set forth in Section 7.3 of the Plan), confirmation of the Plan and determining treatment of Claims against and Equity Interests in the Consolidated Mirant Debtors under the Plan; and (ii) substantively consolidates the Consolidated MAG Debtors solely for purposes of voting on the Plan (except as set forth in Section 7.3 of the Plan), confirmation of the Plan and determining treatment of Claims against and Equity Interests in the Consolidated MAG Debtors under the Plan. Such consolidations shall not affect any Debtor's status as a separate legal entity, change the organizational structure of the Debtors' business enterprise, nor constitute a change of control of any Debtor for any purpose, and, except as otherwise provided by or permitted in the Plan, all Debtors shall continue to exist as separate legal entities.

          b. Solely for the purposes of treating Claims and Equity Interests under the Plan, the Consolidated Mirant Debtors shall be considered a single legal entity and the Consolidated MAG Debtors shall be considered a single legal entity. As a result, any holder of a Claim against a Debtor and a Claim based on a guaranty of such base Claim given by a Debtor within the same consolidated Debtor group, including, without limitation, (i) Claims arising under the Commodity Prepay Facility and the Commodity Prepay Guaranty; and (ii) Claims arising under the Equipment Warehouse Facility and the Equipment Warehouse Guaranty, shall receive only a single recovery in respect of such Claims.

     2. SUBSTANTIVE CONSOLIDATION IN GENERAL

     Substantive consolidation provides for the pooling of the assets and liabilities of two or more entities for the purpose of satisfying the claims of creditors of all the consolidated entities. This judicially created remedy is equitable in nature. The Fifth Circuit has not adopted its own formal test to determine when to apply substantive consolidation; however, there are three cases on which Texas bankruptcy courts have relied in
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determining when a court may order substantive consolidation: In re
Augie/Restivo Baking Co., 860 F.2d 515 (2d Cir. 1988); In re Vecco Constr. Indus. Inc., 4 B.R. 407 (E.D. Va. 1980), and Eastgroup Properties v. Southern Motel Assoc., 935 F.2d.245 (11th Cir. 1991). See, e.g., In re D.R.W. Property Co., 54 B.R. 489, 495 (Bankr. N.D. Tex 1985). Although each test sets forth slightly different factors for consideration, the resulting analysis is the same. Each test looks to the unity of interests of the various entities; the entanglement of assets; creditor reliance on the separate credit worthiness of an individual entity; and fairness to the creditors as a whole. The factors looked at are not exhaustive. By way of example, one test articulates the factors as:

          a. the degree of difficulty in segregating the individual assets and liabilities for the various entities;

          b. the presence or absence of consolidated financial statements;

          c. the profitability of consolidation at a single physical location;

          d. the commingling of assets and business functions between the various entities;

          e. the unity of interests and ownership between the various corporate entities;

          f. the existence of parent and intercorporate guarantees on loans; and

          g. the transfer of assets without formal observance of corporate formalities.

In re Vecco Constr. Indus., Inc., 4 B.R. 407, 410 (E.D. Va. 1980).

     Another test relied upon by the Texas courts, In re Augie/Restivo, looks at disjunctively: (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit, or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors. The "sole aim" of substantive consolidation is "fairness to all creditors." FDIC v. Colonial Realty Co., 966 F.2d 57, 61 (2d Cir. 1992), and the overall beneficial impact to creditors from the consolidation. Eastgroup Properties, 935 F.2d.245.

     3. THE DEBTORS MEET THE CRITERIA FOR SUBSTANTIVE CONSOLIDATION

     Substantive consolidation in some form is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases. The Debtors believe that substantive consolidation of the Consolidated Mirant Debtors and the Consolidated MAG Debtors is in the best interests of the Debtors, their Estates and creditors. The Debtors believe that the Plan's proposed substantive consolidation is appropriate under the circumstances based on the following factors, among other things:

          a. Overlapping Ownership Structure

          Mirant is the parent company of all Debtors and either directly or indirectly owns 100% of the stock of the Debtor subsidiaries. Mirant shares the same legal address with its subsidiaries. Officers of Mirant serve as directors, managers and officers of the Debtor subsidiaries.

          b. Integrated Business Model

             i. Integrated Business Operations

             The respective Debtor subsidiaries that own generating facilities -- both MAG and non-MAG subsidiaries -- depend on MAEM to purchase fuel and market energy. Ultimately, in most instances, all revenues of the Debtor subsidiaries that own generating facilities are generated through MAEM's trading and risk management activities. In addition, substantially all administrative services are provided to the respective Debtors by Mirant Services, which is reimbursed by those Debtors through an allocation formula. In addition, Mirant Services, MADI and other subsidiaries historically functioned as purchasing entities for significant purchases of equipment and services for the various Debtors. See "Certain Affiliate Transactions -- Material Intercompany Relationships Among the Debtors."

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             ii. Inter-company Funding

             Mirant and the Debtor subsidiaries have historically used centralized cash management systems of intercompany loans for intercompany funding. In addition, in order to fund acquisitions, capital expenditures and other activities, the Debtors have made significant intercompany loans and capital contributions. Further, the Debtors have transferred significant amounts of funds through dividends and capital contributions. At various times in the history of the Debtors, significant amounts of intercompany indebtedness was contributed as capital to the borrower subsidiaries -- essentially forgiving the indebtedness.

             iii. Capital Support

             As discussed in "Certain Affiliate Transactions -- Material Intercompany Relationships Among the Debtors," Mirant provided substantial credit support to the Debtors and other subsidiaries -- in particular MAEM -- in the form of guarantees and letters of credit issued under Mirant credit facilities. It should be noted that credit support provided to MAEM to support its trading and marketing activities was, in part, indirect credit support for the various Debtor subsidiaries that own generating facilities that depend on MAEM to purchase fuel and market energy. Historically, Mirant did not charge its subsidiaries for such credit support. The activities of the consolidated Mirant group were funded, in part, by borrowed money. A significant portion of the indebtedness was incurred by Mirant and MAG -- holding companies with no direct operations -- to fund the activities of their respective subsidiaries and for other corporate purposes. By December 31, 2002, Mirant had incurred $8.9 billion in consolidated indebtedness. Nearly half of that amount, however, was recourse to Mirant.

             iv. Consolidated Financial Statement and Tax Returns

             All of the Debtors are included in Mirant's publicly filed consolidated financial statements and Mirant files a consolidated federal tax return. Historically, Mirant and its subsidiaries participated in a tax sharing agreement pursuant to which taxable entities paid Mirant to the extent they generated tax liabilities and were paid by Mirant to the extent that they generated tax benefits. Non-tax paying entities -- such as limited liability companies and partnerships -- however did not participate in nor receive or make payments under the tax sharing agreement notwithstanding the fact that the economic activity of such entity created tax assets or liabilities.

             v. Intercompany Liabilities

             Due to the sizeable number of intercompany transfers and significant transactions, including the MIRMA ECSA, the assignments and make-whole agreements with respect to the Back-to-Back Agreement and TPAs, the structure of the MIRMA Lease-Financing, the acquisition of the Pepco assets and intercompany allocations with respect to cancelled equipment procurement and development projects, and, in certain circumstances, the complicated issues raised by those transfers and transactions, separating out the liabilities of each of the Debtors, for determination of the nature of particular transfers and a basis for avoidance, recharacterization or subordination of particular claims would be an extraordinarily difficult, time consuming and costly, if not impossible, process.

             vi. Creditor Recovery

             The Debtors believe that substantive consolidation of the Consolidated Mirant Debtors and the Consolidated MAG Debtors is in the best interests of the Debtors, their Estates and creditors because, among other things:

                (A) The operations, business functions and financial records of the consolidated Debtor groups were substantially commingled, such that the assets and liabilities of the two consolidated Debtor group's respective Estates are intertwined.

                (B) A separate administration of the Debtors' Estates would entail the segregation of the commingled assets and liabilities. The exercise of disentangling the prior transactions of the

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           individual Debtor entities, even if it could be accomplished, would be an unproductive and inequitable task that would be harmful to creditors due to the prohibitive costs and resultant delays associated with such a task.

                (C) Substantive consolidation will maximize the overall return to holders of Allowed Claims because it will avoid and eliminate the significant administrative costs and expenses that otherwise would be associated with the difficult and potentially impossible task of administering each of the Debtors' Estates separately.

                (D) Substantive consolidation will extinguish intercompany claims, and might obviate costly and time consuming third party fraudulent conveyance and/or equitable subordination actions. See "Certain Affiliate Transactions -- Potential Claims and Remedies."

C.  GENERAL DESCRIPTION OF THE TREATMENT OF CLAIMS AND EQUITY INTERESTS

     1. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

     Administrative Claims and Tax Claims are treated in accordance with sections 1129(a)(9)(A) and 1129(a)(9)(C) of the Bankruptcy Code, respectively. Such Claims are unimpaired under the Plan and in accordance with section 1123(a)(1) of the Bankruptcy Code, are not designated as classes of Claims for the purposes of this Plan or for the purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code.

     2. TREATMENT OF ADMINISTRATIVE CLAIMS

          a. Administrative Claims Defined.

          Administrative Claims are rights to payment constituting a cost or expense of administration of any of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Estate of each of the Debtors, any actual and necessary costs and expenses of operating the businesses of each of the Debtors, any indebtedness or obligations incurred or assumed by any of the Debtors in connection with the conduct of its business on or after the Petition Date (including, without limitation, the obligations under the DIP Credit Agreement), any allowances of compensation and reimbursement of expenses to the extent allowed by a Final Order under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Estates of the Debtors under 28 U.S.C. sec. 1930.

          b. Time for Filing Administrative Claims.

          The holder of an Administrative Claim, other than: (i) the DIP Claims;
     (ii) a Fee Claim; (iii) a liability incurred and payable in the ordinary course of business by a Debtor (and not past due), or (iv) an Administrative Claim that has been Allowed on or before the Effective Date, must file with the Bankruptcy Court and serve on the Debtors, any official committee appointed in the Chapter 11 Cases and the Office of the United States Trustee, notice of such Administrative Claim within forty (40) days after service of Notice of Confirmation. Such notice must include at a minimum: (a) the name of the Debtor(s) which are purported to be liable for the Claim; (b) the name of the holder of the Claim; (c) the amount of the Claim, and (d) the basis of the Claim. Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred and discharged. FAILURE TO FILE A PROOF OF ADMINISTRATIVE CLAIM ON OR BEFORE THE ADMINISTRATIVE CLAIMS BAR DATE SHALL RESULT IN SUCH ADMINISTRATIVE CLAIM BEING FOREVER BARRED AND DISALLOWED WITHOUT FURTHER ORDER OF THE BANKRUPTCY COURT.

          c. Time for Filing Fee Claims.

          Each Professional Person who holds or asserts a Fee Claim shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within 45 days after the Effective Date. The failure to file timely and serve such Fee Application shall result in the Fee Claim being forever barred and discharged.

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          d. Allowance of Administrative Claims/Fee Claims.

          An Administrative Claim with respect to which notice has been properly filed and served pursuant to section 6.2(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed within 30 days after the later of: (i) the Effective Date, or (ii) the date of service of the applicable notice of Administrative Claim or such later date as may be approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing. If an objection is filed within such 30-day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. A Fee Claim in respect of which a Fee Application has been properly filed and served pursuant to section 6.2(b) of the Plan shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

          e. Payment of Allowed Administrative Claims.

          On the Distribution Date, each holder of an Allowed Administrative Claim shall receive: (i) the amount of such holder's Allowed Claim in one Cash payment, or (ii) such other treatment as may be agreed upon in writing by the Debtors and such holder; provided, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtors may be paid at the Debtors' election in the ordinary course of business.

          f. Allowance and Payment of DIP Claims.

          The DIP Claims shall be allowed Administrative Claims on the Effective Date and shall be paid in Cash in full on the Effective Date. On the Effective Date, in accordance with the terms of the DIP Credit Agreement, any outstanding letters of credit issued under the DIP Credit Agreement shall be cash collateralized, replaced or secured with letters of credit issued under the Exit Facility.

          g. Allocation of Payments.

          All payments made in respect of Allowed Administrative Claims shall be allocated among the Debtors so that, as determined by the Bankruptcy Court, each Debtor bears only its fair share of such payments and no Debtor receives a windfall.

     3. ALLOWED TAX CLAIMS

     Allowed Tax Claims means a Claim that is of a kind specified in section 507(a) of the Bankruptcy Code. At the election of the Debtors, each holder of an Allowed Tax Claim shall receive in full satisfaction of such holder's Allowed Tax Claim: (a) the amount of such holder's Allowed Tax Claim, with Post-Confirmation Interest thereon, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Tax Claim (provided that the Disbursing Agent may prepay the balance of any such Allowed Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder, or
(c) such other treatment as may be agreed upon in writing by such holder; provided, that such agreed upon treatment may not provide such holder with a return having a present value as of the Effective Date that is greater than the amount of such holder's Allowed Tax Claim. The Confirmation Order shall enjoin any holder of a Tax Claim from commencing or continuing any action or proceeding against any responsible person or officer or director of the Debtors that otherwise would be liable to such holder for payment of a Tax Claim so long as no default has occurred with respect to such Tax Claim. The Debtors estimate the aggregate amount of Tax Claims to be $12.7 million and the expected recovery is 100%.

     4. CLASSIFIED CLAIMS AND EQUITY INTERESTS

     The classified Claims against, and Equity Interests in, the Debtors are classified in the Plan as follows:

          a. The classes of Claims against, and Equity Interests in, the Consolidated Mirant Debtors under the Plan are as follows:

             i. Consolidated Mirant Debtor Class 1 -- Priority Claims

             ii. Consolidated Mirant Debtor Class 2 -- Secured Claims
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             iii. Consolidated Mirant Debtor Class 3 -- California Party Secured
        Claims

             iv. Consolidated Mirant Debtor Class 4 -- Unsecured Claims

             v. Consolidated Mirant Debtor Class 5 -- Convenience Claims

             vi. Consolidated Mirant Debtor Class 6 -- Equity Interests

          b. The classes of Claims against, and Equity Interests in, the Consolidated MAG Debtors under the Plan are as follows:

             i. Consolidated MAG Debtor Class 1 -- Priority Claims

             ii. Consolidated MAG Debtor Class 2 -- Secured Claims

             iii. Consolidated MAG Debtor Class 3 -- MIRMA Owner/Lessor Secured Claims

             iv. Consolidated MAG Debtor Class 4 -- New York Taxing Authorities Secured Claims

             v. Consolidated MAG Debtor Class 5 -- PG&E/RMR Claims

             vi. Consolidated MAG Debtor Class 6 -- Unsecured Claims

             vii. Consolidated MAG Debtor Class 7 -- Long-term Note Claims

             viii. Consolidated MAG Debtor Class 8 -- Convenience Claims

             ix. Consolidated MAG Debtor Class 9 -- Equity Interests

     5. SEPARATE CLASSIFICATION OF CERTAIN CLAIMS.

     Although Secured Claims against the Consolidated Mirant Debtors and the Consolidated MAG Debtors have been placed in one category with respect to each group of consolidated Debtors for purposes of nomenclature, each such Secured Claim shall be treated as a separate class for purposes of voting on the Plan and receiving Plan Distributions (to be designated as Consolidated Mirant Debtor Class 2A, Consolidated Mirant Debtor Class 2B, Consolidated Mirant Debtor Class 2C, etc.; Consolidated MAG Debtor Class 2A, Consolidated MAG Debtor Class 2B, Consolidated MAG Debtor Class 2C, etc.). In addition, each of the three PG&E/RMR Claims, which have been placed in one category for purposes of nomenclature, shall be treated as a separate class for purposes of voting on the Plan and receiving Plan Distributions (to be designated Consolidated MAG Debtor Class 5A, Consolidated MAG Debtor Class 5B and Consolidated MAG Debtor Class 5).

     6. SEPARATE CLASSIFICATION OF CERTAIN MAG CLAIMS

     Section 1122(a) of the Bankruptcy Code states that "a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class." Various courts have held that section 1122(a) only governs which claims can be grouped together in the same class but does not address whether all similar claims must be grouped together in the same class. Indeed, under Fifth Circuit precedent, similar claims need not be classified together so long as the debtor has a legitimate business reason for the separate classification. See In re Briscoe Ent., Ltd., II, 994 F.2d 1160, 1166-67 (1993).

     The Plan classifies and treats MAG Short-term Notes differently than MAG Long-term Notes. As described in greater detail above, holders of MAG Short-term Notes will receive a combination of New MAG Holdco Notes (or, at the Debtors option, cash) and shares of New Mirant Common Stock, while the MAG Long-term Notes are unimpaired and will be reinstated pursuant to section 1124 of the Bankruptcy Code. The Debtors believe that they have a legitimate business reason for separately classifying and treating the MAG Short-term Notes and the MAG Long-term Notes. For example, the Debtors note that while the MAG Short-term Notes and the MAG Long-term Notes were issued pursuant to the MAG Indenture and are unsecured obligations of MAG, each series of notes has a different maturity date and a different interest rate and, consequently, has a materially different economic impact upon MAG. This requires that the MAG Short-term Notes and the MAG Long-term Notes be treated differently in order to maximize value for
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creditors of MAG. The MAG Short-term Notes mature in 2006 and 2008. If such notes were to receive the same treatment as the MAG Long-term Notes (i.e., were re-instated pursuant to the Plan), MAG would be faced with having to repay or refinance the MAG Short-term Notes shortly after its emergence from chapter 11 and before MAG is able to execute its business plan. Conversely, if the holders of MAG Long-term Notes were treated similarly to the MAG Short-term Notes (i.e., provided with New Holdco Notes and shares of New Mirant Stock), New MAG Holdco would, as of the Effective Date, be burdened with significantly more debt, which would impact the ability of New MAG Holdco to obtain an Exit Facility on favorable terms and conditions, thereby increasing risk to all Consolidated MAG Creditors.

D. PROVISIONS FOR TREATMENT OF CONSOLIDATED MIRANT DEBTOR CLAIMS AND EQUITY INTERESTS

     The classes of Claims against the Consolidated Mirant Debtors and Equity Interests in Mirant shall be treated under the Plan as follows:

     1. CONSOLIDATED MIRANT DEBTOR CLASS 1 -- PRIORITY CLAIMS

     Under the Plan, a Priority Claim is any Claim to the extent such Claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than Secured Claims, Administrative Claims, and Tax Claims. Each holder of an Allowed Priority Claim against any of the Consolidated Mirant Debtors shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained. The Allowed Priority Claims against the Consolidated Mirant Debtors is undetermined and the total expected recovery is 100%.

     2. CONSOLIDATED MIRANT DEBTOR CLASS 2 -- SECURED CLAIMS

     Under the Plan, a Secured Claim is a Claim (other than DIP Claims) secured by a valid enforceable lien, but only to the extent of the value of the holder's interest in the collateral, a Claim against the Debtors that is subject to a valid right of recoupment or setoff under section 553 of the Bankruptcy Code (subject to section 506(a) of the Bankruptcy Code) and any other Claim allowed under the Plan as a Secured Claim. The Unsecured portion of such Claim is treated as an Unsecured Claim unless, in any such case, the class of which such Claim is a part makes a valid and timely election in accordance with section 1111(b) of the Bankruptcy Code to have such Claim treated as a Secured Claim to the extent allowed.

     Each holder of an Allowed Secured Claim (other than all holders of California Party Secured Claims, the treatment for which shall be as set forth in Consolidated Mirant Debtor Class 3 -- California Party Secured Claims) against any of the Consolidated Mirant Debtors shall, at the sole option of the Debtors, receive on the Distribution Date:

          a. a Plan Secured Note;

          b. the collateral that secures payment of such Secured Claim;

          c. a single Cash payment in an amount equal to the amount of such Allowed Secured Claim; or

          d. if applicable, the implementation of any applicable valid right of setoff permitted under section 553 of the Bankruptcy Code.

     If the holder of an Allowed Secured Claim receives treatment as provided in
(a) above, such holder shall retain the liens securing the Allowed Secured Claim (or, at the Debtors' election, receive alternative collateral having a value at least equivalent to the existing collateral) until paid in full. Any deficiency amount related to a Secured Claim against any of the Consolidated Mirant Debtors shall be treated as a Consolidated Mirant Debtor Class 4 -- Unsecured Claim. Notwithstanding the specified distributions set forth above, the Consolidated Mirant Debtors and any holder of an Allowed Secured Claim may agree to any alternate treatment of such Secured Claim; provided, that such treatment shall not provide a return to such holder having a present value as of the Effective Date in excess of the amount of such holder's Allowed Secured Claim.

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     The Debtors estimate the aggregate amount of Allowed Claims in Consolidated
Mirant Debtor Class 2 -- Secured Claims to be approximately $154.2 million and the total expected recovery for the holders is 100%.

     Deutsche Bank, AG, New York Branch, as agent for the lenders under the credit agreement dated December 12, 2000, with West Georgia, as borrower, shall receive on the Distribution Date on account of its Allowed Secured Claim (i) cash in the amount of approximately $30 million, and (ii) a Plan Secured Note (the "West Georgia Plan Secured Note") made payable by West Georgia in an amount equal to approximately $109.7 million. Payment of the West Georgia Plan Secured Note shall be secured by all the assets of West Georgia that secure payment of such Allow Secured Claim. The West Georgia Plan Secured Note shall accrue simple interest at the rate of 7.00% per annum. Principal terms and conditions of the West Georgia Plan Secured Note shall include: (a) principal payments of $10 million per annum through June 2014 with the balance due June 2014; (b) a debt service reserve in an aggregate amount equal to six-months debt service; (c) voluntary prepayments at any time without premium or penalty, and (d) limitations on asset sales and dividends and distributions consistent with restrictions in investment grade debt securities.

     3. CONSOLIDATED MIRANT DEBTOR CLASS 3 -- CALIFORNIA PARTY SECURED CLAIMS

     The Plan provides for the resolution of substantially all Claims of the California Parties relating to the California energy crisis, including the California Party Secured Claims on the terms and conditions of the California Settlement Agreement. Under the Plan, California Party Secured Claims are Secured Claims granted to certain of the California Parties in accordance with the California Settlement Agreement. See "The Chapter 11 Plan -- Settlements and Compromises -- California Settlement." The Debtors estimate the aggregate amount of Allowed Claims in Consolidated Mirant Debtor Class 3 -- California Party Secured Claims to be approximately between $283.2 and $319.9 million. Such Claims shall effectively be setoff against MAEM Receivables which are assigned to the California Settling Parties thereby irrevocably satisfying the California Party Secured Claims in full.

     4. CONSOLIDATED MIRANT DEBTOR CLASS 4 -- UNSECURED CLAIMS

     The Unsecured Claims are the largest single class of Claims against the Consolidated Mirant Debtors. The holders of Consolidated Mirant Debtor Class
4 -- Unsecured Claims include the lenders under the Mirant Credit Facilities, holders of Mirant Debt Securities and the Junior Debentures held by the Mirant Trust I as well as other Unsecured Creditors. See "General
Information -- Existing Financing Transactions of the Debtors." The Plan distributions equitize the Claims of the holders of the Consolidated Mirant Debtor Class 4 -- Unsecured Claims through the issuance of New Mirant Common Stock as described below.

     Each holder of an Allowed Consolidated Mirant Debtor Class 4 -- Unsecured Claim, including the Mirant Debt Claims (but excluding Convenience Claims) against any of the Consolidated Mirant Debtors, shall receive a Pro Rata Share of 100% of the shares of New Mirant Common Stock to be issued pursuant to the Plan, except for (a) the shares to be issued to the holders of Allowed Consolidated MAG Debtor Class 5 -- PG&E/RMR Claims and Allowed Consolidated MAG Debtor Class 6 -- General Unsecured Claims pursuant to sections 5.2(e) and 5.2(f) of the Plan, respectively, and (b) the shares reserved for issuance pursuant to the New Mirant Stock Employee Ownership Plans; provided, such Plan Distribution shall have a value (as determined by the Bankruptcy Court at or prior to the Confirmation Hearing) not in excess of such holder's Full Recovery Amount. In addition, if the foregoing Plan Distribution has a value that is less than the holder's Full Recovery Amount, such holder shall receive a Pro Rata Share of the Senior Trust Interests.

     The Debtors estimate the aggregate amount of Allowed Claims in Consolidated Mirant Debtor Class 4 -- Unsecured Claims to be approximately $6.4 billion exclusive of Postpetition Accrued Interest of approximately $530 million, which the holders will be entitled to receive if and to the extent determined by Final Order. The expected total recovery for the holders is 60% of such holders Allowed Claims (excluding Postpetition Accrued Interest), exclusive of the value of the Senior Trust Interests. In addition, after issuance of the New Mirant Common Stock to holders of Allowed Consolidated MAG Debtors Class 6 -- General Unsecured Claim, the Debtors estimate the holders of Consolidated Mirant Debtors Class 4 -- Unsecured

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Claims will receive approximately 96% of the New Mirant Common Stock that will be outstanding as of the Effective Date subject to dilutions for shares reserved for issuance pursuant to the New Mirant Employee Stock Programs and on account of exercise of the New Mirant Warrants.(29)

     5. CONSOLIDATED MIRANT DEBTOR CLASS 5 -- CONVENIENCE CLAIMS

     Under the Plan, Convenience Claims of the Consolidated Mirant Debtors are any Unsecured Claim in an amount equal to or less than $25,000, other than a Mirant Debt Claim (i.e., a Claim evidenced by a promissory note or similar instrument) or a Claim of a current or former director, manager, officer or employee of a Debtor. Each holder of an Allowed Consolidated Mirant Debtor Class 5 -- Convenience Claim shall receive a single Cash payment in an amount equal to the amount of such holder's Allowed Convenience Claim. The Debtors estimate that the aggregate amount of Allowed Claims in Consolidated Mirant Debtor Class
5 -- Convenience Claims to be approximately $3.7 million and the expected total recovery is 100%.

     6. CONSOLIDATED MIRANT DEBTOR CLASS 6 -- EQUITY INTERESTS

     On the Effective Date, all Equity Interests in Mirant shall be cancelled, and each holder of an Allowed Consolidated Mirant Debtor Class 6 -- Equity Interest shall receive a Pro Rata Share of (a) the Junior Trusts Interests, and
(b) any shares of New Mirant Common Stock remaining after the holders of Allowed Consolidated Mirant Debtor Class 4 -- Unsecured Claims have received their Full Recovery Amount. In addition, each holder of Allowed Equity Interests in Mirant who votes to accept the Plan shall receive a Pro Rata Share of the New Mirant Warrants. Based upon the Debtors' estimate of the value of the New Mirant Common Stock and the aggregate Full Recovery Amount of the holders of Allowed Consolidated Mirant Debtor Class 4 -- Unsecured Claims, the Debtors do not believe that there will be any New Mirant Common Stock remaining for distribution to holders of Consolidated Mirant Debtor Class 6 -- Equity Interests after the other distributions provided for in the Plan. However, it is possible that the Bankruptcy Court will determine that the value of the New Mirant Common Stock is higher than the Debtors' estimate and, under these circumstances, there may be New Mirant Common Stock available for distribution to holders of Consolidated Mirant Debtor Class 6 -- Equity Interests. The Debtors' aggregate amount of Allowed Claims in Consolidated Mirant Debtor Class 6 -- Equity Interests is undetermined as is the expected total recovery for the holders

E.  TREATMENT OF CONSOLIDATED MAG DEBTOR CLAIMS AND EQUITY INTERESTS

     The classes of Claims against the Consolidated MAG Debtors and Equity Interests in MAG under the Plan are as follows:

     1. CONSOLIDATED MAG DEBTOR CLASS 1 -- PRIORITY CLAIMS

     Under the Plan, a Priority Claim is any Claim to the extent such Claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than Secured Claims, Administrative Claims and Tax Claims. Each holder of an Allowed Priority Claim against any of the Consolidated MAG Debtors shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained. The Allowed Priority Claims against the Consolidated MAG Debtors is undetermined and such Allowed Priority Claims (including any amounts to which such holder is entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such reinstated rights.

     2. CONSOLIDATED MAG DEBTOR CLASS 2 -- SECURED CLAIMS

     Under the Plan, a Secured Claim is a Claim (other than DIP Claims) secured by a valid enforceable lien, but only to the extent of the value of the holder's interest in the collateral, a Claim against the Debtors that is subject to a valid right of recoupment or setoff under section 553 of the Bankruptcy Code (subject to

---------------

29 All subordination rights and any agreements relating thereto shall remain in full force and effect as per "The Chapter 11 Plan -- Other Material Provisions of the Plan -- Third Party Agreements; Subordination."

section 506(a) of the Bankruptcy Code) and any other Claim allowed under the Plan as a Secured Claim. The unsecured portion of such Claim is treated as an Unsecured Claim unless, in any such case, the class of such Claim is a part makes a valid and timely election in accordance with section 1111(b) of the Bankruptcy Code to have such Claim treated as a Secured Claim to the extent allowed.

     Each holder of an Allowed Secured Claim against any of the Consolidated MAG Debtors (other than the MIRMA Owner/Lessor Secured Claims and the Allowed New York Taxing Authority Secured Claims) shall, at the sole option of the Debtors, receive on the Distribution Date:

          a. a Plan Secured Note;

          b. the collateral that secures payment of such Secured Claim;

          c. a single Cash payment in an amount equal to the amount of such Allowed Secured Claim; or

          d. if applicable, the implementation of any applicable valid right of setoff permitted under section 553 of the Bankruptcy Code.

     If the holder of an Allowed Secured Claim receives treatment as provided in
(a) above, such holder shall retain the liens securing the Allowed Secured Claim (or at the Debtors' election, receive alternative collateral having a value at least equivalent to the existing collateral) until paid in full. Any deficiency amount related to a Secured Claim against any of the Consolidated MAG Debtors shall be treated as a Class 6 -- General Unsecured Claim. Notwithstanding the specified distribution set forth above, the Consolidated MAG Debtors and any holder of an Allowed Secured Claim may agree to any alternate treatment of such Secured Claim; provided, that such treatment shall not provide a return to such holder having a present value as of the Effective Date in excess of the amount of such holder's Allowed Secured Claim.

     The Debtors estimate that the aggregate amount of Allowed Claims in Consolidated MAG Debtor Class 2 -- Secured Claims to be approximately $42.4 million and the expected total recovery for the holders is 100%.

     3. CONSOLIDATED MAG DEBTOR CLASS 3 -- MIRMA OWNER/LESSOR SECURED CLAIMS

     Under the Plan, the MIRMA Owner/Lessor Secured Claims will receive the treatment specified below in the event the MIRMA Leases are recharacterized as financings by the Bankruptcy Court pursuant to the MIRMA Lease Litigation. If the MIRMA Leases are not recharacterized as financings, they will be subject to assumption or rejection as determined by the Debtors. See "Material Claims, Litigation and Investigations -- Disputed Claims with Associated Estate Causes of Action." In the event the MIRMA Leases are recharacterized as financings, the Secured Claims of the MIRMA Owner/Lessors will be Allowed up to the value of their collateral as determined by the Bankruptcy Court and each holder of an Allowed MIRMA Owner/Lessor Secured Claim shall receive its Pro Rata Share of MIRMA Lease New Secured Notes. Any MIRMA Owner/Lessor Lease Deficiency Claims shall be treated as Consolidated MAG Debtor Class 6 -- General Unsecured Claims and thus paid in full as provided for all such MAG Debtor Unsecured Claims.

     The aggregate amount of Allowed Claims in Consolidated MAG Debtor Class 3 - MIRMA Owner/ Lessor Secured Claims is undetermined as is the expected total recovery for the holders.

     4. CONSOLIDATED MAG DEBTOR CLASS 4 -- NEW YORK TAXING AUTHORITIES SECURED CLAIMS

     The New York Taxing Authorities Secured Claims are the Secured Claims granted to the New York Taxing Authorities who agree to the Proposed New York Tax Settlement by voting to accept the Plan. See "The Chapter 11
Plan -- Settlements and Compromises -- Proposed New York Tax Settlement." On the Effective Date, each holder of the New York Taxing Authorities Secured Claims shall receive the treatment specified in the Proposed New York Tax Settlement. In the event the New York Taxing Authorities do not vote in favor of the Plan, the Debtors with respect to which such Claims remain unresolved will remain in Chapter 11 until such matters are resolved.

     The aggregate amount of Allowed Claims in Consolidated MAG Debtor Class
4 -- New York Taxing Authorities Claims is undetermined as is the expected total recovery for the holders.

     5. CONSOLIDATED MAG DEBTOR CLASS 5 -- PG&E/RMR CLAIMS

     Part of the Debtors' resolution of Claims relating to the California energy crisis is the resolution of the Claims of PG&E as part of the California Settlement. See "The Chapter 11 Plan -- Settlements and
Compromises -- California Settlement." The PG&E/RMR Claims are three separate Claims granted to PG&E pursuant to the California Settlement Agreement which relate to certain RMR agreements and to the asset purchase agreements pursuant to which Mirant Delta and Mirant Potrero acquired the Contra Costa, Pittsburg and Potrero power plants. On the Effective Date, PG&E as the holder of the PG&E/RMR Claims shall receive the treatment, releases and other consideration specified in the California Settlement for each of its Claims.

     The Debtors estimate the aggregate amount of Allowed Claims in Consolidated MAG Debtor Class 5 -- PG&E/RMR Claims to be approximately $148 million and the expected total recovery for PG&E to be 100% of the Allowed Claims. Allowed Claims in Consolidated MAG Debtor Class 5 -- PG&E/RMR Claims are not entitled to receive interest under the Plan.

     6. CONSOLIDATED MAG DEBTOR CLASS 6 -- UNSECURED CLAIMS

     Each holder of an Allowed MAG Debtor Class 6 Unsecured Claim against the Consolidated MAG Debtors, including, without limitation, MAG Short-term Debt Claims, MIRMA Owner/Lessor Deficiency Claims, if applicable, and MIRMA Owner/Lessor Rejection Damage Claims, if applicable (but excluding MAG Long-term Note Claims, PG&E/RMR Claims and Convenience Claims), against any of the Consolidated MAG Debtors will be paid in full through issuance to such holders of a Pro Rata Share of:

          a. At the option of the Debtors, Cash or New MAG Holdco Notes in a face amount equal to 90% of such holder's Full Recovery Amount; and

          b. shares of New Mirant Common Stock having a value, as determined by the Bankruptcy Court at or before the Confirmation Hearing, equal to 10% of such holder's Full Recovery Amount.

     The Debtors estimate that the aggregate amount of Allowed Claims in Consolidated MAG Debtor Class 6 -- General Unsecured Claims to be approximately $1.2 billion, exclusive of Postpetition Accrued Interest of approximately $154 million which the holders will be entitled to receive if, and to the extent, determined by Final Order. The expected total recovery for the holders is 100%. Further, based upon the satisfaction of 10% of the amount of Allowed General Unsecured Claims against the Consolidated MAG Debtors with the distribution of New Mirant Common Stock and the valuation of the New Mirant Common Stock set forth in "Valuation" above, the Debtors estimate the holders of Allowed General Unsecured Claims against the Consolidated MAG Debtors will receive approximately 4% of the New Mirant Common Stock that will be outstanding on the Effective Date subject to dilution for shares reserved for issuance pursuant to the New Mirant Employee Stock Programs and on account of exercise of the New Mirant Warrants.

     7. CONSOLIDATED MAG DEBTOR CLASS 7 -- MAG LONG-TERM NOTE CLAIMS

     Under the Plan, MAG Long-term Note Claims are the Claims of the holders of those certain senior notes issued by MAG pursuant to the MAG Indenture: (a) due 2011, in the aggregate principal amount of $850 million; (b) due 2021, in the aggregate principal amount of $450 million, and (c) due 2031, in the aggregate principal amount of $400 million. Each holder of an Allowed MAG Long-term Note Claim shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code: (a) all of the legal, equitable and contractual rights to which such Claim entitles such holder against MAG in respect of such Claim shall be fully reinstated and retained; (b) all defaults, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, shall be cured; (c) the maturity of such MAG Long-term Note Claim shall be reinstated, and (d) all amounts owed in respect of such Allowed MAG Long-term Note Claim (including any amounts to which such holder is entitled pursuant to sections 1124(2)(C) and (D) of the Bankruptcy Code) shall be paid in full on the later of the Effective Date and the date such amount otherwise becomes due and payable under the MAG Indenture and the MAG Long-term Notes, as reinstated.

     The Debtors estimate that the aggregate amount of Allowed Claims in Consolidated MAG Debtor Class 7 -- MAG Long-term Note Claims to be approximately $2 billion including Postpetition Accrued

Interest of approximately $309 million (which amount shall be paid in cash) if, and to the extent determined by Final Order, and the expected total recovery for the holders is 100%.

     8. CONSOLIDATED MAG DEBTOR CLASS 8 -- CONVENIENCE CLAIMS

     Under the Plan, a Convenience Claim with respect the MAG Consolidated Debtors is any Unsecured Claim in an amount equal to or less than $25,000, other than a MAG Short-term Debt Claim or a MAG Long-term Note Claim (i.e., a claim evidenced by a promissory note or similar instrument) or a Claim of a current or former director, manager, officer or employee of a Debtor. Each holder of an Allowed Convenience Claim against the Consolidated MAG Debtors shall receive a single Cash payment in an amount equal to the amount of such holder's Allowed Convenience Claim.

     The Debtors estimate that the aggregate amount of Allowed Claims in Consolidated MAG Debtor Class 8 -- Convenience Claims to be approximately $5.2 million and the expected total recovery for the holders is 100%.

     9. CONSOLIDATED MAG DEBTOR CLASS 9 -- EQUITY INTERESTS

     The holders of the Allowed Equity Interests in MAG shall be unimpaired under the Plan, and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Equity Interests entitle such holder in respect of such Equity Interests shall be fully reinstated and retained.

     The Debtors estimate that the aggregate amount of Allowed Claims in Consolidated MAG Debtor Class 9 -- Equity Interests is undetermined as is the expected total recovery for the holders.

F.  TRANSFERS AND RESTRUCTURING TO IMPLEMENT THE PLAN

     1. GENERAL

     An order to ensure the feasibility of the Plan as it relates to the Consolidated MAG Debtors, including the provision of assets and future credit support, a series of asset transfers and entity restructuring is provided for under the Plan. These transactions and the resulting organizational structure are described below. The order of presentation of the asset transfers and restructuring activities set forth below do not reflect the sequencing of such actions. The sequencing of such actions shall be determined prior to the Effective Date.

     2. ORGANIZATION OF NON-U.S. PARENT COMPANY

     The Debtors are continuing to consider and evaluate organizing New Mirant in non-U.S. jurisdiction. Such an organizational structure involves certain risks that the Debtors are considering as part of their evaluation process. These risks include, among other things, the impact on New Mirant and its business and on its relationships with U.S. federal and state regulatory bodies (including the ability of New Mirant to seek assistance from these bodies and financing from U.S. government sponsored institutions such as the U.S. Ex-Im Bank or OPIC), the impact on New Mirant shareholder rights, New Mirant's inclusion in certain stock market indices, the impact on the pool of director candidates for New Mirant, the impact on commercial operations, and the current and future tax risks of implementing the transaction. The board of directors and management are continuing to evaluate these and other considerations and the board has not made a determination. The process for evaluating the foreign restructuring also includes evaluation and selection of a jurisdiction, including the assessment of corporate laws and governance requirements of such jurisdiction. The Debtors also have identified certain consents and approvals of lenders and partners that would be required in connection with the transfer of substantially all of the assets of Mirant to New Mirant, primarily related to its non-U.S. businesses. The Debtors are continuing due diligence as to the other conditions precedent to such as transfer to New Mirant. In such event, Mirant will restructure its international operations in order to facilitate implementation of the Plan.

     3. TRANSFERS TO NEW MIRANT AND MET

     On or prior to the Effective Date, pursuant to section 1123(a)(5)(B) of the Bankruptcy Code, Mirant shall transfer to New Mirant all of its Assets, other than (a) its interests in the BEWAG Contract, which shall remain in all respects an obligation of Mirant; and (b) its interest in Avoidance Actions and the Southern

Company Causes of Action, which shall be transferred to the Plan Trust; (c) the Trading Debtors shall transfer all of their Assets (excluding Equity Interests and Avoidance Actions that are transferred to the Plan Trust and any right to recover postpetition transfers made to Pepco under the Back-to-Back Agreement (or the APSA, as applicable), which right shall vest in New Mirant) to MET, and
(d) MAEM shall transfer its interests in MET to MAI. In consideration of such transfers, New Mirant shall make Plan Distributions to the holders of Allowed Claims and Equity Interests as specified in the Plan; provided that in no event shall the obligations, if any, of Mirant, under the BEWAG Contract be considered obligations of, or give rise to any Claim or cause of action against, New Mirant, any of its Affiliates or any of their Assets.

     4. TRANSFER OF MIRANT AND THE TRADING DEBTORS TO THE PLAN TRUST

     Mirant and the Trading Debtors shall continue to exist as separate legal entities on and after the Effective Date, having all rights and powers under applicable law. On or prior to the Effective Date, after: (a) Mirant transfers all of its Assets other than its interests in the BEWAG Contract to New Mirant and the Equity Interests in Mirant are cancelled, Mirant shall issue shares of common stock evidencing 100% of the equity interests in Mirant to the Plan Trust, and (b) the Trading Debtors transfer their Assets (excluding Equity Interests) to MET, the equity interests in MET shall be transferred to MAI, the Equity Interests in MADI and MAEMI shall be cancelled, and MADI and MAEMI shall each issue shares of common stock evidencing 100% of the equity interests therein to the Plan Trust.

     5. FORMATION OF NEW MAG HOLDCO

     On or prior to the Effective Date, (a) the intermediate holding company subsidiaries of MAG (excluding MIRMA and, in the event the Plan is amended to exclude Mirant Bowline, Mirant Lovett and Mirant New York from the Consolidated MAG Debtors, Mirant New York) shall be merged and consolidated to form New MAG Holdco, a single intermediate holding company under MAG, (b) MIRMA shall be merged into a subsidiary of New MAG Holdco, and (c) in the event it is excluded from the Plan, the capital stock of Mirant New York shall be contributed to New MAG Holdco. New MAG Holdco shall directly or indirectly own 100% of the equity interests in the operating subsidiaries of MAG, including MIRMA.

     Absent the fixed debt obligations of MAG, New MAG Holdco will have a stronger balance sheet than MAG. Accordingly, the formation of New MAG Holdco creates an entity capable of obtaining an Exit Facility on terms and conditions more favorable than those available to MAG or any of the individual direct or indirect subsidiaries of MAG. The ability to attain more favorable terms and conditions on the Exit Facility creates additional value for MAG and the Consolidated MAG Debtors. Also, the Debtors believe that the creation of New MAG Holdco and the incurrence of indebtedness by New MAG Holdco as set forth in the Plan does not violate the MAG Indentures and, therefore, is consistent with the reinstatement of the MAG Long-term Notes pursuant to the Plan.

     6. CERTAIN INTERCOMPANY RESTRUCTURING TRANSACTIONS

     Intercompany claims between and among the Consolidated Mirant Debtors and the Consolidated MAG Debtors shall be resolved as part of a global settlement whereby Intercompany Claims will not receive distributions under the Plan. On or prior to the Effective Date, and after resolution of the Intercompany Claims, the following intercompany transactions shall occur and be implemented:

          a. Mirant shall cause its 100% ownership interests in Mirant Peaker and Mirant Potomac to be contributed to MIRMA, including the Peaker/Potomac Obligations;

          b. MAI shall transfer its 100% ownership interest in MET to New MAG Holdco;

          c. MAI shall transfer its 100% ownership interest in Mirant Zeeland to New MAG Holdco;

          d. MAI shall issue (i) the MAI Series A Preferred Shares to New MAG Holdco; and (ii) the MAI Series B Preferred Shares to MAG;

          e. MET shall issue the MET Preferred Shares to MAI; provided that if the Exit Facility obtained by New MAG Holdco is in an amount not less than $1 billion, the Debtors may elect to transfer $250 million in cash from New MAG Holdco in lieu of MET issuing the MET Preferred Shares;

          f. New Mirant shall enter into the: (i) Series A Put Agreement with New MAG Holdco, and (ii) the Series B Put Agreement with MAG; and

          g. MAEMI shall transfer its 99% limited partnership interest in MAEM to MAPCO.

     7. MIRANT CONVERSION TO LIMITED LIABILITY COMPANY

     On or immediately after the Effective Date, Mirant will be converted into a Delaware limited liability company.

     8. EFFECT OF TRANSFERS AND RESTRUCTURING TO IMPLEMENT THE PLAN

     After the transfers, formation of new entities and restructuring described above, the reorganized structure of the Debtors will be as follows:

                             REORGANIZED STRUCTURE

---------------

* The diagram set forth below represents a simplified presentation of the corporate structure of the Debtors and their affiliates with a number of entities excluded.

G.  DESCRIPTION OF CERTAIN SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

     Pursuant to the Plan, the following debt, equity and rights will be issued:

     1. NEW MIRANT COMMON STOCK

     New Mirant will be authorized to issue      shares of New Mirant Common
Stock, of which           shall be issued on the Effective Date. Except as
provided in the Plan, no additional shares of New Mirant Common Stock may be issued other than as authorized by the post-confirmation board of New Mirant after the Effective Date.

Par Value:................................  The New Mirant Common Stock shall have a par
                                            value of $    per share.

Rights of Holders:........................  The holders of the New Mirant Common Stock shall have such rights with respect to dividends,
                                            liquidation, voting, and other matters as set
                                            forth in the New Mirant Constituent Documents.

Listing of New Mirant.....................  New Mirant shall use its reasonable efforts to cause the New Mirant Common Stock to be listed
                                            for trading on the New York Stock Exchange. In
                                            the event New Mirant's efforts are unsuccessful,
                                            New Mirant shall use its reasonable efforts to
                                            cause the New Mirant Common Stock to be listed
                                            on another national securities exchange or
                                            automated interdealer quotation system as may be
                                            appropriate.

     2. DESCRIPTION OF NEW MIRANT WARRANTS

     Upon the occurrence of the Effective Date, the Debtor shall issue New Mirant Warrants to those holders of Allowed Equity Interests in Mirant who vote to accept the Plan. The New Mirant Warrants shall contain the following material provisions:

Exercise Right:...........................  Each New Mirant Warrant, when exercised, shall entitle the holder thereof to acquire [one]
                                            share of New Mirant Common Stock.

Term:.....................................  The New Mirant Warrants shall be exercisable until the fifth anniversary of the Effective
                                            Date.

Exercise Price:...........................  The cash exercise price of the New Mirant
                                            Warrants shall be set at an amount per share of
                                            New Mirant Common Stock sufficient to allow the
                                            holders of Allowed Consolidated Mirant Debtor
                                            Class 4 -- Unsecured Claims to receive a Full
                                            Recovery Amount.

Percentage of Common Acquirable:..........  The New Mirant Warrants shall, if exercised, represent the right to acquire in the aggregate
                                            up to [5.0]% of the New Mirant Common Stock
                                            issued pursuant to the Plan and prior to the
                                            exercise of any New Mirant Warrants.

Antidilution Adjustments:.................  The New Mirant Warrants shall contain customary terms to prevent dilution from occurring due to
                                            various events undertaken by New Mirant after
                                            the Effective Date.

     3. DESCRIPTION OF THE PLAN SECURED NOTES

     The provisions of the Plan Secured Notes are summarized as follows:

Issuers:..................................  The Debtor(s) obligated under the Allowed
                                            Secured Claim

Principal Amount:.........................  Amount of the applicable Allowed Secured Claim

Maturity:.................................  The [fifth] anniversary of the Effective Date

Interest Rate:............................  [5.0%] per annum

Interest Payment:.........................  Quarterly in arrears

Amortization:.............................  [Straight-line]

Collateral:...............................  Assets that secure payment of the Allowed
                                            Secured Claim

     4. DESCRIPTION OF THE WEST GEORGIA PLAN SECURED NOTES

     The provisions of the West Georgia Plan Secured Notes are summarized as follows:

Issuer:...................................  West Georgia

Principal Amount:.........................  Approximately $109.7 million

Maturity:.................................  June 30, 2014

Interest Rate:............................  7% per annum

Interest Payment:.........................  Quarterly in arrears

Amortization:.............................  $10 million per annum through June 30, 2014, with the balance due on June 30, 2014

Collateral:...............................  All assets of West Georgia that secure the
                                            Allowed Secured Claim of the agent for the
                                            lenders under that credit agreement, dated as of
                                            December 12, 2000 by and among West Georgia,
                                            Deutsche Bank, as agent, and the lenders
                                            thereunder

     5. MIRMA LEASE NEW SECURED NOTES

     The provisions of the MIRMA Lease New Secured Notes are summarized as follows:

Issuer:...................................  MIRMA

Principal Amount:.........................  Amount of applicable Allowed MIRMA Lease Secured
                                            Claim

Maturity:.................................  To be determined

Interest Rate:............................  To be determined

Interest Payment:.........................  To be determined

Amortization:.............................  To be determined

Collateral:...............................  MIRMA Leased Assets relating to applicable MIRMA
                                            Owner/Lessor Secured Claim

     6. NEW MAG HOLDCO NOTES

     New MAG Holdco will issue the following two series of promissory notes which are summarized as follows:

Issuer:...................................  New MAG Holdco

Principal Amount:.........................  8.00% Senior Notes, $500 million
                                            8.25% Senior Notes, To be determined

Maturity:.................................  8.00% Senior Notes, 2015
                                            8.25% Senior Notes, 2017

Other Material Terms:.....................  As set forth in the New MAG Holdco Indenture, including the general terms thereof set forth on
                                            Schedule 8.

     7. MAI SERIES A PREFERRED SHARES

     The MAI Series A Preferred Shares will provide credit support to New MAG Holdco for the installation of control technology relating to SO(2) emissions from MIRMA's generating facilities in the Mid-Atlantic region. The terms of the MAI Series A Preferred Shares are summarized as follows:

Issuer:...................................  MAI

Liquidation Preference:...................  $265 million

Par value.................................  $0.001 per share
Dividends.................................  None
Mandatory Redemption:.....................  MAI Series A Preferred Shares will be called for redemption on June 30 of each year at a price
                                            equal to the liquidation preference set forth in
                                            the following table:

                                                         YEAR                  AMOUNT
                                                         ----                  ------
                                            2007...........................  $ 5,000,000
                                            2008...........................   31,000,000
                                            2009...........................   84,000,000
                                            2010...........................   95,000,000
                                            2011...........................   50,000,000

                                            with the balance to be redeemed on December 31,
                                            2020 at a price equal to the par value of the
                                            outstanding shares.
                                            New MAG Holdco may elect to defer the redemption
                                            of any amount scheduled to be redeemed to the
                                            extent that it does not reasonably expect MIRMA
                                            to incur expenses with respect to the
                                            installation of control technology relating to
                                            SO(2) emissions within 180 days of such
                                            redemption date. Any amounts deferred shall be
                                            added to the amount to be redeemed on the next
                                            redemption date.
Use of Proceeds:..........................  New MAG Holdco shall apply the proceeds of any redemption of the shares to fund the
                                            installation of control technology relating to
                                            SO(2) emissions at facilities owned or leased by
                                            MIRMA.
New Mirant Put:...........................  Pursuant to the Series A Put Agreement, New MAG
                                            Holdco has the right to put the shares to New
                                            Mirant at the liquidation value under certain
                                            circumstances, including in the event that MAI
                                            fails to redeem the shares.


                                            New Mirant shall be released from its
Release of New Mirant Put Obligation:.....  obligations under the Series A Put Agreement upon the assumption thereof by a substitute
                                            obligor; provided, however, that such substitute
                                            obligor shall either: (a) have a credit rating
                                            of at least BBB-/Baa3 or an equivalent rating by
                                            a nationally recognized ratings agency, or (b)
                                            secure its obligations under the Series A Put
                                            Agreement with assets with a fair market value
                                            of equal or greater than 110% (as determined by
                                            an investment bank or appraiser of national
                                            reputation) of an amount equal to the
                                            liquidation preference of the outstanding
                                            shares.
                                            Under the Series A Put Agreement, New Mirant
                                            shall not incur any indebtedness unless the
                                            ratio of consolidated indebtedness to
                                            consolidated EBITDA as of the most recently
                                            completed fiscal quarter preceding the date on
                                            which such indebtedness is to be incurred is not
Covenant:.................................  more than [        ]. Consolidated EBITDA shall
                                            be calculated on a rolling four fiscal quarter
                                            basis (or, if less than four fiscal quarters
                                            have ended, the immediately preceding fiscal
                                            quarters commencing with the fiscal quarter
                                            ending September 30, 2005). In addition, New
                                            Mirant shall not pay any dividends or
                                            distributions on, or redeem or repurchase, any
                                            New Mirant Common Stock unless the consolidated
                                            tangible net worth of New Mirant as of the end
                                            of the most recently completed fiscal quarter,
                                            after giving pro forma effect to the dividend or
                                            distribution, shall be an amount equal to
                                            [$         million], less the sum of the
                                            liquidation preferences for all shares of MAI
                                            Series A Preferred Shares and MAI Series B
                                            Preferred Shares that have been redeemed or put.

     8. THE MAI SERIES B PREFERRED SHARES

     The MAI Series B Preferred Shares will provide credit support for refinancing in 2011 when the first portion of the MAG Long-term Notes become due. The terms of the MAI Class B Preferred Shares are summarized as follows:

Issuer:...................................  MAI
Liquidation Preference....................  $150 million

Par value.................................  $0.001 per share
Dividends:................................  None

Mandatory Redemption......................  April 1, 2011

New Mirant Put:...........................  Pursuant to the Series B Put Agreement, MAG has
                                            the right to put the shares to New Mirant at the
                                            liquidation preference at any time after June
                                            30, 2010.


Release of New Mirant Put Obligation......  New Mirant shall be released from its obligations under the Series B Put Agreement
                                            upon the assumption thereof by a substitute
                                            obligor; provided, however, that such substitute
                                            obligor shall either: (a) have a credit rating
                                            of at least BBB-/Baa3 or an equivalent rating by
                                            a nationally recognized ratings agency, or (b)
                                            secure its obligations under the Series B Put
                                            Agreement with assets with a fair market value
                                            of equal or greater than 110% (as determined by
                                            an investment bank or appraiser of national
                                            reputation) of an amount equal to the
                                            liquidation preference of the outstanding
                                            shares.
Covenant..................................  Under the Series B Put Agreement, New Mirant
                                            shall not incur any indebtedness unless the
                                            ratio of consolidated indebtedness to
                                            consolidated EBITDA as of the end of the most
                                            recently completed fiscal quarter preceding the
                                            date on which such indebtedness is to be
                                            incurred is not more than [     ]. Consolidated
                                            EBITDA shall be calculated on a rolling four
                                            fiscal quarter basis (of, if less than four
                                            fiscal quarters have ended, the immediately
                                            preceding fiscal quarters commencing with the
                                            fiscal quarter ending September 30, 2005). In
                                            addition, New Mirant shall not pay any dividends
                                            or distributions on, or redeem or repurchase,
                                            any New Mirant Common Stock unless the
                                            consolidated tangible net worth of New Mirant as
                                            of the end of the most recently completed fiscal
                                            quarter, after giving pro forma effect to the
                                            dividend or distribution, shall be an amount
                                            equal to [$     million], less the sum of the
                                            liquidation preferences for all shares of MAI
                                            Series A Preferred Shares and MAI Series B
                                            Preferred Shares that have been redeemed or put.

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

     9. THE MET PREFERRED SHARES

     The MET Preferred Shares are issued to provide a mechanism for the return of a portion of the imbedded cash collateral which has been provided to MET by other Debtors. The terms of the MET Preferred Shares are summarized as follows:

Issuer:...................................  MET

Liquidation Preference:...................  $   million (presently estimated to be
                                            approximately $310 million to $385 million)

Voluntary Redemption......................  MET Preferred Shares may be called by MET (a) at any time prior to [December 31, 2020], at a
                                            price equal to the liquidation preference, and
                                            (b) at any time after [December 31, 2020], for
                                            $1.00.

Mandatory Redemption......................  Upon a permanent change in the Total Capital
                                            Requirements, as evidenced by a certificate of
                                            an officer of New MAG Holdco, MAI shall have the
                                            right to cause MET to redeem outstanding MET
                                            Preferred Shares with an aggregate liquidation
                                            value equal to the reduction in Total Capital
                                            Requirements at a price per share equal to its
                                            liquidation value. "Total Capital Requirements"
                                            means the aggregate capital required to fund
                                            maximum collateral needs of MET in performing
                                            commercial activities on behalf of MAG and its
                                            subsidiaries as determined by the management of
                                            New MAG Holdco, from time to time.


Under the Plan, in the event that New MAG Holdco enters into an Exit Facility in an amount not less than $1.0 billion, the Debtors may elect to transfer $250 million to MAI. In such event, the MET Preferred Shares will not be issued.

H.  RESOLUTION OF INTERCOMPANY CLAIMS AND CLAIMS AGAINST INSIDERS

     1. INTERCOMPANY CLAIMS

     As a result of the substantive consolidation of the Debtors into one of two consolidated Debtor groups, Intercompany Claims between and among a Debtor in a consolidated Debtor group and another Debtor in the same consolidated Debtor group shall, solely for purposes of receiving Plan Distributions, be deemed resolved under the Plan and not entitled to vote on the Plan nor to receive any Plan Distribution. Further, all Intercompany Claims between the Consolidated Mirant Debtors and the Consolidated MAG Debtors shall, solely for the purposes of receiving Plan Distributions, be deemed resolved under the Plan and not entitled to vote on the Plan nor to receive any Plan Distribution.

     Notwithstanding anything herein to the contrary, MAI's Claim on account of the Loan (defined in the Plan as the MAI/WDF Note Claim) shall not constitute an Intercompany Claim. Consequently, the MAI/WDF Note Claim will not be deemed satisfied in full (or in part) under or pursuant to the Plan, but shall remain a valid and enforceable Claim against WDF after the Effective Date that will be satisfied from the sale proceeds of the Wrightsville facility as described in "The Chapter 11 Plan -- Material Asset Sales -- Wrightsville" above. The MAI/WDF Note Claim shall not be entitled to vote on the Plan.

     2. CLAIMS AGAINST INSIDERS

     The Plan provides for the assumption by the Debtors (and in the case of Mirant and the Trading Debtors, by New Mirant and MET, respectively) of all obligations of the Debtors to indemnify and hold harmless their directors, officers and employees. Furthermore, the Plan enjoins and prohibits the prosecution of any such indemnified claim except to the extent of any recovery from the issuers of any insurance policies which are available to provide a recovery with respect to such indemnified claims.

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

     The Plan also releases all Causes of Action (other than the Southern Company Causes of Action or other Causes of Action preserved by, or to enforce the terms of, the Plan and the Plan Documents) relating to any act occurring or existing on or prior to the Effective Date which relates to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement and could have been asserted by the Debtors against their respective current and former directors, officers, employees, managers, agents and/or professionals. As a result, all Causes of Actions which have been or could be prosecuted on a derivative basis are effectively released and discharged and the Debtors are authorized upon the Effective Date to take appropriate actions to terminate all such derivative actions, including, without limitation, all of the derivative actions described in "Material Claims, Litigation and Investigations -- Detailed Description of Material Claims -- Shareholder-Bondholder Litigation."

     The Plan further provides that the Disbursing Agent and its officers, directors, employees, agents and representatives are exculpated from any and all Causes of Action arising out of the discharge of the powers and duties conferred upon the Disbursing Agent, other than willful misconduct or gross negligence. In addition to the exculpation of the Disbursing Agent, none of the Debtors or their respective directors, officers, members, managers, employees, agents, representatives, advisors, attorneys, successors and assigns are liable for any Causes of Action arising in connection with or out of the administration of the Chapter 11 Cases, pursuit of confirmation of the Plan, consummation of the Plan, administration of the Plan, or property to be distributed under the Plan, other than gross negligence or willful misconduct.

     Lastly, except with respect to holders of Allowed MAG Long-term Note Claims with respect to their legal, equitable and contractual rights and Causes of Action against MAG, MAG's assets and any MAG managers, officers, employees, agents and professionals, all Persons who have been or may be holders of Claims against or Equity Interests in the Debtors are permanently enjoined from taking any of the actions set forth below against or affecting New Mirant and its Affiliates, the Debtors, the estates, the assets or the Disbursing Agent or any of their respective members, directors, managers, officers, employees, agents, professionals, successors and assigns with respective assets and property with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan):

          a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

          b. enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

          c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

          d. asserting any right of setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which the Debtors may have or assert in respect of the above-referenced Claims are fully preserved in accordance with section 17.16 of the Plan.

I.  SETTLEMENTS AND COMPROMISES

     1. CALIFORNIA SETTLEMENT

     On February 23, 2005, the Debtors filed a motion pursuant to Bankruptcy Rule 9019 requesting approval of the California Settlement Agreement. In the event an order approving the California Settlement Agreement is not entered pursuant to such 9019 Motion, the Plan shall constitute a motion pursuant to Bankruptcy Rule 9019 requesting approval of the California Settlement Agreement unless the Bankruptcy Court's denial of the 9019 Motion constitutes a "Termination Event" under the terms of the California Settlement Agreement. The Confirmation Order shall approve the California Settlement and shall authorize and direct the Debtors to take all actions that are necessary or appropriate to give effect thereto. Certain provisions of the California Settlement are summarized below. To the extent there is any conflict between the California Settlement Agreement and the Plan, the California Settlement Agreement shall prevail.

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

          a. General

          On January 14, 2005 Mirant and certain other Debtors entered into the California Settlement Agreement with the California Parties and the Office of Market Oversight and Investigations of the FERC. The Debtors which are parties to the California Settlement are Mirant, MAI, MAEM, MAG, Mirant California Investments, Inc., Mirant California, Mirant Delta, Mirant Potrero, Mirant Special Procurement, Inc., Mirant Services, MAEMI and MADI (collectively, the "Mirant Settling Parties"). The effectiveness of the California Settlement is conditioned upon its approval by the CPUC, the Bankruptcy Court, the bankruptcy court having jurisdiction over PG&E's bankruptcy proceedings initiated in 2001 and FERC. While CPUC has approved the California Settlement, as signified by its execution of the California Settlement Agreement, the other approvals have not yet been obtained.

          The California Parties and the Mirant Settling Parties entered into the California Settlement to comprehensively settle various disputes by and among the California Parties and the Mirant Settling Parties. The California Settlement is complex, involving numerous disputes and exchanges of settlement consideration among the many disputing parties. The Debtors refer parties in interest to the California Settlement Agreement attached to the Plan as Exhibit "B" for a detailed description of the terms and conditions of the California Settlement.

          b. Consolidated Mirant Debtors Settlement

          If the California Settlement becomes effective prior to the Plan becoming effective for MAEM: (i) the California Parties will receive an assignment of the MAEM Receivables; (ii) the California Parties will receive an Allowed Consolidated Mirant Debtor Class 4 -- Unsecured Claim for $175 million, and (iii) DWR will receive an Allowed Consolidated Mirant Debtor Class 4 -- Unsecured Claim for $2.25 million. If the assignment of the MAEM Receivables does not occur before the Plan becomes effective for MAEM, the California Parties will share an Allowed Consolidated Mirant Debtor Class 3 -- California Party Secured Claim of approximately $283 million based upon their asserted offset rights which are satisfied by such assignment. The amount of the MAEM Receivables may increase to approximately $320 million if FERC determines that certain fuel costs should be included in the calculation of the MAEM Receivables. This would be known as a "soft cap adjustment to the MAEM receivables." In return for the assignment of the MAEM Receivables and the Allowed Claims, the California Parties will release all claims they may have against the Mirant Settling Parties related to sales of electricity or natural gas at wholesale in western markets in the period from January 1, 1998 through July 14, 2003, including all such claims filed by the California Parties in the Chapter 11 Cases, in proceedings currently pending before the FERC, or in four pending suits filed by the California Attorney General. The Debtors estimate that, excluding duplicative claims, this will compromise more than 90% of California Energy Market Claims at issue in the FERC Refund Proceedings. Also, the California Parties will assume MAEM's obligation to pay any refunds determined by FERC to be owed by MAEM to other parties for transactions in the CAISO and Cal PX markets during the Refund Period. Subject to applicable bankruptcy law, MAEM will continue to be liable for any refunds that FERC determines it to owe to: (i) participants in the Cal PX or CAISO markets other than the California Parties for periods outside the Refund Period, or (ii) to parties with which MAEM engaged in bilateral electricity or natural gas transactions other than the California Parties.

          Pursuant to the California Settlement Agreement, California Parties consisting of governmental units may request that their share of any New Mirant Common Stock received on account of an Allowed Consolidated Mirant Debtor Class 4 -- Unsecured Claim be paid into a trust for the benefit of such governmental unit. The terms of any such trust shall be negotiated by the Mirant Settling Parties and the applicable governmental units on or before the Effective Date. The parties anticipate that the trust agreement will contain customary terms and conditions, including that the designated trustee hold any New Mirant Common Stock issued on account of an Allowed Consolidated Mirant Debtor Class 4 -- Unsecured Claim in lieu of any such governmental units.

          Some of the consideration to be received by the California Parties under the California Settlement will be available to other market participants that choose to opt into the California Settlement. Any market participant that elects to opt into the California Settlement will give releases of liability to the Mirant Settling Parties that are similar to those given by the California Parties, although opt-in participants are not required to release certain bilateral claims. In addition to the claims filed by the California Parties in the Chapter 11 Cases seeking to recover refunds from MAEM and other Mirant entities for sales of electricity made by MAEM into the CAISO and Cal PX markets in 2000 and 2001, CAISO and the Cal PX have filed claims against MAEM and other Mirant Settling Parties seeking to recover refunds on behalf of participants in the markets for which they were responsible. FERC's approval of the California Settlement (if obtained) will, upon the California Settlement becoming effective, constitute FERC's direction to CAISO and Cal PX to conform their books and records to the terms of the settlement and to withdraw with prejudice all proofs of claim filed by them in the Chapter 11 Cases that seek to recover amounts or otherwise obtain relief on behalf of, or for the benefit of, any of the California Parties or any other market participants that opt into the California Settlement. In addition, the CAISO has separately agreed with Mirant to release its claims for refunds and certain other claims upon the California Settlement becoming effective. The California Parties also release the Mirant Settling Parties from any liability or refund claims related to a 19-month agreement entered into by MAEM with the DWR on May 22, 2001, including claims asserted in complaints filed by CPUC and EOB with FERC in February 2002. FERC's approval of the California Settlement, under its terms, will also have the effect, once the California Settlement becomes effective, of terminating any pending investigations by the FERC of the conduct of the Mirant Settling Parties in the western energy markets in 2000 and 2001, including pending investigations of bids made by MAEM to Cal PX and CAISO in excess of $250 per MWH in the period May 1, 2000 through October 1, 2000 and of allegations of physical withholding of generation assets by certain of the Mirant Settling Parties in 2000 and 2001.

          c. Consolidated MAG Debtors Settlement

          The California Settlement will also resolve all claims asserted by PG&E against Mirant Delta, Mirant Potrero, and the other Mirant Settling Parties in the Chapter 11 Cases or in proceedings before FERC that relate to refunds potentially owed with respect to sales previously made by Mirant Delta and Mirant Potrero under RMR agreements between Mirant Delta and CAISO applicable to the generating plants owned by Mirant Delta and a similar RMR agreement between Mirant Potrero and CAISO applicable to the generating plant owned by Mirant Potrero (the "RMR Agreements"). When Mirant Delta and Mirant Potrero acquired their generating facilities from PG&E in 1999, those facilities were subject to the RMR Agreements that were assumed by Mirant Delta and Mirant Potrero. The rates that Mirant Delta and Mirant Potrero could charge the CAISO under those agreements, where they were also making sales into the market and were retaining the revenues from those sales, were the subject of an ongoing disputed rate proceeding before the FERC and were being collected subject to refund. This potential refund liability was unrelated to the high prices experienced in western energy markets in 2000 and 2001. While CAISO is the party to the RMR Agreements with Mirant Delta and Mirant Potrero, CAISO's obligations under those agreements are funded by PG&E, and PG&E is the real party in interest with respect to any refunds owed by Mirant Delta and Mirant Potrero for sales made previously under those agreements. A decision issued by a FERC administrative law judge in June 2000 addressing the rates that Mirant Delta and Mirant Potrero should be allowed to charge under the RMR Agreements for their generating units subject to the RMR Agreements and from which Mirant Delta or Mirant Potrero had exercised its rights to make market sales, if adopted by FERC, would result in Mirant Delta and Mirant Potrero owing refunds to CAISO, and in effect indirectly to PG&E, with such refunds with interest potentially exceeding $300 million.

          Under the California Settlement, PG&E will release Mirant Delta and Mirant Potrero from any potential refund liability under the RMR Agreements on or before September 30, 2004, and the claims filed by PG&E in the Chapter 11 Cases seeking to recover refunds from Mirant Delta and Mirant Potrero for sales made under the RMR Agreements will be withdrawn with prejudice. Under the terms of the California Settlement, FERC's approval of the California Settlement will constitute its direction to CAISO to conform its books and records to the terms of the California Settlement and to withdraw, with prejudice, all proofs of claim filed by it in the Chapter 11 Cases that seek to recover amounts related to sales made under the RMR Agreements on or before September 30, 2004. In addition, the CAISO has separately agreed with Mirant to release any RMR-related claims settled pursuant to the California Settlement Agreement upon the California Settlement becoming effective.

          In return for the releases it grants to the Mirant Settling Parties described in the previous paragraph, PG&E will receive an Allowed Consolidated MAG Debtor Class 5 -- PG&E/RMR Claim that will receive a distribution of $63 million and either: (i) the CC8 Assets will be transferred to PG&E, or (ii) PG&E will receive the CC8 Alternative Consideration. If the Mirant Settling Parties and PG&E are unable by April 30, 2005 to agree upon definitive agreements for the transfer of the CC8 Assets to PG&E, or if any approval of the Bankruptcy Court required for the transfer of the CC8 Assets to PG&E is not obtained, the CC8 Alternative Consideration is to be $85 million. Once such definitive agreements have been executed and any such required approval by the Bankruptcy Court of the transfer of the CC8 Assets has been obtained, the CC8 Alternative Consideration is to be reduced to $70 million. The Mirant Settling Parties and PG&E are currently discussing the best approach to handling CC8 Assets in the form of executory or non-executory contracts in the event that such units are transferred to PG&E, including after the Effective Date.

          To fund the CC8 Alternative Consideration, in the event it is paid, PG&E will receive an Allowed Consolidated MAG Debtor Class 5 -- PG&E/RMR Claim that will receive a distribution of either $85 million or $70 million depending on the maximum CC8 Alternative Consideration at the time of such distribution. PG&E will liquidate any securities received as part of such distribution and place the net resulting amount plus any cash received into an escrow account. To the extent that the net amount resulting from the liquidation of the securities received by PG&E plus any cash received by it is less than the CC8 Alternative Consideration, the difference will be made up by PG&E withholding and paying into the escrow account amounts it owes to Mirant Delta over a three-month period under the power purchase agreement described below or by payments from Mirant Delta or MAG. If the transfer of the CC8 Assets to PG&E does not occur on or before June 30, 2008, or if certain specified events occur prior to that date, such as the failure of the Mirant Settling Parties and PG&E to execute definitive agreements for the transfer of the CC8 Assets or the CPUC fails to approve PG&E's acquisition of the CC8 Assets, then the CC8 Alternative Consideration is to be paid to PG&E and the Mirant Settling Parties will retain the CC8 Assets. If PG&E closes on its acquisition of the CC8 Assets, the funds in the escrow account will be paid to Mirant Delta.

          PG&E will also enter into two power purchase agreements with Mirant Delta and Mirant Potrero that will allow PG&E to dispatch and purchase the power output of all units of the generating plants owned by Mirant Delta that have been designated by the CAISO as RMR units under the RMR Agreements and will allow PG&E to direct Mirant Potrero to change the operating condition under the Mirant Potrero RMR Agreement of all units of the Potrero power plant designated by the CAISO as RMR units. The first agreement took effect in January of 2005 and is effective regardless of whether the California Settlement becomes effective. The second agreement will take effect from 2006 through 2012 and will become effective only if the California Settlement becomes effective. If the California Settlement has not become effective by January 1, 2006 and has not been terminated, the first power purchase agreement will be extended through December 31, 2006 and the second agreement will start January 1, 2007 if the settlement becomes effective. For the years 2005 through 2008, PG&E will pay Mirant Delta and Mirant Potrero under those agreements rates for the affected generating units equal to the rates currently in effect under the RMR Agreements reduced by $5 million. After 2008, the payments to be made by PG&E will be determined on an annual basis by rate filings at FERC consistent with the terms of the existing RMR Agreements.

          Under the California Settlement, PG&E and Mirant Delta also are to negotiate by April 30, 2005 an agreement (the "Option Agreement") under which PG&E would have separate options to purchase each of Mirant Delta's existing Contra Costa generating plant and its existing Pittsburg generating plant, in both cases once no unit at the plant has operated for a certain period of years. The price at which each plant could be purchased pursuant to the option would be equal to the amount of certain capital costs not recovered by Mirant Delta under the terms of the RMR Agreement applicable to that plant at the time of the exercise of the option. If Mirant Delta and PG&E do not reach agreement on the Option Agreement by April 30, 2005, or if PG&E cannot obtain CPUC approval of the Option Agreement or its exercise of its rights thereunder, Mirant Delta and the other Mirant Settling Parties will have no further obligations to PG&E with respect to the Option Agreement or the rights it was to provide to PG&E.

          d. Approval and Termination

          Prior to it becoming effective through the receipt of all required approvals, certain events can cause the California Settlement to terminate. Among other things, if the California Settlement Agreement does not become effective by March 31, 2006, or if the Bankruptcy Court determines that the California Settlement is not fair and equitable and in the best interests of the Mirant Settling Parties, then the California Settlement terminates. If no termination event has occurred but the California Settlement has not yet become effective, then the California Parties will have Allowed Claims in the amounts described above for voting and feasibility purposes only, which Allowed Claims shall be in lieu of any other applicable claims asserted by the California Parties.

          e. Chapter 5 Releases

          In exchange for the above-described consideration, the Debtors and the California Parties will release each other as specifically described in the California Settlement Agreement, including releases of the California Parties from any and all claims, obligations, causes of action and liabilities: (i) under sections 542, 544, 545, 547, 548, 549 or 553 of the Bankruptcy Code to avoid any alleged transfer to or seek turnover from a California Party; (ii) under section 550 of the Bankruptcy Code to recover any such alleged transfer; (iii) under section 510(c) to subordinate any claim of a California Party, or (iv) under section 502(d) to disallow any claim of a California Party based upon any alleged avoidable transfer so released. In addition, the California Parties, FERC and other settling participants, will withdraw their respective applicable proofs of claim filed in the Chapter 11 Cases with prejudice.

     2. PROPOSED NEW YORK TAX SETTLEMENT

     During the Fall of 2004, the Debtors entered into settlement discussions with the New York Taxing Authorities related to the property taxes associated with the Bowline and Lovett facilities. Currently, the Debtors and the New York Taxing Authorities are contemplating a long-term agreement, which would be enforceable under New York law and is consistent with the Debtors' financial projections. To the extent the parties are unable to resolve the property tax dispute, the Plan shall constitute a motion under Bankruptcy Rule 9019 requesting approval of a proposed resolution of the disputes with the New York Taxing Authorities, as follows:

          a. All Secured Claims and Administrative Claims for ad valorem real property taxes owed to the New York Taxing Authorities and incurred prior to the Effective Date shall be settled by the Proposed New York Tax Settlement if the New York Taxing Authorities vote to accept the Plan. The Proposed New York Tax Settlement, if accepted by the New York Taxing Authorities, will provide that: (i) each New York Taxing Authority shall have: (A) an Allowed New York Tax Secured Claim, which shall be 20% of the total amount of taxes reflected in tax bills issued by the New York Taxing Authorities in September 2003 and January 2004, and (B) an Allowed New York Tax Administrative Claim, which shall be 20% of the total amount of taxes reflected in tax bills issued by the New York Taxing Authorities in September 2004 and January 2005; (ii) all other Claims of such taxing authorities for taxes incurred prior to the Effective Date shall be Disallowed; (iii) the value of the Debtor's real property for tax purposes shall be established in an eight-year Payment in Lieu of Tax Agreement and the value of the Bowline facility shall not exceed $200 million during the term of the agreement and the value of the Lovett facility shall not exceed $125 million during the term of the agreement, and (iv) the Mirant Bowline and Mirant Lovett shall receive in the aggregate an Overpayment Note in the amount of $269.8 million.

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

          b. Each holder of an Allowed New York Tax Secured Claim and an Allowed New York Tax Administrative Claim shall receive a New York Tax Note in satisfaction of such Claims. Each New York Tax Note shall be secured by a lien in and to the assets of the Debtor that issues such note. Interest shall be payable semi-annually in arrears and all principal shall be due and payable at maturity. At the election of Mirant Bowline or Mirant Lovett, as applicable, amounts outstanding under the Overpayment Note delivered by such taxing authority may be offset against interest payments, or applied to reduce the principal amount of such taxing authority's New York Tax Note, or applied against up to 100% of the ad valorem real property taxes owed to such New York Taxing Authority during any tax year after the Effective Date.

          c. If the Plan is not accepted by the New York Taxing Authorities, the Plan shall be deemed amended without further action of the Debtors to exclude Mirant Bowline and Mirant Lovett from the Consolidated MAG Debtors and the Confirmation Hearing in respect of the Plan as to Mirant Bowline and Mirant Lovett shall be adjourned until further notice or order of the Bankruptcy Court. If this occurs, the Confirmation Order shall: (i) authorize New Mirant or its subsidiaries to operate the business of and provide debtor-in-possession financing to Mirant Bowline and Mirant Lovett, and (ii) provide an extension of the periods in which Mirant Bowline and Mirant Lovett possess the exclusive right to file a plan of reorganization and solicit acceptances thereto for an additional 180 days without prejudice to the rights of Mirant Bowline and Mirant Lovett to seek additional extensions or the rights of parties in interest to seek to shorten or terminate such exclusive periods. Such deemed amendment shall be without prejudice to Mirant Bowline and Mirant Lovett to further amend, modify or revoke the Plan and/or submit any new plan of reorganization as it relates to Mirant Bowline and Mirant Lovett.

          d. As noted in "Certain Affiliate Transactions -- Material Intercompany Transactions and Relationships Among the Debtors -- Credit and Capital Support" above, Mirant historically provided credit and capital support to affiliate Debtors. Mirant Bowline and Mirant Lovett did not (and do not currently) have separate access to third-party capital and financing. Accordingly, as debtors-in-possession, Mirant Bowline and Mirant Lovett will require cash and liquidity support for their ongoing operations (in addition to the maintenance of agreements with both Mirant Services and MAEM, as succeeded by MET after the Effective Date). If Mirant Bowline and Mirant Lovett remain as debtors-in-possession from and after the Effective Date of the Plan as set forth above, the Debtors anticipate that either the Consolidated Mirant Debtors or the Consolidated MAG Debtors will provide Mirant Bowline and Mirant Lovett with a two-year debtor-in-possession financing facility providing for borrowings in an aggregate sum of $18.5 million at a current market rate of interest and under current market terms. The Debtors further anticipate that such financing will be provided pursuant to section 364(d) of the Bankruptcy Code. More specifically, the obligations due by Mirant Bowline or Mirant Lovett, as the case may be, under the debtor-in-possession facility will constitute a superpriority claim, having priority over all administrative expenses, and a first priority perfected security interest on all assets of Mirant Bowline and Mirant Lovett. In addition, notwithstanding any other provision in the Plan, both the Consolidated Mirant Debtors and the Consolidated MAG Debtors will reserve the rights to assert claims against Mirant Bowline and Mirant Lovett arising from and after July 15, 2003 (the date Mirant Bowline and Mirant Lovett filed their respective petitions for relief under chapter
     11).

J. ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS

     1. CLASSES ENTITLED TO VOTE

     Except for Consolidated Mirant Debtor Class 1 -- Priority Claims, and Consolidated MAG Debtor Class 1 -- Priority Claims, Consolidated MAG Debtor Class 7 -- MAG Long-term Note Claims and Consolidated MAG Debtor Class
9 -- Equity Interests, all classes of Claims and Equity Interests are entitled to vote on the Plan.

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     2. CLASS ACCEPTANCE REQUIREMENT

     A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds in amount and more than one-half in number of the Allowed Claims in such class that have voted on the Plan. A class of Equity Interests shall have accepted the Plan if it is accepted by holders of at least two-thirds of the Equity Interests in such class that actually vote on the Plan.

     3. TABULATION OF VOTES ON A NON-CONSOLIDATED BASIS

     Notwithstanding Section 2.1 of the Plan, the Debtors will tabulate all votes on the Plan on a non-consolidated basis for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code with respect to each Debtor. For each Debtor that satisfies 1129(a)(8) and/or (10) of the Bankruptcy Code, and provided that all other requirements to confirmation of the Plan are met, the substantive consolidation of such Debtor into the applicable Debtor group as set forth in Section 2.1 of the Plan shall be deemed to occur by operation of the Plan. For each Debtor that fails to satisfy either sections 1129(a)(8) or (10) of the Bankruptcy Code, the substantive consolidation of such Debtor into the applicable Debtor group as set forth in Section 2.1 of the Plan shall be subject to a determination of the Bankruptcy Court that substantive consolidation is appropriate pursuant to section 105(a) of the Bankruptcy Code, which determination may be made at the Confirmation Hearing.

     4. CRAMDOWN

     If all applicable requirements for confirmation of the Plan are met as set forth in section 1129(a)(1) through (13) of the Bankruptcy Code except subsection (8) thereof, the Plan shall be treated as a request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the failure to satisfy the requirements of section 1129(a)(8), on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to each class of Claims that is impaired under, and has not accepted, the Plan.

     5. CONFIRMATION OF ALL CASES

     Except as provided in sections 15.2(c) and 17.5 of the Plan, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors.

K.  MEANS OF IMPLEMENTATION OF THE PLAN

     1. OPERATIONS BETWEEN THE CONFIRMATION DATE AND THE EFFECTIVE DATE

     During the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as Debtors in Possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, and the Bankruptcy Rules and all orders of the Bankruptcy Court that are then in full force and effect.

     2. CORPORATE ACTION

     The entry of the Confirmation Order shall constitute authorization for New Mirant, the Debtors and their Affiliates to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan prior to, on and after the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action under any applicable law, order, rule or regulation, including without limitation, any action required by the stockholders or directors of New Mirant, the Debtors and their Affiliates and including, among other things: (a) the adoption of the New Mirant Constituent Documents; (b) the termination and cancellation of any outstanding instrument, document or agreement evidencing Mirant Debt Claims, MAG Short-term Debt Claims or Equity Interests in Mirant, MADI and MAEMI; (c) the formation of New MAG Holdco; (d) the issuance of the New MAG Holdco Notes, the New Mirant Common Stock, the Plan Secured Notes, the West Georgia Plan Secured Note, the New Mirant Warrants, the MAI Series A Preferred Shares, the MAI Series B Preferred Shares, and the MET Preferred Shares and any other securities to be issued under the Plan; (e) the execution and delivery of the Exit Facility and the New MAG Holdco Indenture;

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(f) all transfers of Assets that are to occur pursuant to the Plan, including without limitation, the intercompany restructuring transactions set forth in
Section 8.5 of the Plan; (g) the incurrence of all obligations contemplated by the Plan and the making of all Plan Distributions; (h) the formation of the Plan Trust, the qualification of the Plan Trustees and the transfers to the Plan Trust as contemplated by the Plan; (i) the implementation of all settlements and compromises as set forth in or contemplated by the Plan, and (j) the adoption of the New Mirant Employee Stock Ownership Plans. On the Effective Date, the officers of the Debtors are authorized and directed to do all things and to execute and deliver all agreements, documents, instruments, notices and certificates as are contemplated by the Plan, including, without limitation, the California Settlement and the Proposed New York Tax Settlement (if the Plan is accepted by the New York Taxing Authorities) and to take all necessary action required in connection therewith, in the name of and on behalf of the Debtors.

     3. TERMINATION OF MIRANT AND MAG NOTE OBLIGATIONS

     Upon the occurrence of the Effective Date, the Mirant Notes, the Mirant "C" Facility, the Mirant 364-Day Revolver, the Mirant 4-Year Revolver, the MAG Revolvers and the MAG Short-term Notes shall be cancelled and annulled. Immediately upon the completion of all Plan Distributions to the holders of Mirant Notes and the MAG Short-term Notes, the Old Indenture Trustees shall be authorized and directed (without further approval, act or other determination under applicable law, regulation, order or rule) to take such action as shall be necessary or appropriate to terminate and extinguish: (a) all of the Debtors' obligations under the Mirant Indenture and the Mirant Fiscal Agency Agreement, and (b) all of the Debtors' obligations with respect to the MAG Short-term Notes under the MAG Indenture.

     4. CONTINUED CORPORATE EXISTENCE OF THE DEBTORS

     Except as otherwise provided in this paragraph, each of the Debtors shall continue to exist after the Effective Date as a separate entity, with all the powers available to such legal entity, in accordance with applicable law and pursuant to the New Mirant Constituent Documents, which shall become effective upon the occurrence of the Effective Date. On or after the Effective Date, except as specifically provided in sections 8.2, 8.3, 8.4 and 8.5 of the Plan, the Debtors may, within their sole and exclusive discretion: (a) cause any or all of the Debtors to be merged into one or more of the other Debtors or other legal entities; (b) cause the transfer of Assets between or among the Debtors;
(c) cause any of the Debtors to dissolve and wind-up their affairs, or (d) engage in any other transactions in furtherance of, and not inconsistent with, the Plan. On the Effective Date or as soon as practicable thereafter, each Debtor shall file with the Secretary of State in the State of its incorporation or with such other relevant governmental or other body as may be required by applicable law, the relevant New Mirant Constituent Documents for such Debtor, required to be so filed. The New Mirant Constituent Documents shall, among other things, prohibit the issuance of nonvoting stock to the extent required by section 1123(a) of the Bankruptcy Code. After the Effective Date, New Mirant and its subsidiaries may amend or modify their New Mirant Constituent Documents in any manner not inconsistent with this Plan or as permitted under applicable law and/or such constituent documents.

     5. RE-VESTING OF ASSETS

     Upon the occurrence of the Effective Date, except as otherwise provided in the Plan, title to all of the Assets of the Debtors shall vest in the Debtors free and clear of all liens, Claims, Causes of Action, interests, security interests and other encumbrances and without further order of the Bankruptcy Court. On and after the occurrence of the Effective Date, except as otherwise provided in the Plan, the Debtors may operate their business and may use, acquire and dispose of their Assets free of any restrictions of the Bankruptcy Code.

     6. MANAGEMENT

     Upon the occurrence of the Effective Date, the management, control and operation of each of the Debtors shall be the general responsibility of the respective board and management of each of the Debtors. Entry of the Confirmation Order shall ratify and approve all actions taken by each of the Debtors from the Petition Date through and until the Effective Date.

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     7. INITIAL BOARDS OF DIRECTORS

     The initial board of directors (or managers, as applicable) of each Debtor other than New Mirant shall be comprised of the individuals who currently hold such positions or their successors. On the Effective Date, the board of directors of New Mirant shall consist of nine members comprised of the following individuals:

     a. one member of New Mirant's senior management (comprised initially of New Mirant chief executive officer);

     b. at least one member selected by a six person committee comprised of (i) Stuart E. Eizenstat ("Mr. Eizenstat"), (ii) Robert F. McCullough ("Mr. McCullough"), and (iii) four individuals who are members of and selected by the Corp Committee (the "Joint Selection Committee"), which board member shall be selected from the following present members of the board of directors of Mirant:
(A) Mr. Eizenstat, (B) Mr. McCullough, (C) James F. McDonald, (D) Ray M. Robinson, and (E) any other current member of the board of directors of Mirant who is willing to serve on the board of directors of New Mirant and who has no prior employment relationship with the Southern Company; and

     c. up to seven individuals (the "Independent Directors") selected by the Joint Selection Committee who (i) satisfy the New York Stock Exchange definition of "Independent Director" and (ii) have no direct affiliation with any member of the Corp Committee.

     The Joint Selection Committee shall retain the firm of Russell Reynolds ("RR") to search for individuals for the Joint Selection Committee to consider for selection to serve as Independent Directors on the New Mirant board of directors. RR shall report to and be subject to the direction of the Joint Selection Committee in the performance of this engagement.

     Additional matters relating to corporate governance, including the selection of a new chief executive officer for New Mirant, will be addressed at least 10 days prior to confirmation.

     From and after the Effective Date, the members of the board of directors (or managers, as applicable) of New Mirant and its Affiliates shall be selected and determined in accordance with the provisions of the respective New Mirant Constituent Documents and applicable law.

     8. OFFICERS

     The current officers of each of the Debtors shall continue in such positions after the Effective Date in accordance with their respective employment agreements, if any, and applicable law. Except as otherwise determined by the board of directors of New Mirant, the current officers of Mirant shall serve in such positions after the Effective Date at New Mirant in accordance with their respective employment agreements, if any, and applicable law. Subject to any applicable employment agreements and applicable law, from and after the Effective Date, the officers of New Mirant and its Affiliates shall be selected and appointed by the respective boards of directors of such entities, in accordance with, and pursuant to, the provisions of applicable law and the respective New Mirant Constituent Documents.

     9. CAUSES OF ACTION

     Except as otherwise provided in the Plan, all Causes of Action assertable by any of the Debtors, other than the Southern Company Causes of Action and Avoidance Actions of the Consolidated Mirant Debtors (which shall be transferred to and vest in the Plan Trust), including, without limitation, any potential Causes of Action or Avoidance Actions of the Consolidated MAG Debtors against any of the Persons listed on Schedule 7 attached hereto, shall, upon the occurrence of the Effective Date, be retained by, and be vested in, the Debtors, in accordance with the Plan. Except as otherwise provided in the Plan, the Debtors' rights to commence such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.

     No Person or Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Plan Trustees, as applicable, will not pursue any and all available Causes of Action against them. The Debtors, the Estates, the Plan Trustees and the Plan Trust, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person or Entity, except as otherwise provided in the Plan.
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     10. APPOINTMENT OF THE DISBURSING AGENT

     Upon the occurrence of the Effective Date, New Mirant shall be appointed to serve as the Disbursing Agent, and shall have all powers, rights, duties and protections afforded the Disbursing Agent under the Plan.

     11. SOURCES OF CASH FOR PLAN DISTRIBUTIONS

     All Cash necessary for the Disbursing Agent to make payments and Plan Distributions shall be obtained from proceeds of the Exit Facility and the Debtors' existing Cash balances. See "Risk Factors" for a discussion of the risk that under certain circumstances cash at MIRMA may not be able to be distributed.

     12. NEW MIRANT EMPLOYEE STOCK PROGRAMS

     New Mirant shall adopt and, on the Effective Date, implement the New Mirant Employee Stock Programs, which shall provide for an eligible pool of awards to be granted to New Mirant's eligible employees and directors, which at the discretion of the Compensation Committee of the New Mirant board of directors may be granted in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock appreciation rights; restricted stock awards; restricted stock units; other stock-based awards; non-employee director stock awards; and bonuses or other compensation payable in common stock. The terms of the New Mirant Employee Stock Programs shall be contained in the Plan Supplement.

     New Mirant shall reserve sufficient shares of New Mirant Common Stock for issuance under the New Mirant Employee Stock Programs in order that such shares shall represent 5% of the New Mirant Common Stock. The Plan shall be deemed a solicitation to holders of Equity Interests in Mirant and/or holders of New Mirant Common Stock for approval of the New Mirant Employee Stock Programs, and the Confirmation Order shall constitute approval of the New Mirant Employee Stock Programs for purposes of the shareholder approval requirements under the Tax Code, and, to the fullest extent permissible by law, such other requirements for shareholder approval under the laws of the jurisdiction of formation of New Mirant.

     The 5% of New Mirant Common Stock may also be allocated to employee stock purchase programs or savings plans at the discretion of the Compensation Committee of the New Mirant board of directors.

     13. INVESTMENT OF FUNDS HELD BY THE DISBURSING AGENT; TAX REPORTING BY THE DISBURSING AGENT

     The Disbursing Agent may, but shall not be required to, invest any funds held by the Disbursing Agent pending the distribution of such funds pursuant to the Plan in investments that are exempt from federal, state, and local taxes. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Disbursing Agent of a private letter ruling if the Disbursing Agent so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent), the Disbursing Agent may: (a) treat the funds and other property held by it as held in a single trust for federal income tax purposes in accordance with the trust provisions of the Internal Revenue Code (sections 641 et seq.), and
(b) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

     14. RELEASES BY THE DEBTORS

          a. Except for the Southern Company Causes of Action, as of the Effective Date, each of the Debtors shall forever release, waive and discharge all Causes of Action (other than Causes of Action preserved by, or to enforce the terms of the Plan and the Plan Documents), then existing or thereafter arising, that are based in whole or in part on any act, omission, transaction, event, other occurrence or thing occurring or in existence on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement and that could have been asserted by the Debtors against their respective current and former directors, managers, officers, employees, agents, and/or professionals.

          b. As a result of these releases, the Debtors' current and former directors, officers, managers, employees and agents including claims in pending derivative type actions, but excluding claims which relate to the Southern Company Causes of Action and Causes of Action or to enforce the terms of the Plan and the Plan Documents, are released from all claims of any types whatsoever in all pending actions.

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L.  TRANSFERS OF PROPERTY TO AND ASSUMPTION OF CERTAIN LIABILITIES BY THE PLAN
TRUST

     1. CREATION OF PLAN TRUST AND APPOINTMENT OF PLAN TRUSTEES

          a. On the Effective Date, the Plan Trust will be created pursuant to the Plan Trust Declaration.

          b. The Plan Trust shall be administered by the Plan Trustees who shall be identified prior to the conclusion of the confirmation hearing. The appointment of the initial Plan Trustees and the terms of their compensation shall be subject to the approval of the Bankruptcy Court.

          c. During the period from the Confirmation Date to the Effective Date, the Debtor shall reimburse the Plan Trustees for actual and necessary out-of-pocket expenses incurred by them in preparing to assume their responsibilities under the Plan Trust Declaration in an aggregate amount not to exceed $50,000. On the Effective Date, New Mirant shall advance $2,500,000 to the Plan Trust to pay the reasonable costs and expenses associated with the administration of the Plan Trust. After the Effective Date, New Mirant shall have the obligation to advance funds to pay the reasonable costs and expenses associated with the administration of the Plan Trust up to an aggregate unreimbursed amount of $5,000,000 inclusive of New Mirant's initial advancement on the Effective Date.

     2. TRANSFERS OF CERTAIN PROPERTY OF THE DEBTOR TO THE PLAN TRUST

          a. The Debtors shall transfer and assign (or deliver, as applicable) or cause to be transferred and assigned (or delivered, as applicable) to the Plan Trust in accordance with the Plan Trust Declaration, as of the Effective Date, the following:

             i. all of the Debtors' interests in the Southern Company Causes of Action;

             ii. all Avoidance Actions of the Consolidated Mirant Debtors, other than those otherwise released pursuant to the Plan; and

             iii. common stock evidencing 100% ownership interests in Mirant and the Trading Debtors.

     3. DISTRIBUTION OF TRUST PROCEEDS

          a. All proceeds derived from the liquidation of the Southern Company Causes of Action and the Avoidance Actions of the Consolidated Mirant Debtors shall be utilized or distributed in the following manner with the following priority:

             First Priority: Payment of all costs and expenses associated with the administration of the Plan Trust, including, without limitation, reimbursement of any outstanding advances made by New Mirant to the Plan Trust;

             Second Priority: Pro Rata to the holders of Senior Trust Interests until they have been satisfied in full; and

             Third Priority: Pro Rata to the holders of Junior Trust Interests.

          b. Mirant and the Trading Debtors shall be dissolved and their affairs wound up pursuant to applicable law. Any proceeds derived from the dissolution of Mirant and the Trading Debtors shall be distributed in the following manner and priority:

             First Priority: Payment of all costs and expenses associated with such dissolution and wind up, including without limitation, the reimbursement of any outstanding advances from New Mirant to cover such costs and expenses; and

             Second Priority: Pro Rata in respect of any unperformed obligations of Mirant or the Trading Debtors, including without limitation, obligations arising under the Back-to-Back Agreement or the APSA, as applicable.

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     4. POWERS AND DUTIES OF THE PLAN TRUSTEES

          a. Subject to the terms and provisions of the Plan Trust Declaration, the Plan Trustees shall have the duty and authority to take all actions, including, but not limited to, the retention of professionals, deemed by the Plan Trustees to be necessary or appropriate: (i) to protect, maintain, liquidate to Cash, and maximize the value of the Assets transferred to the Plan Trust, whether by litigation, settlement or otherwise; (ii) to make distributions to the holders of Senior Trust Interests, Junior Trust Interests and other Persons as specified in the Plan Trust Declaration, and
     (iii) to prepare and make available to the holders of beneficial interests in the Plan Trust periodic reports regarding the results of the Plan Trust's operations.

          b. Except as otherwise provided in the preceding paragraph, the Plan Trustees, together with their officers, directors, employees, agents, and representatives, are hereby exculpated by all Persons, holders of Claims and Equity Interests, and parties in interest, from any and all Causes of Action arising out of the discharge of the powers and duties conferred upon the Plan Trustees by the Plan Trust Declaration, the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Plan Trustees' gross negligence or willful misconduct. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any claim or Cause of Action against the Plan Trustees or their officers, directors, employees, agents, and representatives for making payments in accordance with the Plan Trust Declaration, or for liquidating assets to make payments under the Plan Trust Declaration.

M.  DISTRIBUTION PROVISIONS

     1. PLAN DISTRIBUTIONS

     Except for distributions made by the Plan Trustees pursuant to Article IX of the Plan, the Disbursing Agent shall make all Plan Distributions. Whenever any Plan Distribution shall be due on a day other than a Business Day, such Plan Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due. For federal income tax purposes, a Plan Distribution will be allocated to the principal amount of a Claim first and then, to the extent the Plan Distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

     2. TIMING OF PLAN DISTRIBUTIONS

     Except for Plan Distributions to holders of Allowed DIP Claims which pursuant to section 6.2 (e) of the Plan shall be made on the Effective Date, each Plan Distribution shall be made on the relevant Distribution Date therefor and shall be deemed to have been timely made if made on such date or within ten days thereafter; provided that Plan Distributions to holders of Letter of Credit Claims shall not be made unless and until such Claims become fixed and, as a result, become Allowed Claims against the Consolidated Mirant Debtors.

     3. ADDRESS FOR DELIVERY OF PLAN DISTRIBUTIONS

     Subject to Bankruptcy Rule 9010, any Plan Distribution or delivery to a holder of an Allowed Claim shall be made at the address of such holder as set forth: (a) in the Schedules; (b) on the proof of Claim filed by such holder; (c) in any notice of assignment filed with the Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e); (d) in any notice served by such holder giving details of a change of address, or (e) in the case of the holders of Mirant Notes, MAG Short-term Notes and MAG Long-term Notes, to the applicable Old Indenture Trustees for distribution to the holders of such notes subject to the provisions of section 10.9 of the Plan. If any Plan Distribution is returned to the Disbursing Agent as undeliverable, no Plan Distributions shall be made to such holder unless the Disbursing Agent is notified of such holder's then current address within 90 days after such Plan Distribution was returned. After such date, if such notice was not provided, a holder shall have forfeited its right to such Plan Distribution, and the undeliverable Plan Distributions shall revert to New Mirant.

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     4. PLAN DISTRIBUTIONS UNDER $25.00

     No Plan Distribution of less than $25.00 shall be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made in writing to the Disbursing Agent. If no request is made as provided in the preceding sentence within 90 days of the Effective Date, all such Plan Distributions shall revert to New Mirant.

     5. TIME BAR TO CASH PAYMENTS

     Checks issued in respect of Allowed Claims shall be null and void if not negotiated within 180 days after the date of issuance thereof. Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued. Any Claim in respect of such a voided check shall be made on or before the later of:
(a) the first anniversary of the date on which such Plan Distribution or payment was made, and (b) 180 days after the date of the issuance of such check. If no claim is made as provided in the preceding sentence, any claims in respect of such void check shall be discharged and forever barred and such unclaimed Plan Distribution shall revert to New Mirant.

     6. MANNER OF PAYMENT UNDER THE PLAN

     Unless the Person or Entity receiving a Plan Distribution agrees otherwise, any Plan Distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank. Cash payments to foreign creditors may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

     7. EXPENSES INCURRED ON OR AFTER THE EFFECTIVE DATE AND CLAIMS OF THE DISBURSING AGENT

     Except as otherwise ordered by the Bankruptcy Court or as provided herein, the amount of any reasonable fees and expenses incurred (or to be incurred) by the Disbursing Agent on or after the Effective Date (including, but not limited to, taxes) shall be paid when due. Professional fees and expenses incurred by the Disbursing Agent from and after the Effective Date in connection with the effectuation of the Plan shall be paid in the ordinary course of business. Any dispute regarding compensation shall be resolved by agreement of the parties or if the parties are unable to agree, as determined by the Bankruptcy Court.

     8. FRACTIONAL PLAN DISTRIBUTIONS

     Notwithstanding anything to the contrary contained herein, no Plan Distributions of fractional shares or fractions of dollars (whether in Cash or notes) will be made. Fractional shares and fractions of dollars (whether in Cash or notes) shall be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down).

     9. SPECIAL DISTRIBUTION PROVISIONS FOR MAG SHORT-TERM DEBT CLAIMS, MAG LONG-TERM NOTE CLAIMS AND MIRANT DEBT CLAIMS

     The following additional provisions shall apply specifically to Plan Distributions to be made to the holders of Allowed MAG Short-term Debt Claims, MAG Long-term Note Claims and Mirant Debt Claims under the Plan:

          a. Record Date for Holders of MAG Short-term Debt Claims, MAG Long-term Note Claims and Mirant Debt Claims.

          The Record Date shall be the date for determining the holders of MAG Short-term Debt Claims, MAG Long-term Note Claims, and Mirant Debt Claims for all purposes under the Plan. For purposes of making Plan Distributions, the transfer ledger in respect of the MAG Short-term Debt Claims, MAG Long-term Note Claims and Mirant Debt Claims shall be closed as of the close of business on the Record Date. The Disbursing Agent, the Plan Trustees, the Old Indenture Trustees and their respective agents, as applicable, shall have no obligation to recognize any transfer after the Record Date of a MAG Short-term Debt Claim, a MAG Long-term Note Claim or a Mirant Debt Claim.

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          b. Service by the Old Indenture Trustees.

          The Old Indenture Trustees and their agents, successors and assigns shall facilitate the making of Plan Distributions to the holders of the Mirant Notes, the MAG Short-term Notes and the MAG Long-term Notes, as applicable, and upon the completion thereof, shall be discharged of all their respective obligations associated with the Mirant Notes and the MAG Short-term Notes. The rights of holders of Allowed MAG Short-term Debt Claims and Mirant Debt Claims, as established under the Old Indentures, shall continue in effect, for the sole purpose of allowing and requiring the Old Indenture Trustees to make Plan Distributions to be made on account of such Allowed MAG Short-term Debt Claims and Mirant Debt Claims under the Plan. Any actions taken by the Old Indenture Trustees with respect to the MAG Short-term Notes and the Mirant Notes that are not for the purposes authorized by the Plan shall be null and void.

          c. Service by Facility Agents.

          The Facility Agents and their agents, successors and assigns shall facilitate the making of Plan Distributions to the holders of the MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims, as applicable, and upon the completion thereof, shall be discharged of all their respective obligations associated with the MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims. The rights of holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims, as established under the Old Indentures, shall continue in effect for the sole purpose of allowing and requiring the Facility Agents to make Plan Distributions to be made on account of such Allowed MAG Short-term Note Claims and Mirant Note Claims under the Plan. Any actions taken by the Facility Agents with respect to the MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims that are not for the purposes authorized by the Plan shall be null and void.

          d. Substitution of the Old Indenture Trustees; Distributions.

          Upon the occurrence of the Effective Date, the Claims of the Old Indenture Trustees shall, for all purposes under the Plan including, without limitation, the right to receive distributions hereunder, be substituted for all Claims of individual holders of MAG Short-term Debt Claims and Mirant Debt Claims arising under, based upon, or evidenced by the notes or debentures issued under the Old Indentures. On the Distribution Date, all MAG Short-term Debt Claims and Mirant Debt Claims shall be settled and compromised in exchange for the distribution to the Old Indenture Trustees of the applicable Plan Distributions to the holders of Allowed MAG Short-term Debt Claims and Mirant Debt Claims as specified in sections 5.2(f) and 5.1(d), respectively, of the Plan; provided, that the Old Indenture Trustees shall return to the Disbursing Agent any Plan Distributions held on account of any MAG Short-term Debt Claims and Mirant Debt Claims as to which the requirements of section 10.11 of the Plan are not satisfied by the first anniversary of the Effective Date.

          e. Substitution of the Facility Agents; Distributions.

          Upon the occurrence of the Effective Date, the Claims of the Facility Agents shall, for all purposes under the Plan including, without limitation, the right to receive distributions hereunder, be substituted for all Claims of individual holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims arising under, based upon, or evidenced by the notes or debentures issued under the Old Indentures. On the Distribution Date, all MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims shall be settled and compromised in exchange for the distribution to the Facility Agents of the applicable Plan Distributions to the holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims as specified in sections 5.2(f) and 5.1(d), respectively, of the Plan; provided, that the Facility Agents shall return to the Disbursing Agent any Plan Distributions held on account of any MAG Revolver Claims, Mirant "C" Facility Claims,

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     Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims as to
     which the requirements of section 10.11 of the Plan are not satisfied by the first anniversary of the Effective Date.

          f. Cure Payments in Respect of MAG Long-term Notes.

          All payments required to be made pursuant to section 5.2(g) of the Plan by the Distribution Date to holders of Allowed MAG Long-term Note Claims in order to satisfy the requirements of section 1124(2)(A)-(C) of the Bankruptcy Code to reinstate the maturities of the MAG Long-term Notes shall be made to the indenture trustee under the MAG Indenture in complete satisfaction of all such obligations. All rights and obligations under the MAG Indenture with respect to the MAG Long-term Notes shall remain in full force and effect from and after the Effective Date.

          g. Enforcement of Rights of Old Indenture Trustees.

          The rights, liens and claims of the Old Indenture Trustees under the Old Indentures with respect to the collection of their fees and expenses from the holders of MAG Short-term Debt Claims, MAG Long-term Note Claims and Mirant Debt Claims, or from Plan Distributions made on account of such Claims, shall survive confirmation of the Plan and may be fully enforced by the Old Indenture Trustees; provided, however, that such fees and expenses shall be subject to court approval under section 1129(a)(4) of the Bankruptcy Code, to the extent that section applies. All distributions to the Old Indenture Trustees on behalf of the holders of Allowed MAG Short-term Debt Claims, MAG Long-term Note Claims and Mirant Debt Claims shall be applied by the Old Indenture Trustees as provided by the Old Indentures.

          h. Enforcement of Rights of Facility Agents.

          The rights, liens, and claims of the Facility Agents under the Old Indentures with respect to the collection of their fees and expenses from the holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims, or from Plan Distributions made on account of such Claims, shall survive confirmation of the Plan and may be fully enforced by the Facility Agents. All distributions to the Facility Agents on behalf of the holders of MAG Revolver Claims, Mirant "C" Facility Claims, Mirant 364-Day Revolver Claims and Mirant 4-Year Revolver Claims shall be applied by the Facility Agents as provided by the Old Indentures.

     10. SPECIAL DISTRIBUTION PROVISIONS FOR EQUITY SECURITIES

     The Record Date shall be the date for determining the holders of Allowed Equity Interests in Mirant entitled to receive Plan Distributions. For the purpose of making Plan Distributions, the transfer ledger in respect of the Equity Interests in Mirant shall be closed as of the close of business on the Record Date, and the Disbursing Agent, the Plan Trustees and their respective agents shall be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the stock transfer agent for the Equity Interests in Mirant as of the close of business on the Record Date. On the Effective Date, all Equity Interests in Mirant shall be cancelled and annulled, and all rights thereunder shall be settled and compromised in full in exchange for the Plan Distributions to be made to the holders on the Record Date of all such Allowed Equity Interests.

     11. SURRENDER AND CANCELLATION OF INSTRUMENTS

     As a condition to receiving any Plan Distribution, on or before the Distribution Date, the holder of an Allowed Mirant Debt Claim (except for MAG Long-term Note Claims) shall surrender all certificates or instruments representing such Claim and shall execute and deliver such other documents as may be necessary to effectuate the Plan. Such certificates or instruments shall thereafter be cancelled and extinguished. The Disbursing Agent shall have the right to withhold any Plan Distribution to be made to or on behalf of any holder of such Claims unless and until such certificate or instruments are surrendered, or unless any relevant holder provides to the Disbursing Agent an affidavit of loss or such other documents as may be required by such indenture trustee or agent together with an appropriate indemnity in the customary form. Any such holder who fails to surrender such certificate or interest or otherwise fails to deliver an affidavit of loss and indemnity prior to the second anniversary of the Effective Date, shall be deemed to have forfeited its Claims

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and shall not participate in any Plan Distribution. All property in respect of such forfeited Claims shall revert to New Mirant.

N.  PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS

     1. OBJECTION DEADLINE

     As soon as practicable, but in no event later than 180 days after the Effective Date (subject to being extended by the Bankruptcy Court upon motion of the Disbursing Agent without notice or a hearing), objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made. The Debtors shall not object to any Letter of Credit Claim on the basis that such Claim is contingent at any time prior to the expiration date of such letter of credit.

     2. PROSECUTION OF CONTESTED CLAIMS

     The Disbursing Agent may object to the allowance of Claims filed with the Bankruptcy Court with respect to which liability is disputed in whole or in part. All objections that are filed and prosecuted as provided herein shall be litigated to Final Order or compromised and settled in accordance with section
11.3 of the Plan.

     3. CLAIMS SETTLEMENT

     Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date, the Disbursing Agent shall have authority to settle or compromise all Claims and Causes of Action without further review or approval of the Bankruptcy Court, other than: (a) the settlement or compromise of a Claim where the difference between the amount of the Claim listed on the Schedules and the amount of the Claim proposed to be Allowed under the settlement is in excess of $1 million, or (b) any settlement or compromise of a Claim or Cause of Action that involves an insider.

     4. NO PLAN DISTRIBUTIONS PENDING ALLOWANCE

     Notwithstanding any other provision of the Plan, no payment or Plan Distribution shall be made with respect to any Claim to the extent it is a Contested Claim, unless and until such Contested Claim becomes an Allowed Claim, subject to the setoff rights as provided in section 17.16 of the Plan.

     5. ESTIMATION OF CLAIMS

     The Disbursing Agent may, at any time, request that the Bankruptcy Court estimate any Contested Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Disbursing Agent has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contested Claim, that estimated amount will constitute the Allowed amount of such Claim for all purposes under the Plan. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. Notwithstanding anything to the contrary in the Plan or the Bankruptcy Code, neither the Disbursing Agent nor any holder of a Letter of Credit Claim may seek to estimate a Letter of Credit Claim.

O.  CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN

     The Plan provides that the confirmation of the Plan is subject to satisfaction of the following conditions precedent:

          a. The Clerk of the Bankruptcy Court shall have entered an order or orders: (i) approving the Disclosure Statement as containing "adequate information" pursuant to section 1125 of the Bankruptcy Code; (ii) determining that the substantive consolidation of various Debtors as contemplated by the Plan is appropriate; (iii) authorizing the solicitation of votes with respect to the Plan; (iv) determining that all
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     votes are binding and have been properly tabulated with acceptances or rejection of the Plan; (v) confirming and giving effect to the terms and provisions of the Plan; (vi) determining that all applicable tests, standards and burdens in connection therewith have been duly satisfied and met by the Debtors and the Plan; (vii) approving the Plan Documents, and
     (viii) authorizing the Debtors to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions and transfer of Assets contemplated by the Plan and the Plan Documents;

          b. The Confirmation Order, the Plan Documents and the Plan shall be, in form and substance, acceptable to the Debtors;

          c. The MIRMA Lease Litigation shall have been resolved on terms satisfactory to the Debtors;

          d. The Confirmation Order shall include a determination that the BEWAG Contract is not an obligation of New Mirant or its Affiliates and that the BEWAG Counterparties shall have no rights or Claims against New Mirant or its Affiliates or their assets under the BEWAG Contract; and

          e. The Confirmation Order shall include a determination that confirmation of the Plan does not terminate the Debtors' right to continue to pursue rejection, pursuant to section 365 of the Bankruptcy Code, of the Back-to-Back Agreement (or the APSA, as applicable) in the event that the Debtors' right to reject the Back-to-Back Agreement (or the APSA) as applicable has not been determined by Final Order prior to confirmation; and

          f. The Confirmation Order shall include findings that if the reasonable consent of any counterparty to an executory contract of the Trading Debtors is required in connection with the transfer of such contract to MET under the Plan: (i) the refusal to grant such consent is per se unreasonable, and (ii) such consent shall be deemed to have been given. In addition, the Bankruptcy Court shall have entered the Implementation Order ordering that: (i) no later than five Business Days after written notification by MET that the Effective Date has occurred, each applicant with respect to each letter of credit issued to a Trading Debtor as beneficiary securing a Transferred Trading Obligation shall cause each such letter of credit to be amended, modified or reissued by the applicable issuer to name MET instead of such Trading Debtor as a beneficiary thereof or provide such other replacement collateral as is acceptable to MET in its sole discretion; (ii) no later than five Business Days after written notification by MET that the Effective Date has occurred, each guarantor that has issued a guarantee in favor of a Trading Debtor with respect to a Transferred Trading Obligation shall amend or modify such guarantee to name MET as the beneficiary of such guarantee in place of such Trading Debtor; (iii) on the Effective Date, all other collateral held by a Trading Debtor securing a Transferred Trading Obligation, including any and all rights to exercise remedies with respect to such collateral shall be assigned or otherwise transferred by such Trading Debtor to MET without further order of the Bankruptcy Court; (iv) as of the Effective Date, the right to draw on any existing letter of credit, guarantee or other collateral securing a Transferred Trading Obligation shall be fully assigned by each applicable Trading Debtor to MET and MET shall be fully empowered, authorized and directed without further order of the Bankruptcy Court to draw on any such letter of credit, guarantee or other collateral according to the terms of applicable letter of credit, guarantee or agreement pursuant to which such collateral is held and to retain any such draws for its own account, and (v) as of the Effective Date, all applicable parties take all actions reasonably required to implement the terms of the Implementation Order. The Implementation Order shall further clarify that any failure to amend, modify or reissue a letter of credit or to amend or modify a guarantee within the five Business Day period referred to in sub-clauses (A) and (B) section 12.1(e) of the Plan shall constitute an event of default under the trading contract or agreement giving rise to the relevant Transferred Trading Obligation notwithstanding any other cure period that might be set forth in such trading contract or agreement.

     The Plan provides that each of the conditions precedent described above, other than the condition set forth in Clause (a) above may be waived, in whole or in part, by the Debtors. The Plan further provides that any such waiver may be effected at any time, without notice or order of the Bankruptcy Court and without any formal action other than proceeding to consummate the Plan.
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P.  CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

     1. EFFECTIVE DATE

     The Plan provides that the occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:

          a. The Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court, be in full force and effect and not be subject to any stay or injunction;

          b. All necessary consents, authorizations and approvals shall have been given for the transfers of property and the payments provided for or contemplated by the Plan, including, without limitation, satisfaction or waiver of all conditions to: (i) the obligations of the Debtors under the Plan and the Plan Documents, and (ii) the obligations of the Exit Lenders to make loans under the Exit Facility in an amount not less than $[750] million; and

          c. The New MAG Holdco Indenture, the New MAG Holdco Notes, and the Exit Facility shall have become effective and all conditions to the effectiveness thereof shall have been satisfied or waived.

     2. WAIVER OF CONDITIONS PRECEDENT

     The Plan provides that each of the conditions precedent described above, other than the condition requiring entry and effectiveness of the Confirmation Order may be waived, in whole or in part, by the Debtors. The Plan further provides that any such waiver may be effected at any time, without notice or order of the Bankruptcy Court and without any formal action other than proceeding to consummate the Plan.

Q.  THE DISBURSING AGENT

     1. POWERS AND DUTIES

     Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall be empowered and directed to: (a) take all steps and execute all instruments and documents necessary to make Plan Distributions to holders of Allowed Claims and Equity Interests; (b) comply with the Plan and the obligations thereunder; (c) employ, retain, or replace professionals to represent it with respect to its responsibilities; (d) object to Claims as specified in Article XI of the Plan, and prosecute such objections; (e) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment, or Allowance of any Claim as provided in Article XI of the Plan; (f) make annual and other periodic reports regarding the status of distributions under the Plan to the holders of Allowed Claims that are outstanding at such time, such reports to be made available upon request to the holder of any Contested Claim, and (g) exercise such other powers as may be vested in the Disbursing Agent pursuant to the Plan, the Plan Documents or order of the Bankruptcy Court.

     2. PLAN DISTRIBUTIONS

     Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall make the required Plan Distributions specified under the Plan on the relevant Distribution Date therefor.

     3. EXCULPATION

     Except as otherwise provided in this paragraph, the Disbursing Agent, together with its officers, directors, employees, agents, and representatives, are hereby exculpated by all Persons, Entities, holders of Claims and Equity Interests, and all other parties in interest, from any and all Causes of Action arising out of the discharge of the powers and duties conferred upon the Disbursing Agent by the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent's willful misconduct or gross negligence. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any Cause of Action: (a) against the Disbursing Agent or its officers, directors, employees, agents, and representatives for making Plan Distributions in accordance with the Plan, or
(b) against any holder of a Claim for receiving or retaining Plan Distributions as provided for by the Plan. Nothing contained in this paragraph shall preclude or impair any

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holder of an Allowed Claim from bringing an action in the Bankruptcy Court against the Debtor to compel the making of Plan Distributions contemplated by the Plan on account of such Claim.

R.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     1. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     The Bankruptcy Code entitles the Debtors, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. The Bankruptcy Code further entitles the Debtors, subject to satisfaction of certain conditions, to assign assumed executory contracts and unexpired leases to another entity. Rejection or assumption and assignment may be effected under a plan of reorganization.

     2. ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected by the Debtors pursuant to the provisions of section 365 of the Bankruptcy Code, including, but not limited to, those agreements listed and described in Schedule 9, except: (a) any executory contracts and unexpired leases that are the subject of separate motions to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the Effective Date; (b) contracts and leases listed in the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" to be filed by the Debtors with the Bankruptcy Court before the entry of the Confirmation Order; (c) all executory contracts or unexpired leases assumed or assumed and assigned under this Plan or by order of the Court entered before the Effective Date; (d) any executory contract or unexpired lease that is the subject of a dispute over the amount or manner of cure pursuant to the next section hereof and for which the Debtors make a motion to reject such contract or lease based upon the existence of such dispute filed at any time; (e) any agreement, obligation, security interest, transaction or similar undertaking that the Debtors believe is not executory or a lease that is later determined by the Bankruptcy Court to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy Code; (f) the Back-to-Back Agreement (or the APSA, as applicable); (g) the MIRMA Leases;
(h) the BEWAG Contract and (i) any executory contracts or unexpired leases constituting CC8 Assets, which shall be treated as set forth in the California Settlement Agreement and in the related implementing agreements. Any order entered postconfirmation by the Bankruptcy Court, after notice and a hearing, authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief was granted and such order was entered preconfirmation.

     The purpose of this section and Schedule 9 is to provide adequate and sufficient notice that: (a) any Claims arising under or related to such specified agreements, obligations, transactions or similar undertakings are characterized as Unsecured Claims under the Plan, and (b) the Debtors are no longer bound by, or otherwise obligated to perform, any such obligations, transactions, or undertakings relating to or arising out of the foregoing after the Effective Date. The inclusion of a contract, lease or other agreement on either Schedule 9 or the "Schedule of Assumed Executory Contracts and Unexpired Leases" shall not constitute an admission by the Debtors as to the characterization of whether any such included contract, lease, or other agreement is, or is not, an executory contract or unexpired lease or whether any claimants under any such contract, lease or other agreement are time barred from asserting Claims against the Debtors. The Debtors reserve all rights with respect to the characterization of any such agreements.

     The Plan shall constitute a motion to reject such executory contracts and unexpired leases rejected pursuant to section 14.1 of the Plan, and the Debtors shall have no liability thereunder except as is specifically provided in the Plan. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected agreement, executory contract or unexpired leases is burdensome and that the rejection thereof is in the best interests of the Debtors and their estates.

     3. CURE

     At the election of the Debtors, any monetary defaults under each executory contract and unexpired leases to be assumed under this Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code: (a) by
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payment of the default amount in Cash on the Effective Date or as soon thereafter as practicable, or (b) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding: (a) the amount of any cure payments; (b) the ability of a Debtor to provide adequate assurance of future performance under the contract or lease to be assumed or assigned, or (c) any other matter pertaining to assumption or assignment, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption or assignment, as applicable. The "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" sets forth the Debtors' cure obligations for each agreement which must be satisfied as a condition to the assumption or assumption and assignment of such agreement. Any non-Debtor counterparty to an agreement listed on the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" who disputes the scheduled cure obligation must file with the Bankruptcy Court, and serve upon the Debtors, a written objection to the cure obligation which objection shall set forth the basis for the dispute, the alleged correct cure obligation, and
any other objection related thereto by no later than           . If a non-Debtor
counterparty fails to file and serve an objection which complies with the foregoing, the cure obligation set forth on the "Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases" shall be binding on the non-Debtor counterparty, and the non-Debtor counterparty shall be deemed to have waived any and all objections to the cure amount as scheduled by the Debtors.

     4. CLAIMS ARISING FROM REJECTION OR TERMINATION

     Claims created by the rejection of executory contracts or unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors: (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Bar Date Notice, or (b) in the case of an executory contract or unexpired lease that: (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is rejected pursuant to section 14.1 of the Plan, no later than 30 days after the Confirmation Date. Any such Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, New Mirant, their respective Affiliates, or the Assets. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as Unsecured Claims under the Plan subject to objection by the Disbursing Agent.

     5. SPECIAL PROVISIONS RELATING TO THE BEWAG CONTRACT

     In 1997, Mirant, through certain of its subsidiaries, acquired a 26% interest in Berliner Kraft- und Licht Aktiengesellschaft & Co. KG ("BEWAG"), a Berlin-based utility. In 2001 Mirant, through certain of its subsidiaries, increased its ownership in BEWAG to 44.8%. On February 11, 2002 (the "Closing Date"), pursuant to the BEWAG Contract, Mirant, through certain of its subsidiaries, transferred its 44.8% interest in BEWAG (through the transfer of Mirant's indirect ownership interest in Mirant Holdings Germany GmbH ("Mirant Holdings")) for $1.632 billion to Hamburgische Electrictiats-Werke Aktiengesellschaft ("HEW"), a subsidiary of Vattenfall, AB. As a result of such transfer, Mirant received more than $1 billion in net proceeds after repayment of approximately $600 million of debt associated with its BEWAG investment. Pursuant to the BEWAG Contract, Mirant guaranteed to HEW the full and timely fulfillment of any and all obligations, liabilities, claims against or any other duties of its seller-subsidiaries in conjunction with the BEWAG Contract.

     As of the Petition Date, Mirant, in its role as guarantor, had remaining obligations under the BEWAG Contract to indemnify HEW (or its successor) for, among other things, taxes imposed on Mirant Holdings and Mirant Holdings Beteiligungsgesellschaft mbH (a subsidiary of Mirant Holdings) attributable to the period prior to the Closing Date. The Debtors believe that all remaining obligations under the BEWAG Contract as of the Petition Date were either immaterial or otherwise financial obligations. Accordingly, the Debtors believe that the BEWAG Contract is not executory.

     On February 11, 2005, the Debtors served an amended notice of bar date establishing March 14, 2005 as the last date for, among others, HEW and Vattenfall to file proofs of claims against the Debtors (the
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"BEWAG Bar Date"). Neither Vattenfall nor HEW (nor any successor) filed a proof of claim against any of the Debtors by the BEWAG Bar Date. Accordingly, pursuant to the Bar Date Order, both HEW and Vattenfall are forever barred from asserting any claims against the Debtors under the BEWAG Contract.

     In the event that the Court were to determine that the BEWAG Contract is an executory contract under section 365 of the Bankruptcy Code, the BEWAG Contract will not be assumed or rejected pursuant to section 365 of the Bankruptcy Code and will instead ride through the chapter 11 process. From and after the Effective Date, the BEWAG Contract will constitute an asset and obligation of Mirant with the same force and effect and to the extent that the BEWAG Contract was an asset and obligation of Mirant prior to the Petition Date. From and after the Effective Date, the BEWAG Counterparties will be entitled to exercise all rights and remedies available to them, if any, to enforce the BEWAG Contract against Mirant. As the BEWAG Contract will not be transferred to New Mirant under the Plan, the BEWAG Contract or the obligations arising thereunder will not constitute obligations of, or be enforceable against, New Mirant and its subsidiaries. The Confirmation Order will permanently enjoin the BEWAG Counterparties from taking any action to enforce the BEWAG Contract and the obligations arising thereunder against New Mirant and its subsidiaries.

     6. SPECIAL PROVISIONS RELATED TO THE MIRMA LEASES

          a. If the MIRMA Leases are determined by Final Order to constitute financings, each MIRMA Owner/Lessor shall have: (a) a MIRMA Owner/Lessor Secured Claim in an amount equivalent to the value of such MIRMA Owner/Lessor's MIRMA Lease Assets, and (b) a MIRMA Owner/Lessor Deficiency Claim.

          b. If the MIRMA Leases are not determined by Final Order to constitute financings, and if it is determined by Final Order that: (i) section 502(b)(6) of the Bankruptcy Code applies to any rejection damages claim under the MIRMA Leases, (ii) MIRMA's claims for the repayment of certain loans made to the MIRMA Owner/Lessors may be offset against by the MIRMA Owner/Lessor Rejection Damage Claims, and (iii) the Debtors determine to reject the MIRMA Leases, any MIRMA Owner/ Lessor Rejection Damage Claim that becomes an Allowed Claim after giving effect to the foregoing limitation and offset, shall be treated as a Consolidated MAG Debtor Class 6 -- General Unsecured Claim.

          c. If the MIRMA Leases are not recharacterized as financings and if the MIRMA Leases are not rejected, the MIRMA Leases shall be assumed and all cure obligations shall be satisfied as required by the Bankruptcy Code.

7.  SPECIAL PROVISIONS RELATING TO THE BACK-TO-BACK AGREEMENT AND APSA.

     The Debtors believe that the obligations under the Back-to-Back Agreement may represent deferred purchase price obligations under the APSA and therefore constitute non-executory prepetition debt obligations subject to compromise under the Plan. The Debtors reserve the right to, at any time, including after the Effective Date, seek a final order of the Bankruptcy Court to reject the APSA in addition to a determination from the Bankruptcy Court that the Debtors' obligations under the Back-to-Back Agreement constitute prepetition debt obligations and that any postpetition amounts paid by the Debtors to Pepco on account of such obligations are avoidable by the Debtors as unauthorized transfers of property pursuant to section 549 of the Bankruptcy Code. In the event the Bankruptcy Court made said determination, the Debtors would recover all postpetition amounts paid to Pepco under the Back-to-Back Agreement, which as of the date hereof, totaled approximately $131 million and Pepco would be entitled to assert a claim against the Consolidated Mirant Debtors in an amount equal to the amount of postpetition transfers returned to the Debtors plus the present value of the Debtors' remaining obligations under the Back-to-Back Agreement.

S.  RETENTION OF JURISDICTION

     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code and except as expressly limited by the California Settlement, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter:

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(1) arising under the Bankruptcy Code; (2) arising in or related to the Chapter
11 Cases or the Plan, or (3) that relates to the following:

          a. To hear and determine any and all motions or applications pending on the Confirmation Date or thereafter brought in accordance with Article XIV of the Plan for the assumption and/or assignment or rejection of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims and any related disputes (including, without limitation, the exercise or enforcement of setoff or recoupment recapment rights, or rights against any third party or the property of any third party resulting therefrom or from the expiration, termination or liquidation of any executory contract or unexpired lease);

          b. To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Disbursing Agent or the Debtors, as applicable, after the Effective Date;

          c. To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

          d. To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

          e. To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

          f. To hear and determine all Fee Applications and applications for allowances of compensation and reimbursement of any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

          g. To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Plan, the Plan Documents or their interpretation, implementation, enforcement, or consummation;

          h. To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation;

          i. To the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or cause of action by, on behalf of, or against the Estates;

          j. To determine such other matters that may be set forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan, or the Confirmation Order;

          k. To hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which New Mirant and its Affiliates, the Debtors, the Debtors-in-Possession, or the Disbursing Agent may be liable, directly or indirectly, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

          l. To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the Debtors or any Person under the Plan;

          m. To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the Debtors (including Avoidance Actions) commenced by the Disbursing Agent or the Debtors, as applicable, before or after the Effective Date;

          n. To enter an order or final decree closing the Chapter 11 Cases;

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          o. To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order; and

          p. To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

T.  OTHER MATERIAL PROVISIONS OF THE PLAN

     1. PAYMENT OF STATUTORY FEES

     All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date.

     2. SATISFACTION OF CLAIMS

     The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any Postpetition Accrued Interest, against the Debtors and the Debtors in Possession, or any of their Estates, Assets, properties, or interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Debtors and the Debtors-in-Possession shall be satisfied, discharged, and released in full. Neither New Mirant, its Affiliates nor the Debtors shall be responsible for any pre-Effective Date obligations of the Debtors or the Debtors-in-Possession, except those expressly assumed by New Mirant, its Affiliates or any such Debtor, as applicable. Except as otherwise provided herein, all Persons and Entities shall be precluded and forever barred from asserting against New Mirant and its Affiliates, the Debtors, their respective successors or assigns, or their Estates, Assets, properties, or interests in property, any event, occurrence, thing, or other further Claims or Causes of Action based upon any act or omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

     3. THIRD PARTY AGREEMENTS; SUBORDINATION

     The Plan Distributions to the various classes of Claims hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Plan Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect. Plan Distributions under the Plan shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. The right of the Debtors to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code is fully reserved (except as otherwise released pursuant to the California Settlement Agreement), and the treatment afforded any Claim that becomes a Subordinated Claim at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, to the extent a Subordinated Claim is subordinated by operation of law or Final Order to all other Claims (other than similarly Subordinated Claims) in the Class in which such Subordinated Claim is classified, no distribution shall be made on account of such Subordinated Claim unless and until the holders of all other Claims in such Class (other than other similarly Subordinated Claims) have been paid in full.

     4. EXCULPATION

     NONE OF THE DEBTORS, OR ANY OF THEIR RESPECTIVE MEMBERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, ADVISORS, ATTORNEYS, SUCCESSORS AND ASSIGNS SHALL BE LIABLE FOR ANY CAUSE OF ACTION ARISING IN CONNECTION WITH OR OUT OF THE ADMINISTRATION OF THE CHAPTER 11 CASES, PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT.

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     5. DISCHARGE OF LIABILITIES

     Upon the occurrence of the Effective Date, the Debtors shall be discharged from all Claims and Causes of Action to the fullest extent permitted by section 1141 of the Bankruptcy Code, and, except as otherwise provided in the Plan, all holders of Claims and Equity Interests shall be precluded from asserting against New Mirant and its Affiliates, the Debtors, the Assets, or any property dealt with under the Plan, any further or other Cause of Action based upon any act or omission, transaction, event, thing, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date.

     6. GOVERNING LAW

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

     7. EXPEDITED DETERMINATION

     The Disbursing Agent is authorized under the Plan to file a request for expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed with respect to the Debtors.

     8. EXEMPTION FROM TRANSFER TAXES

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, lien, pledge or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

     9. RETIREE BENEFITS

     Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

     10. MODIFICATION OF THE PLAN

     As provided in section 1127 of the Bankruptcy Code, modification of the Plan may be proposed in writing by the Debtors at any time before confirmation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Debtors may modify the Plan at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted such Plan as modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

     11. REVOCATION OF THE PLAN

     The Debtors reserve the right to revoke and withdraw the Plan or to adjourn the Confirmation Hearing with respect to any one or more of the Debtors prior to the occurrence of the Effective Date. If the Debtors revoke or withdraw the Plan with respect to any one or more of the Debtors, or if the Effective Date does not occur as to any Debtor, then, as to such Debtor, the Plan and all settlements and compromises set forth in the Plan shall be deemed null and void and nothing contained herein and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims against or Equity Interests in such Debtor or to prejudice in any manner the rights of any of the Debtors or any other Person in any other further proceedings involving such Debtor.

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

     In the event that the Debtors choose to adjourn the Confirmation Hearing with respect to any one or more of the Debtors, the Debtors reserve the right to proceed with confirmation of the Plan with respect to those Debtors in relation to which the Confirmation Hearing of the Plan has not been adjourned. With respect to those Debtors with respect to which confirmation of the Plan has been adjourned, the Debtors reserve the right to amend, modify, revoke or withdraw the Plan and/or submit any new plan of reorganization at such times and in such manner as they consider appropriate, subject to the provisions of the Bankruptcy Code.

     12. SETOFF RIGHTS

     In the event that any Debtor has a Claim of any nature whatsoever against the holder of a Claim against such Debtor, then such Debtor may, but is not required to, set off against the Claim (and any payments or other Plan Distributions to be made in respect of such Claim hereunder) such Debtor's Claim against such holder, subject to the provisions of section 553, 556 and 560 of the Bankruptcy Code, provided, however, that nothing herein shall constitute a waiver of Southern Company's setoff rights set forth in section 9.15 of the Tax Indemnification Agreement. Neither the failure to set off nor the allowance of any Claim under the Plan shall constitute a waiver or release of any Claims that any Debtor may have against the holder of any Claim.

     13. RATES

     The Plan does not provide for the change of any rate that is within the jurisdiction of any governmental regulatory commission after the occurrence of the Effective Date.

     14. INJUNCTIONS

          a. On the Effective Date and except as otherwise provided herein, all Persons and Entities who have been, are, or may be holders of Claims against or Equity Interests in the Debtors shall be permanently enjoined from taking any of the following actions against or affecting New Mirant and its Affiliates, the Debtors, the Estates, the Assets, or the Disbursing Agent, or any of their respective current or former members, directors, managers, officers, employees, agents, members, shareholders, professionals, successors and assigns or their respective assets and property with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan):

             i. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

             ii. enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

             iii. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

             iv. asserting any setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which the Debtors may have or assert in respect of the above referenced Claims are fully preserved in accordance with section 17.16 of the Plan.

          b. The foregoing provisions shall not apply to holders of Allowed MAG Long-term Note Claims with respect to their legal, equitable and contractual rights, and personal Causes of Action against MAG, MAG's Assets and any of MAG's managers, officers, employees, agents and professionals.

     15. BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of all Claims and Equity Interests, and their respective successors and assigns. To the extent any provision of the Disclosure Statement or any other solicitation document may be inconsistent with the terms of the Plan, the terms of the Plan shall be binding and conclusive.

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

     16. SEVERABILITY

     Should the Bankruptcy Court determine that any provision of the Plan is unenforceable either on its face or as applied to any Claim or Equity Interest or transaction, the Debtors may modify the Plan in accordance with section 17.14 of the Plan so that such provision shall not be applicable to the holder of any Claim or Equity Interest or transaction. Such a determination of unenforceability shall not: (a) limit or affect the enforceability and operative effect of any other provision of the Plan, or (b) require the resolicitation of any acceptance or rejection of the Plan.

     17. PLAN CONTROLS

     Unless otherwise specified, all section, article, and exhibit references in the Plan are to the respective section in, article of, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender. The Disclosure Statement may be referred to for purposes of interpretation to the extent any term or provision of the Plan is determined by the Bankruptcy Court to be ambiguous.

     18. REORGANIZED DEBTORS' CHARTER AND BYLAWS

     The New Mirant Constituent Documents shall be in substantially the form filed with the Bankruptcy Court as Plan Documents.

                                     XIII.

                                  RISK FACTORS

A. HOLDERS OF UNSECURED CLAIMS AND EQUITY INTERESTS IN THE REORGANIZED DEBTORS MAY FACE SIGNIFICANT LOSSES IN THE EVENT OF A SUBSEQUENT LIQUIDATION OR FINANCIAL REORGANIZATION BY THE DEBTORS.

     The management of the Debtors reasonably believes that, if it is permitted to implement its business plan and if the Debtors meet their current financial projections, the confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors. Nevertheless, there can be no assurance that such liquidation will not occur or that the need for such financial reorganization will not arise. Substantially all the unencumbered assets of the Reorganized Debtors will be pledged to secure the Debtors' obligations under the Exit Facility. Furthermore, certain of the Reorganized Debtors will be highly leveraged, which may affect their ability to meet their debt service obligations, to operate and compete effectively and to realize the results set forth in the Projections. Accordingly, after consummation of the Plan, if the Reorganized Debtors were to be liquidated or if the need for a further financial reorganization were to arise, the unencumbered assets of the Reorganized Debtors likely would be insufficient to provide the holders of: (1) Unsecured Claims against the Reorganized Debtors with a significant recovery, and (2) Equity Interests in the Reorganized Debtors with any material recovery.

B. THE DEBTORS' ACTUAL FINANCIAL RESULTS MAY VARY SIGNIFICANTLY FROM THE PROJECTIONS INCLUDED IN THIS DISCLOSURE STATEMENT.

     The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the business plan of the Debtors and the validity of the numerous assumptions contained therein. In particular, the Projections assume that: (a) as power markets return to equilibrium through 2008 to 2010, marginal new generation will be compensated for its long run marginal cost through a combination of energy and capacity prices, and (b) markets that currently do not have a traded capacity market will develop a mechanism to compensate for capacity by 2006. The significant assumptions underlying the Projections are discussed in greater detail in this Disclosure Statement under "Financial Projections and Assumptions -- Summary of Significant Assumptions."

     Many of these assumptions are beyond the control of the Debtors and may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may
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

adversely affect the financial results of the Debtors. Although the Debtors believe that the projections and assumptions are reasonable, variations between the actual financial results and those projected may be material.

C. THE DEBTORS' REVENUES ARE UNPREDICTABLE BECAUSE MANY OF THEIR FACILITIES OPERATE WITHOUT LONG-TERM POWER PURCHASE AGREEMENTS, AND THEIR REVENUES AND RESULTS OF OPERATIONS DEPEND IN PART ON MARKET AND COMPETITIVE FORCES THAT ARE BEYOND THE DEBTORS' CONTROL.

     The Debtors sell capacity, energy and ancillary services from many of their North America generating facilities into competitive power markets or on a short-term fixed price basis through power sales agreements. The market for wholesale electric energy and energy services is largely based on prevailing market forces, subject to regulatory caps, and, therefore, the Debtors are not guaranteed any return on their capital investments through mandated rates. Except where the Debtors have entered into longer term fixed price agreements for the output of their power plants, the Debtors' revenues and results of operations are likely to depend upon prevailing market prices, which are influenced by factors that are beyond the Debtors' control, including:

     - prevailing market prices for fuel oil, coal and natural gas and emissions;

     - the extent of additional supplies of electric energy and energy services from the Debtors' current competitors or new market entrants, including the development of new generating facilities that may be able to produce electricity less expensively than the Debtors' generating facilities;

     - the extended operation of nuclear generating plants and other older power plants beyond their presently expected dates of decommissioning;

     - prevailing regulations by FERC that affect the Debtors' markets and regulations governing the independent system operators that oversee these markets, including any price limitations and other mechanisms to address some of the volatility or illiquidity in these markets or the physical stability of the system;

     - the failure of market rules to develop mechanisms that provide for capacity compensation in markets where the mechanisms do not currently exist;

     - actions by regulators, ISOs/RTOs and other bodies that could prevent capacity and energy prices from rising to the level sufficient for full recovery of long run marginal costs of new entrants where supply/demand equilibrium is reached;

     - weather conditions; and

     - changes in the rate of growth in electricity usage as a result of such factors as regional economic conditions and implementation of conservation programs.

     In addition, unlike most other commodities, power can only be stored on a very limited basis and generally must be produced concurrently with its use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable.

D. OPERATION OF THE DEBTORS' GENERATING FACILITIES INVOLVES RISKS THAT MAY HAVE A MATERIAL ADVERSE IMPACT ON THE DEBTORS' CASH FLOWS AND RESULTS OF OPERATIONS.

     The operation of the Debtors' generating facilities involves various operating risks, including:

     - the output and efficiency levels at which those generating facilities perform;

     - interruptions in fuel supply;

     - disruptions in the delivery of electricity;

     - breakdown or failure of equipment (whether due to age or otherwise) or processes;

     - violation of the Debtors' permit requirements or revocation of permits;
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     - shortages of equipment or spare parts;

     - labor disputes;

     - operator error;

     - curtailment of operations due to transmission constraints;

     - restrictions on emissions;

     - implementation of unproven technologies in connection with environmental improvements; and

     - catastrophic events such as fires, explosions, floods, earthquakes or other similar occurrences.

     A decrease or elimination of revenues generated by the Debtors' facilities or an increase in the costs of operating such facilities could materially impact the cash flows and results of operations of the Debtors, including cash flows available to the Debtors to make payments on their debt or their other obligations.

E. RESTRICTIONS AND COVENANTS IN THE EXIT FACILITY AND OTHER DEBT INSTRUMENTS MAY LIMIT THE DEBTORS' ABILITY TO TAKE CERTAIN ACTIONS, AND THE DEBTORS' FAILURE TO COMPLY WITH THESE RESTRICTIONS AND COVENANTS CAN HAVE ADVERSE CONSEQUENCES ON THEM.

     The Exit Facility is expected to contain restrictive covenants which, among other things, can limit or prohibit the Debtors' ability to:

     - incur additional debt;

     - prepay, redeem, or repurchase indebtedness;

     - pay dividends or repurchase shares of capital stock;

     - make loans or investments;

     - create liens;

     - sell assets;

     - acquire businesses;

     - enter into sale and lease back arrangements;

     - enter into mergers and consolidations;

     - change the nature of the Debtors' business; and

     - amend organizational documents, debt documents and other material agreements.

     In addition, the Exit Facility will likely require the Debtors to maintain certain financial ratios and meet certain tests, including minimum leverage and interest coverage ratios, and restrict the Debtors' ability and the ability of their subsidiaries to make capital expenditures. These covenants may have important consequences on the Debtors' operations, including, but not necessarily limited to, restricting their ability to obtain additional financing and potentially limiting their ability to adjust to rapidly changing market conditions.

     The Debtors cannot assure you that they and their subsidiaries will be able to comply with the provisions of their respective debt instruments, including the financial covenants in the Exit Facility. Breaching any of these covenants or restrictions or the failure to comply with the Debtors' obligations after the lapse of any applicable grace periods could result in a default under the applicable debt instruments, including the Exit Facility. If there were an event of default, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. The Debtors cannot provide assurance that their assets or cash flow, or that of their subsidiaries, would be sufficient to fully repay borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default or that they would be able to refinance or restructure the payments on such debt. In addition, any event of default or

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declaration of acceleration under one debt instrument could also result in an event of default under one or more of their or their subsidiaries' other debt instruments.

     Furthermore, the lease financing documentation associated with the MIRMA Leases contains a number of covenants, including limitations on dividends, distributions and other restricted payments. In the event of a default under the lease financing documentation or if the restricted payments test is not satisfied (to the extent such provisions are enforceable against MIRMA after the Effective Date), the cash of MIRMA would not be available for use in connection with the implementation of the Plan.

F. THE DEBTORS MAY BE UNABLE TO GENERATE SUFFICIENT LIQUIDITY TO SERVICE THEIR DEBT AND TO POST REQUIRED AMOUNTS OF COLLATERAL NECESSARY TO ECONOMICALLY HEDGE MARKET RISKS EFFECTIVELY.

     The Debtors' ability to pay principal and interest on their debt depends on their future operating performance. If the Debtors' cash flows and capital resources are insufficient to allow them to make scheduled payments on their debt, the Debtors may have to reduce or delay capital expenditures, sell assets, seek additional capital, restructure or refinance the debt or sell equity. There can be no assurance that the terms of the debt will allow these alternative measures, that the debt or equity will be available to the Debtors on acceptable terms or that such measures would satisfy their scheduled debt service obligations.

     Furthermore, the Debtors seek to manage the market risks and exposure to fluctuating power and fuel prices by entering into forward and other contracts that economically hedge the amount of exposure for their net transactions. As such, the effectiveness of the Debtors' hedging strategy may be dependent on the amount of collateral available to enter into these hedging contracts, and liquidity requirements may be greater than the Debtors anticipate or are able to meet.

G. CHANGES IN COMMODITY PRICES MAY NEGATIVELY IMPACT THE DEBTORS' FINANCIAL RESULTS BY INCREASING THE COST OF PRODUCING POWER OR LOWERING THE PRICE AT WHICH THE DEBTORS ARE ABLE TO SELL THEIR POWER, AND THE DEBTORS MAY BE UNSUCCESSFUL AT MANAGING THIS RISK.

     The Debtors' generation business is subject to changes in power prices and fuel costs, which may impact their financial results and financial position by increasing the cost of producing power and decreasing the amounts they receive from the sale of power. In addition, actual power prices and fuel costs may differ from those assumed in the Debtors' financial models.

     MAEM engages in price risk management activities related to the sales of electricity and purchases of fuel and the Debtors' generation businesses receive the income and incur the losses from these activities. MAEM may use forward contracts and derivative financial instruments, such as futures contracts and options, to manage market risks and exposure to fluctuating electricity, coal, natural gas and oil prices. The Debtors cannot provide assurance that these strategies will be successful in managing the Debtors' price risks, or that they will not result in net losses to the Debtors as a result of future volatility in electricity and fuel markets.

     Many factors influence the level of commodity prices, including weather, market liquidity, transmission or transportation inefficiencies, availability of competitively priced alternative energy sources, demand for energy commodities, natural gas, crude oil and coal production, natural disasters, wars, embargoes and other catastrophic events, and federal, state and foreign energy and environmental regulation and legislation.

     Additionally, the Debtors expect to have an open position in the market, within their established guidelines, resulting from the management of their portfolio. To the extent open positions exist, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably. Furthermore, the risk management procedures the Debtors have in place may not always be followed or may not always work as planned. As a result of these and other factors, the Debtors cannot predict with precision the impact that risk management decisions may have on their businesses, operating results or financial position. Although management devotes a considerable amount of attention to these issues, their outcome is uncertain.

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H.  SOME OF THE GENERATION FACILITIES OF THE DEBTORS OR THEIR SUBSIDIARIES
    DEPEND ON ONLY ONE OR A FEW CUSTOMERS OR SUPPLIERS. THESE PARTIES, AS WELL AS OTHER PARTIES WITH WHOM THE DEBTORS AND THEIR SUBSIDIARIES HAVE CONTRACTS, MAY FAIL TO PERFORM THEIR OBLIGATIONS, OR MAY TERMINATE THEIR EXISTING AGREEMENTS, WHICH MAY RESULT IN A DEFAULT ON PROJECT DEBT OR A LOSS IN REVENUES AND MAY REQUIRE THE DEBTORS TO INSTITUTE LEGAL PROCEEDINGS TO ENFORCE THE RELEVANT AGREEMENTS.

     Several of the power production facilities of the Debtors or their subsidiaries rely on a single customer or a few customers to purchase most or all of the facility's output or on a single supplier or a few suppliers to provide fuel, water and other services required for the operation of the facility. The sale and procurement agreements for these facilities may also provide support for any project debt used to finance the related facilities. The failure of any supplier or customer to fulfill its contractual obligations to the facility could have a material adverse effect on such facility's financial results. The financial performance of these facilities is dependent on the continued performance by customers and suppliers of their obligations under their long-term agreements. The Debtors' facilities in the Philippines are exposed to significant risks, as a result of their reliance on their contracts with NPC, which purchases almost all of the power generated by those facilities. These risks include political instability, changes in governmental leadership, regulation of the electricity business and the credit quality of the Philippine government. If NPC were to fail to perform its obligations under its energy conversion agreements with Mirant's subsidiaries, the resulting loss of cash flow and revenue would have a material adverse effect on our financial condition and results of operations.

     Revenue under some of the Debtors' power sales agreements may be reduced significantly upon their expiration or termination. Some of the electricity the Debtors generate from their existing portfolio is sold under long-term power sales agreements that expire at various times. When the terms of each of these power sales agreements expire, it is possible that the price paid to the Debtors for the generation of electricity may be reduced significantly, which would substantially reduce their revenue.

I. THE DEBTORS ARE EXPOSED TO THE RISK OF FUEL AND FUEL TRANSPORTATION COST INCREASES AND VOLATILITY AND INTERRUPTION IN FUEL SUPPLY BECAUSE THEIR FACILITIES GENERALLY DO NOT HAVE LONG-TERM NATURAL GAS, COAL AND OIL FUEL SUPPLY AGREEMENTS.

     Most of our domestic power generation facilities purchase their fuel requirements under short-term contracts or on the spot market. Although we attempt to purchase fuel based on our known fuel requirements, we still face the risks of supply interruptions and fuel price volatility as fuel deliveries may not exactly match energy sales due in part to our need to prepurchase inventories for reliability and dispatch requirements. The price we can obtain for the sale of energy may not rise at the same rate, or may not rise at all, to match a rise in fuel costs. This may have a material adverse effect on our financial performance. The volatility of fuel prices could adversely affect our financial results and operations.

J. THE DEBTORS' CREDIT RATINGS IMPACT THEIR ABILITY TO ACCESS THE CAPITAL MARKETS FOR NEW BORROWINGS ON ACCEPTABLE TERMS AND THEIR COLLATERAL REQUIREMENTS WITH COUNTERPARTIES. IF THE DEBTORS ARE NOT ABLE TO ACHIEVE THEIR ANTICIPATED RATING LEVELS AFTER EMERGENCE FROM CHAPTER 11 AND MAINTAIN THOSE LEVELS, THEIR FINANCIAL CONDITION AND ABILITY TO ACHIEVE THEIR PROJECTIONS MAY BE MATERIALLY ADVERSELY AFFECTED.

     If the Debtors are not able to achieve their anticipated credit ratings after emergence from chapter 11 or if their ratings are lowered significantly from these levels, the Debtors' business could be materially adversely impacted. For example, significant downgrades could increase negative sentiment and reactions from the Debtors' customers, regulators, investors, suppliers, lenders or other credit rating agencies, increase pressure on the Debtors' liquidity and reduce the Debtors' ability to raise capital on acceptable terms. These reactions could impair the Debtors' ability to achieve their business plan.

K. THE DEBTORS ARE EXPOSED TO CREDIT RISK FROM THIRD PARTIES UNDER CONTRACTS AND IN MARKET TRANSACTIONS.

     The Debtors' operations are exposed to the risk that counterparties that owe money as a result of market transactions will not perform their obligations. A facility's financial results may be materially adversely

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affected if any one customer fails to fulfill its contractual obligations and the Debtors are unable to find other customers to produce the same level of profitability. As a result of the failure of a major customer to meet its contractual obligations, the Debtors may be unable to repay obligations under their debt agreements.

L. THE DEBTORS' OPERATIONS AND ACTIVITIES ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATION AND PERMITTING REQUIREMENTS AND COULD BE ADVERSELY AFFECTED BY FUTURE CHANGES IN ENVIRONMENTAL LAWS AND REQUIREMENTS.

     The Debtors' business is subject to extensive environmental regulation by federal, state and local authorities, which requires continuous compliance with conditions established by their operating permits. To comply with these legal requirements, the Debtors must spend significant sums on environmental monitoring, pollution control equipment and emission allowances. The Debtors may also be exposed to compliance risks from plants they have acquired. Although the Debtors have budgeted for significant expenditures to comply with these requirements, actual expenditures may be greater than budgeted amounts. If the Debtors were to fail to comply with these requirements, they could be subject to civil or criminal liability and the imposition of liens or fines. With the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by the Debtors subject to environmental regulation, the Debtors expect their environmental expenditures to be substantial in the future. The Debtors' business, operations and financial condition could be adversely affected by this trend.

     In general, environmental laws, particularly with respect to air emissions, are becoming more stringent, which may require the Debtors to install expensive plant upgrades or restrict their operations to meet more stringent standards. The Debtors cannot always predict the level of capital expenditures that will be required due to changing environmental and safety laws and regulations, deteriorating facility conditions and unexpected events (such as natural disasters or terrorist attacks). The unexpected requirement of large capital expenditures could have a material adverse effect on their financial performance and condition.

     The Debtors may not be able to obtain from time to time desired environmental regulatory approvals. Such approvals could be delayed or subject to onerous conditions. If there is a delay in obtaining any environmental regulatory approvals or if onerous conditions are imposed, the operation of the Debtors' generating facilities or the sale of electricity to third parties could be prevented or become subject to additional costs. The Debtors generally are responsible for all on-site environmental liabilities. Unless their contracts with customers expressly permit them to pass through increased costs attributable to new statutes, rules and regulations, the Debtors may not be able to recover capital costs of complying with new environmental regulations, which may adversely affect their profitability.

M. THE DEBTORS' BUSINESS IS SUBJECT TO COMPLEX GOVERNMENT REGULATIONS. CHANGES IN THESE REGULATIONS, OR THEIR ADMINISTRATION, BY LEGISLATURES, STATE AND FEDERAL REGULATORY AGENCIES, OR OTHER BODIES MAY AFFECT THE COSTS OF OPERATING THE DEBTORS' FACILITIES OR THEIR ABILITY TO OPERATE THEIR FACILITIES. SUCH COST IMPACTS, IN TURN, MAY NEGATIVELY IMPACT THE DEBTORS' FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Currently, the Debtors' facilities are Exempt Wholesale Generators (EWGs) that sell electricity primarily into the wholesale market. Generally, the Debtors are subject to regulation by FERC regarding the terms and conditions of wholesale service and rates, as well as by state agencies regarding physical aspects of the generating facilities. The majority of the Debtors' generation is sold at market prices under the market based rate authority granted by FERC. If certain conditions are not met, FERC has the authority to withhold or rescind market based rate authority and require sales to be made based on cost of service rates. Such cases are typically settled rather than litigated to completion, adding additional uncertainty to the process. A loss of the Debtors' market based rate authority could severely impair their execution of the business plan and could have a materially negative impact on the Debtors' generation business.

     Even where market based rate authority has been granted, FERC frequently imposes various forms of price and operating restrictions where it determines that market power exists and that the public interest requires such market power to be mitigated. These restrictions are frequently administered via bidding and

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scheduling rules administered by ISOs and RTOs. In the fall of 2004, PJM completed its integration of AEP and DP&L into the PJM RTO, and AEP and DPIL were deemed to be capable of providing capacity to all areas of PJM. This has severely depressed forward pricing for capacity.

     Certain of the Debtors' assets are located in the ERCOT. Such assets are not generally subject to regulation by FERC, but are subject to similar types of regulation by agencies of the state of Texas. In addition to direct regulation by FERC and ERCOT, most of the Debtors' assets are subject to rules and terms of participation imposed and administered by various RTOs and ISOs. While these entities are themselves ultimately regulated by FERC, they can impose rules, restrictions, and terms of service that are quasi-regulatory in nature and can have a material adverse impact on the Debtors' business.

     To conduct their business, the Debtors' must obtain licenses, permits and approvals for their plants. These licenses, permits and approvals can be in addition to any environmental permits required. No assurance can be provided that the Debtors will be able to obtain and comply with all necessary licenses, permits and approvals for these plants. If the Debtors cannot comply with all applicable regulations, their business, results of operations, and financial condition could be adversely affected.

     Currently, the state of California is asserting jurisdiction over EWGs to impose operating and maintenance standards. Included in these proposed standards are certain provisions that would restrict the ability of the Debtors to control economic decisions with regard to the use, ownership transfer and retirement of their assets in California. The state's ability to legally impose such proposed restrictions is uncertain. However, if the regulations are imposed in their current form, and such imposition withstands any legal challenge that might be undertaken, then the Debtors' business, financial condition and results of operation may be materially adversely affected.

     The Debtors cannot predict whether the federal or state legislatures will adopt legislation relating to the restructuring of the energy industry. There are proposals in many jurisdictions to both advance and to roll back the movement toward competitive markets for supply of electricity, at both the wholesale and retail level. In particular, the 109th United States Congress is expected to consider legislation that could contain provisions that could impair competition in existing or evolving power markets in which Debtors operate, including restrictions on the authority of FERC under the Federal Power Act. In addition, any legislation resulting in an environment dominated by large, vertically integrated utilities and a concentration of ownership of such utilities, could impact the ability of the Debtors to successfully compete, and their business and results of operation could suffer. We cannot provide assurance that the introductions of new laws, or other future regulatory developments, will not have a material adverse impact on our business, operations, or financial condition.

N. CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY IMPACT THE DEBTORS' GENERATION BUSINESS BY MAKING THEIR POWER PLANTS LESS COMPETITIVE.

     A basic premise of the Debtors' generation business is that generating power at central plants achieves economies of scale and produces electricity at a low price. There are other technologies that can produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic solar cells. It is possible that advances in technology will reduce the cost of alternative methods of electricity production to levels that are equal to or below that of most central station electric production, which could have a material impact on the Debtors' results of operations.

O. TERRORIST ATTACKS, FUTURE WAR OR RISK OF WAR MAY ADVERSELY IMPACT THE DEBTORS' RESULTS OF OPERATIONS, THEIR ABILITY TO RAISE CAPITAL OR THEIR FUTURE GROWTH.

     As power generators, the Debtors face above-average risk of an act of terrorism, either a direct act against a generating facility of the Debtors or an inability to operate as a result of systemic damage resulting from an act against the transmission and distribution infrastructure that they use to transport their power. If such an attack were to occur, the Debtors' business, financial condition and results of operations could be materially adversely impacted. In addition, such an attack could impact their ability to service their indebtedness, their ability to raise capital and their future growth opportunities.
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P.  THE DEBTORS' OPERATIONS ARE SUBJECT TO HAZARDS CUSTOMARY TO THE POWER
    GENERATION INDUSTRY. THE DEBTORS MAY NOT HAVE ADEQUATE INSURANCE TO COVER ALL OF THESE HAZARDS.

     The Debtors' operations are subject to many hazards associated with the power generation industry, which may expose them to significant liabilities for which they may not have adequate insurance coverage. Power generation involves hazardous activities, including acquiring, transporting and unloading fuel, operating large pieces of rotating equipment and delivering electricity to transmission and distribution systems. In addition to natural risks such as earthquake, flood, lightning, hurricane and wind, hazards, such as fire, explosion, collapse and machinery failure are inherent risks in our operations. These hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our being named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs, personal injury and fines and/or penalties. The Debtors maintain an amount of insurance protection that they consider adequate, but they can make no assurance that their insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which they may be subject. A successful claim for which they are not fully insured could hurt their financial results and materially harm their financial condition.

Q. CERTAIN PARTICIPANTS IN THE WHOLESALE POWER MARKETS ARE ABLE TO RECOVER FIXED COSTS THROUGH RATE BASE MECHANISMS, ALLOWING THEM TO BUILD, BUY AND UPGRADE GENERATION ASSETS WITHOUT RELYING EXCLUSIVELY ON MARKET CLEARING PRICES TO RECOVER THEIR INVESTMENTS, WHICH MAY GIVE THEM A COMPETITIVE ADVANTAGE TO MIRANT.

     Certain participants in the wholesale power markets, including many regulated utilities, enjoy a lower cost of capital than most merchant generators and often are able to recover fixed costs through rate base mechanisms, allowing them to build, buy and upgrade generation assets without relying exclusively on market clearing prices to recover their investments. This could impact the Debtors' ability to compete effectively and could have an adverse impact on the revenues generated by the Debtors' facilities.

R. THE DEBTORS' REJECTION OR RECHARACTERIZATION OF THE BACK-TO-BACK AGREEMENT MAY BE UNSUCCESSFUL AND IF THEY CONSEQUENTLY REMAIN LIABLE UNDER THE BACK-TO-BACK AGREEMENT, THE DEBTORS' FUTURE CASH FLOWS AND OPERATING INCOME WOULD BE MATERIALLY ADVERSELY IMPACTED.

     The Debtors expect that the obligations evidenced by the Back-to-Back Agreement will be resolved either through rejection pursuant to section 365, or recharacterization of such obligations as a financing transaction by the Bankruptcy Court. In the event the Debtors were unable to reject or recharacterize the obligations under the Back-to-Back Agreement and therefore were to remain liable under the Back-to-Back Agreement the resulting negative impact on cash from operations would be at least approximately $80 million in the year ended December 31, 2005 and at least $44 million per year thereafter, which would materially adversely impact the Debtors' future cash flows and operating income.

S. THE LAWS OF NEW MIRANT'S JURISDICTION OF INCORPORATION COULD DELAY OR DETER A TAKEOVER ATTEMPT THAT SHAREHOLDERS MIGHT CONSIDER TO BE DESIRABLE AND MAY MAKE IT MORE DIFFICULT TO REPLACE MEMBERS OF NEW MIRANT'S BOARD OF DIRECTORS AND HAVE THE EFFECT OF ENTRENCHING MANAGEMENT.

     If New Mirant is incorporated under the laws of a jurisdiction outside the United States, it is possible that the laws of New Mirant's jurisdiction of incorporation could discourage potential acquisition proposals and may delay, deter or prevent a change of control of New Mirant, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders might consider to be desirable. If these restrictions delay, deter or prevent a change of control, such restrictions may make it more difficult to replace members of New Mirant's board of directors and may have the effect of entrenching management regardless of their performance.

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T.  U.S. PERSONS WHO OWN NEW MIRANT COMMON STOCK MAY HAVE MORE DIFFICULTY IN
    PROTECTING THEIR INTERESTS THAN U.S. PERSONS WHO ARE SHAREHOLDERS OF A U.S. CORPORATION.

     The Debtors continue to investigate whether to incorporate New Mirant in a jurisdiction outside the United States and are currently working to determine the appropriate jurisdiction. Because of possible differences between the law of New Mirant's jurisdiction of incorporation and Delaware law, and possible differences between the governing documents of Mirant and the New Mirant Constituent Documents, the rights of stockholders of Mirant may change if the reorganization is completed. For example, New Mirant may be incorporated in a jurisdiction where it may be more difficult for shareholders to bring a shareholder derivative suit on behalf of New Mirant than it is to bring such a suit under Delaware law. In addition, under Delaware law, a corporation may not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) for acts concerning unlawful payments of dividends or stock purchases or redemptions, or (4) for any transactions from which a director derived an improper personal benefit. Conversely, under the law of the jurisdiction where New Mirant is incorporated it may be possible for a company to eliminate or limit the liability of a director for breach of fiduciary duty except for breaches involving fraud or dishonesty of which the director may be guilty in relation to that company.

U. NEW MIRANT MAY BE SUBJECT TO ADVERSE REPUTATIONAL AND OPERATIONAL CONSEQUENCES AS A RESULT OF ITS INCORPORATION IN A JURISDICTION OUTSIDE THE UNITED STATES.

     Increased media and governmental scrutiny of U.S. companies' use of, or relocation to, jurisdictions outside the United States could subject New Mirant to risks relating to its reputation and operations. As a result, New Mirant may be negatively affected by, among other things:

     - reputational damage from negative media publicity or comment by public officials;

     - difficulty in attracting candidates to serve on its board of directors or in other corporate capacities;

     - the disqualification of New Mirant from inclusion in certain stock indices;

     - the refusal of the U.S. Government to intervene on behalf of, or advocate for, New Mirant to prevent other governments from taking actions adverse to its interests; and

     - difficulty receiving financing or support from U.S. government-supported organizations, such as the Overseas Private Investment Corporation, the Export-Import Bank of the United States and the United States Agency for International Development.

     If any of these risks were to materialize as a result of New Mirant's relocation to a jurisdiction outside the United States, New Mirant's business and results of operations may suffer adverse consequences.

V. EVENTS BEYOND THE CONTROL OF NEW MIRANT MAY ADVERSELY AFFECT ITS TAX STATUS IN ITS JURISDICTION OF INCORPORATION.

     New Mirant's tax status may be adversely affected in the jurisdiction of its incorporation. The Organization for Economic Cooperation and Development (the "OECD"), has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. The tax status of New Mirant may be adversely affected by the implementation of commitments such as these. In addition, the tax benefits as a foreign entity that New Mirant obtains in the jurisdiction of its incorporation may be discontinued or may not be renewed.

W. NEW MIRANT AND ITS SHAREHOLDERS MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF CURRENT AND PROPOSED U.S. FEDERAL TAX LEGISLATION AND IRS INTERPRETATIONS.

     Recently enacted U.S. federal tax legislation eliminates certain perceived tax advantages of companies that have legal domiciles outside the United States but have certain U.S. connections. Pursuant to the
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provisions of Tax Code section 7874, New Mirant would be treated as a U.S.
corporation for U.S. federal tax purposes if former shareholders of Mirant own a substantial amount of stock in New Mirant. Although there are authorities that treat creditors of a bankrupt corporation as holders of its proprietary interests, there are no authorities that treat such creditors as shareholders of the bankrupt corporation. As a result, the Debtors believe that Tax Code section 7874 should not apply to New Mirant. Nevertheless, the IRS may assert that, for purposes of Tax Code section 7874, the creditors of Mirant should be treated as its shareholders. In such event, Tax Code section 7874 may apply to cause New Mirant to be treated as a U.S. corporation. The treatment of New Mirant as a U.S. corporation for U.S. federal tax purposes could result in a substantial U.S. tax liability. No assurance can be given that such an IRS assertion would not be successful. In addition, a change in law could extend the scope of Tax Code section 7874 to transactions such as those contemplated in the Plan.

     Based on recent legislative proposals, a change in law may also further limit certain U.S. tax deductions relating to interest payments made to or guaranteed by non-U.S. entities within the Mirant group that are considered "related persons" under U.S. federal tax law and that are not subject to U.S. tax. If any such proposal were enacted, the U.S. tax deductions relating to interest payments by U.S. companies within the Mirant group may be further limited and substantial tax liability could result from such limitation.

     The financial projections and tax analysis described in this Disclosure Statement are based on the Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretation which could materially affect the projections and tax consequences described herein. Such change or differing interpretation may materially affect the tax liability of New Mirant or its affiliates and/or result in litigation and no assurances can be given as to future changes or interpretations of the foregoing.

X. IF THE CALIFORNIA SETTLEMENT IS NOT APPROVED BY FERC AND THE BANKRUPTCY COURT, THE DEBTORS MAY BE UNABLE TO CONSUMMATE THE PLAN.

     In order for the California Settlement to become effective, it must be approved by FERC, the CPUC, the bankruptcy court overseeing the PG&E bankruptcy case and the Bankruptcy Court. The CPUC and the PG&E bankruptcy court have already approved the California Settlement. While the Debtors believe that the California Settlement will be approved by FERC and the Bankruptcy Court, the Debtors cannot guarantee such approval. If the California Settlement is not approved by FERC and the Bankruptcy Court, the debtors may be unable to consummate the plan.

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                                      XIV.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain U.S. federal income tax consequences expected to result from the implementation of the Plan. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), as in effect on the date of this Disclosure Statement and on United States Treasury Regulations in effect (or in certain cases, proposed) on the date of this Disclosure Statement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view with respect to one or more of the issues discussed below, and no ruling from the IRS has been or will be sought with respect to any issues which may arise under the Plan.

     The following summary is for general information only and does not purport to address all of the U.S. federal income tax consequences that may be applicable to any particular holder. The tax treatment of a holder of an Allowed Claim or Equity Interest, as the case may be, may vary depending upon such holder's particular situation. The following discussion does not address state, local or foreign tax considerations that may be applicable to the Debtors and holders of an Allowed Claim or Equity Interest. This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax-exempt entities, persons that hold an equity interest or a security in a Debtor as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes, persons that have a "functional currency" other than the U.S. dollar, persons who acquired an equity interest or a security in a Debtor in connection with the performance of services, persons who are not United States persons (as defined in the Tax Code), and holders that own or will own (or are deemed to own) 10 percent or more (by voting power or value) of the stock of New Mirant.

     EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE PLAN.

A. U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS; CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

     The Debtors file a consolidated U.S. federal income tax return which takes into account the operation of all of the Debtors (some of which are treated as partnerships or disregarded entities for U.S. federal income tax purposes). The Debtors reported consolidated NOL carryforwards for federal income tax purposes of approximately $2.4 billion as of December 31, 2003. In addition, the Debtors expect to report additional losses with respect to their 2004 taxable year and the taxable year that includes the Effective Date.

     As discussed below in connection with the implementation of the Plan, the amount of the Debtors' NOL carryforwards may be significantly reduced or eliminated and the tax basis of the Debtors' assets may be reduced. In addition, the reorganized Debtors' subsequent utilization of any losses, any remaining NOL carryforwards, and certain other tax attributes, may be restricted following the Effective Date.

     1.  COD INCOME

     Generally, a taxpayer must recognize cancellation of indebtedness ("COD") income to the extent the taxpayer's indebtedness is discharged for less than the amount of the indebtedness. For this purpose, COD income is the amount by which the discharged indebtedness exceeds any consideration given in exchange therefore, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD income (such as where the payment of the cancelled debt would have given rise to a tax deduction). The amount of consideration paid to a creditor generally would equal the amount of cash, the fair market value of property (including stock), and/or the issue price of any new debt instrument paid to such creditor. If a new debt

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instrument is issued to the creditor, then the issue price of such debt instrument is determined under either section 1273 or 1274 of the Tax Code. Generally, these provisions treat the issue price of a publicly-traded debt instrument as its fair market value and the issue price of any other debt instrument as its issue price provided that its terms provide for the current payment of adequate stated interest.

     The Tax Code provides that a debtor in bankruptcy is entitled to exclude its COD income from its gross income, but is required to reduce its tax attributes -- such as NOL carryforwards, current year NOLs, tax credits, and tax basis in assets -- by the amount of the excluded COD income. Recently issued Treasury Regulations address the application of the rules for the reduction of tax attributes to situations where a member of a U.S. consolidated group recognizes excluded COD income. Under the ordering rules of the Treasury Regulations, generally, the attributes of the debtor corporation are reduced first (including the stock and assets of its direct and indirect subsidiaries). In this regard, the Treasury Regulations adopt a "tier-down" approach such that if the debtor reduces its basis in its stock in a subsidiary, corresponding reductions must be made to the attributes of that subsidiary. To the extent that the excluded COD exceeds the tax attributes of the debtor member, the Treasury Regulations require the reduction of certain consolidated attributes (NOLs, but not tax basis in assets) attributable to other members of the consolidated group. To the extent the amount of excluded COD income exceeds the tax attributes available for reduction, the remaining COD has no adverse federal income tax consequences. Generally, a debtor is required to reduce its tax attributes with respect to excluded COD income after the calculation of its tax for the year in which its debt is discharged. However, recently issued Treasury Regulations provide that if a debtor's taxable year ends as a result of its acquisition in a tax-free reorganization, then attribute reduction occurs immediately prior to such transaction.

     Under section 108(b)(5) of the Tax Code, a debtor that realizes excluded COD income can elect to reduce its basis in depreciable assets prior to the reduction of other tax attributes, with any excess COD income applied next to reduce NOLs and other tax attributes in the prescribed statutory order. In addition, under section 1017(b)(3)(D) of the Tax Code, a debtor can elect to treat its stock in a subsidiary as a depreciable asset to the extent that the subsidiary consents to a reduction in the basis of its depreciable assets.

     As a result of the discharge of a significant portion of the Allowed Claims, the Debtors will recognize a substantial amount of COD income. The extent of such COD income will depend, in significant part, on the value of the New Mirant Common Stock and other property that is distributed pursuant to the Plan.

     Because the Debtors will be in a bankruptcy case at the time they realize the COD income with respect to the discharge of the Allowed Claims, the Debtors will not be required to include their COD income in gross income, but will be required to reduce certain tax attributes by the amount of the excluded COD income. Under the general rules of section 108 of the Tax Code, the excluded COD income would be applied first to reduce the Debtors' NOL carryforwards and certain other tax attributes. To the extent that the excluded COD income exceeds such attributes, the consolidated attributes of other members of the Debtors' consolidated group would be reduced. The Debtors can elect to reduce their basis in their depreciable assets prior to the reduction of their NOLs and other tax attributes in the prescribed statutory order. The Debtors have not yet determined whether they will make this election. The extent to which NOLs and other tax attributes remain following tax attribute reduction, and the extent of the reduction in the basis of the Debtors' assets, will depend upon the amount of the COD income.

     2.  LIMITATION ON NET OPERATING LOSS CARRYFORWARDS AND OTHER TAX ATTRIBUTES

     Following the implementation of the Plan, any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Debtors allocable to periods prior to the Effective Date (collectively, "pre-change losses") may be subject to limitation under section 382 of the Tax Code as a result of a change in ownership of the Debtors.

     Under section 382, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the Bankruptcy Exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such limitation also may apply to certain losses or deductions that are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized.
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     Mirant will undergo an ownership change as a result of the Plan. All of the stock of Mirant will be cancelled, and certain Mirant creditors will receive New Mirant stock. If New Mirant is a non-U.S. corporation, the Mirant consolidated group will terminate and MAI would become the common parent of a new consolidated group including certain former subsidiaries of Mirant.

        a. General Section 382 Limitation

     In general, unless the Bankruptcy Exception applies, the amount of the annual limitation to which a corporation (or a consolidated group) would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the stock of the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the higher of the adjusted federal "long term tax exempt rates" in effect for any month in the three-calendar-month period ending with the month in which the ownership change occurs (the "Annual Limitation"). The long term tax exempt rate in effect for March 2005 is 4.09%. For a corporation (or consolidated group) in bankruptcy that undergoes the change of ownership pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.

     Any unused limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero. Furthermore, if the corporation (or the consolidated group) undergoes a second ownership change, the second ownership change may result in a lesser (but never in a greater) Annual Limitation with respect to any losses that existed at the time of the first ownership change.

          b. Built-in Gains and Losses

     Section 382 also limits the deductibility of certain built-in losses recognized subsequent to the date of the ownership change. In particular, if a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the Annual Limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the Annual Limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

     Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, the loss corporations' or consolidated group's net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of: (a) $10 million, or (b) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

          c. Special Bankruptcy Exception

     An exception to the foregoing Annual Limitation rules under section 382(l)(5) of the Tax Code generally applies where qualified (so-called "historic") creditors of a debtor receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan (the "Bankruptcy Exception"). Under this exception, a debtor's pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the bankruptcy proceeding. Moreover, if the Bankruptcy Exception applies,
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any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor's future utilization of any pre-change losses existing at the time of the subsequent ownership change.

     The Bankruptcy Exception will apply if the New Mirant Common Stock owned by those persons who are shareholders of Mirant immediately before the ownership change, together with owners of certain New Mirant Common Stock received by certain holders of Allowed Claims against the Debtors pursuant to the Plan, comprise 50% or more of the value of all of the New Mirant Common Stock. New Mirant Common Stock received by holders of Allowed Claims will be included in the 50% calculation if, and to the extent that, such holders constitute "historic creditors." A "historic creditor" is a holder of an Allowed Claim that: (a) was held by such holder since January 13, 2002 (the date that is 18 months before the day in which the Debtors filed their petition with the Bankruptcy Court), or (b) arose in the ordinary course of business and is held by the Person who at all times held the beneficial interest in such an Allowed Claim. In determining whether the Bankruptcy Exception applies, certain holders of Allowed Claims that would own directly or indirectly less than 5% of the total fair market value of New Mirant Common Stock pursuant to the Plan are presumed to have held their Allowed Claims since the origination of such Allowed Claims.

     In order to preserve the potential applicability of the Bankruptcy Exception to Mirant's pre-change losses, the Debtors sought and received an injunction requiring notification of certain transfers of claims, which the Debtors may oppose. New Mirant could elect to not have the Bankruptcy Exception apply, in which event the Annual Limitation would apply. Such election would have to be made in the Debtors' federal income tax return for the taxable year in which the change occurs. Although the Annual Limitation will not restrict the deductibility of Mirant's NOLs if the Bankruptcy Exception applies, Mirant's NOLs will nevertheless be reduced by any interest paid or accrued by Mirant during the three taxable years preceding the taxable year in which the ownership change occurs, and during the portion of the taxable year of the ownership change with respect to all Allowed Claims converted to New Mirant Common Stock.

     As discussed above, if the Bankruptcy Exception applies, a subsequent ownership change with respect to New Mirant occurring within two years after the Effective Date will result in the loss of the Bankruptcy Exception and the reduction to zero of the Annual Limitation that would otherwise be applicable to the subsequent ownership change. Thus, a subsequent ownership change within two years after the Effective Date would eliminate the ability of the MAI consolidated group to use Mirant's pre-change losses after that ownership change. In order to avoid a subsequent ownership change, it may be necessary to restrict the transfer of New Mirant Common Stock to or by a holder which, after such transfer, would hold 4.75% or more of the total fair market value of New Mirant Common Stock. The purpose of such a 4.75% ownership limitation would be to reduce the risk that a change in ownership of New Mirant may result in the loss or reduction of federal income tax attributes of New Mirant for purposes of sections 382 and 383 of the Tax Code. However, implementation of such a 4.75% ownership limitation could impede an attempt to acquire a significant or controlling interest in New Mirant and, as a practical matter, to make it impossible for a 4.75% holder to pledge such securities on margin.

     The Debtors have not yet determined whether, and to what extent, the Bankruptcy Exception would be advantageous. If the Debtors determine that the Bankruptcy Exception provides significant tax savings as compared to being subject to the Annual Limitation, the Debtors may apply the Bankruptcy Exception and seek the appropriate restrictions on the transfer of New Mirant Common Stock.

     3.  INTERCOMPANY RESTRUCTURING TRANSACTIONS

     Mirant will resolve its intercompany debts through set-off, distributions and contributions, and cancellations of the debts. Following the resolution of the intercompany debts, Mirant will transfer or contribute various assets to New MAG Holdco. The Debtors do not believe that these restructurings and transfers will result in a material tax liability (and the tax liability, if any, of these transactions would be offset by NOLs of the Debtors). In addition, the transfers and restructurings to implement the Plan may require that the Debtors reduce tax basis in certain depreciated assets that will be contributed to other entities unless the Debtors elect to reduce the tax basis of the stock of the transferee entities.

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     Prior to the asset transfer by Mirant to New Mirant, members of the Mirant consolidated tax group will engage in various restructuring transactions. Certain of these transactions will align the ownership of various foreign subsidiaries with New Mirant being a foreign corporation, and these transactions could result in the Mirant consolidated group recognizing significant gains. It is expected that the Mirant consolidated group will have sufficient NOLs to offset any gains recognized from these transactions restructuring the foreign operations and that New Mirant will obtain the benefit of a stepped-up tax basis in the assets transferred to the extent of gain recognized.

     4.  TRANSFER OF ASSETS TO NEW MIRANT

     Pursuant to the Plan and on the Effective Date, Mirant will transfer substantially all of its assets to New Mirant in exchange for New Mirant Common Stock, which will be distributed by Mirant to certain holders of Allowed Claims. The Debtors believe that this transfer of assets and distribution of stock should qualify as a reorganization described in section 368(a)(1)(G) of the Tax Code (a "G reorganization").

     To qualify as a G reorganization, certain statutory requirements must be met including that substantially all the assets of Mirant are transferred to New Mirant, that Mirant distribute the stock of New Mirant to holders of Mirant securities or stock, and that any of its remaining assets be distributed in dissolution of Mirant. In addition, certain non-statutory requirements must be met, including the requirements that a reorganization have a business purpose, and preserve continuity of both proprietary interest and business enterprise. The Debtors believe that these and the other requirements for a G reorganization should be satisfied.

     Provided that the asset transfer qualifies as a G reorganization, Mirant should recognize no gain or loss with respect to such transfer, subject to the rules of section 367 of the Tax Code (discussed below). Further, pursuant to section 381 of the Tax Code, all of Mirant's tax attributes existing on the Effective Date, including its NOLs and other loss and credit carryovers, will be inherited by New Mirant as of the close of the Effective Date. The tax attributes of each of Mirant's subsidiaries existing on the Effective Date will remain with each respective subsidiary following the Effective Date.

     Because New Mirant will be a non-U.S. corporation, the transfer by Mirant of its assets to New Mirant will be subject to section 367 of the Tax Code. Tax Code section 367 provides that, generally, built-in gains would be recognized on the transfer of assets by Mirant to New Mirant. Even though built-in gains are recognized, Mirant would not recognize built-in losses to offset such gains; however, NOLs and other operating losses of the Debtors could be used to offset these built-in gains, if any.

     Mirant is the parent corporation of a U.S. consolidated group. A non-U.S. corporation cannot be the parent corporation under the consolidated return rules. As a result of the asset transfer to New Mirant of the U.S. subsidiaries of Mirant, New Mirant will be the parent company of these subsidiaries. Accordingly, if New Mirant is a non-U.S. corporation, the Mirant U.S. consolidated group will terminate and a new U.S. consolidated group with MAI as parent will be formed. This termination of the Mirant consolidated tax group may trigger recognition of certain items (i.e., excess loss accounts and deferred intercompany gains) of the Mirant consolidated group, subject to offset by NOLs.

     5.  SECTION 269

     In addition to the potential limitation on the utilization on the NOLs under section 382 of the Tax Code, the IRS could assert that section 269 of the Tax Code applies to further limit the ability of the Debtors to utilize their tax attributes. Under section 269 of the Tax Code, if the IRS determines that the principal purpose of an acquisition was to evade or avoid federal income tax by allowing the taxpayer to secure the benefit of a deduction, credit, or other allowance which such person or corporation would not otherwise enjoy, the IRS may disallow the deduction, credit, or other allowance. Section 269(a)(1) of the Tax Code applies to a direct or indirect acquisition of 50% or more (in vote or value) of the stock of a corporation (an "Applicable Stock Acquisition") and section 269(a)(2) of the Tax Code applies to an acquisition of assets from a corporation that is not controlled by the acquiring corporation or its shareholders in a transaction in which the

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basis of property in the hands of the acquiring corporation is determined by reference to the basis of the property in the hands of the transferor corporation (an "Applicable Asset Acquisition").

     If the principal purpose of the Plan was to evade or avoid federal income tax, the acquisition of the stock of the Debtors could be an Applicable Stock Acquisition because the holders of the Allowed Claims acquired direct or indirect control of the Debtors pursuant to the Plan. Similarly, if the principal purpose of the Plan was to evade or avoid federal income tax, New Mirant's acquisition of the assets of Mirant pursuant to the Plan could be an Applicable Asset Acquisition since New Mirant's shareholders (the holders of the Allowed Claims) were not in control of Mirant at the time of the transaction, and the transaction was a transaction in which New Mirant's basis in its assets is determined by reference to Mirant's basis in its assets (i.e., a G reorganization).

     The determination of whether the principal purpose of an acquisition was to evade or avoid federal income tax is primarily a question of fact. Once the IRS asserts that section 269 of the Tax Code should apply to an acquisition, the taxpayer has the burden of proof to demonstrate that the principal purpose of an acquisition was not to evade or avoid federal income tax.

     The Treasury Regulations make clear that, in cases where the Bankruptcy Exception applies, there is a presumption that section 269(a)(1) of the Tax Code will disallow any deduction of the Debtors' NOLs and built-in items if the Debtors do not carry on more than an insignificant amount of an active trade or business during and subsequent to the Chapter 11 case. The Debtors intend that New Mirant and its subsidiaries will retain and continue to operate substantially all of its businesses. Accordingly, the Debtors do not believe that this presumption should apply to New Mirant. However, if New Mirant substantially reduces the amount of its business either during or subsequent to the Chapter 11 case, the IRS, using hindsight, could attempt to apply the presumption to disallow New Mirant's utilization of NOLs and built-in items.

     The Debtors believe that, if the Plan were challenged by the IRS, the Debtors could show that the principal purpose for the Plan was not to evade or avoid federal income tax. Accordingly, the Debtors believe that section 269 of the Tax Code should not apply to the Plan. If the IRS were to assert that section 269 of the Tax Code applies to the Plan and such assertion were sustained, section 269 of the Tax Code would severely limit or even extinguish the Debtor's ability to utilize its pre-ownership change NOLs and built-in items.

  6. CERTAIN MATERIAL TAX ISSUES RELATING TO THE OPERATIONS OF NEW MIRANT AS A NON-U.S. CORPORATION

     The Debtors intend to organize New Mirant in a jurisdiction outside of the United States and New Mirant will be subject to the tax laws in the jurisdiction in which it is organized. In the reorganized structure, the subsidiaries of New Mirant organized in the U.S. will continue to be subject to U.S. tax at the applicable U.S. tax rates. The non-U.S. entities will continue to be taxed at the applicable local tax rates. In addition, distributions or payments from entities in one jurisdiction to entities in another jurisdiction may be subject to withholding taxes.

     Under some circumstances, a current deduction of interest expense in the U.S. may be disallowed under Tax Code section 163(j). Generally, interest expense deductions by a U.S. debtor are limited when incurred on debt obligations to a related party if the interest income to the related party is not taxed in the U.S. In addition, Tax Code section 163(j) limits a deduction for interest expense incurred on indebtedness extended by non-related parties if there is a "disqualified guarantee" on such indebtedness and the interest paid on that indebtedness is not subject to a U.S. gross basis tax (i.e., a withholding tax). Under current law, the rules of Tax Code section 163(j) limit a corporation's interest expense deduction for this type of interest paid in years that: (1) there is excess interest (the excess of the corporation's net interest expense over 50 percent of it adjusted taxable income); and (2) the debt-to-equity ratio exceeds 1.5:1. Disallowed interest may be carried forward indefinitely and treated as disqualified interest in succeeding years. It is anticipated that the limitations described above will not substantially impact the U.S. Group. However, it should be noted that recent legislative proposals would modify these rules to further limit a current year deduction for certain interest expense and could limit the U.S. Groups ability to claim deductions for some interest expense.

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     Tax Code section 7874 was added to the Code by the American Jobs Creation
Act of 2004 to prevent U.S.-based multinationals from improperly avoiding U.S. taxation by inversion. A variety of inversion transactions are targeted by the statute, but in all cases the U.S. corporate parent of a multinational group is replaced by a foreign corporate parent that has no substantial activities in its jurisdiction of incorporation and that is owned by substantially the same shareholder group. Pursuant to section 7874, certain non-U.S. corporations may continue to be treated as U.S. corporations for U.S. tax purposes. The Debtors believe that section 7874 should not apply to New Mirant because, pursuant to the Plan, the former shareholders of Mirant will own less than 60% of New Mirant. Although there are authorities that treat creditors of a bankrupt corporation as holders of its proprietary interests, there are no authorities that treat such creditors as shareholders of the bankrupt corporation. However, the IRS may assert that New Mirant remain a U.S. corporation for U.S. tax purposes under section 7874 and no assurances can be given that such assertion would not be successful.

  7.  ALTERNATIVE MINIMUM TAX

     In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards for AMT purposes, only 90% of a corporation's taxable income may be offset by available NOL carryforwards (as computed for AMT purposes).

     In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of section 382 of the Tax Code, and the aggregate basis of the corporation's assets exceeds the fair market value of such assets on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Although not entirely clear, it appears that the application of this provision to the Debtors would be unaffected by whether the Debtors otherwise qualify for the special bankruptcy exception to the annual limitation rules of section 382.

     Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future years when the corporation is no longer subject to the AMT.

B.  U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS

     The U.S. federal income tax consequences to holders of Allowed Claims arising from the distributions to be made under the Plan may vary depending upon, among other things, the type of consideration received by the holder in exchange for the indebtedness it holds, the nature of the indebtedness owing to it, whether the holder has previously claimed a bad debt or worthless security deduction in respect of its Allowed Claim, whether such Allowed Claim constitutes a "security" for purposes of the reorganization provisions of the Tax Code, whether the holder is a resident of the United States for tax purposes, whether the holder reports income on the accrual or cash basis and whether the holder receives distributions under the Plan in more than one taxable year. In some cases, the modification of an Allowed Claim may represent for tax purposes an exchange of the Allowed Claim for a modified claim, even though no actual transfer takes place. In addition, the tax consequences will depend on the actual implementation of the Plan as a taxable or tax-free reorganization.

     1.  DEFINITION OF SECURITIES FOR TAX PURPOSES

     There is no precise definition under the tax law of what constitutes a "security," for tax purposes and all facts and circumstances pertaining to the origin and character of an Allowed Claim are relevant in determining its status. Nevertheless, courts generally have held that corporate debt obligations evidenced by written instruments with original maturities of ten years or more will be considered securities for tax purposes

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for this purpose and instruments with original maturities of less than five years will not be considered securities for tax purposes for this purpose but additional factors will be relevant.

     Prominent factors that courts have relied upon in determining whether an obligation or other instrument constitutes a "security" for tax purposes include: (a) the term of the instrument; (b) whether the instrument is secured;
(c) the degree of subordination of the instrument; (d) the ratio of debt to equity of the issuer; (e) the riskiness of the issuer's business, and (f) the negotiability of the instruments. Each Holder of an Allowed Claim should consult its own tax advisor to determine whether its claim constitutes a "Security" for federal income tax purposes.

     2.  HOLDERS OF ALLOWED CLAIMS CONSTITUTING SECURITIES FOR TAX PURPOSES

     Under the terms of the Plan, holders of Allowed Claims constituting securities for tax purposes will receive one or more of the following: New Mirant Common Stock, interests in the Plan Trust, New MAG Holdco Notes, New Mirant Warrants, MIRMA Lease New Secured Notes and Plan Secured Notes in satisfaction of their Allowed Claims under the Plan. Certain holders of Allowed Claims constituting securities for tax purposes generally will not recognize gain on the receipt of New Mirant Common Stock, their interests in the Plan Trust, New MAG Holdco Notes, New Mirant Warrants, MIRMA Lease New Secured Notes and/or Plan Secured Notes. However, certain other holders of Allowed Claims may recognize gain on the receipt thereof. In addition, certain holders may recognize gain or loss with respect to subsequent distributions to them from the Plan Trust with respect to the liquidation of Mirant or the Plan Trust.

     Holders of Allowed Claims constituting securities for tax purposes that receive New Mirant Common Stock, interests in the Plan Trust, New MAG Holdco Notes, New Mirant Warrants, MIRMA Lease New Secured Notes and/or Plan Secured Notes under the Plan in either partial or full satisfaction of their Allowed Claims generally will not be permitted to recognize any loss on the exchange.

     A holder's aggregate tax basis in the New Mirant Common Stock, interests in the Plan Trust, New MAG Holdco Notes, New Mirant Warrants, MIRMA Lease New Secured Notes and/or Plan Secured Notes received under the Plan in respect of an Allowed Claim constituting a security for tax purposes generally will equal the holder's basis in the Allowed Claim, increased by any income or gain recognized in the transaction. The holding period for any New Mirant Common Stock and interests in the Plan Trust, New MAG Holdco Notes, New Mirant Warrants, MIRMA Lease New Secured Notes and/or Plan Secured Notes received in the exchange generally will include the holding period of the Allowed Claim surrendered.

     3.  HOLDERS OF ALLOWED CLAIMS NOT CONSTITUTING SECURITIES FOR TAX PURPOSES

     Holders of Allowed Claims not constituting securities for tax purposes likely will recognize gain or loss equal to the amount realized under the Plan in respect of their Allowed Claims less their respective tax basis in those Allowed Claims. The amount realized for this purpose generally will equal the sum of the cash and the fair market value of any other consideration received under the Plan, including any New Mirant Common Stock, interests in the Plan Trust, New MAG Holdco Notes, New Mirant Warrants, MIRMA Lease New Secured Notes and/or Plan Secured Notes.

     Any gain or loss recognized in the exchange will be capital or ordinary depending on the nature of the holder's interest in the Allowed Claim. The holder's aggregate tax basis for any consideration received under the Plan generally will equal the amount realized. The holding period for any consideration received under the Plan generally will begin on the day following the receipt of that consideration.

C.  CERTAIN OTHER TAX CONSIDERATIONS FOR HOLDERS OF ALLOWED CLAIMS

     1.  PRE-EFFECTIVE DATE INTEREST

     Holders of Allowed Claims not previously required to include in their taxable income any accrued but unpaid pre-Effective Date interest on an Allowed Claim may be treated as receiving taxable interest to the extent any consideration they receive under the Plan is allocable to such pre-Effective Date interest. Holders

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previously required to include in their taxable income any accrued but unpaid interest on an Allowed Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan.

     2.  REINSTATEMENT OF ALLOWED CLAIMS

     Holders generally should not recognize gain, loss or other taxable income upon the reinstatement of their Allowed Claims under the Plan, provided the reinstatement is not a substantial modification of the terms of the Allowed Claim. Taxable income, however, may be recognized by those holders if they are considered to receive interest, damages or other income in connection with the reinstatement or if the reinstatement is considered for tax purposes to involve a modification of the Allowed Claim.

     3.  BAD DEBT DEDUCTION

     A holder who, under the Plan, receives in respect of an Allowed Claim an amount less than the holder's tax basis in that Allowed Claim may be entitled in the year of receipt (or in an earlier year) to a bad debt deduction in some amount under section 166(a) of the Tax Code or a worthless securities deduction under section 165 of the Tax Code. The rules governing the timing and amount of deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed. Such loss would be limited to the creditor's tax basis in the indebtedness underlying its Claim. Holders of Allowed Claims, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.

D.  U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF EQUITY INTERESTS

     If holders of Mirant equity interests receive New Mirant Common Stock under the Plan, the formation of New Mirant may be treated as a tax-free reorganization for federal income tax purposes that would prevent a holder from recognizing a loss in respect of the implementation of the Plan; such loss would instead be reflected in a higher than fair market value basis in the New Mirant Common Stock, if any, received by such holder. For a holder that would otherwise recognize a gain in respect of the implementation of the Plan, it is possible that tax-free reorganization treatment could defer a portion of such gain; such deferred gain would be reflected in a lower than fair market value basis in the New Mirant. If the transactions under the Plan will not qualify as a tax free reorganization for federal income tax purposes a holder may have to recognize gain and may be entitled to recognize loss on the exchange of an equity interest in Mirant for an equity interest in New Mirant. The receipt of New Mirant Warrants by certain holders of equity interests in Mirant may result in ordinary income to such holders and the receipt of Junior Trust Interests may be taxable to a holder. Holders of Mirant equity interests, therefore, are urged to consult their tax advisors with respect to the tax consequences of the transactions.

E. U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF NEW MIRANT COMMON STOCK AND NOTES

     1.  U.S. HOLDERS

     The following is a description of the principal U.S. federal income tax consequences that may be relevant with respect to the ownership and disposition of Plan Secured Notes, New MAG Holdco Notes, MIRMA Lease New Secured Notes (the "Notes"), New Mirant Common Stock and New Mirant Warrants. This description addresses only the U.S. federal income tax considerations of holders that will receive New Mirant Common Stock, Notes or New Mirant Warrants under the Plan and that will hold such New Mirant Common Stock, Notes or New Mirant Warrants as capital assets. For purposes of this description, a "U.S. Holder" is a beneficial owner of New Mirant Common Stock, Notes or New Mirant Warrants that, for U.S. federal income tax purposes, is: (a) a citizen or resident of the United States; (b) a partnership or corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if such trust validly elects to be treated as a United States person for U.S. federal income tax purposes or if: (i) a court within the U.S. is able to exercise primary supervision over its administration, and (ii) one or more United States persons have the authority to control all of the substantial decisions of such trust. A

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"Non-U.S. Holder" is a beneficial owner of New Mirant Common Stock, Notes or New
Mirant Warrants that is not a U.S. Holder.

     If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds New Mirant Common Stock, Notes or New Mirant Warrants, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to its tax consequences.

     2. U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF NEW MIRANT COMMON STOCK

        a. Distributions

     The gross amount of any distribution by New Mirant of cash or property, other than certain distributions, if any, of New Mirant Common Stock distributed pro rata to all shareholders of New Mirant with respect to New Mirant Common Stock, will be includible in income by a U.S. Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of New Mirant as determined under U.S. federal income tax principles. Individuals who are U.S. Holders will be taxed on such distributions made in taxable years beginning before December 31, 2008 at the lower rates applicable to long-term capital gains if New Mirant Common Stock is readily tradable on an established securities market in the United States and if such individuals satisfy certain holding period and risk requirements. You will not be eligible for the dividends received deduction with respect to dividends received from New Mirant. If you are a U.S. Holder, dividends paid to you with respect to your New Mirant Common Stock will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, taxes imposed by the non-U.S. jurisdiction where New Mirant is incorporated and withheld on dividends, if any, may be deducted from your taxable income or credited against your United States federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally will constitute "passive income." To the extent, if any, that the amount of any distribution by New Mirant exceeds New Mirant's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. Holder's adjusted tax basis in the New Mirant Common Stock and thereafter as capital gain.

     Non-U.S. Holders of New Mirant Common Stock generally will not be subject to U.S. federal income or withholding tax on dividends received on New Mirant Common Stock, unless such income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

        b. Sale or Exchange of New Mirant Common Stock

     U.S. Holder generally will recognize gain or loss on the sale or exchange of New Mirant Common Stock equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in the New Mirant Common Stock. Such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if such U.S. Holder's holding period for such New Mirant Common Stock exceeds one year. Gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to limitations. For many holders of Allowed Claims that received New Mirant Common Stock under the Plan, the adjusted tax basis in their New Mirant Common Stock will equal the acquisition cost of the Allowed Claims exchanged for New Mirant Common Stock.

     Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-U.S. Holder of New Mirant Common Stock generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such New Mirant Common Stock unless: (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, or (ii) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

     3.  U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF NOTES

        a. U.S. Holders

     Interest paid on a Note will be includible in a U.S Holder's gross income as ordinary interest income in accordance with the U.S Holder's usual method of tax accounting.

     Upon the sale, exchange or retirement of a Note, a U.S Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such, and such U.S Holder's adjusted tax basis in the Note. Any such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to the gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S Holder's holding period for the Notes exceeds one year. The deductibility of capital losses is subject to limitations.

        b. Non-U.S. Holders

     Subject to the discussion below under the heading "Backup Withholding Tax and Information Reporting," payments of principal of, and interest on, any Note to a Non-U.S. Holder, other than: (i) a controlled foreign corporation, as such term is defined in the Internal Revenue Code, which is related to New Mirant through stock ownership; (ii) a person owning, actually or constructively, securities representing at least 10 percent of the total combined outstanding voting power of all classes of voting stock of New Mirant; and (iii) banks which acquire such Note in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, will not be subject to any U.S. withholding tax provided that the beneficial owner of the Note provides certification completed in compliance with applicable statutory and regulatory requirements, which requirements are discussed below under the heading "Backup Withholding Tax and Information Reporting," or an exemption is otherwise established.

     Subject to the discussion below under the heading "Backup Withholding Tax and Information Reporting," any gain realized by a Non-U.S. Holder upon the sale, exchange or retirement of a Note generally will not be subject to U.S. federal income tax, unless: (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, or
(ii) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement and certain other conditions are met.

     4.  U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF NEW MIRANT
         WARRANTS

        a. Sale or Exchange

     The sale or exchange of a New Mirant Warrant will result in the recognition of gain or loss to a U.S. Holder in an amount equal to the difference between the amount realized and such holder's adjusted tax basis in such New Mirant Warrant. Such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, generally the maximum U.S. federal income tax rate applicable to such gain will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if the New Mirant Warrants being sold or exchanged have been held for more than one year at the time of such sale or exchange. Any gain or loss recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of any capital losses is subject to limitations.

     Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," any gain realized by a Non-U.S. Holder upon the sale or exchange of New Mirant Warrants generally will not be subject to U.S. federal income or withholding tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. or (2) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the U.S. for 183 days or more in the taxable year of such sale or exchange and some other conditions are met.

        b. Adjustments

     Under section 305 of the Tax Code, certain actual or constructive distributions of stock may be taxable to a shareholder of New Mirant. Adjustments, or the failure to make adjustments, in the exercise price of the New Mirant Warrants, or the number of New Mirant Common Stock shares purchasable upon exercise of the New Mirant Warrants, in each case made pursuant to the antidilution provisions of the warrants, may result in a constructive distribution if and to the extent that there is an increase in the proportionate interest of a U.S. Holder of a New Mirant Warrant in the fully diluted New Mirant Common Stock, whether or not the New Mirant Warrant is exercised. Such a distribution may be taxable as a dividend under the Tax Code to the U.S. Holders of the warrants.

        c. Exercise

     No gain or loss will be recognized to a U.S. Holder of New Mirant Warrants on such holder's purchase of New Mirant Common Stock for cash upon exercise of the New Mirant Warrants (other than any gain or loss attributable to the receipt of cash in lieu of a fractional New Mirant Common Stock upon exercise). The initial tax basis of the New Mirant Common Stock so acquired would be equal to the adjusted tax basis of the exercised New Mirant Warrants plus the exercise price (less any basis allocated to a fractional share for which cash is received). For U.S. federal income tax purposes, the holding period of the New Mirant Common Stock acquired upon the exercise of the New Mirant Warrants will begin on the date of exercise.

        d. Lapse

     If the New Mirant Warrants are not exercised and are allowed to expire, the New Mirant Warrants will be deemed to have been sold or exchanged on the expiration date resulting in a loss equal to the U.S. Holder's adjusted tax basis in the New Mirant Warrants. Any loss to the U.S. Holder of New Mirant Warrants will be a capital loss, and the classification of the loss as long-term or short-term will depend upon the date the New Mirant Warrants were acquired and the length of time the New Mirant Warrants were held. The deductibility of any capital losses is subject to limitations.

F.  TAX TREATMENT OF THE PLAN TRUST

     In connection with the implementation of the Plan, certain holders of Allowed Claims may also receive interests in the Plan Trust. The Plan Trust will be taxable as a taxable trust unless the Plan Trust qualifies as a "grantor trust" for U.S. federal income tax purposes. The IRS in Revenue Procedure 94-45, 1994-2 C.B. 684 set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Plan Trust may comply with such general criteria to be treated as a Grantor Trust, in which case the holders of Allowed Claims that receive an interest in the Plan Trust are the owners and grantors of the Plan Trust. The Plan Trust will attempt to provide all forms required by the beneficiaries to report their income relating to the assets of the Plan Trust.

G.  BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

     United States backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of New Mirant Common Stock, Notes, New Mirant Warrants or Allowed Claims. Information reporting generally will apply to payments under the Plan and payments of dividends on, interest on, and to proceeds from the sale or redemption of, New Mirant Common Stock, Notes, or New Mirant Warrants made within the United States to a holder of New Mirant Common Stock, a holder of Notes, a holder of New Mirant Warrants or a holder of an Allowed Claim, other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of payments made under the Plan, dividends on, interest on or the proceeds from the sale or redemption of, New Mirant Common Stock, Notes or New Mirant Warrants within the United States to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate is 28 percent for years 2003 through 2010.

     In the case of such payments made within the United States to a foreign simple trust, a foreign grantor trust or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of certain U.S. Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a payee that is not a United States person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

     THE ABOVE SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE PLAN.

                                      XV.

                         CERTAIN SECURITIES LAW MATTERS

A.  ISSUANCE OF NEW DEBTOR SECURITIES

     Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from registration under section 5 the Securities Act (the "Securities Act") and state law. Under section 1145(a)(1) of the Bankruptcy Code, the issuance of the New Mirant Common Stock, the New MAG Holdco Notes, the New Mirant Warrants, and the MIRMA Lease New Secured Notes pursuant to the Plan is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued by a debtor, its successor, or an affiliate participating in a joint plan with a debtor, under a plan of reorganization; (2) the recipients of the securities must hold a claim against a debtor or such affiliate, an interest in a debtor or such affiliate, or a claim for an administrative expense against a debtor or such affiliate, and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in a debtor or such affiliate, or principally in such exchange and partly for cash or property. Similarly, under section 1145(a)(2) of the Bankruptcy Code, the issuance of New Mirant Common Stock upon the exercise of the New Mirant Warrants is exempt from registration assuming that the issuance of the New Mirant Warrants satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code. The New Mirant Common Stock, the New Mirant Warrants (and the New Mirant Common Stock issuable upon the exercise of the New Mirant Warrants), the New MAG Holdco Notes, and the MIRMA Lease New Secured Notes are collectively referred to herein as the "New Debtor Securities." The Debtors believe that the issuance of the New Debtor Securities under the Plan satisfies the requirements of section 1145(a)(1) and (2) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and state securities laws.

B.  FERC APPROVAL

     In submitting an application to FERC pursuant to Section 203 of the Federal Power Act concerning the proposed internal restructuring contemplated in the Plan, the Debtors stated that such internal restructuring, will not, as of the Effective Date, result in any entity owning more than 5% of the equity interest in, or otherwise having a controlling interest in, New Mirant and/or Mirant (or in MAEM, if MAEM is held by the Plan Trust and therefore is not a subsidiary of Mirant or New Mirant as of the Effective Date) without prior FERC approval if and as required under Section 203 of the Federal Power Act. The Debtors further stated that any acquisition of ownership or other controlling interests in New Mirant and/or Mirant (or MAEM, as applicable) following FERC's approval of the internal restructuring contemplated in the Plan would be brought before FERC if and as required under Section 203 of the Federal Power Act. FERC precedent under

Section 203 of the Federal Power Act suggests that acquisition of 5% or more of the voting stock of a FERC-jurisdictional public utility, or a holding company that directly or indirectly owns or controls a FERC-jurisdictional public utility, may require FERC approval under Section 203 of the Federal Power Act. Accordingly, any entity that will receive 5% or more of the voting stock in New Mirant and/or Mirant upon confirmation of the Plan may need to obtain approval under Section 203 of the Federal Power Act before receiving such stock.

C.  SUBSEQUENT TRANSFERS OF NEW DEBTOR SECURITIES

     Section 1145(c) of the Bankruptcy Code provides that the offer or sale of securities pursuant to section 1145(a)(1) of the Bankruptcy Code is deemed to be a public offering. Therefore, none of the New Debtor Securities to be issued under the Plan will, if offered and sold in accordance with section 1145(a)(1) of the Bankruptcy Code, be deemed to be "restricted securities" as defined in the Securities Act and resales of and subsequent transactions in the New Debtor Securities will be exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities.
Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

          1. persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

          2. persons who offer to sell securities offered under a plan for the holders of such securities;

          3. persons who offer to buy such securities from holders of such securities, if the offer to buy is: (A) with a view to distributing such securities; and (B) made under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and

          4. persons who are "issuers" with respect to the securities, as the term "issuer" is defined in section 2(a)(11) of the Securities Act.

     Under section 2(a)(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

     To the extent that persons who receive New Debtor Securities pursuant to the Plan are deemed to be "underwriters," resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters may, however, be permitted to resell such New Debtor Securities without registration pursuant to the provisions of Rule 144 under the Securities Act (other than the holding period requirement provided in Rule 144(d)), subject to compliance with these rules. These rules permit the resale of securities received by "underwriters" if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met. In addition, any person who is an "underwriter" but not an "issuer" with respect to the New Debtor Securities is, however, entitled to engage in exempt "ordinary trading transactions" within the meaning of section 1145(b) of the Bankruptcy Code.

     Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Debtor Securities to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving New Debtor Securities under the Plan would be an "underwriter" with respect to such New Debtor Securities.

     GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEW DEBTOR SECURITIES. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW DEBTOR SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE NEW DEBTOR SECURITIES WITHOUT COMPLIANCE WITH THE SECURITIES ACT OR SIMILAR STATE AND FEDERAL LAWS. THE DEBTORS HAVE NOT UNDER-

TAKEN, AND DO NOT INTEND, TO FILE A REGISTRATION STATEMENT IN RESPECT OF ANY NEW DEBTOR SECURITIES HELD BY A HOLDER THAT IS AN UNDERWRITER.

                                      XVI.

                        ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

     The Debtors have evaluated numerous alternatives to the Plan, including, without limitation, the sale of the Debtors as a going concern, either as an entirety or on limited bases and the liquidation of the Debtors. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries of holders of Claims and Equity Interests. The following discussion provides a summary of the analysis of the Debtors supporting their conclusion that a liquidation of the Debtors or an alternative plan of reorganization for the Debtors will not provide higher value to holders of Claims and Equity Interests.

A.  LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE

     If no plan of reorganization can be confirmed, the Chapter 11 Cases of the Debtors may be converted to cases under chapter 7, in which event a trustee would be elected or appointed to liquidate the properties and interests in property of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. As set forth in the liquidation analysis in Exhibit "C," the Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for under the Plan. Accordingly, the Debtors have determined that confirmation of the Plan will provide each holder of a Claim or Equity Interest with a greater recovery than it would receive pursuant to liquidation of the Debtors under chapter 7.

B.  ALTERNATIVE PLANS OF REORGANIZATION

     If the Plan is not confirmed, any other party in interest could undertake to formulate a different plan of reorganization. Such a plan of reorganization might involve either a reorganization and continuation of the business of the Debtors, the sale of the Debtors as a going concern or an orderly liquidation of the properties and interests in property of the Debtors. With respect to an alternative plan of reorganization, the Debtors have examined various other alternatives in connection with the process involved in the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables holders of Claims and Equity Interests to realize the best recoveries under the present circumstances. In a liquidation of the Debtors under chapter 11, the properties and interests in property would be sold in a more orderly fashion and over a more extended period of time than in a liquidation under chapter 7, probably resulting in greater recoveries as compared with recoveries under a chapter 7 liquidation. Further, if a trustee were not appointed, since one is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than in a chapter 7 case. However, although preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 for the Debtors is a much less attractive alternative to holders of Claims and Equity Interests than the Plan because the recovery realized by holders of Claims and Equity Interests under the Plan is likely to be greater than the recovery under a chapter 11 liquidation.

                                     XVII.

                                   CONCLUSION

     The Debtors believe that the Plan is in the best interest of all holders of Claims and Equity Interests, and urge all holders of impaired Claims and Equity Interests in the Debtors to vote to accept the Plan and to evidence such acceptance by returning their ballots in accordance with the instructions accompanying the Disclosure Statement.

                                          Respectfully submitted,

                                          MIRANT CORPORATION

                                          By:            /s/
                                            ------------------------------------
                                              Name:    M. Michele Burns
                                            Title:   Executive Vice President,
                                                     Chief Financial Officer and
                                                     Chief Restructuring Officer

                                          MIRANT AMERICAS ENERGY CAPITAL, LP

                                          BY: MIRANT AMERICAS DEVELOPMENT, INC.,
                                              ITS GENERAL PARTNER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS ENERGY CAPITAL ASSETS,
                                          LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WRIGHTSVILLE INVESTMENTS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WRIGHTSVILLE MANAGEMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          WRIGHTSVILLE POWER FACILITY, L.L.C.

                                          BY: MIRANT WRIGHTSVILLE MANAGEMENT,
                                              INC., ITS MEMBER AND SOLE MANAGER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          WRIGHTSVILLE DEVELOPMENT FUNDING,
                                          L.L.C.

                                          BY: MIRANT WRIGHTSVILLE MANAGEMENT,
                                              INC., ITS MEMBER AND SOLE MANAGER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT ECOELECTRICA INVESTMENTS I,
                                          LTD.

                                          BY: MIRANT ECOELECTRICA INVESTMENTS
                                              II, LTD., ITS SOLE MEMBER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. R. Harris
                                            Title:   President and Chief
                                                     Executive Officer

                                          PUERTO RICO POWER INVESTMENTS, LTD.

                                          BY: MIRANT CARIBBEAN, INC., ITS MEMBER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Vice President

                                          BY: MIRANT SOUTH AMERICA AND CARIBBEAN
                                              FINANCE, LTD., ITS MEMBER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. R. Harris
                                            Title:   President and Chief
                                                     Executive Officer

                                          MIRANT SUGAR CREEK, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT PORTAGE COUNTY, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT ZEELAND, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WYANDOTTE, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT PEAKER, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT GASTONIA, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT MID-ATLANTIC SERVICES, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT NEW ENGLAND, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT POTOMAC RIVER, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT MICHIGAN INVESTMENTS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT SUGAR CREEK VENTURES, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT TEXAS INVESTMENTS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Vice President

                                          MIRANT LAS VEGAS, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT DICKERSON DEVELOPMENT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WICHITA FALLS, LP

                                          BY: MIRANT WICHITA FALLS MANAGEMENT,
                                              INC., ITS GENERAL PARTNER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WICHITA FALLS MANAGEMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT WICHITA FALLS INVESTMENTS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Vice President

                                          SHADY HILLS POWER COMPANY, L.L.C.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          WEST GEORGIA GENERATING COMPANY,
                                          L.L.C.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT SPECIAL PROCUREMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT PARKER, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT MD ASH MANAGEMENT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT FUND 2001, LLC

                                          BY: MIRANT CAPITAL MANAGEMENT, LLC,
                                              ITS MANAGER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT SERVICES, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT NY-GEN, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT TEXAS MANAGEMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT LOVETT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT PINEY POINT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT SUGAR CREEK HOLDINGS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT TEXAS, LP

                                          BY: MIRANT TEXAS MANAGEMENT, INC., ITS
                                              GENERAL PARTNER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT KENDALL, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT INTELLECTUAL ASSET MANAGEMENT
                                          AND
                                          MARKETING, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT POTRERO, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT NEW YORK, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS RETAIL ENERGY
                                          MARKETING, LP

                                          BY: MIRANT AMERICAS DEVELOPMENT, INC.,
                                              ITS GENERAL PARTNER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President and
                                                     Chief Financial Officer

                                          MIRANT AMERICAS GAS MARKETING VIII,
                                          LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING IX, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING X, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING VI, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING V, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING VII, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING III, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING XI, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING I, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS ENERGY MARKETING, LP

                                          BY:  MIRANT AMERICAS DEVELOPMENT,
                                               INC., ITS GENERAL PARTNER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS DEVELOPMENT CAPITAL,
                                          LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MLW DEVELOPMENT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS PRODUCTION COMPANY

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS DEVELOPMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President and
                                                     Chief Financial Officer

                                          MIRANT AMERICAS ENERGY MARKETING
                                          INVESTMENTS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President and
                                                     Chief Financial Officer

                                          MIRANT AMERICAS GAS MARKETING II, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CHALK POINT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CALIFORNIA, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CALIFORNIA INVESTMENTS, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CANAL, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CENTRAL TEXAS, LP

                                          BY: MIRANT TEXAS MANAGEMENT, INC., ITS
                                              GENERAL PARTNER

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT DANVILLE, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT BOWLINE, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          HUDSON VALLEY GAS CORPORATION

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GENERATION, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President and
                                                     Chief Financial Officer

                                          MINT FARM GENERATION, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING XII, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT D.C. O&M, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT MID-ATLANTIC, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President and
                                                     Chief Financial Officer

                                          MIRANT CAPITAL, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Vice President

                                          MIRANT CHALK POINT DEVELOPMENT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT CAPITAL MANAGEMENT, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING XV, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING XIV, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING XIII,
                                          LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS PROCUREMENT, INC.

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT AMERICAS GAS MARKETING IV, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

                                          MIRANT DELTA, LLC

                                          By:            /s/
                                            ------------------------------------
                                              Name:    J. William Holden III
                                            Title:   Sr. Vice President

Dated: March 25, 2005

                                   SCHEDULE 1

                             LIST OF DEFINED TERMS

                             LIST OF DEFINED TERMS

     "4-Year Agent" means Credit Suisse First Boston as agent under the Mirant 4-Year Revolver.

     "4-Year Lenders" means the lenders under the Mirant-4 Year Revolver prior to the Petition Date.

     "2000 Dividends" means the $503 million in cash dividends paid in 2000.

     "AECC" means Arkansas Electric Cooperative Corporation.

     "AEP" means American Electric Power Inc.

     "Cal PX Plan" means Cal PX's confirmed plan of reorganization.

     "California Energy Markets" means the Principal Markets and the "block-forward" market.

     "California Parties" means PG&E, Southern California Edison Company, San Diego Gas and Electric Company, the California Public Utilities Commission, the California Department of Water Resources, the California Electricity Oversight Board and the Attorney General of the State of California.

     "Canadian Filers" means Mirant Canada Energy Marketing, Ltd. and Mirant Canada Marketing Investments, Inc.

     "CC8 Alternative Consideration" has the meaning set forth in section 8.9 of the California Settlement Agreement.

     "CC8 Assets" has the meaning set forth in section 8.7.3 of the California Settlement Agreement.

     "CCAA" means the Company's Creditors Arrangement Act of 1985, as amended.

     "CCAA Proceedings" means the filing by the Canadian filers for protection under the CCAA.

     "CFTC" means Commodity Futures Trading Commission.

     "chapter 7" means chapter 7 of title 11 to the Bankruptcy Code.

     "chapter 11" means chapter 11 of title 11 to the Bankruptcy Code.

     "Clean Air Act" means the Clean Air Act of 1990.

     "Clean Water Act" means the Clean Water Act of 1972.

     "CO(2)" means carbon dioxide.

     "Committees" means the Equity Committee, the Corp Committee and the MAG Committee.

     "Continued Trading Order" means the Order Approving Specified Information Blocking Procedures and Permitting Trading in the Debtors' Securities, Bank Debt, Purchase or Sale of Trade Debt and Issuing of Analyst Reports Upon Establishment of a Screening Wall Effective July 25, 2003, as amended on April 21, 2004 and September 15, 2004.

     "Corp Committee" means the official committee of unsecured creditors of Mirant.

     "CPUC" means the California Public Utility Commission.

     "Critical Vendors" means certain vendor companies providing goods and services essential to the Debtors' operations.

     "CUC" means Curacao Utilities Company.

     "Deutsche Bank" means Deutsche Bank, AG, New York Branch.

     "DOJ" means the United States Department of Justice.

     "DWR" means the California Department of Water Resources acting solely under the authority and powers created by California Assembly Bill 1 from the First Extraordinary Session of 2000-2001, codified in sections 80000 through 80270 of the California Water Code.

     "EBITDA" means earnings before interest, taxes, depreciation and amortization. This is derived from the financial statements by adding depreciation and amortization to operating income.

     "ECAR" means East Central Area Reliability Coordination Agreement.

     "ECSA" means each of the separate Energy Capacity and Sales Agreements entered into in August 2001 by MAEM with Mirant Peaker, Mirant Potomac, MIRMA and Mirant Chalk Point.

     "EcoElectrica Debtors" means Mirant EcoElectrica Investments I, Ltd. and Puerto Rico Power Investments Ltd.

     "Enron" means Enron Corporation.

     "EOB" means California Electricity Oversight Board.

     "EPA" means the United States Environmental Protection Agency.

     "Equity Committee" means the official committee of equity security holders of Mirant.

     "ERCOT" means the Electric Reliability Council of Texas.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "Estimation Procedures" means the procedures established for estimating contingent and unliquidated proofs of claim pursuant to the Estimation Order.

     "Examiner" means the examiner of the Chapter 11 Cases, being William K. Snyder, as appointed by the United States Trustee.

     "Federal Power Act" means the Federal Power Act, as amended.

     "FERC" means the Federal Energy Regulatory Commission.

     "Fifth Circuit" means the United States Court of Appeals for the Fifth Circuit.

     "Filing Period" means the period of time (the first 120 days of a chapter 11 case) in which only the debtor, unless a trustee is appointed, may file a plan of reorganization.

     "Grand Bahama Power" means Grand Bahama Power Company Limited.

     "Implementation Order" means a final order, in form and substance satisfactory to the Debtors, which provides the terms and provisions set forth in section 12.1(f) of the Plan.

     "IPP" means an independent power producer.

     "ISO" means an Independent System Operator.

     "ISO-NE" means the New England ISO.

     "JPS" means Jamaica Public Service Company Limited.

     "KERP" means the key employee retention program.

     "L/C" means a letter of credit.

     "L/C Agreement" means the letter of credit agreement dated September 4, 2001 between Mirant and the L/C Issuing Bank.

     "L/C Issuing Bank" means Wachovia Bank N.A.

     "MAEC Debtors" means Mirant Americas Energy Capital, LP and Mirant Americas Energy Capital Assets, LLC.

     "MAEM Receivables" has the meaning set forth in section 1.1.76 of the California Settlement Agreement.

     "MAG Committee" means the official committee of unsecured creditors of MAG.

     "MAPCO" means Mirant American Production Company.

     "MCEM" means Mirant Canada Energy Marketing.

     "Mirant California" means Mirant California, LLC.

     "Mirant Canal" means Mirant Canal, LLC.

     "Mirant Delta" means Mirant Delta, LLC.

     "Mirant IPO" means the initial public offering by Mirant.

     "Mirant Kendall" means Mirant Kendall, LLC.

     "Mirant New England" means Mirant New England, LLC.

     "Mirant New York" means Mirant New York, Inc.

     "Mirant NY-Gen" means Mirant NY-Gen, LLC.

     "Mirant Potrero" means Mirant Potrero, LLC.

     "Mirant Services" means Mirant Services, LLC.

     "Mirant Settling Parties" means the Debtors which are parties to the California Settlement including Mirant, MAI, MAEM, MAEMI, MAG, Mirant California Investments, Inc., Mirant California, Mirant Delta, Mirant Potrero, Mirant Special Procurement, Inc., Mirant Services and MADI.

     "Mirant Trinidad" means Mirant Trinidad Investments, Inc.

     "MISO" means Midwest Independent System Operators, Inc.

     "Moody's" means Moody's Investor Services.

     "MW" means megawatt.

     "MWh" means megawatt hours.

     "NEPOOL" means the New England Power Pool.

     "Ninth Circuit" means the United States Court of Appeals for the Ninth Circuit.

     "NOLs" means net operating losses.

     "NOV" means a notice of violation.

     "NOx" means nitrogen oxide.

     "NPC" means the Philippine government-owned National Power Corporation.

     "NSRR" means the New Source Review Regulations.

     "NYISO" means the New York ISO.

     "Ohio Edison" means Ohio Edison Company.

     "Original Debtors" means Mirant and 74 of its wholly-owned subsidiaries in the United States which filed chapter 11 proceedings on the Petition Date.

     "Panda" means Panda-Brandywine, LP.

     "Pepco" means the Potomac Electric Power Company.

     "PJM" means Pennsylvania-New Jersey-Maryland Interconnection, LLC.

     "PowerGen" means the Power Generation Company of Trinidad and Tobago.

     "PPA" means power purchase agreement.

     "Principal Markets" means the "day-ahead" market, the "day-of" market and the "real-time" market operated by either the Cal PX or the CAISO.

     "Projections" means the consolidated projected operating and financial results set out in Exhibit "D."

     "PUHCA" means the Public Utility Holding Company Act of 1935.

     "PURPA" means the Public Utilities Regulatory Policies of 1978.

     "Reliant" means Reliant Energy Services.

     "Reorganized Debtors" means the Debtors, or any successors thereto, by merger, consolidation or otherwise, on or after the Effective Date.

     "RMP" means Risk Management Policy.

     "RMR" means reliability-must-run.

     "RTO" means a Regional Transmission Organization.

     "SCE" means Southern California Edison Company.

     "SDG&E" means San Diego Gas & Electric Company.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933.

     "Shady Hills" means Shady Hills Power Company LLC, a Delaware limited liability company, one of the Debtors and Debtors in Possession in the Chapter 11 Cases.

     "SO(2)" means sulfur dioxide.

     "Solicitation Period" means the period time following the filing of a plan or reorganization in which a debtor must solicit acceptance of such plan.

     "Southern" means the Southern Company.

     "Spin-Off" means the tax-free stock dividend to the shareholders of Mirant.

     "T&T EC" means the Trinidad and Tobago Electricity Commission.

     "T&T NEC" means the National Gas Company of Trinidad and Tobago.

     "Tax Code" means the Internal Revenue Code of 1986.

     "TPA" means a transition power agreement.

     "Transferred Trading Obligation" means an obligation of a Person to a Trading Debtor which is transferred to MET pursuant to the Plan or the Confirmation Order, including any obligations under or in connection with any trading contracts or under or in connection with any other assets or liabilities.

     "Tax Indemnification Agreement" means the tax indemnification agreement by and among Southern Company and its Affiliates and Mirant and its Affiliates.

     "Voting Deadline" means 4:00 p.m., Prevailing Central Time, on May 27,
2005.

     "W&C" means White & Case LLP.

     "West Georgia" means West Georgia Generating Company, LLC.

     "Wrightsville Debtors" means Mirant Wrightsville Investments, Inc., Mirant Wrightsville Management, Inc., Wrightsville Development Funding, LLC, and Wrightsville Power Facility, LLC.

                                   SCHEDULE 2

                              LIST OF THE DEBTORS

                              LIST OF THE DEBTORS

                            CONSOLIDATED MAG DEBTORS

Mirant Americas Generation, LLC
Mirant Mid-Atlantic, LLC
Hudson Valley Gas Corporation
Mirant Bowline, LLC
Mirant California Investments, Inc.
Mirant California, LLC
Mirant Canal, LLC
Mirant Central Texas, LP
Mirant Chalk Point, LLC
Mirant D.C. O&M, LLC
Mirant Delta, LLC
Mirant Kendall, LLC
Mirant Lovett, LLC
Mirant MD Ash Management, LLC
Mirant New England, Inc.
Mirant New York, Inc.
Mirant NY-Gen, LLC
Mirant Parker, LLC
Mirant Piney Point, LLC
Mirant Potrero, LLC
Mirant Special Procurement, Inc.
Mirant Texas Investments, Inc.
Mirant Texas Management, Inc.
Mirant Texas, LP
MLW Development, LLC

                          CONSOLIDATED MIRANT DEBTORS

Mirant Corporation
Mirant Americas Energy Marketing, LP
Mirant Americas, Inc.
Mint Farm Generation, LLC
Mirant Americas Development Capital, LLC
Mirant Americas Development, Inc.
Mirant Americas Energy Marketing Investments, Inc.
Mirant Americas Gas Marketing I, LLC
Mirant Americas Gas Marketing II, LLC
Mirant Americas Gas Marketing III, LLC
Mirant Americas Gas Marketing IV, LLC
Mirant Americas Gas Marketing V, LLC
Mirant Americas Gas Marketing VI, LLC
Mirant Americas Gas Marketing VII, LLC
Mirant Americas Gas Marketing VIII, LLC

Mirant Americas Gas Marketing IX, LLC
Mirant Americas Gas Marketing X, LLC
Mirant Americas Gas Marketing XI, LLC
Mirant Americas Gas Marketing XII, LLC
Mirant Americas Gas Marketing XIII, LLC
Mirant Americas Gas Marketing XIV, LLC
Mirant Americas Gas Marketing XV, LLC
Mirant Americas Procurement, Inc.
Mirant Americas Production Company
Mirant Americas Retail Energy Marketing, LP
Mirant Capital Management, LLC
Mirant Capital, Inc.
Mirant Chalk Point Development, LLC
Mirant Danville, LLC
Mirant Dickerson Development, LLC
Mirant Fund 2001, LLC
Mirant Gastonia, LLC
Mirant Intellectual Asset Management and Marketing
Mirant Las Vegas, LLC
Mirant Michigan Investments, Inc.
Mirant Mid-Atlantic Services, LLC
Mirant Peaker, LLC
Mirant Portage County, LLC
Mirant Potomac River, LLC
Mirant Services, LLC
Mirant Sugar Creek Holdings, Inc.
Mirant Sugar Creek Ventures, Inc.
Mirant Sugar Creek, LLC
Mirant Wichita Falls Investments, Inc.
Mirant Wichita Falls Management, Inc.
Mirant Wichita Falls, LP
Mirant Wyandotte, LLC
Mirant Zeeland, LLC
Shady Hills Power Company, L.L.C.
West Georgia Generating Company, L.L.C.
Mirant EcoElectrica Investments I, Ltd.
Puerto Rico Power Investments, Ltd.
Mirant Wrightsville Investments, Inc.
Mirant Wrightsville Management, Inc.
Wrightsville Power Facility, L.L.C
Wrightsville Development Funding, L.L.C.
Mirant Americas Energy Capital, LP
Mirant Americas Energy Capital Assets, LLC

                                   SCHEDULE 3

                             GROUP STRUCTURE CHART

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                              (ORGANIZATION CHART)

                                   SCHEDULE 4

                    THIRD PARTIES THAT HAVE OBTAINED RELIEF
                            FROM THE AUTOMATIC STAY

                    THIRD PARTIES THAT HAVE OBTAINED RELIEF
                            FROM THE AUTOMATIC STAY

City of Burbank

Gulfterra Energy Partners, L.P.

El Paso Merchant Energy, L.P.

CSX Transportation, Inc.

Dennis and Marjorie Goad

Entergy Arkansas, Inc.

Entergy Services, Inc.

James R. Macklin

Modesto Irrigation District

Nicholson & Hall, Inc.

Northeast Maryland Waste Disposal Authority

Southern California Edison Company

St. Paul Mercury Insurance Company

Transwestern Pipeline Company

U.A. Local 342, Joint Labor-Management

                                   SCHEDULE 5

                    PETITION DATE NET INTERCOMPANY PAYABLES

5-A   DIVIDEND AND CAPITAL CONTRIBUTION ACTIVITY
5-B   PETITION DATE NET INTERCOMPANY PAYABLES EVIDENCED BY
      PROMISSORY NOTES
5-C   PETITION DATE NET INTERCOMPANY PAYABLES

               DIVIDENDS OF MAG TO MAI AND CAPITAL CONTRIBUTIONS
  OF MAI TO MAG FOR YEARS ENDED 2001 AND 2002, AND SIX MONTHS ENDED 6/30/2003

                                YEAR ENDED 2001                YEAR ENDED 2002           SIX MONTHS ENDED 6/30/2003
                          ----------------------------   ----------------------------   ----------------------------
                                            CAPITAL                        CAPITAL                        CAPITAL
                           DIVIDENDS     CONTRIBUTIONS    DIVIDENDS     CONTRIBUTIONS    DIVIDENDS     CONTRIBUTIONS
                          ------------   -------------   ------------   -------------   ------------   -------------
First Quarter...........  $ 21,000,000    $ 5,000,000    $134,000,000   $584,000,000    $150,000,000   $ 50,000,000
Second Quarter..........  $200,000,000    $17,000,000    $453,000,000   $ 65,000,000             -0-   $(48,000,000)(1)
Third Quarter...........           -0-            -0-    $210,000,000   $ 64,000,000             N/A            N/A
Fourth Quarter..........           -0-    $16,000,000             -0-   $171,000,000             N/A            N/A
                          ------------    -----------    ------------   ------------    ------------   ------------
  TOTALS................  $221,000,000    $38,000,000    $797,000,000   $884,000,000    $150,000,000   $  2,000,000
                          ============    ===========    ============   ============    ============   ============

---------------

(1) Net reduction resulting from reversal of prior capital contributions resulting from termination of agreement pursuant to which contributions were made.

                    PETITION DATE NET INTERCOMPANY PAYABLES
                         EVIDENCED BY PROMISSORY NOTES

                                                                                       BALANCE AT PETITION
CREDITOR                                                    DEBTOR                            DATE
--------                                                    ------                     -------------------
Mirant Canada Energy Mkt. Inv., Inc. ....  Mirant Americas Energy Mkt. Inv., Inc.           16,000,000
Mirant Canada Energy Mkt. Inv., Inc. ....  Mirant Canada Energy Marketing, LP               34,916,856
Mirant Canada Energy Mkt. Inv., Inc. ....  Mirant Canada Energy Mkt., LP (CAD$)              4,646,000
Mirant Americas, Inc. ...................  Wrightsville Development & Funding, LLC         180,000,000
Mirant New England, LLC..................  Mirant Americas, Inc.                           255,360,574
Mirant California Investments, Inc. .....  Mirant Americas Generation, LLC                   6,216,806
Mirant Americas Energy Capital, LP.......  Mirant Americas Energy Mkt. Inv., Inc.            6,253,253
Mirant Americas Energy Capital, LP.......  Mirant Americas Development, Inc.                    95,942
Hudson Valley Gas Corp. .................  Mirant Americas Generation, LLC                     653,588
Mirant Americas Generation, LLC..........  Mirant Bowline, LLC                              18,598,213
Mirant Americas Generation, LLC..........  Mirant California, LLC                           35,463,452
Mirant Canal, LLC........................  Mirant Americas Generation, LLC                  19,725,647
Mirant Delta, LLC........................  Mirant Americas Generation, LLC                  52,297,019
Mirant Americas Generation, LLC..........  Mirant Kendall, LLC                               8,757,271
Mirant Lovett, LLC.......................  Mirant Americas Generation, LLC                  31,240,572
Mirant New England, Inc. ................  Mirant Americas Generation, LLC                   4,509,274
Mirant Americas Generation, LLC..........  Mirant New York, Inc.                               799,513
Mirant Americas Generation, LLC..........  Mirant NY-Gen, LLC                                3,665,839
Mirant Potrero, LLC......................  Mirant Americas Generation, LLC                  23,015,124
Mirant Texas, LP.........................  Mirant Americas Generation, LLC                  15,098,672
Mirant Americas Development, Inc. .......  Mirant Corporation                                  155,601
Mirant Americas Procurement, Inc. .......  Mirant Corporation                               98,734,806
Mirant Americas, Inc. ...................  Mirant Corporation                              208,680,369
Mirant Corporation.......................  Mirant Las Vegas, LLC                                97,386
Mirant Portage County, LLC...............  Mirant Corporation                                   67,700
Mirant Wichita Falls, LP.................  Mirant Corporation                                2,501,371
Mirant Wyandotte, LLC....................  Mirant Corporation                                   42,236
Mirant Zeeland, LLC......................  Mirant Corporation                               18,256,313
Shady Hills Power Company................  Mirant Corporation                                8,058,479
Mirant Corporation.......................  Sugar Creek Energy, LLC                           6,475,015
Mirant Corporation.......................  Mirant Americas Energy Marketing, LP            173,000,000
Mirant Mid-Atlantic, LLC.................  Mirant Potomac River, LLC                       152,165,000
Mirant Mid-Atlantic, LLC.................  Mirant Peaker, LLC                               71,110,000
Mirant Americas Energy Mkt. Inv.,          Mirant Americas, Inc.                            39,000,000
  Inc. ..................................

                   PREPETITION DATE NET INTERCOMPANY PAYABLES
      REFLECTED ON THE DEBTORS' BOOKS AND RECORDS AS OF SEPTEMBER 30, 2004

ENTITY NAME                                        COUNTERPARTY                 PAYABLE      RECEIVABLE    NET PAYABLE
-----------                                        ------------               ------------   -----------   ------------
Hudson Valley Gas Corporation........  Mirant Bowline, LLC                    $ 16,134,938   $    23,503   $ 16,111,436
Mint Farm Generation, LLC............  Mirant California, LLC                 $        330                 $        330
Mint Farm Generation, LLC............  Mirant Services, LLC                   $  1,629,527   $       144   $  1,629,383
Mirant Americas Development Capital,
  LLC................................  Mirant Corporation                     $  3,587,008                 $  3,587,008
Mirant Americas Development, Inc. ...  Mirant Americas Development Capital,
                                       LLC                                    $      1,000                 $      1,000
Mirant Americas Development, Inc. ...  Mirant Americas Energy Capital, LP     $     96,116                 $     96,116
Mirant Americas Development, Inc. ...  Mirant Americas Energy Marketing
                                       Investments, Inc.                      $         30                 $         30
Mirant Americas Development, Inc. ...  Mirant Americas Energy Marketing, LP   $         89   $   (91,736)  $     91,825
Mirant Americas Development, Inc. ...  Mirant Services, LLC                   $  9,551,295                 $  9,551,295
Mirant Americas Energy Marketing
  Investments, Inc. .................  Mirant Americas Energy Capital, LP     $  6,330,744                 $  6,330,744
Mirant Americas Energy Marketing
  Investments, Inc. .................  Mirant Americas Energy Marketing, LP   $    353,942   $    99,171   $    254,771
Mirant Americas Energy Marketing
  Investments, Inc. .................  Mirant Canada Energy Marketing
                                       Investments, Inc.                      $ 16,239,285                 $ 16,239,285
Mirant Americas Energy Marketing
  Investments, Inc. .................  Mirant Services, LLC                   $    164,415   $    85,928   $     78,487
Mirant Americas Energy Marketing,
  LP.................................  Mirant Americas Energy Capital, LP     $        162                 $        162
Mirant Americas Energy Marketing,
  LP.................................  Mirant Canada Energy Marketing, Ltd.   $157,189,528   $(1,481,876)  $158,671,404
Mirant Americas Energy Marketing,
  LP.................................  Mirant Canal, LLC                      $ 53,545,417   $41,347,669   $ 12,197,747
Mirant Americas Energy Marketing,
  LP.................................  Mirant Corporation                     $489,643,070                 $489,643,070
Mirant Americas Energy Marketing,
  LP.................................  Mirant Delta, LLC                      $304,616,436   $11,914,060   $292,702,376
Mirant Americas Energy Marketing,
  LP.................................  Mirant Kendall, LLC                    $ 10,289,372   $ 7,390,529   $  2,898,843
Mirant Americas Energy Marketing,
  LP.................................  Mirant New York, Inc.                  $    593,860                 $    593,860
Mirant Americas Energy Marketing,
  LP.................................  Mirant Services, LLC                   $  2,822,220   $   373,771   $  2,448,448
Mirant Americas Energy Marketing,
  LP.................................  Mirant Texas, LP                       $  1,595,795   $   777,624   $    818,172
Mirant Americas Energy Marketing,
  LP.................................  Mirant Zeeland, LLC                    $  1,609,283   $   800,414   $    808,869
Mirant Americas Energy Marketing,
  LP.................................  Wrightsville Power Facility, LLC       $    171,438   $    81,168   $     90,270
Mirant Americas Gas Marketing I,
  LLC................................  Mirant Americas Energy Marketing, LP   $    186,361   $   146,111   $     40,250
Mirant Americas Gas Marketing I,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing II,
  LLC................................  Mirant Americas Energy Marketing, LP   $    182,190   $   146,256   $     35,934
Mirant Americas Gas Marketing II,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing III,
  LLC................................  Mirant Americas Energy Marketing, LP   $    182,098   $   146,701   $     35,397
Mirant Americas Gas Marketing III,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing IV,
  LLC................................  Mirant Americas Energy Marketing, LP   $    181,667   $   146,702   $     34,965
Mirant Americas Gas Marketing IV,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing IX,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,328   $   123,421   $     33,907
Mirant Americas Gas Marketing IX,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing V,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,569   $   123,033   $     34,536
Mirant Americas Gas Marketing V,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing VI,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,438   $   123,034   $     34,404
Mirant Americas Gas Marketing VI,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing VII,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,572   $   123,421   $     34,151
Mirant Americas Gas Marketing VII,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing VIII,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,405   $   123,421   $     33,984

ENTITY NAME                                        COUNTERPARTY                 PAYABLE      RECEIVABLE    NET PAYABLE
-----------                                        ------------               ------------   -----------   ------------
Mirant Americas Gas Marketing VIII,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing X,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,327   $   123,421   $     33,907
Mirant Americas Gas Marketing X,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing XI,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,331   $   123,429   $     33,902
Mirant Americas Gas Marketing XI,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing XII,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,387   $   123,421   $     33,967
Mirant Americas Gas Marketing XII,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing XIII,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,194   $   123,421   $     33,773
Mirant Americas Gas Marketing XIII,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing XIV,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,190   $   123,421   $     33,769
Mirant Americas Gas Marketing XIV,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Gas Marketing XV,
  LLC................................  Mirant Americas Energy Marketing, LP   $    157,299   $   123,421   $     33,879
Mirant Americas Gas Marketing XV,
  LLC................................  Mirant Services, LLC                   $        300                 $        300
Mirant Americas Generation, LLC......  Hudson Valley Gas Corporation          $    654,651   $       365   $    654,286
Mirant Americas Generation, LLC......  Mirant California Investments, Inc.    $  6,300,595                 $  6,300,595
Mirant Americas Generation, LLC......  Mirant Canal, LLC                      $ 20,784,980   $     5,420   $ 20,779,560
Mirant Americas Generation, LLC......  Mirant Delta, LLC                      $ 52,404,798   $    13,245   $ 52,391,553
Mirant Americas Generation, LLC......  Mirant Lovett, LLC                     $ 31,286,128   $     9,280   $ 31,276,848
Mirant Americas Generation, LLC......  Mirant New England, Inc.               $  4,553,813   $    30,346   $  4,523,467
Mirant Americas Generation, LLC......  Mirant Potrero, LLC                    $ 23,115,880   $     3,152   $ 23,112,728
Mirant Americas Generation, LLC......  Mirant Services, LLC                   $  4,228,542   $   402,790   $  3,825,752
Mirant Americas Generation, LLC......  Mirant Texas, LP                       $ 15,131,202   $     1,032   $ 15,130,170
Mirant Americas Procurement, Inc. ...  Mirant Americas Development Capital,
                                       LLC                                    $ 70,880,584   $   170,857   $ 70,709,727
Mirant Americas Procurement, Inc. ...  Mirant Danville, LLC                   $ 19,084,755                 $ 19,084,755
Mirant Americas Procurement, Inc. ...  Mirant Portage County, LLC             $ 71,206,634   $ 2,000,000   $ 69,206,634
Mirant Americas Production Company...  Mirant Services, LLC                   $      1,392                 $      1,392
Mirant Americas Retail Energy
  Marketing, LP......................  Mirant Americas Energy Marketing, LP   $  2,718,564   $     6,295   $  2,712,268
Mirant Americas Retail Energy
  Marketing, LP......................  Mirant Services, LLC                   $      1,894                 $      1,894
Mirant Americas, Inc. ...............  Mirant Americas Development Capital,
                                       LLC                                    $146,694,728                 $146,694,728
Mirant Americas, Inc. ...............  Mirant Americas Energy Marketing
                                       Investments, Inc.                      $ 39,000,000                 $ 39,000,000
Mirant Americas, Inc. ...............  Mirant Americas Energy Marketing, LP   $878,781,286   $32,366,535   $846,414,752
Mirant Americas, Inc. ...............  Mirant Americas Procurement, Inc.      $ 75,354,312   $ 4,548,315   $ 70,805,997
Mirant Americas, Inc. ...............  Mirant Danville, LLC                   $      1,000                 $      1,000
Mirant Americas, Inc. ...............  Mirant Dickerson Development, LLC      $      1,000                 $      1,000
Mirant Americas, Inc. ...............  Mirant Nevada Wellcom, LLC             $      1,000                 $      1,000
Mirant Americas, Inc. ...............  Mirant New England, Inc.               $259,767,603   $   213,585   $259,554,018
Mirant Americas, Inc. ...............  Mirant Portage County, LLC             $  5,298,237                 $  5,298,237
Mirant Americas, Inc. ...............  Mirant Services, LLC                   $ 13,631,072                 $ 13,631,072
Mirant Bowline, LLC..................  Mirant Americas Energy Marketing, LP   $  8,386,537   $ 3,701,399   $  4,685,138
Mirant Bowline, LLC..................  Mirant Americas Generation, LLC        $ 19,716,446   $     3,882   $ 19,712,564
Mirant Bowline, LLC..................  Mirant Mid-Atlantic, LLC               $     41,420                 $     41,420
Mirant Bowline, LLC..................  Mirant New York, Inc.                  $     61,773                 $     61,773
Mirant Bowline, LLC..................  Mirant Services, LLC                   $  5,519,448   $   181,779   $  5,337,668

ENTITY NAME                                        COUNTERPARTY                 PAYABLE      RECEIVABLE    NET PAYABLE
-----------                                        ------------               ------------   -----------   ------------
Mirant California Investments,
  Inc................................  Mirant Delta, LLC                      $     12,590                 $     12,590
Mirant California Investments,
  Inc................................  Mirant Potrero, LLC                    $     12,590                 $     12,590
Mirant California, LLC...............  Mirant Americas Energy Marketing, LP   $        936                 $        936
Mirant California, LLC...............  Mirant Americas Generation, LLC        $ 35,616,347   $     1,150   $ 35,615,197
Mirant California, LLC...............  Mirant California Investments, Inc.    $  1,040,000   $    11,600   $  1,028,400
Mirant California, LLC...............  Mirant Delta, LLC                      $181,004,374   $ 9,724,591   $171,279,782
Mirant California, LLC...............  Mirant Potrero, LLC                    $  8,649,971   $   106,290   $  8,543,682
Mirant California, LLC...............  Mirant Services, LLC                   $  2,654,773                 $  2,654,773
Mirant Canada Energy Marketing,
  Ltd................................  Mirant Corporation                     $111,990,637                 $111,990,637
Mirant Canal, LLC....................  Mirant Kendall, LLC                    $    106,752                 $    106,752
Mirant Canal, LLC....................  Mirant Services, LLC                   $  1,048,740   $    64,227   $    984,514
Mirant Chalk Point, LLC..............  Mirant MD Ash Management, LLC          $    289,410                 $    289,410
Mirant Chalk Point, LLC..............  Mirant Piney Point, LLC                $ 12,705,060   $   399,780   $ 12,305,280
Mirant Chalk Point, LLC..............  Mirant Potomac River, LLC              $     12,167   $       337   $     11,830
Mirant Chalk Point, LLC..............  Mirant Services, LLC                   $  1,681,617   $    26,141   $  1,655,475
Mirant Corporation...................  Mirant Americas Development, Inc.      $    211,703                 $    211,703
Mirant Corporation...................  Mirant Americas Holdings               $      1,000                 $      1,000
Mirant Corporation...................  Mirant Americas Procurement, Inc.      $ 99,164,352   $ 1,893,675   $ 97,270,678
Mirant Corporation...................  Mirant Americas, Inc.                  $248,684,730   $    15,524   $248,669,206
Mirant Corporation...................  Mirant Europe B.V.                     $     14,610                 $     14,610
Mirant Corporation...................  Mirant International Investments,
                                       Inc.                                   $ 89,000,000                 $ 89,000,000
Mirant Corporation...................  Mirant Investments UK Limited          $232,364,137                 $232,364,137
Mirant Corporation...................  Mirant Portage County, LLC             $  1,287,925                 $  1,287,925
Mirant Corporation...................  Mirant Services, LLC                   $ 47,522,220   $ 2,722,576   $ 44,799,644
Mirant Corporation...................  Mirant Wichita Falls Management,
                                       Inc.                                   $         26                 $         26
Mirant Corporation...................  Mirant Wichita Falls, LP               $  2,505,922   $       176   $  2,505,746
Mirant Corporation...................  Mirant Wyandotte, LLC                  $     42,393   $        56   $     42,337
Mirant Corporation...................  Mirant Zeeland, LLC                    $ 33,117,663   $       995   $ 33,116,668
Mirant Corporation...................  Shady Hills Power Company, LLC         $  8,079,767   $       348   $  8,079,419
Mirant D.C. O&M, LLC.................  Mirant Chalk Point, LLC                $      4,434                 $      4,434
Mirant D.C. O&M, LLC.................  Mirant MD Ash Management, LLC          $     28,022   $    22,619   $      5,402
Mirant D.C. O&M, LLC.................  Mirant Mid-Atlantic, LLC               $  1,960,120   $   787,157   $  1,172,963
Mirant D.C. O&M, LLC.................  Mirant Potomac River, LLC              $      9,768                 $      9,768
Mirant D.C. O&M, LLC.................  Mirant Services, LLC                   $    503,293                 $    503,293
Mirant Danville, LLC.................  Mirant Services, LLC                   $      1,344                 $      1,344
Mirant Delta, LLC....................  Mirant Services, LLC                   $  1,471,135   $    11,650   $  1,459,485
Mirant Delta, LLC....................  Mirant Special Procurement, Inc.       $    404,552                 $    404,552
Mirant Dickerson Development, LLC....  Mirant Services, LLC                   $      1,447                 $      1,447
Mirant International Investments,
  Inc................................  Mirant Holdings Germany, Inc.          $    353,228                 $    353,228
Mirant International Investments,
  Inc................................  Mirant Investments Germany, Inc.       $    353,228                 $    353,228
Mirant Kendall, LLC..................  Mirant Americas Generation, LLC        $  8,783,704   $     2,100   $  8,781,605
Mirant Kendall, LLC..................  Mirant Services, LLC                   $  1,456,049   $     1,374   $  1,454,675
Mirant Las Vegas, LLC................  Mirant Americas Energy Marketing, LP   $  7,329,966   $   592,240   $  6,737,726
Mirant Las Vegas, LLC................  Mirant Americas Procurement, Inc.      $ 17,616,864                 $ 17,616,864
Mirant Las Vegas, LLC................  Mirant Corporation                     $ 46,047,930   $     2,334   $ 46,045,596
Mirant Las Vegas, LLC................  Mirant Delta, LLC                      $      4,039                 $      4,039
Mirant Las Vegas, LLC................  Mirant Mid-Atlantic, LLC               $      7,041                 $      7,041
Mirant Las Vegas, LLC................  Mirant Services, LLC                   $  6,457,918   $     1,493   $  6,456,425
Mirant Lovett, LLC...................  Mirant Americas Energy Marketing, LP   $  7,027,411   $  (830,314)  $  7,857,725
Mirant Lovett, LLC...................  Mirant Bowline, LLC                    $     29,531   $    10,820   $     18,711
Mirant Lovett, LLC...................  Mirant Canada Energy Marketing, Ltd.   $        408   ...........   $        408
Mirant Lovett, LLC...................  Mirant Corporation                     $  4,275,087                 $  4,275,087

ENTITY NAME                                        COUNTERPARTY                 PAYABLE      RECEIVABLE    NET PAYABLE
-----------                                        ------------               ------------   -----------   ------------
Mirant Lovett, LLC...................  Mirant Mid-Atlantic, LLC               $    249,031                 $    249,031
Mirant Lovett, LLC...................  Mirant New York, Inc.                  $      2,959   $       829   $      2,129
Mirant Lovett, LLC...................  Mirant NY-Gen, LLC                     $     59,035   $     1,570   $     57,465
Mirant Lovett, LLC...................  Mirant Services, LLC                   $  1,523,346   $   118,595   $  1,404,751
Mirant MD Ash Management, LLC........  Mirant Mid-Atlantic, LLC               $  2,591,713   $    93,728   $  2,497,985
Mirant MD Ash Management, LLC........  Mirant Piney Point, LLC                $          2                 $          2
Mirant MD Ash Management, LLC........  Mirant Services, LLC                   $     21,323                 $     21,323
Mirant Michigan Investments, Inc. ...  Mirant Services, LLC                   $     47,454   $     3,416   $     44,038
Mirant Mid-Atlantic, LLC.............  Mirant Americas Energy Marketing, LP   $ 10,910,502                 $ 10,910,502
Mirant Mid-Atlantic, LLC.............  Mirant Americas, Inc.                  $    355,845   $     7,796   $    348,048
Mirant Mid-Atlantic, LLC.............  Mirant Chalk Point, LLC                $ 67,031,584   $ 4,192,145   $ 62,839,439
Mirant Mid-Atlantic, LLC.............  Mirant Services, LLC                   $  6,010,956   $    25,714   $  5,985,242
Mirant New England, Inc. ............  Mirant Canal, LLC                      $     18,059   $       400   $     17,659
Mirant New England, Inc. ............  Mirant Kendall, LLC                    $     37,024                 $     37,024
Mirant New England, Inc. ............  Mirant Services, LLC                   $    204,787                 $    204,787
Mirant New York, Inc. ...............  Mirant Americas Generation, LLC        $    801,453   $     2,936   $    798,517
Mirant New York, Inc. ...............  Mirant Americas, Inc.                  $  1,820,239                 $  1,820,239
Mirant New York, Inc. ...............  Mirant Services, LLC                   $    591,485                 $    591,485
Mirant NY-Gen, LLC...................  Mirant Americas Energy Marketing, LP   $    621,290   $  (297,428)  $    918,718
Mirant NY-Gen, LLC...................  Mirant Americas Generation, LLC        $  3,684,079   $       343   $  3,683,736
Mirant NY-Gen, LLC...................  Mirant Bowline, LLC                    $     92,579   $    86,603   $      5,976
Mirant NY-Gen, LLC...................  Mirant New York, Inc.                  $        927                 $        927
Mirant NY-Gen, LLC...................  Mirant Services, LLC                   $    191,477   $     8,093   $    183,383
Mirant Oregon, LLC...................  Mirant Americas Energy Marketing, LP   $  6,492,127   $   788,581   $  5,703,546
Mirant Peaker, LLC...................  Mirant Chalk Point, LLC                $  4,394,684   $    33,733   $  4,360,952
Mirant Peaker, LLC...................  Mirant Mid-Atlantic, LLC               $ 71,607,380   $15,027,475   $ 56,579,905
Mirant Peaker, LLC...................  Mirant Piney Point, LLC                $    150,000   $    19,717   $    130,283
Mirant Peaker, LLC...................  Mirant Services, LLC                   $     79,430   $       842   $     78,589
Mirant Piney Point, LLC..............  Mirant Mid-Atlantic, LLC               $ 26,460,011   $    12,733   $ 26,447,278
Mirant Piney Point, LLC..............  Mirant Services, LLC                   $    209,633                 $    209,633
Mirant Portage County, LLC...........  Mirant Mid-Atlantic, LLC               $        798                 $        798
Mirant Portage County, LLC...........  Mirant Zeeland, LLC                    $  1,219,618                 $  1,219,618
Mirant Potomac River, LLC............  Mirant MD Ash Management, LLC          $    396,861                 $    396,861
Mirant Potomac River, LLC............  Mirant Mid-Atlantic, LLC               $154,445,110   $13,984,688   $140,460,422
Mirant Potomac River, LLC............  Mirant Services, LLC                   $  2,481,416   $     5,709   $  2,475,706
Mirant Potrero, LLC..................  Mirant Americas Energy Marketing, LP   $  2,164,487   $ 1,435,437   $    729,050
Mirant Potrero, LLC..................  Mirant Delta, LLC                      $    275,801   $   201,598   $     74,203
Mirant Potrero, LLC..................  Mirant Mid-Atlantic, LLC               $      3,597                 $      3,597
Mirant Potrero, LLC..................  Mirant Services, LLC                   $    743,150   $     1,440   $    741,711
Mirant Services, LLC.................  Mirant Americas Energy Capital, LP     $      3,218   $   (26,217)  $     29,435
Mirant Services, LLC.................  Mirant Americas Procurement, Inc.      $    192,468   $(1,760,326)  $  1,952,794
Mirant Services, LLC.................  Mirant Asia-Pacific Ventures, Inc.     $     48,316                 $     48,316
Mirant Services, LLC.................  Mirant Birchwood, Inc.                 $    457,341                 $    457,341
Mirant Services, LLC.................  Mirant Canada Energy Marketing, Ltd.   $     27,853                 $     27,853
Mirant Services, LLC.................  Mirant Caribbean Services, LLC         $     35,503                 $     35,503
Mirant Services, LLC.................  Mirant Caribbean, Inc.                 $     57,640                 $     57,640
Mirant Services, LLC.................  Mirant International Investments,
                                       Inc.                                   $        379                 $        379
Mirant Services, LLC.................  Mirant JPSCO Development Services,
                                       LLC                                    $     34,734                 $     34,734
Mirant Services, LLC.................  Mirant JPSCO, SRL                      $     53,001                 $     53,001
Mirant Services, LLC.................  Mirant Portage County, LLC             $    390,251   $     8,220   $    382,032
Mirant Special Procurement, Inc......  Mirant California, LLC                 $ 69,174,628                 $ 69,174,628

ENTITY NAME                                        COUNTERPARTY                 PAYABLE      RECEIVABLE    NET PAYABLE
-----------                                        ------------               ------------   -----------   ------------
Mirant Sugar Creek Ventures, Inc. ...  Mirant Corporation                     $        100                 $        100
Mirant Sugar Creek Ventures, Inc. ...  Mirant Sugar Creek, LLC                $     26,622                 $     26,622
Mirant Sugar Creek, LLC..............  Mirant Americas Energy Marketing, LP   $ 24,052,357   $21,567,782   $  2,484,576
Mirant Sugar Creek, LLC..............  Mirant Corporation                     $  6,435,308   $       134   $  6,435,174
Mirant Sugar Creek, LLC..............  Mirant Delta, LLC                      $      3,250                 $      3,250
Mirant Sugar Creek, LLC..............  Mirant Services, LLC                   $ 14,358,316   $    16,539   $ 14,341,777
Mirant Sugar Creek, LLC..............  Mirant Sugar Creek Holdings, Inc.      $     26,622                 $     26,622
Mirant Texas Investments, Inc........  Mirant Texas, LP                       $     17,686                 $     17,686
Mirant Texas, LP.....................  Mirant Americas, Inc.                  $    285,505                 $    285,505
Mirant Texas, LP.....................  Mirant Services, LLC                   $  2,768,305   $     6,635   $  2,761,669
Mirant Wichita Falls Investments,
  Inc. ..............................  Mirant Wichita Falls, LP               $      7,593                 $      7,593
Mirant Wichita Falls, LP.............  Mirant Americas Energy Marketing, LP   $     77,942                 $     77,942
Mirant Wichita Falls, LP.............  Mirant Services, LLC                   $    235,157   $       854   $    234,303
Mirant Wrightsville Investments,
  Inc................................  Mirant Wrightsville Management, Inc.   $          0                 $          0
Mirant Wrightsville Investments,
  Inc................................  Wrightsville Power Facility, LLC       $  3,148,586   $ 1,685,581   $  1,463,005
Mirant Wyandotte, LLC................  Mirant Americas Energy Marketing, LP   $     10,000                 $     10,000
Mirant Wyandotte, LLC................  Mirant Services, LLC                   $    515,262   $       115   $    515,147
Mirant Zeeland, LLC..................  Mirant Services, LLC                   $  6,711,123   $     7,757   $  6,703,367
Shady Hills Power Company, LLC.......  Mirant Services, LLC                   $  4,078,481   $       866   $  4,077,615
West Georgia Generating Company,
  LLC................................  Mirant Americas Energy Marketing, LP   $    861,599                 $    861,599
West Georgia Generating Company,
  LLC................................  Mirant Corporation                     $ 29,175,450                 $ 29,175,450
West Georgia Generating Company,
  LLC................................  Mirant Mid-Atlantic, LLC               $      3,150                 $      3,150
West Georgia Generating Company,
  LLC................................  Mirant Services, LLC                   $  4,818,705   $    50,054   $  4,768,652
Wrightsville Development and Funding,
  LLC................................  Mirant Americas, Inc.                  $193,538,984                 $193,538,984
Wrightsville Development and Funding,
  LLC................................  Wrightsville Power Facility, LLC       $  3,657,946   $ 1,857,946   $  1,800,000
Wrightsville Power Facility, LLC.....  Mirant Americas Development, Inc.      $    291,557                 $    291,557
Wrightsville Power Facility, LLC.....  Mirant Services, LLC                   $  4,504,173   $     1,121   $  4,503,052
Wrightsville Power Facility, LLC.....  Mirant Wrightsville Management, Inc.   $     33,184   $    16,293   $     16,891

                                   SCHEDULE 6

                            TIER IV CLAIM OBJECTIONS

TIER IV CLAIM OBJECTIONS FILED AS OF OCTOBER 18, 2004

A.  CALIFORNIA PARTIES' CLAIMS

     1. Attorney General of the State of California

     2. California Public Utilities Commission

     3. California Department of Water Resources and State of California

     4. Federal Energy Regulatory Commission

     5. Pacific Gas & Electric Company

     6. Southern California Edison Company

B.  OTHER CALIFORNIA CLAIMS

     1. Bustamante, Cruz (and Putative Class Members)

     2. California Attorney General (People of the State of California, ex rel. Bill Lockyer

     3. California Independent System Operator Corporation

     4. California Power Exchange Corporation

     5. Egger, Jerry, et al.

     6. Oregon Department of Justice

     7. Oscar's Photo Lab and Mary L. Davis, et al.

C.  FINANCE AND SECURITIES-BASED CLAIMS

     1. Banc of America Securities

     2. Bank of America

        a. Bank of America, N.A.

        b. Beneficial Bondholders

     3. Brown, James and Waller, Greg

     4. Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated

     5. Lehman Commercial Paper, Inc.

     6. Wachovia Bank, National Association and Wachovia Bank, N.A.

     7. Wells Fargo Bank Minnesota, N.A.

     8. Wisniak, Gil (individually)

     9. Wisniak, Gil (on behalf of himself and others)

D.  OTHER CLAIMS

      1. Algonquin Gas Transmission Company

      2. Alstom Power, Inc.

      3. Burns and McDonnell

      4. California Department of Toxic Substances Control

      5. Californians for Renewable Energy

      6. Cascade Natural Gas Corporation

      7. Commodity Futures Trading Commission

      8. Dick Corporation and St. Paul Company

      9. Dynegy Marketing and Trade

     10. Enbridge Midcoast Energy, L.P., Enbridge Pipelines (SIGCO Intrastate) LLC, Enbridge Pipelines (MIDLA), Inc.

     11. Enron Corporation, Enron Asset Holdings, LLC, Edison Mission Energy and EME Del Caribe

     12. Entergy Arkansas, Inc. and Entergy Services, Inc.

     13. Freeman Mathis & Gary on Behalf of Pokalsky

     14. Gas Transmission Northwest Corporation

     15. Gunderboom, Inc.

     16. Gunderboom Shareholders

     17. Haverstraw-Stony Point Central School District and the County of
Rockland

     18. Kern River Gas Transmission Company

     19. Kinder Morgan Power Company

     20. Massachusetts Department of Environmental Protection

     21. Metropolitan Water District of Southern California, Portland General Electric Company and Salt River Project Agricultural Imp. & P.D.

     22. Modesto Irrigation District

     23. NSTAR Gas Company, Cambridge Electric Light Company, Commonwealth Electric Light Company, Boston Edison Company and NSTAR Steam Corporation

     24. Pericen Limited Partnership

     25. Perryville Energy Partners, LLC

     26. Potomac Electric Power Company and PEPCO Energy Services, Inc.

     27. Predator Development Company, LLC

     28. San Francisco Bay Regional Water Quality Control Board

     29. Southern California Water Company

     30. Southern Company

          a. Southern Company Relating to Mobile Energy Service Entities

          b. Southern Company Relating to the Separation Agreements

          c. Southern Company Relating to Certain Guarantees

     31. TransCanada Pipelines Limited, TransCanada Gas Services Inc. and TransCanada Energy Ltd.

     32. Unitil Power Corp. and Unitil Energy Systems, Inc.

     33. Virginia Electric and Power Company Board

                                   SCHEDULE 7

                PARTIES AGAINST WHOM AVOIDANCE ACTIONS AND OTHER
             CAUSES OF ACTION ARE BEING INVESTIGATED BY THE DEBTORS

     The Company is investigating payments made to the following parties within 90 days before the Petition Date:

     ABITIBI CONSOLIDATED INC
     1155 METCALFE ST
     SUITE 800
     MONTREAL, PQ H3B 5H2

     AES LONDONDERRY
     1001 WEST SENECA STREET
     SUITE 100
     ITHACA, NY 14850

     ALBERICI/HARZA JV
     2150 KIENLEN AVE
     ST LOUIS, MO 63121

     ALGONQUIN GAS TRANSMISSION COMPANY
     5400 WESTHEIMER COURT
     ATTN: STEVE HELLMAN
     HOUSTON, TX 77056-5310

     AMEC E AND C SERVICES INC
     PO BOX 12700
     SEATTLE, WA 98111

     ASAP SOFTWARE EXPRESS
     PO BOX 95414
     CHICAGO, IL 60694-5414

     AVISTA ENERGY, INC
     470 ATLANTIC AVE, 10TH FLOOR
     BOSTON, MA 02210

     BANQUE NATIONALE
     SUNLIFE BUILDING
     1155 METCALF ST.
     REZ-DE-CHAUSSE'
     MONTREAL, QU H3B 5G2

     BAYERISCHE HYPO-UND VEREINSBANK
     CAYMAN BRANCH, ATTN: LORIANN CURNYN
     C/O BAYERISCHE HYPO UND VEREINSBANK AG
     150 EAST 42ND STREET
     NEW YORK, NY 10017-4679

     BOMBARDIER BUSINESS JET SOLUTIONS INC
     3400 WATERVIEW PKWY STE 400
     ATTN: ANDREW THACKER
     RICHARDSON, TX 75080

     CENTRAL APPALACHIA MINING INC
     POB 2827
     PIKEVILLE, KY 41502

     CHANIN CAPITAL PARTNER
     NORTHERN TRUST BANK OF CALIFORNIA
     355 SOUTH AVE SUITE 100
     LOS ANGELES, CA 90071

     CINERGY RESOURCES INC
     139 EAST FOURTH ST.
     CINCINNATI, OH 45202

     CITIBANK, N.A.
     2 PENN WAY, SUITE 200
     NEW CASTLE, DE 19720

     CITY OF AUSTIN ELECTRIC UTILITY
     PO BOX 3513
     AUSTIN, TX 78767-8814

     CONAGRA ENERGY SERVICES INC
     11 CONAGRA DRIVE, SUITE 5022
     OMAHA, NE 68102

     CREDIT SUISSE
     11 MADISON AVENUE
     NEW YORK, NY 10010

     DEUTSCHE BANK TRUST CO. AMERICAS
     60 WALL STREET, 27TH FLOOR NYC 60-4301
     NEW YORK, NY 10005

     DOMINION VIRGINIA POWER
     PO BOX 26019
     RICHMOND, VA 23260-6019

     DTE COAL SERVICES INCORPORATED
     414 S. MAIN ST. STE. 200
     ANN ARBOR, MI 48104

     DYNAELECTRIC COMPANY OF NEVADA
     3555 WEST OQUENDO ROAD
     LAS VEGAS, NV 89133

     ECOLOCHEM INC
     4545 PATENT RD
     PO BOX 12775
     NORFOLK, VA 23502

     EL PASO NATURAL GAS COMPANY
     ATTN: MICHAEL MCGINNIS
     1001 LOUISIANA ST.
     HOUSTON, TX 77002

     ENERGY MARKETING
     1 HESS PLAZA
     5TH FLOOR
     WOODBRIDGE, NJ 07095-0961

     ERK ENERGY INC
     13532 HADDONFIELD LANE
     DARNESTOWN, MA 20878-3613

     FALCONBRIDGE LIMITED
     95 WELLINGTON ST. W
     STE 1200
     TORONTO, CA

     FINANZKASSE CHARLOTTENBURG
     THOMAS COOK
     CHASE MANHATTAN BANK
     55 WATER ST.
     NEW YORK, NY 10041

     FREEMARKETS INC
     PO BOX 642962
     PITTSBURGH, PA 15264-2962

     FUTURES INDUSTRIES INC
     POB 157
     ATTN: KRISTEN ATCHISON
     MEYERSDALE, PA 15552

     GE
     GLENN M. REISMAN, ESQ.
     TWO CORPORATE DR. STE 636, PO BOX 861
     SHELTON, CT 06484-0861

     GE CORPORATE CARD SERVICES
     PO BOX 410406
     SALT LAKE CITY, UT 84141-0406

     GE INTERNATIONAL INC
     C/O GLENN M. REISMAN, ESQ.
     TWO CORPORATE DR, STE 636
     PO BOX 861
     SHELTON, CT 06484-0861

     GE WIRE
     FIRST UNION NATIONAL BANK
     SUITE 4000
     ONE FIRST UNION CENTER
     CHARLOTTE, NC 28288

     GENERAL ELECTRIC CAPITAL CORP
     ATTN: JANE BELL
     P.O. BOX 3083
     CEDAR RAPIDS, IA 52406-3083

     GENERAL ELECTRIC INTERNATIONAL INC
     C/O GLENN M. REISMAN, ESQ.
     TWO CORPORATE DR, STE 636
     PO BOX 861
     SHELTON, CT 06484-0861

     GOODWIN GROUP
     5555 GLENRIDGE CONNECTOR STE 200
     ATTN: JOE D. GOODWIN
     ATLANTA, GA 30342

     GRAND BAHAMA PORT AUTHORITY
     PB F42666
     FREEPORT, GR BAHAMAS

     GREAT BAY POWER MARKETING INC
     20 INTERNATIONAL DRIVE
     SUITE 301
     PORTSMOUTH, NH 03801-6809

     GUADALUPE POWER PARTNERS, L.P.
     13760 NOEL ROAD
     SUITE 930
     DALLAS, TX 75240-1300

     GULFTERRA TEXAS PIPELINE LP
     C/O MICHAEL J. MCGINNIS
     1001 LOUISIANA, E1840A
     HOUSTON, TX 77046

     HORN MURDOCK COLE
     1117 PERMITER CENTER WEST
     SUITE N411
     ATLANTA, GA 30338

     INDECK MAINE ENERGY LLC
     C/O RIDGEWOOD POWER MANAGEMENT LLC
     947 LINWOOD AVENUE
     RIDGEWOOD, NJ 07450

     INSIGHT
     PO BOX 78825
     PHOENIX, AZ 85062

     IOS CAPITAL INC
     BANKRUPTCY ADMINISTRATION
     PO BOX 13708
     MACON, GA 31208-3708

     JOHNSON MARCH SYSTEMS INC
     220 RAILROAD DRIVE
     ATTN: PAUL BECKER
     IVYLAND, PA 18974-1480

     KERN RIVER GAS TRANSMISSION COMPANY
     C/O PATRICK L. HAYDEN, ESQ
     MCGUIRE WOODS, LLP
     9 WEST 57TH STREET, SUITE 1620
     NEW YORK, NY 10019

     KINGWOOD MINING COMPANY
     RTE 1 BOX 294C
     NEWBURG, WV 26410

     LODESTAR ENERGY INC
     2525 HARRODSBURG ROAD
     STE 235
     LEXINGTON, KY 40504-3342

     MARLEY COOLING TECHNOLOGIES INC
     7401 W 129TH STREET
     OVERLAND PARK, KS 66213

     MATRIX RESOURCES INC
     ATTN: JEAN K. DRAKE
     CONTRACT ADMINISTRATOR
     115 PERIMETER CENTER PLACE, NE, STE 250
     ATLANTA, GA 30346

     MILLENNIUM ENVIRONMENTAL GROUP, INC
     POB 711
     TUCSON, AZ 85702

     MRO SOFTWARE INC
     100 CROSBY DR
     BEDFORD, MA 01730

     NORTH HIGHLAND
     550 PHARR ROAD NE
     SUITE 850
     ATLANTA, GA 30305

     OPEN LINK FINANCIAL
     333 EARLE OVINGTON BLVD
     SUITE 104 OMNI BUIDING
     MITCHEL FIELD, NY 11553

     OPTIMUM CHOICE INC
     4 TAFT COURT
     ROCKVILLE, MD 20850

     ORACLE CORP
     500 ORACLE PARKWAY
     REDWOOD SHORES, CA 94065

     PAN-ALBERTA GAS (US) INC
     750, 630 -- 6TH AVENUE, S.W.
     CALGARY, AB T2P 058

     PAN-ALBERTA GAS LTD
     750, 630 -- 6TH AVENUE, S.W.
     CALGARY, AB T2P 058

     PENPOWER
     1302 N 19TH ST.
     ATTN: S.W. PRALLE, DIR OF FINANCE
     TAMPA, FL 33605

     PERICEN LIMITED PARTNERSHIP
     C/O JONES LANG & LASALLE
     ATTN: MR. CLINT HOWELL
     1117 PERIMETER CENTER WEST, 2ND FLOOR
     ATLANTA, GA 30338

     PLATTS
     A DIVISION OF MCGRAW HILL
     PO BOX 848093
     DALLAS, TX 75284-8093

     PNG UTILITY COMPANY
     5100 WESTHEIMER
     SUITE 320
     HOUSTON, TX 77056

     PONDEROSA PINE ENERGY PARTNERS LTD
     67 PARK PLACE EAST
     4TH FLOOR
     MORRISTOWN, NJ 07960

     POTOMAC ELECTRIC POWER COMPANY
     PEPCO
     PO BOX 2812
     WILLIAM S. WHITEHEAD, JR.
     WASHINGTON, DC 20067

     POWERTRADE
     10077 GROGANS MIL ROAD SUITE 100
     THE WOODLANDS, TX 77380

     PP AND L MONTANA LLC
     45 BASIN CREEK ROAD
     BUTTE, MT 59701

     PRAEOS TECHNOLOGIES, INC.
     1776 PEACHTREE STREET
     SUITE 340 SOUTH
     ATLANTA, GA 30309

     PREBON ENERGY INC
     101 HUDSON STREET
     JERSEY CITY, NJ 07302

     PROQUIRE LLC
     133 PEACHTREE ST. NE
     SUITE 2600
     ATLANTA, GA 30303

     PSI ENERGY INC
     PO BOX 740263
     CINCINNATI, OH 45274-0263

     RAINBOW ENERGY MARKETING CO
     919 S 7TH ST
     STE 405
     BISMARCK, ND 58504-5835

     RAMOS OIL COMPANY
     1515 SOUTH RIVER ROAD
     W SACRAMENTO, CA 95691

     RESOURCES CONNECTION
     133 PEACHTREE ST STE 5000
     ATLANTA, GA 30303

     RYAN MECHANICAL INC
     2222 WEST BONANZA ROAD
     LAS VEGAS, NV 89106

     SMECO
     SOUTHERN MARYLAND ELECTRIC COOPERATIVE
     C/O JAN BERLAGE, BALLARD SPAHR, ET AL
     300 E. LOMBARD, ST, 18TH FLOOR
     BALTIMORE, MD 21202-3268

     SMITH BARNEY INC
     C/O MELLON BANK
     PO BOX 7777-W4555
     PHILADELPHIA, PA 19175

     TIBCO SOFTWARE
     3303 HILLVIEW AVENUE
     PALO ALTO, CA 94304

     TOSCO REFINING COMPANY
     72 CUMMINGS POINT ROAD
     STANFORD, CT 06902

     UTC OVERSEAS INC
     2125 NW 84TH AVENUE
     MIAMI, FL 33126

     VITOL SA INC
     1100 LOUISIANA ST
     SUITE 5500
     ATTN: M.E. GARRISON, TREAS.
     HOUSTON, TX 77002

     VORIDIAN
     1 JAMES C WHITE DR
     PO BOX 2002
     KINGSPORT, TN 37662

     W SOULE & COMPANY
     SERVICE GROUP; ATTN: CONTROLLER
     7125 SPRINKLE ROAD
     PO BOX 2169 (49003)
     KALAMAZOO, MI 49002

     WATSON ENERGY LLC
     3838 N. CAUSEWAY BLVD
     STE 2400
     METAIRIE, LA 70002

     WESTPORT PETROLEUM INC
     300 N. LAKE AVENUE
     SUITE 1020
     PASADENA, CA 91101

     WHITE CONSTRUCTION INC
     PO BOX 249
     CLINTON, IN 47842

     WILD GOOSE STORAGE INC
     3900 421 7TH AVENUE S W
     CALGARY, AB T2P 4K9

     ZEELAND BOARD OF PUBLIC WORKS
     350 E WASHINGTON AVE
     ZEELAND, MI 49464-1334

     ZETTAWORKS LLC
     5295 HOLLISTER
     2ND FLOOR
     HOUSTON, TX 77040

                                   SCHEDULE 8

                       TERMS OF NEW MAG HOLDCO INDENTURE

                   TERM                                     NEW MAG HOLDCO INDENTURE
                   ----                                     ------------------------

Restricted Subsidiaries/Unrestricted
  Subsidiaries:...........................   "Restricted Subsidiaries" shall be all subsidiaries of
                                             New MAG Holdco other than Unrestricted Subsidiaries.

                                             "Unrestricted Subsidiaries" shall include any
                                             subsidiary of New MAG Holdco that is designated by the
                                             board of directors of New MAG Holdco as an Unrestricted
                                             Subsidiary, but only to the extent that such
                                             subsidiary:(i) has no assets other than assets acquired
                                             after, or immaterial or unproductive assets owned prior
                                             to, the issuance of New MAG Holdco Notes; (ii) has no
                                             indebtedness other than indebtedness that is
                                             non-recourse to New MAG Holdco or the Restricted
                                             Subsidiaries; (iii) is not party to any agreement or
                                             contract with New MAG Holdco or a Restricted Subsidiary
                                             unless the terms of such agreement are no less
                                             favorable to New MAG Holdco or such Restricted
                                             Subsidiary than those that might be obtained from an
                                             unaffiliated third-party, and (iv) is a person with
                                             respect to which neither New MAG Holdco nor any
                                             Restricted Subsidiary has any direct or indirect
                                             obligation to make capital contributions or to maintain
                                             such subsidiary's financial condition.

Principal Amount:.........................   Up to $500 million of 8.0% Senior Notes Due 2015
                                             Up to $[0] million of 8.25% Senior Notes Due 2017

Denominations:............................   $1,000 and any integral multiple of $1,000

Ranking:..................................   The New MAG Holdco Notes shall be senior unsecured
                                             obligations of New MAG Holdco, senior to all other
                                             obligations of New MAG Holdco other than Senior Lien
                                             Obligations and Parity Obligations. The New MAG Holdco
                                             Notes shall be junior to the Senior Lien Obligations
                                             and pari passu with the Parity Obligations.

                                             "Senior Lien Obligations" include:(i) the Exit
                                             Facility; (ii) obligations under interest rate hedges
                                             for Senior Lien Obligations; (iii) additional senior
                                             secured indebtedness of New MAG Holdco in an amount up
                                             to $250 million; (iv) obligations permitted to be
                                             secured by Permitted Liens, and(v) indebtedness
                                             incurred to refinance any Senior Lien Obligation.

                                             "Parity Obligations" include:(i) each series of New MAG
                                             Holdco Notes; (ii) additional senior unsecured
                                             indebtedness of New MAG Holdco incurred in accordance
                                             with "Additional Indebtedness;" (iii) obligations under
                                             interest rate hedges for Parity Obligations, and (iv)
                                             indebtedness incurred to refinance any Parity
                                             Obligations.

Additional Indebtedness:..................   New MAG Holdco shall not, and shall not permit any
                                             Restricted Subsidiary to, incur additional indebtedness
                                             for borrowed money (other than Permitted Indebtedness)
                                             unless the fixed charge coverage ratio for the most
                                             recently ended four fiscal quarters for which financial
                                             statements have been provided shall exceed    x,
                                             determined on a pro forma basis as if the additional
                                             indebtedness had been issued at the beginning of such
                                             period.

                   TERM                                     NEW MAG HOLDCO INDENTURE
                   ----                                     ------------------------


                                             "Permitted Indebtedness" shall include:(i) existing
                                             indebtedness of New MAG Holdco and the Restricted
                                             Subsidiaries; (ii) indebtedness under the Senior Lien
                                             Obligations; (iii) indebtedness under the New Senior
                                             Notes and Parity Obligations; (iv) indebtedness
                                             expressly subordinated to the New Senior Notes;(v)
                                             indebtedness of New MAG Holdco or any of its Restricted
                                             Subsidiaries incurred for the purpose of financing the
                                             acquisition, design, development, installation,
                                             improvement, construction or lease of capital
                                             improvements and new assets; (vi) inter-company
                                             indebtedness among New MAG Holdco and the Restricted
                                             Subsidiaries; (vii) additional indebtedness of New MAG
                                             Holdco and its Restricted Subsidiaries in an aggregate
                                             amount not to exceed    % of consolidated assets, at
                                             the time of incurrence, and (viii) indebtedness
                                             incurred to refinance Permitted Indebtedness and
                                             indebtedness incurred in compliance with the provisions
                                             described under "Additional Indebtedness."

Security:.................................   The New MAG Holdco Notes will be unsecured, but will
                                             include a negative pledge on all assets of New MAG
                                             Holdco and its Restricted Subsidiaries, subject to
                                             Permitted Liens.

                                             "Permitted Liens" shall include:(i) liens granted to
                                             secure Senior Lien Obligations; (ii) liens granted to
                                             secure Parity Obligations, provided that the New MAG
                                             Holdco Notes are granted pari passu liens; (ii) liens
                                             granted in the ordinary course of business in
                                             connection with commercial operations and the trading
                                             and marketing business, including pursuant to netting
                                             arrangements; (iii) liens granted in connection with
                                             power purchase agreements and other off-take
                                             arrangements, including credit enhanced power purchase
                                             agreements and off-take arrangements; (iv) liens to
                                             secure indebtedness of New MAG Holdco or any of its
                                             Restricted Subsidiaries incurred for the purpose of
                                             financing the acquisition, design, development,
                                             installation, improvement, construction or lease of
                                             capital improvements and new assets, and(v) liens
                                             granted to secure indebtedness incurred to refinance
                                             any indebtedness secured by a Permitted Lien.

Asset Sale................................   Subject to the terms of the Senior Lien Obligations,
                                             within eighteen months of the receipt of net proceeds
                                             from the sale of assets of New MAG Holdco or any
                                             Restricted Subsidiary, New MAG Holdco may:(i) repay
                                             Senior Lien Obligations; (ii) repay indebtedness of New
                                             MAG Holdco or any of its Restricted Subsidiaries
                                             acquired in connection with, or incurred to finance the
                                             acquisition or development/construction of, new assets,
                                             or any refinancing thereof; (iii) make an investment in
                                             a Restricted Subsidiary, and (iv) make Permitted
                                             Investments.

                                             Subject to the terms of the Senior Lien Obligations,
                                             any net proceeds in excess of $     million from the
                                             sale of assets of New MAG Holdco or any Restricted
                                             Subsidiary not applied in accordance with the preceding
                                             paragraph shall be used to make an offer to the holders
                                             of the New MAG Holdco Notes and the Parity Obligations
                                             to repurchase such obligations at 100% of the principal
                                             amount, plus accrued and unpaid interest.

Restricted Payments.......................   New MAG Holdco will not make any dividends or
                                             distributions unless the fixed charge coverage ratio
                                             for the most recently ended four fiscal quarters for
                                             which financial statements have been provided shall
                                             exceed      x.

                   TERM                                     NEW MAG HOLDCO INDENTURE
                   ----                                     ------------------------


Investment Limitations....................   New MAG Holdco and its Restricted Subsidiaries shall
                                             have an unrestricted ability to invest in Restricted
                                             Subsidiaries.

                                             New MAG Holdco shall not, and shall not permit its
                                             Restricted Subsidiaries to, invest in Unrestricted
                                             Subsidiaries other than Permitted Investments.

                                             "Permitted Investments" shall include:(i) investments
                                             to which New MAG Holdco or its Restricted Subsidiaries
                                             are contractually committed as of the date of issuance;
                                             (ii) issuances of letters of credit for the working
                                             capital and general corporate purposes of Unrestricted
                                             Subsidiaries, in an amount not to exceed $     million;
                                             (iii) investments in cash and cash equivalents; (iv)
                                             investments made with consideration at least     % of
                                             which is equity of New MAG Holdco or a Restricted
                                             Subsidiary;(v) purchases of, or repayment of, Senior
                                             Lien Obligations or Parity Obligations; (vi) negotiable
                                             instruments held for deposit or collection and
                                             receivables, in each case created or acquired in the
                                             ordinary course of business; (vii) investments received
                                             as non-cash consideration in connection with an asset
                                             sale or the compromise or resolution of a claim or
                                             litigation; (viii) investments in persons that, after
                                             giving effect to such investment, become Restricted
                                             Subsidiaries; (ix) investments in Unrestricted
                                             Subsidiaries so long as Unrestricted Subsidiaries do
                                             not own in excess of     % of the consolidated assets
                                             of New MAG Holdco, and(x) investments in an aggregate
                                             amount not to exceed     % of consolidated assets, at
                                             the time of such investment.

Optional Redemption:......................   The New Senior Notes are redeemable, in whole or in
                                             part, at the option of the Issuer upon notice and
                                             payment of the percentage referenced below of the
                                             principal amount of the New Senior Notes being
                                             redeemed:


                                          On or before [Date,] 2006................  104.000%
                                          Between [Date], 2006 and [Date], 2007....  102.667%
                                          Between [Date], 2007 and [Date], 2008....  101.333%
                                          On or before [Date,] 2008 and
                                          thereafter...............................  100.000%

Changes in Covenants When New Senior Notes
  Rated Investment Grade..................   If: (i) the rating assigned to the New MAG Holdco Notes
                                             by each of S&P and Moody's is an investment grade
                                             rating, and (ii) no default or event of default shall
                                             exist, the covenants listed under the following
                                             captions shall be suspended as to the New MAG Holdco
                                             Notes:(a) "Asset Sales;"(b) "Restricted Payments;"(c)
                                             "Additional Indebtedness," and(d) "Investment
                                             Limitations."


Events of Default:........................   The Events of Default under the New MAG Holdco Notes
                                             shall include:(i) New MAG Holdco defaults for 30 days
                                             in the payment of interest on the New MAG Holdco Notes;
                                             (ii) New MAG Holdco defaults in the payment of
                                             principal on the New Senior Notes; (iii) New MAG Holdco
                                             fails to comply with the covenants of the New MAG
                                             Holdco Notes, and such failure continues for 60 days
                                             after written notice from the trustee/holders, if such
                                             failure could reasonably be expected to have a material
                                             adverse effect on the ability of New MAG Holdco to meet
                                             its obligations under the New MAG Holdco Notes, and
                                             (iv) cross-acceleration of $50 million of indebtedness
                                             of New MAG Holdco.

Defeasance:...............................   Standard terms

Book Entry, Delivery and Form.............   The New MAG Holdco Notes will be issued only in
                                             book-entry form

                                   SCHEDULE 9

                    SCHEDULE OF REJECTED EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

                                   EXHIBIT A

                       CHAPTER 11 PLAN OF REORGANIZATION

                                   EXHIBIT B

                           DISCLOSURE STATEMENT ORDER
                                      AND
                       NOTICE OF THE CONFIRMATION HEARING

                                   EXHIBIT C

                              LIQUIDATION ANALYSIS

                              LIQUIDATION ANALYSIS

A.  INTRODUCTION

     Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either (i) accepts the plan or (ii) receives or retains under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtors were liquidated under Chapter 7 of the Bankruptcy Code on the effective date. The first step in meeting this test is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors' assets in the context of a Chapter 7 liquidation in which a Chapter 7 trustee is appointed and charged with reducing to cash any and all assets of the Debtors. The trustee would be required to either (i) sell the generating assets owned by the Debtors and their non-Debtor affiliates as going-concerns or (ii) shut down the Debtors' businesses, file the non-Debtor operating subsidiaries in affiliated Chapter 7 cases and sell the individual assets of the Debtors. In preparing the Liquidation Analysis, the Debtors determined that the greatest value would be realized if the Chapter 7 trustee were able to sell the cash-flow positive generating assets on a going-concern basis. Accordingly, this is the assumption employed in preparing the Liquidation Analysis. THERE EXISTS A RISK THAT IF THE DEBTORS WERE TO CONVERT THEIR CASES TO CHAPTER 7 THAT THE TRUSTEE WOULD NOT ELECT TO LIQUIDATE THE GENERATING ASSETS AS GOING-CONCERNS AND WOULD INSTEAD SELL THE INDIVIDUAL ASSETS OF THE DEBTORS.

     The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets, including cash held by the Debtors at the time of the commencement of the hypothetical Chapter 7 case. Such amount is reduced by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of Chapter 7 for purposes of the hypothetical liquidation. Any remaining net cash would be allocated to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code.

     A general summary of the assumptions used by the Debtors' management in preparing the Liquidation Analysis follows.

B.  VARIANCE

     Estimating recoveries in any Chapter 7 case is an uncertain process due to the number of unknown variables such as business, economic and competitive contingencies beyond the Chapter 7 trustee's control. The underlying projections contained in the Liquidation Analysis have not been compiled or examined by independent accountants. The Debtors make no representations regarding the accuracy of the projections or a Chapter 7 trustee's ability to achieve forecasted results. Many of the assumptions underlying the projections are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the ultimate financial results. In the event these Chapter 11 Cases are converted to Chapter 7, actual results may vary materially from the estimates and projections set forth in the Liquidation Analysis. As such, the Liquidation Analysis is speculative in nature.

C.  KEY ASSUMPTIONS

     (i)  GENERAL ASSUMPTIONS

     Timing: The Debtors cases are converted to Chapter 7 liquidations on June 30, 2005.

     Chapter 7 Trustee: One Chapter 7 Trustee is appointed to oversee the liquidation of the various Debtor estates. An assumption of multiple Chapter 7 Trustees would imply longer delays to distribution, lower recoveries and higher administrative costs.

     Corporate and Legal Structure: The Liquidation Analysis assumes that the Chapter 7 trustee would move the Court to substantively consolidate the Debtors as provided in the Plan and the Court would approve such substantive consolidation. Absent imposition of substantive consolidation, it is likely that the creditors of the Debtors' estates would engage in costly and contentious litigation (possibly resulting in the appointment of multiple trustees) thereby increasing costs and reducing recoveries. More specifically, the successful prosecution of certain avoidance actions (asserted by certain MAG creditors before the Petition Date) may increase recoveries for MAG creditors and reduce recoveries for the creditors of the Consolidated Mirant Debtors.

     (II)  ASSET ASSUMPTIONS

     Cash and Equivalents: Consists of (i) unrestricted cash in banks or operating accounts, (ii) specifically recoverable restricted cash, and (iii) liquid investments with maturities of three months or less. Cash and equivalents are assumed to be fully recoverable.

     Power Assets: Assumes that each of the power producing assets (or equity interests in power producing assets) is sold as a going concern during a three month period. The estimated values realized for such assets reflect, among other things, the following factors:

     - Projected power prices by region

     - Fuel costs, based on fuel types and heat rates for each unit

     - Operating, maintenance and start-up costs

     - Long-term supply and demand fundamentals for power

     - Long-run marginal cost of new power generation

     - Capital expenditure requirements, including environmental expenditures

     - Capital costs

     After a review of the assets and the likely buyers, the Debtors and their advisors concluded that the forced sale of the Debtors' generating portfolio in the compressed timeframe that would likely prevail during a Chapter 7 liquidation would result in significant valuation discounts relative to "fair value".

     The estimated liquidation proceeds reflect the practical and pragmatic difficulties of (i) selling a project owned by one Debtor when the existing forward contracts, current employees, and other operating assets are owned by various other Debtors; (ii) the limitations on a Chapter 7 trustee of operating the business of the Debtor in a chapter 7 proceeding; (iii) the risk of intervention of regulatory authorities in connection with the operation of a project in a Chapter 7 proceeding; and (iv) the "as is" nature of the sale given the Chapter 7 trustee's limitation and/or inability to provide representations and warranties as well as indemnification provisions in connection with the sale of a project.

     Trading Assets: As part of their normal business operations, the Debtors maintain a portfolio of energy and commodity trading contracts. These contracts are used to hedge the energy and commodity price exposure of the individual generating assets as well as to generate profits through opportunistic trading. The commencement of a Chapter 7 proceeding would likely have a number of negative implications for the value of the Debtors' trading contract portfolio. Among other factors, (i) counterparties would likely seek termination values based upon their own forward curves and price estimates; (ii) many of the contracts are subject to netting agreements under which the Debtors must offset out-of-the-money and in-the-money trading positions; and (iii) counterparties may attempt to offset cash collateral held by the Debtors against the value of the contracts. Accordingly, the estimated value of the trading portfolio in the Liquidation Analysis is based upon a discount to the net book value of the Debtors trading contracts. Implicit in this calculation is an assumption that out-of-the money trading contracts would receive 100% recovery in a hypothetical liquidation as a result of the netting agreements and other factors listed in the forgoing. The Debtors do not believe that modifying this assumption would materially alter the results of the liquidation analysis. In those instances where trading contracts are associated with individual generating assets, the net value of such contracts (if any) is reflected as a component of that asset's value. The Liquidation Analysis does not include any value from optimization trading or opportunistic hedging.

     Proceeds from Letter of Credit Facility: The Liquidation Analysis assumes that certain outstanding pre-petition letters of credit will be drawn by trading counterparties prior to emergence; these draws will increase the amount of the (unsecured) pre-petition credit facility claims and will be used by counterparties to offset amounts otherwise due from the Debtors. In a hypothetical liquidation, these letter of credit draws will be used to offset trading obligations owed to counterparties. Because trading liabilities are assumed to receive 100% recovery while pre-petition credit facilities are paid at the liquidation recovery percentage, these letter of credit facilities reflect incremental value.

     Other Assets: Intangible assets consist of goodwill, miscellaneous deferred charges, and other miscellaneous assets. While the Debtors and their advisors believe that the Mirant tradename and other intangible assets have value in a Chapter 11 reorganization, it is likely that this value would not be realized in a Chapter 7 liquidation, and accordingly no value was ascribed to such intangible assets in this analysis.

     (III)  CLAIM ASSUMPTIONS

     Superpriority Claims: During the course of the Chapter 11 cases, the Debtors have issued letters of credit under a DIP facility. There are no cash borrowings under the DIP facility. In a Chapter 7 liquidation, these letters of credit would be drawn by creditors who would otherwise hold Priority claims against the Debtors. In preparing the Liquidation analysis, the Debtors have not distinguished between Superpriority and Priority claims. Because the Debtors are administratively solvent even in a hypothetical Chapter 7 liquidation, this assumption does not impact creditor recoveries.

     Administrative and Priority Claims: Administrative and Priority claims consist of (i) priority tax claims, which are based on the tax liabilities recorded on the balance sheets of Mirant and its subsidiaries; and (ii) Chapter 7 professionals' fees, which also have a priority rank against pre-petition creditors. All post-petition payables of the Debtors relate to generating assets assumed to be sold as going-concerns for the purposes of this analysis, and such payables are assumed to be paid in the ordinary course by the purchaser.

     Secured Claims: In the normal course of business, the Debtors issue cash collateral and letters of credit on behalf of trading counterparties and other constituencies. The analysis assumes that at the outset of the liquidation period, collateralized counterparties draw on letters of credit and/or permanently take possession of cash collateral, in full or partial satisfaction of their claims against the Debtors. As a result, the trading liabilities contained in this analysis as Third-Party Unsecured Claims reflect only uncollateralized claims, net of L/C draws and cash collateral.

     Guaranteed Claims: Certain creditors of Mirant Corp subsidiary Debtors hold guaranty claims against Mirant Corp. Consistent with the assumption of partial substantive consolidation, such creditors receive one claim against Mirant Corp rather than multiple claims against multiple entities. Accordingly, guarantee claims are reflected within Third-Party Unsecured Claims.

     Third-Party Unsecured Claims: Third-Party unsecured claims are comprised of the following principle components:

     - Unsecured bank debt

     - Unsecured capital markets debt

     - Third-party accounts payable

     - Trading-related claims

     - Contract rejection claims

     - Intercompany claims

     - Obligations under equipment lease financings

     - Obligations under plant and property lease financings

     - Guarantee Claims

     The analysis assumes that certain collateralized claimants draw on letters of credit at the outset of the liquidation period. Such draws on letters of credit effectively increase the total unsecured bank debt claims and decrease other unsecured claims in the amount of the drawn letters of credit. Mirant's 6.25% Trust Preferred Securities are reflected as Third-Party Unsecured Claims.

     PEPCO PPA Liability: The Liquidation Analysis assumes that MAEM would be subject to an unsecured claim in connection with its alleged obligations under the PEPCO Back-to-Back agreement.

     (IV)  INTERCOMPANY RELATIONSHIPS

     Pari Passu Treatment of Intercompany Claims: Unsecured intercompany claims against Mirant and its affiliates have been treated pari passu with third party claims. Intercompany claims are classified as either post-petition or pre-petition depending on the nature of the claim. Post-petition intercompany claims receive priority status and thus rank ahead of pre-petition third party and intercompany unsecured claims. There can be no assurances that creditors would not seek to subordinate intercompany claims.

     Netting of Intercompany Claims: Unless otherwise noted, pre-petition intercompany claims between Debtor entities that are substantively consolidated have been netted for purposes of calculating recoveries (i.e., there are no intercompany claims within the "Mirant Corp" and "MAG" groupings). However, there exist intercompany claims between Mirant Corp and MAG. Such claims have not been netted, with the result that Mirant Corp owes MAG $487 million in pre-petition claims and $67 million in post-petition claims. MAG owes Mirant Corp $135 million in pre-petition claims and $72 million in post-petition claims.

     (v)  CHAPTER 7 FEES AND EXPENSES

     Corporate Overhead: In order to maximize collections on remaining assets, minimize the amount of asserted claims and generally ensure an orderly liquidation, substantial ongoing personnel would be required at both Mirant and MAEM. Accordingly, wind-down costs consist of the regularly occurring general and administrative costs required to operate the wound-down entities. It is assumed that Mirant headcount would be reduced to zero from the current levels over a two year period and that MAEM headcount would require approximately twelve months. The costs associated with this corporate overhead reduce value available to creditors.

     Chapter 7 Trustee Fees: Trustee fees are calculated based on the statutory escalating scale set forth in the Section 326 of the Bankruptcy Code, which provides for fees equal to 25.0% of the first $5,000 of proceeds, 10.0% of the next $45,000 of proceeds, 5.0% of the next $950,000 of proceeds, and 3.0% for all proceeds in excess of $1,000,000. It is also assumed that the liquidation of the generating assets would require the retention of outside legal and investment banking firms generating fees estimated at 2.0% of sales proceeds. Therefore, total trustee fees used in the Liquidation Analysis were 5% of sales proceeds.

D. COMPARISON OF CREDITOR RECOVERIES UNDER THE PLAN TO A HYPOTHETICAL CHAPTER 7 LIQUIDATION

                                                              RECOVERY   RECOVERY IN
MIRANT CORPORATION DEBTORS                                    IN PLAN    LIQUIDATION
--------------------------                                    --------   -----------
Consolidated Mirant Debtor Class 1 -- Priority Claims.......   100.0%      100.0%
Consolidated Mirant Debtor Class 2 -- Secured Claims........   100.0%      100.0%
Consolidated Mirant Debtor Class 3 -- California Party
  Secured Claims............................................   100.0%      100.0%
Consolidated Mirant Debtor Class 4 -- Unsecured Claims......    60.0%       40.0%
Consolidated Mirant Debtor Class 5 -- Convenience Claims....   100.0%       40.0%

                                                              RECOVERY    RECOVERY IN
MAG DEBTORS                                                   IN PLAN     LIQUIDATION
-----------                                                   --------    -----------
Consolidated MAG Debtor Class 1 -- Priority Claims..........   100.0%        100.0%
Consolidated MAG Debtor Class 2 -- Secured Claims...........   100.0%        100.0%
Consolidated MAG Debtor Class 3 -- MIRMA Owner/Lessor
  Secured Claims............................................      N/A           N/A
Consolidated MAG Debtor Class 4 -- New York Taxing
  Authorities Secured Claims................................      N/A           N/A
Consolidated MAG Debtor Class 5 -- PG&E/RMR Claims..........   100.0%        100.0%
Consolidated MAG Debtor Class 6 -- General Unsecured
  Claims....................................................   100.0%         45.4%
Consolidated MAG Debtor Class 7 -- Long Term Debt Claims....   100.0%         45.4%
Consolidated MAG Debtor Class 8 -- Convenience Claims.......   100.0%         45.4%

MIRANT CORPORATION

CLAIM                                                        AMOUNT   VALUE    RECOVERY
-----                                                        ------   ------   --------
Secured Claims.............................................  $   15   $   15    100.0%
                                                             ------   ------    -----
  Total Secured Claims.....................................  $   15   $   15    100.0%
                                                             ------   ------
Administrative Claims......................................  $   27   $   27    100.0%
                                                             ------   ------    -----
  Total Administrative Claims..............................  $   27   $   27    100.0%
                                                             ------   ------
Third-Party Priority Claims................................  $    5   $    5    100.0%
Post-petition Intercompany Claims..........................      67       67    100.0%
                                                             ------   ------    -----
  Total Priority Claims....................................  $   72   $   72    100.0%
                                                             ------   ------
Third-Party Unsecured Claims...............................  $5,912   $2,363     40.0%
Pre-petition Intercompany Claims...........................     487      195     40.0%
                                                             ------   ------    -----
  Total Unsecured Claims...................................  $6,399   $2,558     40.0%
                                                             ------   ------
Total......................................................  $6,513   $2,672
                                                             ======   ======

MIRANT AMERICAS GENERATION

CLAIM                                                        AMOUNT   VALUE    RECOVERY
-----                                                        ------   ------   --------
Secured Claims.............................................  $   41   $   41    100.0%
                                                             ------   ------    -----
  Total Secured Claims.....................................  $   41   $   41    100.0%
Administrative Claims......................................  $   11   $   11    100.0%
                                                             ------   ------    -----
  Total Administrative Claims..............................  $   11   $   11    100.0%
Third-Party Priority Claims................................  $    8   $    8    100.0%
Post-petition Intercompany Claims..........................      72       72    100.0%
                                                             ------   ------    -----
  Total Priority Claims....................................  $   80   $   80    100.0%
Third-Party Unsecured Claims...............................  $3,049   $1,384     45.4%
Pre-petition Intercompany Claims...........................     135       61     45.4%
                                                             ------   ------    -----
  Total Priority Claims....................................  $3,184   $1,445     45.4%
                                                             ------   ------
Total......................................................  $3,316   $1,577
                                                             ======   ======

E.  CONCLUSIONS

     The debtors have determined that confirmation of the plan would provide each holder of claims or interests with a recovery that is not less than such holder would receive pursuant to a liquidation of the debtor under Chapter 7 of the bankruptcy code.

     Moreover, the Debtors believe that the value of the distributions from the liquidation proceeds to each class of allowed claims in a Chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that a distribution of the proceeds of the liquidation could be delayed for one year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the Chapter 7 cases, the delay could be further prolonged and administrative expenses further increased. THE EFFECTS OF THIS DELAY ON THE VALUE OF DISTRIBUTIONS UNDER THE HYPOTHETICAL LIQUIDATION HAVE NOT BEEN CONSIDERED.

     THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operation uncertainties and contingencies beyond the control of the Debtors or a Chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors' assets will result in the proceeds that would be realized were the Debtors to undergo an actual liquidation. The actual amounts of allowed claims against the Debtors could vary significantly from the Debtors' estimate, depending on the claims asserted during the pendency of the Chapter 7 case. This Liquidation Analysis does not include liabilities that may arise as a result of potential litigation, certain new tax assessments or other potential claims. This Liquidation Analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.

                                   EXHIBIT D

                                  PROJECTIONS

                              CONSOLIDATED MIRANT

                                 BALANCE SHEET

                                                 DEC-05      DEC-06      DEC-07      DEC-08      DEC-09      DEC-10      DEC-11
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                 ($ IN MILLIONS)
                                                             ASSETS
  Cash and Short-term Cash Investments........  $ 1,008.9   $ 1,301.3   $ 1,530.0   $ 1,749.9   $ 2,153.9   $ 2,583.9   $ 3,156.5
  Funds on Deposit............................      235.3       215.1       197.5       183.3       168.2       155.7       139.1
  Receivables, Less Provision for
    Uncollectibles............................    1,268.8     1,259.9     1,237.3     1,249.8     1,265.0     1,277.4     1,272.5
  Price Risk Management Assets -- Current.....      156.2       153.9       156.6       158.4       150.6       149.7       153.9
  Other Current Assets........................    1,455.9     1,364.2     1,253.0     1,141.4       975.0       756.3       700.1
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  TOTAL CURRENT ASSETS........................  $ 4,125.0   $ 4,294.4   $ 4,374.5   $ 4,482.9   $ 4,712.7   $ 4,923.1   $ 5,422.2
  PROPERTY, PLANT AND EQUIPMENT, NET..........  $ 5,885.6   $ 5,859.7   $ 5,909.2   $ 5,945.3   $ 5,777.1   $ 5,782.6   $ 5,669.8
  Goodwill, Net...............................  $     1.5   $     1.5   $     1.5   $     1.5   $     1.5   $     1.5   $     1.5
  Other Intang. Assets, Net...................         --          --          --          --          --          --          --
  Reorg. Value in Excess of Book..............         --          --          --          --          --          --          --
  Investments.................................      261.3       268.8       285.9       303.2       310.1       318.7       324.9
  Notes and Other Receivables, Net............      318.7       261.5       223.0       216.9       210.8       204.8       164.4
  Price Risk Management Assets................      107.1        96.1        87.0        77.8        69.2        69.2        69.2
  Other Non-Current Assets....................      (89.3)      136.7       346.5       569.0       909.9     1,210.9     1,331.8
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  TOTAL NON-CURRENT ASSETS....................  $   599.3   $   764.6   $   943.9   $ 1,168.3   $ 1,501.5   $ 1,805.0   $ 1,891.7
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
TOTAL ASSETS..................................  $10,609.9   $10,918.7   $11,227.6   $11,596.6   $11,991.3   $12,510.7   $12,983.7
                                                =========   =========   =========   =========   =========   =========   =========

                                                           LIABILITIES
  Accounts Payable............................  $   469.2   $   477.2   $   486.4   $   507.4   $   507.9   $   529.3   $   509.2
  Short Term Debt.............................       19.2        19.2        19.3        10.0        10.0        10.0        10.0
  Current Portion of Long-term Debt...........      388.5       144.7       103.4       103.8       117.7       174.5        75.9
  Price Risk Management
    Liabilities -- Current....................      144.3       139.5       139.5       139.5       139.5       139.5       139.5
  Transition Power Agreements and Other
    Obligations -- Current....................        4.8         0.5          --          --          --          --          --
  Other Current Liabilities...................      107.4       107.1       103.5        96.7        92.2        87.8        86.0
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  TOTAL CURRENT LIABILITIES...................  $ 1,133.2   $   888.2   $   852.1   $   857.4   $   867.3   $   941.1   $   820.6
  Notes Payable and Long-term Debt............  $   826.7   $   921.9   $   867.1   $   791.2   $   728.8   $   600.9   $   580.8
  New Credit Facilities.......................         --          --          --          --          --          --          --
  New Notes to Impaired Debt..................    1,322.5     1,322.5     1,322.5     1,322.5     1,322.5     1,322.5     1,322.5
  Reinstated Debt.............................    1,700.0     1,700.0     1,700.0     1,700.0     1,700.0     1,700.0     1,700.0
  Long-term Accounts Payable..................         --          --          --          --          --          --          --
  Price Risk Management Liabilities...........       94.0        94.0        94.0        94.0        94.0        94.0        94.0
  Transition Power Agreements and Other
    Obligations...............................        0.5          --          --          --          --          --          --
  Other Non-current Liabilities...............    1,216.9     1,376.3     1,479.2     1,599.3     1,684.9     1,771.3     1,853.1
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  TOTAL NON-CURRENT LIABILITIES...............  $ 5,160.5   $ 5,414.7   $ 5,462.7   $ 5,507.0   $ 5,530.2   $ 5,488.6   $ 5,550.4
  LIABILITIES SUBJECT TO COMPROMISE...........         --          --          --          --          --          --          --
  MINORITY INTEREST...........................      118.5       133.6       148.6       161.8       175.5       187.6       197.8
  PREFERRED STOCK.............................         --          --          --          --          --          --          --
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY................    4,197.6     4,482.2     4,764.2     5,070.4     5,418.4     5,893.4     6,415.0
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
TOTAL LIABILITIES PLUS SHAREHOLDER EQUITY.....  $10,609.9   $10,918.7   $11,227.6   $11,596.6   $11,991.3   $12,510.7   $12,983.7
                                                =========   =========   =========   =========   =========   =========   =========

                              CONSOLIDATED MIRANT

                                INCOME STATEMENT

                                                       JUL-DEC
                                                         2005       2006       2007       2008       2009       2010       2011
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
TOTAL REVENUES.......................................  $1,837.0   $3,445.2   $3,389.3   $3,637.6   $3,919.5   $4,111.1   $4,217.9
COST OF FUEL, ELECTRICITY & OTHER PRODUCTS...........     797.3    1,424.0    1,395.1    1,576.9    1,640.9    1,761.5    1,756.9
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL GROSS MARGIN...................................  $1,039.7   $2,021.2   $1,994.2   $2,060.8   $2,278.6   $2,349.6   $2,460.9
                                                       --------   --------   --------   --------   --------   --------   --------
OPERATING EXPENSES
  Labor..............................................  $  153.4   $  301.9   $  305.3   $  307.3   $  307.6   $  314.3   $  321.1
  O&M................................................     119.3      245.4      246.7      261.1      247.0      268.9      280.6
  Lease Expense......................................      50.7       96.5       96.5       96.5       96.5       96.5       96.5
  SG&A...............................................      70.5      125.2      126.6      130.2      131.3      134.8      137.4
  Property tax.......................................      42.0       82.9       81.9       81.5       80.3       81.4       82.4
  Insurance..........................................      24.9       50.4       50.0       50.6       51.7       53.4       53.5
  Restructuring Costs................................       4.0        2.0        1.5        3.0         --         --         --
  Depreciation & Amortization........................     155.2      310.1      295.4      303.0      303.0      311.4      322.8
  (Gain) Loss On Sales of Assets.....................        --         --         --         --      161.0         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL OPERATING EXPENSES.............................  $  619.9   $1,214.3   $1,203.8   $1,233.1   $1,378.5   $1,260.6   $1,294.4
                                                       --------   --------   --------   --------   --------   --------   --------
OPERATING INCOME.....................................  $  419.8   $  806.9   $  790.4   $  827.7   $  900.1   $1,089.0   $1,166.5
                                                       --------   --------   --------   --------   --------   --------   --------
OTHER INCOME/(EXPENSE), NET
    Interest Expense.................................  $ (185.8)  $ (357.6)  $ (346.3)  $ (351.6)  $ (344.0)  $ (334.7)  $ (338.7)
    Interest Income..................................       7.0       17.5       19.1       22.4       25.9       31.8       37.2
    Equity Income....................................      15.1       27.5       30.1       30.0       32.2       35.8       37.6
    Minority Interest................................     (15.8)     (24.6)     (26.5)     (30.3)     (31.5)     (31.6)     (35.3)
    Miscellaneous Income/(Expense)...................       0.4        4.6        3.1       12.1        1.6        1.3        2.0
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL OTHER INCOME/(EXPENSE), NET....................  $ (179.1)  $ (332.7)  $ (320.5)  $ (317.4)  $ (315.8)  $ (297.4)  $ (297.3)
INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE
  REORGANIZATION ITEMS AND INCOME TAXES..............  $  240.8   $  474.2   $  469.9   $  510.2   $  584.3   $  791.6   $  869.2
REORGANIZATION ITEMS, NET............................        --         --         --         --         --         --         --
PROVISION/(BENEFIT) FOR INCOME TAXES.................      96.3      189.7      188.0      204.1      233.7      316.6      347.7
                                                       --------   --------   --------   --------   --------   --------   --------
NET INCOME/(LOSS)....................................  $  144.5   $  284.5   $  281.9   $  306.1   $  350.6   $  475.0   $  521.5
                                                       ========   ========   ========   ========   ========   ========   ========

                              CONSOLIDATED MIRANT

                              CASH FLOW STATEMENT

                                                      JUL - DEC
                                                        2005        2006       2007       2008       2009       2010       2011
                                                      ---------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income........................................  $  144.5    $  284.5   $  281.9   $  306.1   $  350.6   $  475.0   $  521.5
  Adjustments to reconcile net (loss) income to net
    cash
    Equity in Income from Affiliates................  $  (15.0)   $  (27.4)  $  (29.9)  $  (29.8)  $  (32.1)  $  (35.7)  $  (37.4)
    Dividends received from Equity investments......      10.4        19.4       17.3       18.1       24.6       26.5       30.6
    Impairment Losses and Restrucuring Charges......        --          --         --         --         --         --         --
    Gain on sales of assets and investments.........        --          --         --         --      161.0         --         --
    Depreciation & Amortization.....................     157.5       309.2      295.6      303.8      303.8      312.2      323.7
    Non-Cash Charges for Reorganization items.......        --          --         --         --         --         --         --
    Price Risk Management Activities, Net...........     (13.3)        8.5        6.3        7.4       16.5        0.9       (4.2)
    Obligations Under Energy Delivery, (Net)........      (2.4)       (4.8)      (0.5)        --         --         --         --
    Deferred Taxes..................................      44.2        14.8       (5.8)       1.3      (65.2)      52.9       57.2
    Minority Interest...............................      15.8        24.6       26.5       30.3       31.5       31.6       35.3
    Interest Rate Hedging Losses....................        --          --         --         --         --         --         --
    Other, (Net)....................................     (25.6)        0.9        1.2       (8.1)       1.1        1.3        1.5
    Changes in Operating Assets & Liabilities.......        --          --         --         --         --         --         --
      Receivables, Net..............................      (7.4)       (7.9)      (4.6)     (17.9)     (15.1)     (10.3)       6.8
      Other Current Assets..........................      24.6         2.3        0.9      (13.9)     (32.4)     (30.2)     (23.4)
      Accounts Payables and Accrued Liabilities.....      44.3        41.0       50.9       47.5       27.4       14.4      (24.9)
      Taxes Accrued.................................      (1.0)        0.8        3.6        0.7        0.1       (0.2)      (1.0)
      Other Liabilities.............................        --          --         --         --         --         --         --
                                                      --------    --------   --------   --------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY OPERATING
  ACTIVITIES........................................  $  376.6    $  665.9   $  643.5   $  645.5   $  771.9   $  838.4   $  885.7
                                                      --------    --------   --------   --------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures..............................  $ (117.7)   $ (289.0)  $ (341.1)  $ (331.5)  $ (307.3)  $ (322.5)  $ (206.8)
  Cash Pd for Acquisitions..........................     (72.2)         --         --         --         --         --         --
  Issuance of Notes Receivable......................        --          --         --         --         --         --         --
  Repayments on Notes Receivable....................      (0.0)        0.0         --         --        0.0         --         --
  Proceeds from the Sale of Assets..................      35.0          --         --         --         --         --         --
  Proceeds from the Sale of Minority-owned
    Investments.....................................        --          --         --         --         --         --         --
  Other Investing...................................      (0.0)        0.4       (4.7)      (5.7)       0.4        0.3        0.4
                                                      --------    --------   --------   --------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY INVESTING
  ACTIVITIES........................................  $ (154.9)   $ (288.7)  $ (345.8)  $ (337.3)  $ (306.9)  $ (322.2)  $ (206.4)
                                                      --------    --------   --------   --------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Iss. of Stock.....................................  $   (0.0)   $    0.0   $     --   $   (0.0)  $     --   $    0.0   $   (0.0)
  Capital Contribution..............................       0.0         0.0       (0.0)       0.0        0.0       (0.0)      (0.0)
  Capital Contribution from Minority Interest.......      (1.2)       (4.9)      (1.4)      (7.7)     (13.6)     (15.0)     (12.7)
  Ret. of Capital to Parent.........................       0.0         0.0        0.0       (0.0)       0.0       (0.0)      (0.0)
  Payment of Dividends..............................      (0.0)       (0.0)      (0.0)      (0.0)      (0.0)       0.0        0.0
  Payment of Dividends to Minority Interest.........      (4.9)       (4.5)     (10.0)      (9.4)      (4.3)      (4.4)     (12.4)
  Issuance of Short Term Debt, Net..................      10.0         0.0         --         --       (0.0)        --         --
  Proceeds from Issuance of Long-term Debt..........      21.6       252.1       57.2       36.8       66.0       56.5       71.4
  Proceeds from Issuance of Preferred Securities....        --          --         --         --         --         --         --
  Repayment of Long-term Debt.......................    (104.9)     (400.3)    (153.8)    (113.5)    (114.9)    (129.0)    (191.6)
  Change in Debt Service Reserve Fund...............      19.1        74.9       39.3        5.7        5.7        5.7       40.6
  Other Financing...................................        --        (2.0)      (0.2)      (0.3)        --         --       (2.0)
                                                      --------    --------   --------   --------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY FINANCING
  ACTIVITIES........................................  $  (60.2)   $  (84.7)  $  (69.0)  $  (88.3)  $  (61.1)  $  (86.2)  $ (106.7)
                                                      --------    --------   --------   --------   --------   --------   --------
NET INC./(DEC.) IN CASH AND CASH EQUIVALENTS........  $  161.5    $  292.4   $  228.7   $  219.9   $  404.0   $  430.0   $  572.5
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......     847.4     1,008.9    1,301.3    1,530.0    1,749.9    2,153.9    2,583.9
CASH AND CASH EQUIVALENTS, END OF PERIOD............  $1,008.9    $1,301.3   $1,530.0   $1,749.9   $2,153.9   $2,583.9   $3,156.5

                                      MAG

                                 BALANCE SHEET

                                                        DEC-05     DEC-06     DEC-07     DEC-08     DEC-09     DEC-10     DEC-11
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
                                                             ASSETS
  Cash and Short-term Cash Investments...............  $  221.3   $  314.0   $  265.0   $  222.2   $  459.6   $  898.0   $1,212.7
  Funds on Deposit...................................     144.3      134.8      133.6      133.2      133.2      133.2      133.4
  Receivables, Less Provision for Uncollectibles.....     882.7      889.3      893.8      915.3      939.0      955.6      940.3
  Price Risk Management Assets -- Current............     158.6      156.3      159.1      160.9      153.0      152.2      156.4
  Other Current Assets...............................     411.1      417.9      424.5      434.2      438.7      438.1      440.4
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT ASSETS...............................  $1,818.1   $1,912.3   $1,876.0   $1,865.8   $2,123.5   $2,577.0   $2,883.1
  PROPERTY, PLANT AND EQUIPMENT, NET.................  $2,853.9   $2,866.6   $2,946.0   $3,016.4   $2,879.3   $2,905.2   $2,895.1
  Goodwill, Net......................................  $     --   $     --   $     --   $     --   $     --   $     --   $     --
  Other Intang. Assets, Net..........................        --         --         --         --         --         --         --
  Reorg. Value in Excess of Book.....................      20.7       20.7       20.7       20.7       20.7       20.7       20.7
  Investments........................................       5.7        5.7        5.7        5.7        5.7        5.7        5.7
  Notes and Other Receivables, Net...................      30.0       30.0       30.0       30.0       30.0       30.0       30.0
  Price Risk Management Assets.......................     107.9       96.9       87.8       78.6       69.9       69.9       69.9
  Other Non-Current Assets...........................     201.4      208.1      221.0      243.5      282.2      331.7      370.5
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT ASSETS...........................  $  365.7   $  361.3   $  365.2   $  378.5   $  408.5   $  458.0   $  496.8
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL ASSETS.........................................  $5,037.7   $5,140.2   $5,187.1   $5,260.7   $5,411.3   $5,940.2   $6,275.0
                                                       ========   ========   ========   ========   ========   ========   ========

                                                           LIABILITIES
  Accounts Payable...................................  $  356.6   $  354.6   $  345.7   $  363.1   $  358.0   $  367.6   $  342.1
  Short Term Debt....................................       0.0        0.0        0.0        0.0        0.0        0.0        0.0
  Current Portion of Long-term Debt..................       2.9        3.1        3.4        3.6        3.9        4.1        8.5
  Price Risk Management Liabilities -- Current.......     144.5      136.7      136.7      136.7      136.7      136.7      136.7
  Transition Power Agreements and Other
    Obligations -- Current...........................        --         --         --         --         --         --         --
  Other Current Liabilities..........................     102.5      115.9      117.1      122.7      139.3      164.1      187.1
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT LIABILITIES..........................  $  606.6   $  610.3   $  602.8   $  626.1   $  637.8   $  672.6   $  674.3
  Notes Payable and Long-term Debt...................  $   55.1   $   53.1   $   50.9   $   47.6   $   43.0   $   39.0   $   30.5
  New Credit Facilities..............................        --         --         --         --         --         --         --
  New Notes to Impaired Debt.........................   1,322.5    1,322.5    1,322.5    1,322.5    1,322.5    1,322.5    1,322.5
  Reinstated Debt....................................   1,700.0    1,700.0    1,700.0    1,700.0    1,700.0    1,700.0    1,700.0
  Long-term Accounts Payable.........................       0.0        0.0        0.0        0.0        0.0        0.0        0.0
  Price Risk Management Liabilities..................     100.0      100.0      100.0      100.0      100.0      100.0      100.0
  Transition Power Agreements and Other
    Obligations......................................        --         --         --         --         --         --         --
  Other Non-current Liabilities......................     200.8      208.4      219.1      229.8      242.5      256.5      270.6
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT LIABILITIES......................  $3,378.4   $3,384.1   $3,392.5   $3,399.9   $3,408.0   $3,418.0   $3,423.6
  LIABILITIES SUBJECT TO COMPROMISE..................        --         --         --         --         --         --         --
  MINORITY INTEREST..................................        --         --        0.0        0.0         --        0.0         --
  PREFERRED STOCK....................................     384.5      384.5      384.5      384.5      384.5      384.5      384.5
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY.......................     668.2      761.4      807.4      850.3      981.1    1,465.2    1,792.6
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL LIABILITIES PLUS SHAREHOLDER EQUITY............  $5,037.7   $5,140.2   $5,187.2   $5,260.7   $5,411.3   $5,940.3   $6,275.0
                                                       ========   ========   ========   ========   ========   ========   ========

                                      MAG

                                INCOME STATEMENT

                                                       JUL-DEC
                                                         2005       2006       2007       2008       2009       2010       2011
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
  TOTAL REVENUES.....................................  $1,204.6   $2,157.2   $2,019.6   $2,192.8   $2,432.1   $2,588.7   $2,621.9
  COST OF FUEL, ELECTRICITY & OTHER PRODUCTS.........     630.7    1,076.9    1,007.4    1,198.6    1,256.1    1,354.6    1,349.7
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL GROSS MARGIN.................................  $  573.9   $1,080.3   $1,012.1   $  994.2   $1,176.0   $1,234.1   $1,272.2
                                                       --------   --------   --------   --------   --------   --------   --------
  OPERATING EXPENSES
    Labor............................................  $   83.7   $  166.4   $  164.0   $  160.9   $  158.0   $  159.3   $  160.9
    O&M..............................................      48.1      112.3      116.3      115.8       98.5      113.4      106.5
    Lease Expense....................................      50.7       96.5       96.5       96.5       96.5       96.5       96.5
    SG&A.............................................       5.7       11.4       11.4       11.5       11.3       11.7       11.6
    Property tax.....................................      36.9       73.5       71.9       70.7       68.8       69.4       70.2
    Insurance........................................       8.0       16.5       16.6       16.6       16.8       17.4       18.0
    Restructuring Costs..............................       0.5        1.0        1.5        3.0         --         --         --
    Overhead.........................................      69.6      116.8      105.6       99.7       99.6      100.8      100.9
    Depreciation & Amortization......................      63.5      122.7      117.8      126.1      123.0      129.2      136.5
    (Gain) Loss On Sales of Assets...................        --         --         --         --      161.0         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL OPERATING EXPENSES...........................  $  366.6   $  717.1   $  701.6   $  700.9   $  833.6   $  697.6   $  701.3
                                                       --------   --------   --------   --------   --------   --------   --------
  OPERATING INCOME...................................  $  207.3   $  363.2   $  310.6   $  293.4   $  342.4   $  536.5   $  570.9
                                                       --------   --------   --------   --------   --------   --------   --------
  OTHER INCOME/(EXPENSE), NET
    Interest Expense.................................  $ (138.7)  $ (276.7)  $ (275.7)  $ (275.5)  $ (275.1)  $ (274.8)  $ (274.5)
    Interest Income..................................       1.4        3.2        3.1        2.7        3.5        7.1       11.1
    Equity Income....................................       0.0        0.0        0.0        0.0        0.0        0.0        0.0
    Minority Interest................................        --         --         --         --         --         --         --
    Miscellaneous Income/(Expense)...................       0.1        0.2        0.2        0.2        0.2        0.2        0.2
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL OTHER INCOME/(EXPENSE), NET..................  $ (137.2)  $ (273.4)  $ (272.4)  $ (272.6)  $ (271.4)  $ (267.5)  $ (263.2)
  INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE
    REORGANIZATION ITEMS AND INCOME TAXES............  $   70.0   $   89.9   $   38.1   $   20.8   $   71.0   $  269.0   $  307.7
  REORGANIZATION ITEMS, NET..........................        --         --         --         --         --         --         --
  PROVISION/(BENEFIT) FOR INCOME TAXES...............      (6.9)      (3.4)      (2.8)       8.9       20.2       29.9       30.3
                                                       --------   --------   --------   --------   --------   --------   --------
  NET INCOME/(LOSS)..................................  $   76.9   $   93.2   $   41.0   $   11.9   $   50.8   $  239.1   $  277.4
  PREFERRED DIVIDEND.................................        --         --         --         --         --         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
  NET INCOME/(LOSS) TO COMMON........................  $   76.9   $   93.2   $   41.0   $   11.9   $   50.8   $  239.1   $  277.4
                                                       ========   ========   ========   ========   ========   ========   ========

                                      MAG

                              CASH FLOW STATEMENT

                                                             JUL-DEC
                                                              2005      2006      2007      2008      2009      2010       2011
                                                             -------   -------   -------   -------   -------   -------   --------
                                                                                       ($ IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income...............................................  $ 76.9    $  93.2   $  41.0   $  11.9   $  50.8   $ 239.1   $  277.4
  Adjustments to reconcile net (loss) income to net cash
    Equity in Income from Affiliates.......................  $ (0.0)   $  (0.0)  $  (0.0)  $  (0.0)  $  (0.0)  $  (0.0)  $   (0.0)
    Dividends received from Equity investments.............     0.0        0.0       0.0       0.0       0.0       0.0        0.0
    Impairment Losses and Restrucuring Charges.............      --         --        --        --        --        --         --
    Gain on sales of assets and investments................      --         --        --        --     161.0        --         --
    Depreciation & Amortization............................    63.5      122.7     117.8     126.1     123.0     129.2      136.5
    Non-Cash Charges for Reorganization items..............      --         --        --        --        --        --         --
    Price Risk Management Activities, Net..................   (14.5)       5.4       6.3       7.4      16.5       0.9       (4.2)
    Obligations Under Energy Delivery, (Net)...............      --         --        --        --        --        --         --
    Deferred Taxes.........................................    (0.0)      (0.0)      0.0       0.0       0.0       0.1        2.7
    Other, (Net)...........................................     0.5        1.0       1.0       1.1       1.1       1.2        1.3
    Changes in Operating Assets & Liabilities
      Receivables, Net.....................................   (23.4)     (22.6)     (5.8)    (21.8)    (30.9)    (16.5)      15.6
      Other Current Assets.................................     2.1       (1.0)    (15.7)    (27.9)    (46.9)    (43.0)     (39.1)
      Accounts Payables and Accrued Liabilities............    29.3       31.6      (4.0)     33.4      36.0      43.9        8.8
      Taxes Accrued........................................   (16.0)       0.1       0.1       0.1       0.2       0.2        0.5
      Other Liabilities....................................      --         --        --        --        --        --         --
                                                             ------    -------   -------   -------   -------   -------   --------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES........  $118.3    $ 230.4   $ 140.8   $ 130.3   $ 310.8   $ 355.0   $  399.5
                                                             ------    -------   -------   -------   -------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures.....................................  $(50.7)   $(135.0)  $(191.8)  $(199.9)  $(152.9)  $(156.6)  $ (129.5)
  Repayments on Notes Receivable...........................      --         --        --        --       0.0        --         --
  Proceeds from the Sale of Assets.........................      --         --        --        --       0.0        --         --
  Proceeds from the Sale of Minority-owned Investments.....      --         --        --        --        --        --         --
  Other Investing..........................................    (0.0)      (0.0)     (0.0)      0.0      (0.0)     (0.0)      (0.0)
                                                             ------    -------   -------   -------   -------   -------   --------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES........  $(50.7)   $(135.0)  $(191.8)  $(199.9)  $(152.9)  $(156.6)  $ (129.5)
                                                             ------    -------   -------   -------   -------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Iss. of Stock............................................  $   --    $    --   $    --   $    --   $    --   $    --   $     --
  Capital Contribution.....................................      --         --        --        --        --        --         --
  Capital Contribution from Minority Interest..............     0.0         --        --        --        --        --         --
  Payment of Dividends.....................................    (0.0)      (0.0)     (0.0)     (0.0)     (0.0)     (0.0)      (0.0)
  Payment of Dividends to Minority Interest................    (0.0)        --       0.0        --        --        --         --
  Issuance of Short Term Debt, Net.........................      --         --        --        --      (0.0)       --         --
  Proceeds from Issuance of Long-term Debt.................     0.5        0.9       0.2       0.2       0.3       0.3        4.4
  Proceeds from Issuance of Preferred Securities...........      --         --        --        --        --        --         --
  Repayment of Long-term Debt..............................    (1.8)      (3.8)     (3.3)     (4.4)     (4.8)     (5.2)      (9.7)
  Change in Debt Service Reserve Fund......................      --         --        --        --        --        --         --
  Other Financing..........................................      --         --        --        --        --        --         --
  CapEx Credit Support from Mirant Corp....................      --         --       5.0      31.0      84.0      95.0       50.0
  Other Credit Support from Mirant Corp....................      --         --        --        --        --     150.0         --
                                                             ------    -------   -------   -------   -------   -------   --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES........  $ (1.3)   $  (2.8)  $   1.9   $  26.9   $  79.5   $ 240.1   $   44.6
                                                             ------    -------   -------   -------   -------   -------   --------
NET INC./(DEC.) IN CASH AND CASH EQUIVALENTS...............  $ 66.2    $  92.7   $ (49.0)  $ (42.8)  $ 237.4   $ 438.5   $  314.6
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............   155.1      221.3     314.0     265.0     222.2     459.6      898.0
CASH AND CASH EQUIVALENTS, END OF PERIOD...................  $221.3    $ 314.0   $ 265.0   $ 222.2   $ 459.6   $ 898.0   $1,212.7

                                 NEW MAG HOLDCO

                                 BALANCE SHEET

                                                        DEC-05     DEC-06     DEC-07     DEC-08     DEC-09     DEC-10     DEC-11
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
                                                             ASSETS
  Cash and Short-term Cash Investments...............  $  294.6   $  535.7   $  637.2   $  747.1   $1,137.6   $1,578.7   $2,045.6
  Funds on Deposit...................................     144.3      134.8      133.6      133.2      133.2      133.2      133.4
  Receivables, Less Provision for Uncollectibles.....     967.7      974.3      978.8    1,000.2      986.6    1,003.1      987.8
  Price Risk Management Assets -- Current............     158.6      156.3      159.1      160.9      153.0      152.2      156.4
  Other Current Assets...............................     411.1      417.9      424.5      434.2      438.8      438.2      440.4
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT ASSETS...............................  $1,976.3   $2,219.0   $2,333.2   $2,475.6   $2,849.1   $3,305.2   $3,763.6
  PROPERTY, PLANT AND EQUIPMENT, NET.................  $2,690.0   $2,702.8   $2,782.4   $2,853.0   $2,716.0   $2,742.1   $2,732.1
  Goodwill, Net......................................  $     --   $     --   $     --   $     --   $     --   $     --   $     --
  Other Intang. Assets, Net..........................        --         --         --         --         --         --         --
  Reorg. Value in Excess of Book.....................        --         --         --         --         --         --         --
  Investments........................................       5.7        5.7        5.7        5.7        5.7        5.7        5.7
  Notes and Other Receivables, Net...................      30.0       30.0       30.0       30.0       30.0       30.0       30.0
  Price Risk Management Assets.......................     107.9       96.9       87.8       78.6       69.9       69.9       69.9
  Other Non-Current Assets...........................     201.4      208.1      221.0      243.5      282.2      331.7      370.5
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT ASSETS...........................  $  345.0   $  340.6   $  344.5   $  357.8   $  387.9   $  437.3   $  476.1
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL ASSETS.........................................  $5,011.3   $5,262.4   $5,460.0   $5,686.4   $5,952.9   $6,484.6   $6,971.8
                                                       ========   ========   ========   ========   ========   ========   ========

                                                           LIABILITIES
  Accounts Payable...................................  $  353.8   $  351.9   $  342.9   $  360.3   $  355.2   $  364.8   $  339.3
  Short Term Debt....................................       8.4        8.4        8.4        8.4        8.4        8.4        8.4
  Current Portion of Long-term Debt..................       2.9        3.1        3.4        3.6        3.9        4.1        8.5
  Price Risk Management Liabilities -- Current.......     144.5      136.7      136.7      136.7      136.7      136.7      136.7
  Transition Power Agreements and Other
    Obligations -- Current...........................        --         --         --         --         --         --         --
  Other Current Liabilities..........................     102.5      115.9      117.1      122.7      139.3      164.1      187.1
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT LIABILITIES..........................  $  612.3   $  615.9   $  608.4   $  631.7   $  643.5   $  678.2   $  680.0
  Notes Payable and Long-term Debt...................  $   55.1   $   53.1   $   50.9   $   47.6   $   43.0   $   39.0   $   30.5
  New Credit Facilities..............................        --         --         --         --         --         --         --
  New Notes to Impaired Debt.........................   1,322.5    1,322.5    1,322.5    1,322.5    1,322.5    1,322.5    1,322.5
  Reinstated Debt....................................        --         --         --         --         --         --         --
  Long-term Accounts Payable.........................       0.0        0.0        0.0        0.0        0.0        0.0        0.0
  Price Risk Management Liabilities..................     100.0      100.0      100.0      100.0      100.0      100.0      100.0
  Transition Power Agreements and Other
    Obligations......................................        --         --         --         --         --         --         --
  Other Non-current Liabilities......................     200.8      208.4      219.1      229.8      242.5      256.5      270.6
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT LIABILITIES......................  $1,678.4   $1,684.1   $1,692.5   $1,699.9   $1,708.0   $1,718.0   $1,723.6

  LIABILITIES SUBJECT TO COMPROMISE..................        --         --         --         --         --         --         --
  MINORITY INTEREST..................................        --         --        0.0        0.0         --        0.0         --
  PREFERRED STOCK....................................     384.5      384.5      384.5      384.5      384.5      384.5      384.5
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY.......................   2,336.1    2,578.0    2,774.6    2,970.3    3,217.0    3,703.9    4,183.7
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL LIABILITIES PLUS SHAREHOLDER EQUITY............  $5,011.3   $5,262.4   $5,460.0   $5,686.4   $5,952.9   $6,484.6   $6,971.8
                                                       ========   ========   ========   ========   ========   ========   ========

                                 NEW MAG HOLDCO

                                INCOME STATEMENT

                                                       JUL-DEC
                                                         2005       2006       2007       2008       2009       2010       2011
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
TOTAL REVENUES.......................................  $1,204.6   $2,157.2   $2,019.6   $2,192.8   $2,432.1   $2,588.7   $2,621.9
COST OF FUEL, ELECTRICITY & OTHER PRODUCTS...........     630.7    1,076.9    1,007.4    1,198.6    1,256.1    1,354.6    1,349.7
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL GROSS MARGIN...................................  $  573.9   $1,080.3   $1,012.1   $  994.2   $1,176.0   $1,234.1   $1,272.2
                                                       --------   --------   --------   --------   --------   --------   --------
OPERATING EXPENSES
  Labor..............................................  $   83.7   $  166.4   $  164.0   $  160.9   $  158.0   $  159.3   $  160.9
  O&M................................................      48.1      112.3      116.3      115.8       98.5      113.4      106.5
  Lease Expense......................................      50.7       96.5       96.5       96.5       96.5       96.5       96.5
  SG&A...............................................       5.7       11.4       11.4       11.5       11.3       11.7       11.6
  Property tax.......................................      36.9       73.5       71.9       70.7       68.8       69.4       70.2
  Insurance..........................................       8.0       16.5       16.6       16.6       16.8       17.4       18.0
  Restructuring Costs................................       0.5        1.0        1.5        3.0         --         --         --
  Overhead...........................................      69.6      116.8      105.6       99.7       99.6      100.8      100.9
  Depreciation & Amortization........................      63.4      122.5      117.7      126.0      122.9      129.0      136.4
  (Gain) Loss On Sales of Assets.....................        --         --         --         --      198.4         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL OPERATING EXPENSES.............................  $  366.6   $  716.9   $  701.4   $  700.7   $  870.8   $  697.4   $  701.2
                                                       --------   --------   --------   --------   --------   --------   --------
OPERATING INCOME.....................................  $  207.3   $  363.4   $  310.7   $  293.5   $  305.2   $  536.7   $  571.0
                                                       --------   --------   --------   --------   --------   --------   --------
OTHER INCOME/(EXPENSE), NET
  Interest Expense...................................  $  (66.1)  $ (131.4)  $ (130.4)  $ (130.2)  $ (129.8)  $ (129.5)  $ (129.2)
  Interest Income....................................       2.1        6.3        8.3       10.0       11.3       14.5       18.0
  Equity Income......................................       0.0        0.0        0.0        0.0        0.0        0.0        0.0
  Minority Interest..................................        --         --         --         --         --         --         --
  Miscellaneous Income/(Expense).....................       0.1        0.2        0.2        0.2        0.2        0.2        0.2
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL OTHER INCOME/(EXPENSE), NET....................  $  (63.9)  $ (124.9)  $ (121.9)  $ (119.9)  $ (118.3)  $ (114.8)  $ (111.0)
INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE
  REORGANIZATION ITEMS AND INCOME TAXES..............  $  143.4   $  238.5   $  188.8   $  173.6   $  186.9   $  421.9   $  460.1
REORGANIZATION ITEMS, NET............................        --         --         --         --         --         --         --
PROVISION/(BENEFIT) FOR INCOME TAXES.................      (6.9)      (3.4)      (2.8)       8.9       20.2       29.9       30.3
                                                       --------   --------   --------   --------   --------   --------   --------
NET INCOME/(LOSS)....................................  $  150.3   $  241.8   $  191.6   $  164.7   $  166.7   $  391.9   $  429.8
PREFERRED DIVIDEND...................................        --         --         --         --         --         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
NET INCOME/(LOSS) TO COMMON..........................  $  150.3   $  241.8   $  191.6   $  164.7   $  166.7   $  391.9   $  429.8
                                                       ========   ========   ========   ========   ========   ========   ========

                                 NEW MAG HOLDCO

                              CASH FLOW STATEMENT

                                                           JUL-DEC
                                                            2005      2006      2007      2008       2009       2010       2011
                                                           -------   -------   -------   -------   --------   --------   --------
                                                                                      ($ IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income.............................................  $150.3    $ 241.8   $ 191.6   $ 164.7   $  166.7   $  391.9   $  429.8
  Adjustments to reconcile net (loss) income to net cash
    Equity in Income from Affiliates.....................  $ (0.0)   $  (0.0)  $  (0.0)  $  (0.0)  $   (0.0)  $   (0.0)  $   (0.0)
    Dividends received from Equity investments...........     0.0        0.0       0.0       0.0        0.0        0.0        0.0
    Impairment Losses and Restrucuring Charges...........      --         --        --        --         --         --         --
    Gain on sales of assets and investments..............      --         --        --        --      198.4         --         --
    Depreciation & Amortization..........................    63.4      122.5     117.7     126.0      122.9      129.0      136.4
    Non-Cash Charges for Reorganization items............      --         --        --        --         --         --         --
    Price Risk Management Activities, Net................   (14.5)       5.4       6.3       7.4       16.5        0.9       (4.2)
    Obligations Under Energy Delivery, (Net).............      --         --        --        --         --         --         --
    Deferred Taxes.......................................    (0.0)      (0.0)      0.0       0.0        0.0        0.1        2.7
    Other, (Net).........................................     0.5        1.0       1.0       1.1        1.1        1.2        1.3
    Changes in Operating Assets & Liabilities
      Receivables, Net...................................   (23.4)     (22.6)     (5.8)    (21.8)     (30.9)     (16.5)      15.6
      Other Current Assets...............................     2.1       (1.0)    (15.7)    (27.9)     (46.9)     (43.0)     (39.1)
      Accounts Payables and Accrued Liabilities..........    29.3       31.6      (4.0)     33.4       36.0       43.9        8.8
      Taxes Accrued......................................   (16.0)       0.1       0.1       0.1        0.2        0.2        0.5
      Other Liabilities..................................      --         --        --        --         --         --         --
                                                           ------    -------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES......  $191.6    $ 378.9   $ 291.3   $ 282.9   $  463.9   $  507.6   $  551.7
                                                           ------    -------   -------   -------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures...................................  $(50.7)   $(135.0)  $(191.8)  $(199.9)  $ (152.9)  $ (156.6)  $ (129.5)
  Repayments on Notes Receivable.........................      --         --        --        --         --         --         --
  Proceeds from the Sale of Assets.......................      --         --        --        --        0.0         --         --
  Proceeds from the Sale of Minority-owned Investments...      --         --        --        --         --         --         --
  Other Investing........................................    (0.0)      (0.0)     (0.0)      0.0       (0.0)      (0.0)      (0.0)
                                                           ------    -------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES......  $(50.7)   $(135.0)  $(191.8)  $(199.9)  $ (152.9)  $ (156.6)  $ (129.5)
                                                           ------    -------   -------   -------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Iss. of Stock..........................................  $   --    $    --   $    --   $    --   $     --   $     --   $     --
  Capital Contribution...................................      --         --        --        --         --         --         --
  Capital Contribution from Minority Interest............      --         --        --        --         --         --         --
  Payment of Dividends...................................    (0.0)      (0.0)     (0.0)     (0.0)      (0.0)      (0.0)      (0.0)
  Payment of Dividends to Minority Interest..............      --         --       0.0        --         --         --         --
  Issuance of Short Term Debt, Net.......................      --         --        --        --         --         --         --
  Proceeds from Issuance of Long-term Debt...............     0.5        0.9       0.2       0.2        0.3        0.3        4.4
  Proceeds from Issuance of Preferred Securities.........      --         --        --        --         --         --         --
  Repayment of Long-term Debt............................    (1.8)      (3.8)     (3.3)     (4.4)      (4.8)      (5.2)      (9.7)
  Change in Debt Service Reserve Fund....................      --         --        --        --         --         --         --
  Other Financing........................................      --         --        --        --         --         --         --
  CapEx Credit Support from Mirant Corp..................      --         --       5.0      31.0       84.0       95.0       50.0
  Other Credit Support from Mirant Corp..................      --         --        --        --         --         --         --
                                                           ------    -------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES......  $ (1.3)   $  (2.8)  $   1.9   $  26.9   $   79.5   $   90.1   $   44.6
                                                           ------    -------   -------   -------   --------   --------   --------
NET INC./(DEC.) IN CASH AND CASH EQUIVALENTS.............  $139.5    $ 241.1   $ 101.5   $ 109.9   $  390.5   $  441.1   $  466.9
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........   155.1      294.6     535.7     637.2      747.1    1,137.6    1,578.7
CASH AND CASH EQUIVALENTS, END OF PERIOD.................  $294.6    $ 535.7   $ 637.2   $ 747.1   $1,137.6   $1,578.7   $2,045.6

                                     MIRMA

                                 BALANCE SHEET

                                                        DEC-05     DEC-06     DEC-07     DEC-08     DEC-09     DEC-10     DEC-11
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
                                                             ASSETS
  Cash and Short-term Cash Investments...............  $  363.1   $  622.0   $  763.3   $  841.9   $1,086.7   $1,362.8   $1,670.5
  Funds on Deposit...................................        --         --         --         --         --         --         --
  Receivables, Less Provision for Uncollectibles.....     136.6      133.4      133.3      128.9      136.6      136.0      140.6
  Price Risk Management Assets -- Current............       5.7        5.7        5.7        5.7        5.7        5.7        5.7
  Other Current Assets...............................     173.7      174.5      175.2      178.9      179.8      178.8      180.0
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT ASSETS...............................  $  679.1   $  935.5   $1,077.5   $1,155.5   $1,408.7   $1,683.4   $1,996.8
  PROPERTY, PLANT AND EQUIPMENT, NET.................  $1,397.5   $1,434.1   $1,531.1   $1,633.1   $1,681.6   $1,724.9   $1,727.2
  Goodwill, Net......................................  $  799.1   $  799.1   $  799.1   $  799.1   $  799.1   $  799.1   $  799.1
  Other Intang. Assets, Net..........................     161.2      155.6      149.9      144.2      138.5      132.8      127.1
  Reorg. Value in Excess of Book.....................        --         --         --         --         --         --         --
  Investments........................................       0.0       (0.0)       0.0        0.0       (0.0)       0.0        0.0
  Notes and Other Receivables, Net...................       0.7        0.7        0.7        0.7        0.7        0.7        0.7
  Price Risk Management Assets.......................      (8.8)      (8.8)      (8.8)      (8.8)      (8.8)      (8.8)      (8.8)
  Other Non-Current Assets...........................     207.9      217.0      232.9      257.1      302.9      346.6      384.1
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT ASSETS...........................  $1,160.1   $1,163.6   $1,173.7   $1,192.3   $1,232.4   $1,270.4   $1,302.2
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL ASSETS.........................................  $3,236.7   $3,533.2   $3,782.4   $3,980.9   $4,322.7   $4,678.7   $5,026.2
                                                       ========   ========   ========   ========   ========   ========   ========

                                                           LIABILITIES
  Accounts Payable...................................  $   86.1   $   90.7   $  101.5   $  112.0   $  114.8   $  120.9   $   69.5
  Short Term Debt....................................        --         --         --         --         --         --         --
  Current Portion of Long-term Debt..................       2.4        2.6        2.9        3.1        3.4        3.6        4.0
  Price Risk Management Liabilities -- Current.......      (6.6)      (6.6)      (6.6)      (6.6)      (6.6)      (6.6)      (6.6)
  Transition Power Agreements and Other
    Obligations -- Current...........................        --         --         --         --         --         --         --
  Other Current Liabilities..........................       0.0        0.0        0.0        0.0       (0.0)      (0.0)      (0.0)
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL CURRENT LIABILITIES..........................  $   82.0   $   86.7   $   97.8   $  108.5   $  111.7   $  118.0   $   66.9
  Notes Payable and Long-term Debt...................  $   37.2   $   34.9   $   32.3   $   29.6   $   26.6   $   23.3   $   19.8
  New Credit Facilities..............................        --         --         --         --         --         --         --
  New Notes to Impaired Debt.........................        --         --         --         --         --         --         --
  Reinstated Debt....................................        --         --         --         --         --         --         --
  Long-term Accounts Payable.........................        --         --         --         --         --         --         --
  Price Risk Management Liabilities..................       3.4        3.4        3.4        3.4        3.4        3.4        3.4
  Transition Power Agreements and Other
    Obligations......................................        --         --         --         --         --         --         --
  Other Non-current Liabilities......................        --         --         --         --         --         --         --
                                                       --------   --------   --------   --------   --------   --------   --------
  TOTAL NON-CURRENT LIABILITIES......................  $   40.6   $   38.3   $   35.8   $   33.0   $   30.0   $   26.7   $   23.2
  LIABILITIES SUBJECT TO COMPROMISE..................        --         --         --         --         --         --         --
  MINORITY INTEREST..................................        --         --         --         --         --         --         --
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY.......................   3,114.1    3,408.1    3,648.8    3,839.3    4,181.1    4,534.1    4,936.1
                                                       --------   --------   --------   --------   --------   --------   --------
TOTAL LIABILITIES PLUS SHAREHOLDER EQUITY............  $3,236.7   $3,533.2   $3,782.4   $3,980.9   $4,322.7   $4,678.7   $5,026.2
                                                       ========   ========   ========   ========   ========   ========   ========

                                     MIRMA

                                INCOME STATEMENT

                                                        JUL-DEC
                                                         2005       2006       2007       2008       2009       2010       2011
                                                        -------   --------   --------   --------   --------   --------   --------
                                                                                     ($ IN MILLIONS)
TOTAL REVENUES........................................  $683.4    $1,219.1   $1,168.1   $1,242.0   $1,442.6   $1,491.4   $1,522.6
COST OF FUEL, ELECTRICITY & OTHER PRODUCTS............   308.9       531.3      538.1      656.8      707.6      733.1      719.2
                                                        ------    --------   --------   --------   --------   --------   --------
TOTAL GROSS MARGIN....................................  $374.6    $  687.7   $  630.0   $  585.1   $  735.1   $  758.3   $  803.4
                                                        ------    --------   --------   --------   --------   --------   --------
OPERATING EXPENSES
  Labor...............................................  $ 40.0    $   80.7   $   80.1   $   79.1   $   78.2   $   78.2   $   78.2
  O&M.................................................    11.2        33.1       36.8       39.8       30.4       40.4       33.7
  Lease Expense.......................................    50.7        96.5       96.5       96.5       96.5       96.5       96.5
  SG&A................................................     1.3         2.6        2.7        2.7        2.7        2.7        2.7
  Property tax........................................    17.7        35.4       35.4       35.4       35.4       35.4       35.4
  Insurance...........................................     2.1         4.3        4.4        4.5        4.7        4.9        5.0
  Restructuring Costs.................................     0.5         1.0         --         --         --         --         --
  Overhead............................................    39.3        65.5       61.0       58.5       60.7       61.1       61.3
  Depreciation & Amortization.........................    33.0        67.0       67.0       74.6       82.8       87.7       93.8
  (Gain) Loss On Sales of Assets......................      --          --         --         --         --         --         --
                                                        ------    --------   --------   --------   --------   --------   --------
  TOTAL OPERATING EXPENSES............................  $195.7    $  385.9   $  383.9   $  391.1   $  391.3   $  406.7   $  406.5
                                                        ------    --------   --------   --------   --------   --------   --------
  OPERATING INCOME....................................  $178.9    $  301.8   $  246.1   $  194.0   $  343.7   $  351.6   $  396.8
                                                        ------    --------   --------   --------   --------   --------   --------
  OTHER INCOME/(EXPENSE), NET
    Interest Expense..................................  $ (7.4)   $  (14.4)  $  (14.1)  $  (13.9)  $  (13.6)  $  (13.4)  $  (13.1)
    Interest Income...................................     2.1         6.3        8.3       10.0       11.3       14.5       18.0
    Equity Income.....................................    (0.0)        0.0        0.0       (0.0)       0.0       (0.0)      (0.0)
    Minority Interest.................................      --          --         --         --         --         --         --
    Miscellaneous Income/(Expense)....................     0.2         0.3        0.3        0.3        0.3        0.3        0.3
                                                        ------    --------   --------   --------   --------   --------   --------
TOTAL OTHER INCOME/(EXPENSE), NET.....................  $ (5.2)   $   (7.8)  $   (5.4)  $   (3.5)  $   (2.0)  $    1.4   $    5.2
INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE
  REORGANIZATION ITEMS AND INCOME TAXES...............  $173.7    $  294.0   $  240.7   $  190.5   $  341.7   $  353.0   $  402.1
REORGANIZATION ITEMS, NET.............................      --          --         --         --         --         --         --
PROVISION/(BENEFIT) FOR INCOME TAXES..................      --          --         --         --         --         --         --
                                                        ------    --------   --------   --------   --------   --------   --------
NET INCOME/(LOSS).....................................  $173.7    $  294.0   $  240.7   $  190.5   $  341.7   $  353.0   $  402.1
                                                        ======    ========   ========   ========   ========   ========   ========

                                     MIRMA

                              CASH FLOW STATEMENT

                                                           JUL-DEC
                                                            2005       2006     2007      2008       2009       2010       2011
                                                          ---------   ------   -------   -------   --------   --------   --------
                                                                                      ($ IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income.............................................   $173.7     $294.0   $ 240.7   $ 190.5   $  341.7   $  353.0   $  402.1
 Adjustments to reconcile net (loss) income to net cash
   Equity in Income from Affiliates.....................   $  0.0     $ (0.0)  $  (0.0)  $   0.0   $   (0.0)  $    0.0   $    0.0
   Dividends received from Equity investments...........     (0.0)       0.0      (0.0)      0.0        0.0       (0.0)      (0.0)
   Impairment Losses and Restrucuring Charges...........       --         --        --        --         --         --         --
   Gain on sales of assets and investments..............       --         --        --        --         --         --         --
   Depreciation & Amortization..........................     33.0       67.0      67.0      74.6       82.8       87.7       93.8
   Non-Cash Charges for Reorganization items............       --         --        --        --         --         --         --
   Price Risk Management Activities, Net................     (9.6)        --        --        --         --         --         --
   Obligations Under Energy Delivery, (Net).............       --         --        --        --         --         --         --
   Deferred Taxes.......................................       --         --        --        --         --         --         --
   Other, (Net).........................................      0.2        0.3       0.3       0.3        0.4        0.4        0.4
   Changes in Operating Assets & Liabilities
     Receivables, Net...................................     13.7        3.2       0.1       4.4       (7.6)       0.5       (4.5)
     Other Current Assets...............................     (4.7)      (9.9)    (16.6)    (27.9)     (46.7)     (42.8)     (38.6)
     Accounts Payables and Accrued Liabilities..........     32.6        1.4       4.9       9.4        6.6        6.0      (48.5)
     Taxes Accrued......................................       --         --        --        --         --         --         --
     Other Liabilities..................................       --         --        --        --         --         --         --
                                                           ------     ------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES.....   $238.9     $356.0   $ 296.4   $ 251.3   $  377.2   $  404.9   $  404.6
                                                           ------     ------   -------   -------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
 Capital Expenditures...................................   $(29.8)    $(94.7)  $(152.5)  $(169.8)  $ (129.3)  $ (125.4)  $  (93.3)
 Repayments on Notes Receivable.........................       --         --        --        --         --         --         --
 Proceeds from the Sale of Assets.......................       --         --        --        --         --         --         --
 Proceeds from the Sale of Minority-owned Investments...       --         --        --        --         --         --         --
 Other Investing........................................     (0.0)       0.0       0.0      (0.0)       0.0        0.0       (0.0)
                                                           ------     ------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES.....   $(29.8)    $(94.7)  $(152.5)  $(169.8)  $ (129.3)  $ (125.4)  $  (93.3)
                                                           ------     ------   -------   -------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Iss. of Stock..........................................   $   --     $   --   $    --   $    --   $     --   $     --   $     --
 Capital Contribution...................................     (0.0)      (0.0)       --        --         --         --         --
 Capital Contribution from Minority Interest............       --         --        --        --         --         --         --
 Payment of Dividends...................................     (0.0)      (0.0)      0.0      (0.0)      (0.0)       0.0       (0.0)
 Payment of Dividends to Minority Interest..............       --         --        --        --         --         --         --
 Issuance of Short Term Debt, Net.......................       --         --        --        --         --         --         --
 Proceeds from Issuance of Long-term Debt...............      0.1        0.2       0.2       0.2        0.3        0.3        0.3
 Proceeds from Issuance of Preferred Securities.........       --         --        --        --         --         --         --
 Repayment of Long-term Debt............................     (1.2)      (2.6)     (2.9)     (3.1)      (3.4)      (3.6)      (4.0)
 Change in Debt Service Reserve Fund....................       --         --        --        --         --         --         --
 Other Financing........................................       --         --        --        --         --         --         --
 CapEx Credit Support from Mirant Corp..................       --         --        --        --         --         --         --
 Other Credit Support from Mirant Corp..................       --         --        --        --         --         --         --
                                                           ------     ------   -------   -------   --------   --------   --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.....   $ (1.1)    $ (2.4)  $  (2.6)  $  (2.9)  $   (3.1)  $   (3.4)  $   (3.6)
                                                           ------     ------   -------   -------   --------   --------   --------
NET INC./(DEC.) IN CASH AND CASH EQUIVALENTS............   $208.0     $258.9   $ 141.3   $  78.6   $  244.8   $  276.2   $  307.7
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..........    155.1      363.1     622.0     763.3      841.9    1,086.7    1,362.8
CASH AND CASH EQUIVALENTS, END OF PERIOD................   $363.1     $622.0   $ 763.3   $ 841.9   $1,086.7   $1,362.8   $1,670.5

                                  WEST GEORGIA

                                 BALANCE SHEET

                                                              DEC-05   DEC-06   DEC-07   DEC-08   DEC-09   DEC-10   DEC-11
                                                              ------   ------   ------   ------   ------   ------   ------
                                                                                    ($ IN MILLIONS)
                                                          ASSETS
  Cash and Short-term Cash Investments......................  $  0.4   $  0.0   $  0.0   $  0.0   $  0.0   $  0.0   $  0.0
  Funds on Deposit..........................................     8.5      8.5      8.5      8.5      8.5      8.5      8.5
  Receivables, Less Provision for Uncollectibles............    30.8     31.1     24.8     18.3     12.3     12.4     12.5
  Price Risk Management Assets -- Current...................    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)
  Other Current Assets......................................     7.6      8.4      9.3      6.0      4.7      3.5      4.5
                                                              ------   ------   ------   ------   ------   ------   ------
  TOTAL CURRENT ASSETS......................................  $ 46.5   $ 47.3   $ 41.9   $ 32.1   $ 24.9   $ 23.7   $ 24.8
  PROPERTY, PLANT AND EQUIPMENT, NET........................  $206.5   $199.7   $192.9   $193.3   $190.5   $187.8   $180.7
  Goodwill, Net.............................................  $   --   $   --   $   --   $   --   $   --   $   --   $   --
  Other Intang. Assets, Net.................................    17.9     17.4     16.9     16.4     15.9     15.4     14.9
  Reorg. Value in Excess of Book............................      --       --       --       --       --       --       --
  Investments...............................................      --       --       --       --       --       --       --
  Notes and Other Receivables, Net..........................      --       --       --       --       --       --       --
  Price Risk Management Assets..............................     1.2      1.2      1.2      1.2      1.2      1.2      1.2
  Other Non-Current Assets..................................      --       --       --       --       --       --       --
                                                              ------   ------   ------   ------   ------   ------   ------
  TOTAL NON-CURRENT ASSETS..................................  $ 19.1   $ 18.6   $ 18.1   $ 17.6   $ 17.1   $ 16.6   $ 16.1
                                                              ------   ------   ------   ------   ------   ------   ------
TOTAL ASSETS................................................  $272.1   $265.6   $253.0   $243.0   $232.4   $228.1   $221.5
                                                              ======   ======   ======   ======   ======   ======   ======

                                                       LIABILITIES
  Accounts Payable..........................................  $  4.0   $  4.2   $  7.5   $  8.0   $  6.8   $  6.9   $  6.9
  Short Term Debt...........................................      --       --       --       --       --       --       --
  Current Portion of Long-term Debt.........................      --       --       --       --       --       --       --
  Price Risk Management Liabilities -- Current..............    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)    (0.7)
  Transition Power Agreements and Other
    Obligations -- Current..................................      --       --       --       --       --       --       --
  Other Current Liabilities.................................     0.3      0.3      0.3      0.3      0.3      0.3      0.3
                                                              ------   ------   ------   ------   ------   ------   ------
  TOTAL CURRENT LIABILITIES.................................  $  3.6   $  3.8   $  7.1   $  7.6   $  6.5   $  6.5   $  6.5
  Notes Payable and Long-term Debt..........................  $109.6   $ 99.6   $ 89.6   $ 79.6   $ 69.6   $ 59.6   $ 49.6
  New Credit Facilities.....................................      --       --       --       --       --       --       --
  New Notes to Impaired Debt................................      --       --       --       --       --       --       --
  Reinstated Debt...........................................      --       --       --       --       --       --       --
  Long-term Accounts Payable................................      --       --       --       --       --       --       --
  Price Risk Management Liabilities.........................     1.2      1.2      1.2      1.2      1.2      1.2      1.2
  Transition Power Agreements and Other Obligations.........      --       --       --       --       --       --       --
  Other Non-current Liabilities.............................     3.3      2.5      1.3      0.2      0.0      0.0      0.0
                                                              ------   ------   ------   ------   ------   ------   ------
  TOTAL NON-CURRENT LIABILITIES.............................  $114.1   $103.3   $ 92.1   $ 80.9   $ 70.8   $ 60.8   $ 50.8
  LIABILITIES SUBJECT TO COMPROMISE.........................      --       --       --       --       --       --       --
  MINORITY INTEREST.........................................      --       --       --       --       --       --       --
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY..............................   154.4    158.5    153.7    154.4    155.1    160.8    164.2
                                                              ------   ------   ------   ------   ------   ------   ------
TOTAL LIABILITIES PLUS SHAREHOLDER EQUITY...................  $272.1   $265.6   $253.0   $243.0   $232.4   $228.1   $221.5
                                                              ======   ======   ======   ======   ======   ======   ======

                                  WEST GEORGIA

                                INCOME STATEMENT

                                                              JUL-DEC
                                                               2005     2006    2007    2008    2009    2010    2011
                                                              -------   -----   -----   -----   -----   -----   -----
                                                                                  ($ IN MILLIONS)
TOTAL REVENUES..............................................   $30.7    $48.1   $84.7   $92.4   $78.8   $79.7   $80.8
COST OF FUEL, ELECTRICITY & OTHER PRODUCTS..................    13.4     22.9    51.9    58.3    44.1    44.3    44.9
                                                               -----    -----   -----   -----   -----   -----   -----
TOTAL GROSS MARGIN..........................................   $17.3    $25.1   $32.8   $34.1   $34.7   $35.4   $36.0
                                                               -----    -----   -----   -----   -----   -----   -----
OPERATING EXPENSES
  Labor.....................................................   $ 0.1    $ 0.2   $ 0.2   $ 0.2   $ 0.2   $ 0.2   $ 0.2
  O&M.......................................................     1.2      2.3     2.3     2.4     2.4     2.4     2.5
  Lease Expense.............................................      --       --      --      --      --      --      --
  SG&A......................................................      --       --      --      --      --      --      --
  Property tax..............................................     0.6      1.3     1.5     1.6     1.7     1.8     1.9
  Insurance.................................................     0.3      0.7     0.7     0.8     0.8     0.8     0.8
  Restructuring Costs.......................................      --       --      --      --      --      --      --
  Overhead..................................................     1.2      1.9     2.1     2.0     1.9     2.0     2.0
  Depreciation & Amortization...............................     3.7      7.5     7.5     7.5     7.7     7.9     8.1
  (Gain) Loss On Sales of Assets............................      --       --      --      --      --      --      --
                                                               -----    -----   -----   -----   -----   -----   -----
TOTAL OPERATING EXPENSES....................................   $ 7.0    $13.8   $14.2   $14.3   $14.7   $15.1   $15.4
                                                               -----    -----   -----   -----   -----   -----   -----
OPERATING INCOME............................................   $10.3    $11.4   $18.6   $19.8   $19.9   $20.3   $20.6
                                                               -----    -----   -----   -----   -----   -----   -----
OTHER INCOME/(EXPENSE), NET
  Interest Expense..........................................   $(3.9)   $(7.3)  $(6.6)  $(5.9)  $(5.2)  $(4.5)  $(3.8)
  Interest Income...........................................     0.3      0.2     0.2     0.2     0.2     0.2     0.2
  Equity Income.............................................      --       --      --      --      --      --      --
  Minority Interest.........................................      --       --      --      --      --      --      --
  Miscellaneous Income/(Expense)............................      --       --      --      --      --      --      --
                                                               -----    -----   -----   -----   -----   -----   -----
TOTAL OTHER INCOME/(EXPENSE), NET...........................   $(3.6)   $(7.1)  $(6.5)  $(5.8)  $(5.1)  $(4.4)  $(3.7)
INCOME/(LOSS) FROM CONTINUING OPERATIONS
  BEFORE REORGANIZATION ITEMS AND INCOME TAXES..............   $ 6.7    $ 4.2   $12.2   $14.0   $14.9   $16.0   $16.9
REORGANIZATION ITEMS, NET...................................      --       --      --      --      --      --      --
PROVISION/(BENEFIT) FOR INCOME TAXES........................      --       --      --      --      --      --      --
                                                               -----    -----   -----   -----   -----   -----   -----
NET INCOME/(LOSS)...........................................   $ 6.7    $ 4.2   $12.2   $14.0   $14.9   $16.0   $16.9
                                                               =====    =====   =====   =====   =====   =====   =====

                                  WEST GEORGIA

                              CASH FLOW STATEMENT

                                                               JUL-DEC
                                                                2005       2006     2007     2008     2009     2010     2011
                                                              ---------   ------   ------   ------   ------   ------   ------
                                                                                      ($ IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income.................................................   $  6.7     $  4.2   $ 12.2   $ 14.0   $ 14.9   $ 16.0   $ 16.9
 Adjustments to reconcile net (loss) income to net cash
   Equity in Income from Affiliates.........................   $   --     $   --   $   --   $   --   $   --   $   --   $   --
   Dividends received from Equity investments...............       --         --       --       --       --       --       --
   Impairment Losses and Restrucuring Charges...............       --         --       --       --       --       --       --
   Gain on sales of assets and investments..................       --         --       --       --       --       --       --
   Depreciation & Amortization..............................      3.7        7.5      7.5      7.5      7.7      7.9      8.1
   Non-Cash Charges for Reorganization items................       --         --       --       --       --       --       --
   Price Risk Management Activities, Net....................       --         --       --       --       --       --       --
   Obligations Under Energy Delivery, (Net).................       --         --       --       --       --       --       --
   Deferred Taxes...........................................       --         --       --       --       --       --       --
   Other, (Net).............................................      0.0        0.0      0.0      0.0      0.0      0.0      0.0
   Changes in Operating Assets & Liabilities
     Receivables, Net.......................................      4.8       (0.3)    (5.7)    (0.6)     1.1     (0.1)    (0.1)
     Other Current Assets...................................     13.9       (0.0)    (0.0)    (0.0)    (0.0)    (0.0)    (0.0)
     Accounts Payables and Accrued Liabilities..............     (1.2)      (0.6)    14.1      6.6      3.5      0.0      0.0
     Taxes Accrued..........................................     (0.6)      (0.0)     0.0      0.0     (0.0)    (0.0)    (0.0)
     Other Liabilities......................................       --         --       --       --       --       --       --
                                                               ------     ------   ------   ------   ------   ------   ------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES.........   $ 27.3     $ 10.8   $ 28.0   $ 27.4   $ 27.2   $ 23.8   $ 24.9
                                                               ------     ------   ------   ------   ------   ------   ------
CASH FLOWS FROM INVESTING ACTIVITIES
 Capital Expenditures.......................................   $ (0.5)    $ (1.0)  $ (1.1)  $ (4.0)  $ (3.0)  $ (3.5)  $ (1.4)
 Repayments on Notes Receivable.............................       --         --       --       --       --       --       --
 Proceeds from the Sale of Assets...........................       --         --       --       --       --       --       --
 Proceeds from the Sale of Minority-owned Investments.......       --         --       --       --       --       --       --
 Other Investing............................................       --         --       --      0.0       --     (0.0)      --
                                                               ------     ------   ------   ------   ------   ------   ------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES.........   $ (0.5)    $ (1.0)  $ (1.1)  $ (4.0)  $ (3.0)  $ (3.5)  $ (1.4)
                                                               ------     ------   ------   ------   ------   ------   ------
CASH FLOWS FROM FINANCING ACTIVITIES
 Iss. of Stock..............................................   $   --     $   --   $   --   $   --   $   --   $   --   $   --
 Capital Contribution.......................................       --         --       --       --       --       --       --
 Capital Contribution from Minority Interest................       --         --       --       --       --       --       --
 Payment of Dividends.......................................    (26.4)      (0.1)   (17.0)   (13.4)   (14.2)   (10.3)   (13.5)
 Payment of Dividends to Minority Interest..................       --         --       --       --       --       --       --
 Issuance of Short Term Debt, Net...........................       --         --       --       --       --       --       --
 Proceeds from Issuance of Long-term Debt...................       --         --       --       --       --       --       --
 Proceeds from Issuance of Preferred Securities.............       --         --       --       --       --       --       --
 Repayment of Long-term Debt................................       --      (10.0)   (10.0)   (10.0)   (10.0)   (10.0)   (10.0)
 Change in Debt Service Reserve Fund........................       --         --       --       --       --       --       --
 Other Financing............................................       --         --       --       --       --       --       --
 CapEx Credit Support from Mirant Corp......................       --         --       --       --       --       --       --
 Other Credit Support from Mirant Corp......................       --         --       --       --       --       --       --
                                                               ------     ------   ------   ------   ------   ------   ------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.........   $(26.4)    $(10.1)  $(27.0)  $(23.4)  $(24.2)  $(20.3)  $(23.5)
                                                               ------     ------   ------   ------   ------   ------   ------
NET INC./(DEC.) IN CASH AND CASH EQUIVALENTS................   $  0.4     $ (0.4)  $   --   $   --   $   --   $   --   $   --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     (0.0)       0.4      0.0      0.0      0.0      0.0      0.0
CASH AND CASH EQUIVALENTS, END OF PERIOD....................   $  0.4     $  0.0   $  0.0   $  0.0   $  0.0   $  0.0   $  0.0

                                   EXHIBIT E

                         PRO FORMA FINANCIAL STATEMENTS

                              CONSOLIDATED MIRANT

                          REORGANIZATION BALANCE SHEET

                                    PROJECTED   DISTRIBUTIONS   REINSTATED      NEW       FRESH START     PRO FORMA
                                     JUN-05     TO CREDITORS       DEBT      FINANCINGS   ADJUSTMENTS      JUN-05
                                    ---------   -------------   ----------   ----------   -----------     ---------
                                                                    ($ IN MILLIONS)
                                                      ASSETS
  Cash and Short-term Cash
    Investments...................  $ 1,325.9     $  (478.6)(1) $      --      $  --       $      --      $   847.4
  Funds on Deposit................      290.7         (30.0)(2)        --         --              --          260.7
  Receivables, Less Provision for
    Uncollectibles................    1,283.0            --            --         --              --        1,283.0
  Price Risk Management Assets --
    Current.......................      163.2            --            --         --              --          163.2
  Other Current Assets............    1,476.4            --            --         --              --        1,476.4
                                    ---------     ---------     ---------      -----       ---------      ---------
  TOTAL CURRENT ASSETS............  $ 4,539.2     $  (508.6)    $      --      $  --       $      --      $ 4,030.6
  PROPERTY, PLANT AND EQUIPMENT,
    NET...........................  $ 6,364.5     $      --     $      --      $  --       $  (408.2)(3)  $ 5,956.3
  Goodwill, Net...................  $   587.3     $      --     $      --      $  --       $  (587.3)(4)  $      --
  Other Intang. Assets, Net.......      264.8            --            --         --          (264.8)(4)         --
  Reorg. Value in Excess of
    Book..........................         --            --            --         --              --             --
  Investments.....................      257.0            --            --         --              --          257.0
  Notes and Other Receivables,
    Net...........................      333.5            --            --         --              --          333.5
  Price Risk Management Assets....      112.3            --            --         --              --          112.3
  Other Non-Current Assets........     (159.7)           --            --         --              --         (159.7)
                                    ---------     ---------     ---------      -----       ---------      ---------
  TOTAL NON-CURRENT ASSETS........  $ 1,395.3     $      --     $      --      $  --       $  (852.1)     $   543.2
                                    ---------     ---------     ---------      -----       ---------      ---------
TOTAL ASSETS......................  $12,298.9     $  (508.6)    $      --      $  --       $(1,260.3)     $10,530.1
                                    =========     =========     =========      =====       =========      =========

                                                    LIABILITIES
  Accounts Payable................  $   448.9     $      --     $      --      $  --       $      --      $   448.9
  Short Term Debt.................        9.1            --            --         --              --            9.1
  Current Portion of Long-term
    Debt..........................      277.5            --            --         --              --          277.5
  Price Risk Management
    Liabilities -- Current........      168.3            --            --         --              --          168.3
  Transition Power Agreements and
    Other
    Obligations -- Current........        4.8            --            --         --              --            4.8
  Other Current Liabilities.......      118.2            --            --         --              --          118.2
                                    ---------     ---------     ---------      -----       ---------      ---------
  TOTAL CURRENT LIABILITIES.......  $ 1,026.9     $      --     $      --      $  --       $      --      $ 1,026.9
  Notes Payable and Long-term
    Debt..........................  $ 1,051.2     $   (30.0)(2) $      --      $  --       $      --      $ 1,021.2
  New Credit Facilities...........         --            --            --         --              --             --
  New Notes to Impaired Debt......         --       1,322.5(5)         --         --              --        1,322.5
  Reinstated Debt.................         --            --       1,700.0(6)      --              --        1,700.0
  Long-term Accounts Payable......         --            --            --         --              --             --
  Price Risk Management
    Liabilities...................       95.4            --            --         --              --           95.4
  Transition Power Agreements and
    Other Obligations.............        2.9            --            --         --              --            2.9
  Other Non-current Liabilities...    1,133.7            --            --         --              --        1,133.7
                                    ---------     ---------     ---------      -----       ---------      ---------
  TOTAL NON-CURRENT LIABILITIES...  $ 2,283.2     $ 1,292.5     $ 1,700.0      $  --       $      --      $ 5,275.7
  LIABILITIES SUBJECT TO
    COMPROMISE....................    9,184.3      (7,484.3)(7)  (1,700.0)(7)      --             --             --
  MINORITY INTEREST...............      174.4            --            --         --              --          174.4
  PREFERRED STOCK.................         --            --            --         --              --             --
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY....     (369.8)      5,683.2            --         --        (1,260.3)(3)    4,053.1
                                    ---------     ---------     ---------      -----       ---------      ---------
TOTAL LIABILITIES PLUS SHAREHOLDER
  EQUITY..........................  $12,298.9     $  (508.6)    $      --      $  --       $(1,260.3)     $10,530.0
                                    =========     =========     =========      =====       =========      =========

---------------

Note: 1) Cash distributions as described in the Plan and $30m of fees and expenses associated with exit financing.

Note: 2) Adjustment to reflect principal payment on New West Georgia Debt using restricted West Georgia cash.

Note: 3) Adjustment results from Valuation in the Disclosure Statement.

Note: 4) Write-off of goodwill and intangibles.

Note: 5) New MAG notes issued as part of the Plan.

Note: 6) Reinstated 2011, 2021, and 2031 MAG Notes.

Note: 7) Elimination of Liabilities Subject to Compromise.

                                      MAG

                          REORGANIZATION BALANCE SHEET

                                PROJECTED   DISTRIBUTIONS     REINSTATED        NEW       FRESH START     PRO FORMA
                                JUN-05(1)   TO CREDITORS         DEBT        FINANCINGS   ADJUSTMENTS     JUN-05(1)
                                ---------   -------------     ----------     ----------   -----------     ---------
                                                      ASSETS
Cash and Short-term Cash
  Investments.................  $  613.9      $  (458.8)(2)   $      --        $  --        $    --       $  155.1
Funds on Deposit..............     153.6             --              --           --             --          153.6
Receivables, Less Provision
  for Uncollectibles..........   1,764.9         (886.5)(3)          --           --             --          878.4
Price Risk Management
  Assets -- Current...........     229.3          (63.1)(4)          --           --             --          166.2
Other Current Assets..........     388.8             --              --           --             --          388.8
                                --------      ---------       ---------        -----        -------       --------
TOTAL CURRENT ASSETS..........  $3,150.6      $(1,408.4)      $      --        $  --        $    --       $1,742.2
PROPERTY, PLANT AND EQUIPMENT,
  NET.........................  $2,871.9      $      --       $      --        $  --        $    --       $2,871.9
Goodwill, Net.................  $   (0.0)     $      --       $      --        $  --        $   0.0       $     --
Other Intang. Assets, Net.....     204.4             --              --           --         (204.4)(5)         --
Reorg. Value in Excess of
  Book........................        --             --              --           --           20.7(6)        20.7
Investments...................       5.7             --              --           --             --            5.7
Notes and Other Receivables,
  Net.........................      30.0             --              --           --             --           30.0
Price Risk Management
  Assets......................     527.4         (414.3)(4)          --           --             --          113.1
Other Non-Current Assets......     457.1             --              --           --         (251.9)(7)      205.2
                                --------      ---------       ---------        -----        -------       --------
TOTAL NON-CURRENT ASSETS......  $1,224.5      $  (414.3)      $      --        $  --        $(435.6)      $  374.6
                                --------      ---------       ---------        -----        -------       --------
TOTAL ASSETS..................  $7,247.0      $(1,822.7)      $      --        $  --        $(435.6)      $4,988.8
                                ========      =========       =========        =====        =======       ========

                                                    LIABILITIES
Accounts Payable..............  $  348.7      $      --       $      --        $  --        $    --       $  348.7
Short Term Debt...............      12.0          (12.0)(8)          --           --             --            0.0
Current Portion of Long-term
  Debt........................       2.8             --              --           --             --            2.8
Price Risk Management
  Liabilities -- Current......     170.2             --              --           --             --          170.2
Transition Power Agreements
  and Other
  Obligations -- Current......        --             --              --           --             --             --
Other Current Liabilities.....     114.3             --              --           --             --          114.3
                                --------      ---------       ---------        -----        -------       --------
TOTAL CURRENT LIABILITIES.....  $  648.0      $   (12.0)      $      --        $  --        $    --       $  636.0
Notes Payable and Long-term
  Debt........................  $   56.1      $      --       $      --        $  --        $    --       $   56.1
New Credit Facilities.........        --             --              --           --             --             --
New Notes to Impaired Debt....        --        1,322.5(9)           --           --             --        1,322.5
Reinstated Debt...............        --             --         1,700.0(10)       --             --        1,700.0
Long-term Accounts Payable....       0.0             --              --           --             --            0.0
Price Risk Management
  Liabilities.................     101.7             --              --           --             --          101.7
Transition Power Agreements
  and Other Obligations.......        --             --              --           --             --             --
Other Non-current
  Liabilities.................     196.7             --              --           --             --          196.7
                                --------      ---------       ---------        -----        -------       --------
TOTAL NON-CURRENT
  LIABILITIES.................  $  354.5      $ 1,322.5       $ 1,700.0        $  --        $    --       $3,377.0
LIABILITIES SUBJECT TO
  COMPROMISE..................   5,140.5       (3,440.5)(11)   (1,700.0)(11)      --             --             --
MINORITY INTEREST.............        --             --              --           --             --             --
PREFERRED EQUITY..............        --          384.5(12)          --           --             --          384.5
STOCKHOLDERS' EQUITY:
  TOTAL STOCKHOLDERS'
    EQUITY....................   1,104.0          (77.1)             --           --         (435.6)(6)      591.3
                                --------      ---------       ---------        -----        -------       --------
TOTAL LIABILITIES PLUS
  SHAREHOLDER EQUITY..........  $7,247.0      $(1,822.7)      $      --        $  --        $(435.6)      $4,988.8
                                ========      =========       =========        =====        =======       ========

---------------

Note:   (1)  Pro forma for the contribution of assets as described in the
             Plan.
        (2)  Cash distributions as described in the Plan and $30m of fees and expenses associated with exit financing.
        (3)  Adjustment to reflect movement of PPA liability to the Plan
             Trust. Also includes write-off of $255m note at NE, $39m
             intercompany receivable from MAEMI and $33m intercompany
             receivable at Zeeland LLC.
        (4)  Adjustment to reflect movement of PPA liability to the Plan
             Trust.
        (5)  Write-off of goodwill and intangibles.
        (6)  Adjustment results from Valuation in the Disclosure
             Statement.
        (7)  Write-off of deferred tax assets per Company guidance.
        (8)  Repayment of assumed DIP borrowings.
        (9)  New MAG notes issued as part of the Plan.
       (10)  Reinstated 2011, 2021, and 2031 MAG Notes.
       (11)  Elimination of Liabilities Subject to Compromise.
       (12)  New preferred equity created in the transfer of trading operations to New MAG HoldCo.

                                 NEW MAG HOLDCO

                          REORGANIZATION BALANCE SHEET

                                     PROJECTED   DISTRIBUTIONS   REINSTATED      NEW       FRESH START     PRO FORMA
                                     JUN-05(1)   TO CREDITORS       DEBT      FINANCINGS   ADJUSTMENTS     JUN-05(1)
                                     ---------   -------------   ----------   ----------   -----------     ---------
                                                                     ($ IN MILLIONS)
                                                       ASSETS
  Cash and Short-term Cash
    Investments....................  $  567.4      $  (412.3)(2)     $--          $--       $      --      $  155.1
  Funds on Deposit.................     153.6             --         --           --               --         153.6
  Receivables, Less Provision for
    Uncollectibles.................   2,003.6       (1,040.2)(3)     --           --               --         963.4
  Price Risk Management Assets --
    Current........................     229.3          (63.1)(4)     --           --               --         166.2
  Other Current Assets.............     388.8             --         --           --               --         388.8
                                     --------      ---------         --           --        ---------      --------
  TOTAL CURRENT ASSETS.............  $3,342.8      $(1,515.6)        $--          $--       $      --      $1,827.1
  PROPERTY, PLANT AND EQUIPMENT,
    NET............................  $2,866.5      $      --         $--          $--       $  (158.6)(5)  $2,707.9
  Goodwill, Net....................  $  799.1      $      --         $--          $--       $  (799.1)(6)  $     --
  Other Intang. Assets, Net........     204.4             --         --           --           (204.4)(6)        --
  Reorg. Value in Excess of Book...        --             --         --           --               --            --
  Investments......................       5.7             --         --           --               --           5.7
  Notes and Other Receivables,
    Net............................      30.0             --         --           --               --          30.0
  Price Risk Management Assets.....     527.4         (414.3)(4)     --           --               --         113.1
  Other Non-Current Assets.........     457.1             --         --           --           (251.9)(7)     205.2
                                     --------      ---------         --           --        ---------      --------
  TOTAL NON-CURRENT ASSETS.........  $2,023.6      $  (414.3)        $--          $--       $(1,255.4)     $  354.0
                                     --------      ---------         --           --        ---------      --------
TOTAL ASSETS.......................  $8,232.9      $(1,929.9)        $--          $--       $(1,414.0)     $4,889.0
                                     ========      =========         ==           ==        =========      ========

                                                    LIABILITIES
  Accounts Payable.................  $  345.9      $      --         $--          $--       $      --      $  345.9
  Short Term Debt..................      20.4          (12.0)(8)     --           --               --           8.4
  Current Portion of Long-term
    Debt...........................       2.8             --         --           --               --           2.8
  Price Risk Management
    Liabilities -- Current.........     170.2             --         --           --               --         170.2
  Transition Power Agreements and
    Other Obligations -- Current...        --             --         --           --               --            --
  Other Current Liabilities........     114.3             --         --           --               --         114.3
                                     --------      ---------         --           --        ---------      --------
  TOTAL CURRENT LIABILITIES........  $  653.7      $   (12.0)        $--          $--       $      --      $  641.7
  Notes Payable and Long-term
    Debt...........................  $   56.1      $      --         $--          $--       $      --      $   56.1
  New Credit Facilities............        --             --         --           --               --            --
  New Notes to Impaired Debt.......        --        1,322.5(9)      --           --               --       1,322.5
  Reinstated Debt..................        --             --         --           --               --            --
  Long-term Accounts Payable.......       0.0             --         --           --               --           0.0
  Price Risk Management
    Liabilities....................     101.7             --         --           --               --         101.7
  Transition Power Agreements and
    Other Obligations..............        --             --         --           --               --            --
  Other Non-current Liabilities....     196.7             --         --           --               --         196.7
                                     --------      ---------         --           --        ---------      --------
  TOTAL NON-CURRENT LIABILITIES....  $  354.5      $ 1,322.5         $--          $--       $      --      $1,677.0
  LIABILITIES SUBJECT TO
    COMPROMISE.....................   2,384.0       (2,384.0)(10)     --          --               --            --
  MINORITY INTEREST................        --             --         --           --               --            --
  PREFERRED STOCK..................        --          384.5(11)     --           --               --         384.5
  STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY.....   4,840.7       (1,240.9)        --           --         (1,414.0)(5)   2,185.8
                                     --------      ---------         --           --        ---------      --------
TOTAL LIABILITIES PLUS SHAREHOLDER
  EQUITY...........................  $8,232.9      $(1,929.9)        $--          $--       $(1,414.0)     $4,889.0
                                     ========      =========         ==           ==        =========      ========

---------------

Note:

 (1) Pro forma for the creation of New MAG HoldCo and the contribution of assets as described in the Plan.

 (2) Cash distributions as described in the Plan and $30m of fees and expenses associated with exit financing.

 (3) Adjustment to reflect movement of PPA liability to the Plan trust. Also includes write-off of $255m note at NE, $39m intercompany receivable from MAEMI, write-off of $154m receivable between New MAG Holdco and New MAG and $33m intercompany receivable at Zeeland LLC.

 (4) Adjustment to reflect movement of PPA liability to the Plan Trust.

 (5) Adjustment results from Valuation in the Disclosure Statement.

 (6) Write-off of goodwill and intangibles.

 (7) Write-off of deferred tax assets.

 (8) Repayment of assumed DIP borrowings.

 (9) New MAG notes issued as part of the Plan.

(10) Elimination of Liabilities Subject to Compromise.

(11) New preferred equity created in the transfer of trading operations to New MAG HoldCo.

                                     MIRMA

                          REORGANIZATION BALANCE SHEET

                                       PROJECTED   DISTRIBUTIONS   REINSTATED      NEW       FRESH START   PRO FORMA
                                       JUN-05(1)   TO CREDITORS       DEBT      FINANCINGS   ADJUSTMENTS   JUN-05(1)
                                       ---------   -------------   ----------   ----------   -----------   ---------
                                                                      ($ IN MILLIONS)
                                                       ASSETS
  Cash and Short-term Cash
    Investments......................  $  437.4       $(282.3)(2)                              $   --      $  155.1
  Funds on Deposit...................        --            --           --           --            --            --
  Receivables, Less Provision for
    Uncollectibles...................     150.3            --           --           --            --         150.3
  Price Risk Management Assets --
    Current..........................      14.5            --           --           --            --          14.5
  Other Current Assets...............     166.8            --           --           --            --         166.8
                                       --------       -------        -----        -----        ------      --------
  TOTAL CURRENT ASSETS...............  $  769.0       $(282.3)       $  --        $  --        $   --      $  486.7
  PROPERTY, PLANT AND EQUIPMENT,
    NET..............................  $1,443.0       $    --        $  --        $  --        $(43.2)(3)  $1,399.8
  Goodwill, Net......................  $  799.1       $    --        $  --        $  --        $   --      $  799.1
  Other Intang. Assets, Net..........     164.1            --           --           --            --         164.1
  Reorg. Value in Excess of Book.....        --            --           --           --            --            --
  Investments........................       0.0            --           --           --            --           0.0
  Notes and Other Receivables, Net...       0.7            --           --           --            --           0.7
  Price Risk Management Assets.......      (8.8)           --           --           --            --          (8.8)
  Other Non-Current Assets...........     210.1            --           --           --            --         210.1
                                       --------       -------        -----        -----        ------      --------
  TOTAL NON-CURRENT ASSETS...........  $1,165.2       $    --        $  --        $  --        $   --      $1,165.2
                                       --------       -------        -----        -----        ------      --------
TOTAL ASSETS.........................  $3,377.1       $(282.3)       $  --        $  --        $(43.2)     $3,051.7
                                       ========       =======        =====        =====        ======      ========

                                                    LIABILITIES
  Accounts Payable...................  $   55.4       $    --        $  --        $  --        $   --      $   55.4
  Short Term Debt....................        --            --           --           --            --            --
  Current Portion of Long-term
    Debt.............................       2.3            --           --           --            --           2.3
  Price Risk Management
    Liabilities -- Current...........      11.9            --           --           --            --          11.9
  Transition Power Agreements and
    Other Obligations -- Current.....        --            --           --           --            --            --
  Other Current Liabilities..........       0.0            --           --           --            --           0.0
                                       --------       -------        -----        -----        ------      --------
  TOTAL CURRENT LIABILITIES..........  $   69.6       $    --        $  --        $  --        $   --      $   69.6
  Notes Payable and Long-term Debt...  $   38.3       $    --        $  --        $  --        $   --      $   38.3
  New Credit Facilities..............        --            --           --           --            --            --
  New Notes to Impaired Debt.........        --            --           --           --            --            --
  Reinstated Debt....................        --            --           --           --            --            --
  Long-term Accounts Payable.........        --            --           --           --            --            --
  Price Risk Management
    Liabilities......................       3.4            --           --           --            --           3.4
  Transition Power Agreements and
    Other Obligations................        --            --           --           --            --            --
  Other Non-current Liabilities......        --            --           --           --            --            --
                                       --------       -------        -----        -----        ------      --------
  TOTAL NON-CURRENT LIABILITIES......  $   41.7       $    --        $  --        $  --        $   --      $   41.7
  LIABILITIES SUBJECT TO
    COMPROMISE.......................     135.7        (135.7)(4)                                  --            --
  MINORITY INTEREST..................        --            --           --           --            --            --
  STOCKHOLDERS' EQUITY:
  TOTAL STOCKHOLDERS' EQUITY.........   3,130.2        (146.6)          --           --         (43.2)(3)   2,940.4
                                       --------       -------        -----        -----        ------      --------
TOTAL LIABILITIES PLUS SHAREHOLDER
  EQUITY.............................  $3,377.1       $(282.3)       $  --        $  --        $(43.2)     $3,051.7
                                       ========       =======        =====        =====        ======      ========

---------------

Note: 1) Pro forma for the contribution of assets as described in the Plan.

Note: 2) Cash distributions as described in the Plan.

Note: 3) Adjustment results from change in book equity as a result of distributions to creditors.

Note: 4) Elimination of Liabilities Subject to Compromise.

                                  WEST GEORGIA

                          REORGANIZATION BALANCE SHEET

                                          PROJECTED   DISTRIBUTIONS   REINSTATED      NEW       FRESH START   PRO FORMA
                                           JUN-05     TO CREDITORS       DEBT      FINANCINGS   ADJUSTMENTS    JUN-05
                                          ---------   -------------   ----------   ----------   -----------   ---------
                                                                         ($ IN MILLIONS)
                                                        ASSETS
  Cash and Short-term Cash
    Investments.........................   $ (0.0)       $   --         $  --        $  --         $  --       $ (0.0)
  Funds on Deposit......................     52.7         (30.0)(1)        --           --            --         22.7
  Receivables, Less Provision for
    Uncollectibles......................     35.6            --            --           --            --         35.6
  Price Risk Management
    Assets -- Current...................     (0.7)           --            --           --            --         (0.7)
  Other Current Assets..................      7.0            --            --           --            --          7.0
                                           ------        ------         -----        -----         -----       ------
  TOTAL CURRENT ASSETS..................   $ 94.5        $(30.0)        $  --        $  --         $  --       $ 64.5
PROPERTY, PLANT AND EQUIPMENT, NET......   $209.7        $   --         $  --        $  --         $  --       $209.7
  Goodwill, Net.........................   $   --        $   --         $  --        $  --         $  --       $   --
  Other Intang. Assets, Net.............     18.1            --            --           --            --         18.1
  Reorg. Value in Excess of Book........       --            --            --           --            --           --
  Investments...........................       --            --            --           --            --           --
  Notes and Other Receivables, Net......       --            --            --           --            --           --
  Price Risk Management Assets..........      1.2            --            --           --            --          1.2
  Other Non-Current Assets..............       --            --            --           --            --           --
                                           ------        ------         -----        -----         -----       ------
  TOTAL NON-CURRENT ASSETS..............   $ 19.3        $   --         $  --        $  --         $  --       $ 19.3
                                           ------        ------         -----        -----         -----       ------
TOTAL ASSETS............................   $323.6        $(30.0)        $  --        $  --         $  --       $293.6
                                           ======        ======         =====        =====         =====       ======

                                                      LIABILITIES
  Accounts Payable......................   $  5.0        $   --         $  --        $  --         $  --       $  5.0
  Short Term Debt.......................       --            --            --           --            --           --
  Current Portion of Long-term Debt.....       --            --            --           --            --           --
  Price Risk Management Liabilities --
    Current.............................     (0.7)           --            --           --            --         (0.7)
  Transition Power Agreements and Other
    Obligations -- Current..............       --            --            --           --            --           --
  Other Current Liabilities.............      0.9            --            --           --            --          0.9
                                           ------        ------         -----        -----         -----       ------
TOTAL CURRENT LIABILITIES...............   $  5.2        $   --         $  --        $  --         $  --       $  5.2
  Notes Payable and Long-term Debt......   $139.6        $(30.0)(1)     $  --        $  --         $  --       $109.6
  New Credit Facilities.................       --            --            --           --            --           --
  New Notes to Impaired Debt............       --            --            --           --            --           --
  Reinstated Debt.......................       --            --            --           --            --           --
  Long-term Accounts Payable............       --            --            --           --            --           --
  Price Risk Management Liabilities.....      1.2            --            --           --            --          1.2
  Transition Power Agreements and Other
    Obligations.........................       --            --            --           --            --           --
  Other Non-current Liabilities.........      3.5            --            --           --            --          3.5
                                           ------        ------         -----        -----         -----       ------
TOTAL NON-CURRENT LIABILITIES...........   $144.3        $(30.0)        $  --        $  --         $  --       $114.3
LIABILITIES SUBJECT TO COMPROMISE.......     36.5         (36.5)(2)        --           --            --           --
MINORITY INTEREST.......................       --            --            --           --            --           --
STOCKHOLDERS' EQUITY:
  TOTAL STOCKHOLDERS' EQUITY............    137.6          36.5            --           --            --        174.1
                                           ------        ------         -----        -----         -----       ------
TOTAL LIABILITIES PLUS SHAREHOLDER
  EQUITY................................   $323.6        $(30.0)        $  --        $  --         $  --       $293.6
                                           ======        ======         =====        =====         =====       ======

---------------

Note:
(1) Adjustment to reflect principal payment on New West Georgia Debt using restricted West Georgia cash.

(2) Elimination of Liabilities Subject to Compromise.

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